Exhibit 99.24

English convenience translation of
Spanish original. In case of discrepancies
between the Spanish original and the
English translation, the Spanish original
shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

In accordance with the provisions of article 82 of Law 24/1998, of 28 July, on the Securities Market (“Ley del Mercado de Valores”), Cintra Concesiones de Infraestructuras de Transporte, S.A. (“Cintra”) and Grupo Ferrovial, S.A. (“Ferrovial”) hereby notify the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”) of the following

REGULATORY DISCLOSURE

On today’s date, and in accordance with the terms of Sections 26.1.d) and 41.1.c) of Royal Decree 1310/2205, dated 4 November 2005, the Spanish Securities Exchange Commission has found that the enclosed document relating to the inverse merger by absorption of Ferrovial by Cintra is equivalent to the informative prospectus required by the aforementioned Decree.

In Madrid, on 1 December 2009.

Cintra Concesiones de Infraestructuras de Transporte, S.A.	Grupo Ferrovial, S.A.

Javier Romero Sullá Secretary to the Board of Directors	José María Pérez Tremps Secretary Board member of the Board of Directors

EQUIVALENT  DOCUMENT TO THE PROSPECTUS

MERGER BY ABSORPTION OF

GRUPO FERROVIAL, S.A.

BY

CINTRA CONCESIONES DE
INFRAESTRUCTURAS DE TRANSPORTE, S.A.

November 2009

This document was deemed by the CNMV (Spain’s National Securities Market Commission), for the purposes of Sections 26.1.d) and 41.1 c) of Royal Decree 1310/2005, of November 4, as the equivalent of the prospectus required in accordance with such Royal Decree.

TABLE OF CONTENTS

1. PERSONS IN CHARGE OF THE EQUIVALENT DOCUMENT	2

1.1. Identification of persons in charge	2

1.2. Statement from persons in charge	2

2. BACKGROUND	2

3. DOCUMENTATION COMPRISING THE EQUIVALENT DOCUMENT	4

4. NEW STRUCTURE OF THE CINTRA BOARD OF DIRECTORS AS A RESULT OF THE MERGER	6

4.1. Identity and profile of the persons proposed as Board Members of the resulting company	6

4.2. Significant stakes and shares held by CINTRA board members following the registration of its merger with FERROVIAL	10

1.	PERSONS IN CHARGE OF THE EQUIVALENT DOCUMENT

1.1.	Identification of persons in charge

Mr. Javier Romero Sullá, of legal age, Spanish nationality, married, with professional domicile in Madrid, plaza Manuel Gómez Moreno 2, Edificio Alfredo Mahou, and with National Identity Card number 5.363.959-Z, in the name and on behalf of Cintra Concesiones de Infraestructuras de Transporte, S.A. (hereinafter, “Cintra”), acting as Secretary of the Board of Directors and by virtue of the faculties conferred by the General Shareholders’ Meeting held on 22 October 2009, assumes the responsibility of Cintra’s information contained below in the present document equivalent to the informative prospectus (hereinafter, the “Equivalent Document”).

Mr. José María Pérez Tremps, of legal age, Spanish nationality, married, with professional domicile in Madrid, calle Príncipe de Vergara 135, and with National Identity Card number 2.488.613-J, in the name and on behalf of Grupo Ferrovial, S.A. (hereinafter, “Ferrovial”), acting as Secretary Board member of the Board of Directors and by virtue of the faculties conferred by the General Shareholders’ Meeting held on 20 October 2009, assumes the responsibility of Ferrovial’s information contained below in the present Equivalent Document.

1.2.	Statement from persons in charge

Mr. Javier Romero Sullá, in the name and on behalf of Cintra, with responsibility for this Equivalent Document, states that, to his knowledge and following his verification with reasonable diligence, the information relative to Cintra contained herein is consistent with the facts and there is no omission that could affect its contents.

Mr. José María Pérez Tremps, in the name and on behalf of Ferrovial, with responsibility for this Equivalent Document, states that, to his knowledge and following his verification with reasonable diligence, the information relative to Ferrovial contained herein is consistent with the facts and there is no omission that could affect its contents.

2.	BACKGROUND

The Boards of Directors of Ferrovial and Cintra, in meetings held on July 28 and 29, 2009, respectively, approved the Joint Inverse Merger Project for Cintra and Ferrovial (hereinafter, the “Merger Project” or the “Project”). This Project was drafted and approved by means of the signature of the directors of both companies, in accordance with Section 30 of Spanish Act 3/2009, of April 3, on Structural Modifications to Commercial Corporations (the “Structural Modifications Act”) and was deposited in the Companies Register of Madrid on August 3, 2009.

On October 20 and 22, 2009, respectively, Extraordinary General Shareholders’ Meetings of Ferrovial and Cintra were held, during which the merger between both companies was approved in keeping with the provisions of the Merger Project.

On November 30, 2009, upon the conclusion of the creditor objection period, the companies participating in the merger executed the merger deed, in keeping with the provisions of

Sections 45 of the Structural Modifications Act and 227 of the Companies Register Regulations. In the Recitals portion of such Deed, the Secretary of the Board of Directors of Cintra, who took part in the name and on behalf thereof, stated that none of the creditors had objected to the merger. The person taking part in the name and on behalf of Ferrovial, the Secretary of its Board of Directors, likewise stated that no opposition to the merger had been indicated by any creditor or debenture holder. Both reiterate the aforementioned statements for the purposes of this Equivalent Document.

The projected merger consists specifically of the takeover of Ferrovial (target company) by Cintra (acquiring company), with the elimination, via dissolution without liquidation, of the target company and transfer in block of the assets and liabilities of the former to the latter, which shall acquire, by universal succession, its rights and obligations. The structure chosen is therefore known as a “inverse” merger, characterized by the fact that the subsidiary acquires the parent company.

Likewise, effective as of the moment of merger registration, it was resolved to amend the corporate Bylaws of Cintra and, in particular, Articles One and Four, relative to the name and registered offices of the company, respectively. As a result of the amendment, the company shall come to be called “Ferrovial, S.A.” and its registered offices shall be located in Madrid at calle Príncipe de Vergara, number 135.

In order to cover the swap of the merger and according to the share swap terms established in the Joint Merger Project, Cintra shall provide the Ferrovial shareholders with four Cintra shares, with a nominal value of twenty Euro cents (€0.20) each one, for each Ferrovial share with a nominal value of one Euro (€1) each one, without any complementary compensation in cash whatsoever.

By application of the provisions of Section 26 of the Structural Modifications Act, all those Ferrovial shares that currently belong to Ferrovial and to Cintra shall not take part in the swap and shall be redeemed and cancelled. Considering that the Ferrovial shares affected by the aforementioned provision amount to a total of 1,527,374 and that the entirety of its share capital is comprised of 140,264,743 shares, the number of Ferrovial shares to take part in the swap is 138,737,369. In order to cover the merger swap and in keeping with the aforementioned swap terms, Cintra shall deliver a total of 554,949,476 shares, of which 389,967,526 are shares that currently comprise the treasury stock of Cintra or which belong to Ferrovial indirectly through other companies of the Group, and which, as a result of the merger and of other, prior transactions for the reorganization thereof, shall come to form a part of the net worth of Cintra.

Consequently, Cintra shall increase its capital by an amount of thirty-two million nine hundred ninety-six thousand three hundred ninety Euros (€32,996,390), by means of the issue and placement into circulation of 164,981,950 new shares, a figure that is the equivalent of the difference between the total shares necessary for the swap (554,949,476) and the shares  that such company shall have as treasury stock at that time, as set forth above (389,967,526). The new shares shall have a nominal value of twenty Euro cents (€0.20) each one, of the same class and series, shall have the same rights as the preexisting ones and shall be represented by book entries. The new Cintra shares shall represent 22.49% of its share capital following the increase.

The merger exchange ratio, determined on the basis of the real value of the net worth of Cintra and Ferrovial and without any complementary compensation in cash whatsoever, shall be as follows: four (4) Cintra shares, with a nominal value of twenty Euro cents (€0.20) each one, for each Ferrovial share, with a nominal value of one Euro each. The method for calculating this swap equation and, therefore, the capital increase of Cintra to swap the Ferrovial shares is set forth and justified in subsection 4.3 of the respective Directors Reports of the participating companies, which form a part of this Equivalent Document.

The swap of Ferrovial shares for Cintra shares shall take place, in accordance with the procedure notified by Relevant Fact numbers 116883 and 116882, of November 30, 2009, as of the registration of the merger in the Companies Register of Madrid, scheduled to take place on Thursday December 3, 2009 upon the conclusion of the corresponding trading session.

The shares issued by Cintra in the capital increase, as well as those delivered for the swap from the treasury stock, shall give their new shareholders the right to participate in any corporate earnings of Cintra attained as of January 1, 2009. In distributions that take place subsequently to the registration in the Companies Register of the merger deed, the preexisting Cintra shares and any that are delivered or issued to cover the swap shall take part with the same rights in proportion to the nominal value of each share.

For the purposes envisaged in Section 31.7 of the Structural Modifications Act, the date as of which Ferrovial transactions shall be deemed for accounting purposes as undertaken by Cintra, is January 1, 2009.

No ancillary obligations exist in Ferrovial. Nor are there special shares or special rights in Ferrovial other than the shares, whereby the granting of rights in Cintra for the purposes of Section 31.4 of the Structural Modifications Act is not planned. This does not include any rights that correspond to beneficiaries (employees, executives and directors of the companies of the Ferrovial Group) of Ferrovial stock option plans. Following the effectiveness of the merger, Cintra shall succeed Ferrovial as the liable company with regard to such plans.  The Ferrovial stock option rights shall automatically become Cintra stock option rights, pursuant to the aforementioned swap terms. Any mentions made to Ferrovial in the aforementioned option plans shall be deemed as referring to Cintra as of the date of the registration of the merger.

The Cintra shares delivered to the shareholders of Ferrovial by virtue of the merger set forth in this Project do not grant any special rights whatsoever to their holders.

3.	DOCUMENTATION COMPRISING THE EQUIVALENT DOCUMENT

By virtue of the provisions of Sections 26.1.d) and 41.1.c) of Royal Decree 1310/2005, of November 4, which partially develops the Stock Exchange Act 24/1988, of July 28, on the listing of securities on official secondary markets, public offerings of securities or subscription and the prospectus required for such purpose, a prospectus is not required in the event of the listing of securities offered, assigned or to be assigned with regard to a merger, providing that a document is furnished that contains information that the CNMV deems equivalent to that of the prospectus, in consideration of the requirements of EU legislation.

The information that the CNMV deems the equivalent of the prospectus is contained in the following documentation and in Section 4 below. The aforementioned documentation, in those cases in which it is so indicated, forms a part by reference to this Equivalent Document, since it was already presented to the CNMV prior to this date and, as appropriate, is recorded in the CNMV register of relevant facts accessible from its website (www.cnmv.es), and/or on the websites of Cintra (www.cintra.es) or Ferrovial (www.ferrovial.es):

(i)	Joint Merger Project (Regulatory Disclosure 112058, of 30 July 2009).

(ii)
Fairness Opinions of Merrill Lynch Capital Markets España, S.A. and Banco Bilbao Vizcaya Argentaria, S.A. regarding the fairness of the exchange ratio (Regulatory Disclosures number 114170 and 114171, both of 24 September 2009).

(iii)
Independent Expert’s Sole Report regarding the Joint Merger Project (has been made duly available along with the notice of the corresponding General Shareholders’ Meetings and may be consulted at the website of Cintra (see Annex 1 of this Equivalent Document).

(iv)	Report of the Directors of Cintra and Ferrovial regarding the Joint Merger Project (see Annex 2 and Annex 3 of this Equivalent Document).

(v)
Pro forma financial information of the company resulting from the merger at 1 January 2009, with a Special report of PriceWaterHouseCoopers regarding said financial information pro forma (Regulatory Disclosures number 114170 and 114171, both of 24 September 2009).

(vi)	Identity of the persons proposed as Directors of Cintra as a consequence of the merger (Regulatory Disclosures number 113772 and 113773, both of 16 September 2009).

(vii)	Notices of the General Shareholders’ Meetings of Cintra y Ferrovial, which include the Agenda of the meetings (Regulatory Disclosures number 113772 and 113773, both of 16 September 2009).

(viii)
Proposals for resolutions corresponding to the points of the Agenda of the General Shareholders’ Meetings of Cintra and Ferrovial, as well as justification and advisability of each of them (Regulatory Disclosures number 113772 and 113773, both of 16 September 2009).

(ix)
Annual Accounts and Management Reports of the last three financial years of Cintra and Ferrovial, as well as the corresponding Auditor’s Report (filed with the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”).

(x)	Merger balance sheet of Cintra and Ferrovial, with the corresponding Auditor’s Reports (see Annex 4 and Annex 5 of this Equivalent Document).

(xi)	Bylaws of Cintra and Ferrovial currently in force (see Annex 6 and Annex 7 of this Equivalent Document).

(xii)	New bylaws of the absorbing company (Regulatory Disclosure number 112058, of 30 July 2009).

(xiii)
Report of the Directors of Cintra regarding the proposed modifications to the bylaws (included in the Report of the Directors of Cintra regarding the Joint Merger Project, Annex 2 of this Equivalent Document).

(xiv)	New regulations of the General Shareholders’ Meeting of the absorbing company (Regulatory Disclosure number 112058,ofe 30 July 2009).

(xv)
Report of the Directors of Cintra regarding the proposed modifications to the Regulations of the General Shareholders’ Meeting (included in the Report of the Directors of Cintra regarding the Joint Merger Project, Annex 2 of this Equivalent Document).

(xvi)	Identity of the directors of the companies participating in the merger and date from which their offices are held (see point 4 of this Equivalent Document).

(xvii)	Regulatory Disclosure communicating the approval of the merger by the General Shareholders’ Meeting of Cintra of 22 October 2009 (number 115231, of 22 October 2009).

(xviii)	Regulatory Disclosure communicating the approval of the merger by the General Shareholders’ Meeting of Ferrovial of 20 October 2009 (number 115079, of 20 October 2009).

(xix)
Regulatory Disclosures by means of which  Cintra and Ferrovial publish rhe regime and procedure of exchange of the shares on Ferrovial for shares on Cintra (Regulatory Disclosures number 116883 and 116882, of 30 November 2009).

4.	NEW STRUCTURE OF THE CINTRA BOARD OF DIRECTORS AS A RESULT OF THE MERGER

As a result of the merger, the structure of the Board of Directors of Cintra shall change. To this regard, on October 22, 2009 the General Shareholders Meeting of Cintra approved, under point three of its Agenda, by sufficient majority and effective as of the registration of the merger, the full resignation of the former Board of Directors and the Board Member appointments of the persons whose identities and profiles are listed below. On the other hand, on October 20, 2009 the General Shareholders Meeting of Ferrovial approved, under point three of its Agenda and likewise by sufficient majority, to provide its consent, as required, to the resolutions submitted to the General Shareholders Meeting of Cintra regarding the termination of its former Board of Directors and the appointment of the new Board Members.

4.1.	Identity and profile of the persons proposed as Board Members of the resulting company

•	Mr. Rafael del Pino y Calvo-Sotelo – Executive and Proprietary Director

Civil Engineer (Universidad Politécnica de Madrid, 1981) and MBA (Sloan School of Management, MIT, 1986).

Chairman of the Board of Directors of Cintra since 1998.

Chairman of the Board of Directors of Ferrovial since 2000 and CEO since 1992.

Member of the Board of Directors of Banesto since 2003.

Member of the European Advisory Board of Harvard Business School, Sloan School of Management (MIT) and Blackstone. He is also part of the International Advisory Board of IESE, and was elected Global Leader for Tomorrow by the World Economic Forum.

Previously formed part of the board of Uralita S.A.

•	Mr. José María Pérez Tremps – Executive Director

Degree in Law. Council of State Lawyer and member of the State Senior Civil Service.

Member of the Board of Directors of Cintra since 2004.

Member of the Board of Directors of Ferrovial since 1992 and General Secretary  since 1990.

Former Secretary to the Board of Directors and Legal Counsel of Instituto Nacional de Industria.

•	Mr. Santiago Bergareche Busquet – Independent Director

Degree in Economics and Law (Deusto University).

Member of the Board of Directors of Ferrovial since 1999.

Non-executive Chairman of Cepsa and Dinamia Capital Privado. Director of Vocento and Gamesa.

He joined the Group in 1995 as Chairman of Agromán. Between February 1999 and January 2002 he served as Chief Executive Officer of Ferrovial.

•	Mr. Jaime Carvajal Urquijo – Independent Director

Law Degree (Madrid) and M.A. in Economics (Cambridge University, UK).

Member of the Board of Directors of Ferrovial since 1999.

Chairman of Advent International (Spain), Ericsson España, ABB, Director of Aviva and Solvay Iberica. Former Chairman of Ford España and Director of Telefónica, Repsol y Unión Fenosa.

•	Portman Baela, S.L. – Proprietary Director

Member of the Board of Directors of Ferrovial since 2000.

•	Mr. Juan Arena de la Mora – Independent Director

PhD in Engineering (ICAI), Degree in Business Studies, Degree in Psychology, Diploma in Tax Studies and AMP (Harvard Business School).

Member of the Board of Directors of Ferrovial since 2000.

Director of Sol Meliá, Director and member of the Audit and Appointments and Remuneration Committee at Dinamia. Director and Chairman of the Audits Committee at Laboratorios Almirall, and Board Member and Chairman of the Appointments and Remuneration Committee at Everis.

Former CEO and Chairman of Bankinter and former Director of TPI.

Chairman of the Fundación Empresa y Sociedad. Member of the Advisory Board of Spencer Stuart, Chairman of the Advisory Board of Unience, Member of the Board of Mentors of CMi, Chairman of the Professional Board at the ESADE Business School, Member of the European Advisory Board of the Harvard Business School, and of the Board of Directors of the Deusto Business School.

•	Mr. Santiago Eguidazu Mayor – Independent Director

Degree in Economics and Business, Commercial Technician and State Economist.

Chairman of Grupo Nmás1.

Member of the Board of Directors of Ferrovial since 2001.

He has been a partner and served as CEO and Vice Chariman of AB Asesores, Vice Chairman of Morgan Stanley Dean Witter, and a Board Member of Vocento.

•	Mr. Joaquín Ayuso García – Executive Director

Graduated as a Civil Engineer.

Vice-Chairman of Cintra since 2002 and CEO of Ferrovial since 2002.

He joined Ferrovial in 1982. Since 1992 untill 2002 has been Construction Managing Director.

•	Mr. Gabriele Burgio – Independent Director

Degree in Law and MBA (INSEAD, Fontainebleau).

Member of the Board of Directors of Ferrovial since 2002.

Executive President of NH Hoteles since 1999.

CEO and Chairman of Grande Jolly Hotels S.p.A. since 2008.

He has been Chief Executive Officer of Cofir and worked for Bankers Trust in New York and in Italy.

•	Ms. María del Pino y Calvo-Sotelo – Proprietary Director

Degree in Economics and Management Development Program (Instituto de Estudios Superiores de la Empresa IESE).

Member of the Board of Directors of Ferrovial since 2006.

Chairwoman of Fundación Rafael del Pino.

Board member of the Asociación para el Progreso de la Dirección (APD).

Member of the Board of Trustees of Codespa and the Fundación Cientifica de la Asociación Española contra el Cáncer (Scientific Foundation of the Spanish Association Against Cancer).

•	Mr. Santiago Fernández Valbuena – Independent Director

Bachelors Degree in Economics (Complutense University of Madrid), PhD in Economics and Masters Degree (Northeastern University, Boston).

Member of the Board of Directors of Ferrovial since 2008

In 1997, he joined Grupo Telefónica as CEO of Fonditel. In 2002, he was appointed CFO, and he currently contributes to the financial duties of the Affiliated and Investee Companies and Corporate Development transactions. Board Member of Portugal Telecom.

He has served as the Managing Director of the Société Générale Equities and the Stock-Exchange Director of Beta Capital. Professor of Applied Economics at both Complutense University and the Instituto de Empresa.

•	Mr. Iñigo Meirás Amusco – Executive Director

Degree in Law and MBA at Instituto de Empresa.

CEO of Ferrovial since October 2009.

Joined Ferrovial in 1992 and was General Manager of Autopista del Sol Toll road and Toll roads Manager for Cintra until November 2000. After being General Manager in Ferrovial Servicios, on May 2007 was appointed CEO of Ferrovial Aeropuertos, and in April 2009, General Manager of Ferrovial.

•	Mr. José Fernando Sánchez-Junco Mans – Independent Director

Industrial Engineer, Polytechnic University of Barcelona. ISMP graduate at Harvard Business School. Belongs to the State Corps of Industrial Engineers.

Member of Cintra’s Board of Directors since 2004.

Chairman and General Manager of MAXAMCorp (formerly Grupo Unión Española de Explosivos, S.A.). Deputy Chairman of Dinamia Capital Privado S.R.C., S.A. and DEFEX, S.A..

4.2.	Significant stakes and shares held by cintra board members following the registration of its merger with ferrovial

The following table illustrates the significant stakes and shares held by the persons who are to be appointed Board Members of the acquiring company following the registration of the merger, in accordance with the information that is known by Cintra and Ferrovial to date and which is publicly available in the CNMV register of significant stakes.

BOARD OF DIRECTORS' PARTICIPATION IN THE SHARE CAPITAL

Current number of direct and indirect shares* in Cintra's share capital	Current number of direct and indirect shares in Ferrovial's share capital	Number of shares after the share exchange and the share capital increase	Total participation in the resulting entity
	Direct	Indirect	TOTAL	%	Direct	Indirect	TOTAL	%	TOTAL	%
Rafael del Pino Calvo-Sotelo **			-	-	11,471	2,283,177	2,294,648	1.636	9,178,592	1.251
José María Pérez Tremps	3,738		3,738	0.001	9,741		9,741	0.007	42,702	0.006
Santiago Bergareche Busquet	498		498	0.000	611,708		611,708	0.436	2,447,330	0.334
Jaime Carvajal Urquijo			-	-	15,484	390	15,874	0.011	63,496	0.009
PORTMAN BAELA S.L.			-	-	81,798,457		81,798,457	58.317	327,193,828	44.607
Juan Arena de la Mora			-	-	19,783		19,783	0.014	79,132	0.011
Santiago Eguidazu Mayor		9,028	9,028	0.002	8,490	19,991	28,481	0.020	122,952	0.017
Joaquín Ayuso García	3,592	3,647	7,239	0.001	20,185		20,185	0.014	87,959	0.012
Gabriele Burgio			-	-	8,613		8,613	0.006	34,452	0.005
María del Pino Calvo-Sotelo **			-	-	2,796		2,796	0.002	11,184	0.002
Santiago Fernández Valbuena			-	-	1,794		1,794	0.001	7,176	0.001
Iñigo Meirás Amusco			-	-	1,418		1,418	0.001	5,672	0.001
José Fernando Sanchez-Junco-Mans	27,300		27,300	0.005	33,200		33,200	0.024	160,100	0.022
TOTAL	47,803	0.008	TOTAL	84,846,698	60.490	339,434,595	46.275

* At the date of this Equivalent Document
** These Board Members form a part of the family group that indirectly controls the capital through the stake held by PORTMAN BAELA, S.A.
*** The information regarding the shares and stakes of the Board Members of the acquiring company following the merger is calculated on the basis of the number of FERROVIAL and CINTRA shares that each one holds, as appropriate, as well as the merger swap equation, and considering the new share capital figure of the acquiring company following the merger.

Madrid, on November 30, 2009

Cintra Concesiones de Infraestructuras de Transporte, S.A.	Grupo Ferrovial, S.A.

Mr. Javier Romero Sullá Secretary of the Board of Directors	D. José María Pérez Tremps Secretary-Board member of the Board of Directors

ANNEX 1

INDEPENDENT EXPERT’S SOLE REPORT REGARDING THE JOINT MERGER
PROJECT

EXPERT'S REPORT ON THE JOINT MERGER PROJECT OF

CINTRA CONCESIONES DE INFRAESTRUCTURAS
DE TRANSPORTE, S.A. AND GRUPO FERROVIAL, S.A.

EXPERT'S REPORT ON THE JOINT MERGER PROJECT

Translation of a report originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails.

To the Directors of
CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.
and GRUPO FERROVIAL, S.A.

Dear Sirs:

1.            INTRODUCTION

In accordance with the engagement received and in compliance with the appointment on August 6, 2009 (dossier no: 386/09) by Mr. Alfonso Presa de la Cuesta, Madrid Mercantile Registrar no. XVII, as well as Ernst & Young, S.L.'s acceptance of the engagement as independent expert to prepare a single report on the Joint Merger Project of CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. (hereinafter CINTRA), and GRUPO FERROVIAL, S.A. (hereinafter FERROVIAL) prepared by the directors of the aforementioned companies, on the assets and liabilities contributed to the takeover company by the company taken over, we have reviewed said Joint Merger Project, pursuant to article 34 of the Structural Modifications to Mercantile Corporations Law 3/2009, of April 3, 2009.

2.            DESCRIPTION OF THE MERGER

Under the merger, which is an inverse merger, FERROVIAL (the company taken over) will be absorbed by CINTRA (the takeover company) by means of a capital increase at the takeover company of the exact amount required to exchange FERROVIAL shares at the exchange ratio set out in section 7 of this report and section 5 of the Joint Merger Project, included in the Appendix to this report. The capital increase will be carried out through the issuance of a maximum number of five hundred and fifty six million fifty seven thousand four hundred and seventy six (556,057,476) shares each with a nominal value of twenty cents of euro (0.20 euros), all of the same class and series as current CINTRA shares, recorded as book entries.

The maximum amount of the capital increase to be carried out at CINTRA, based on the established share exchange ratio, may be reduced by providing FERROVIAL's shareholders with treasury shares held by CINTRA , including any CINTRA shares which may be held by FERROVIAL at the merger date and which, consequently, will form part of CINTRA's equity. For such purposes, the directors affirm that FERROVIAL, at the date of the Joint Merger Project, owns indirectly, through FERROVIAL INFRAESTRUCTURAS, S.A. and MARJESHVAN, S.L. 352,659,211 and 27,570,143 CINTRA shares, which represent, respectively, 62.03% and 4.85% of its share capital.

The difference between (i) the carrying value of FERROVIAL's assets and liabilities, less the carrying value of its interest in CINTRA recognized by FERROVIAL and (ii) the nominal value of the new shares issued by CINTRA, shall be considered as a share premium.

The nominal value of said shares and the corresponding share premium will be entirely paid in by the transfer en bloc of the assets and liabilities of FERROVIAL to CINTRA. CINTRA will acquire by universal succession all the rights and obligations of FERROVIAL.

In addition, in compliance with article 159.4 of the Spanish Corporation Law, the shareholders of CINTRA will not have any preferential subscription rights regarding the new shares issued.

The directors signing the joint merger project, with the exception of the directors of CINTRA who have abstained due to a conflict of interest, namely proprietary directors, affirm that prior to the projected merger and as an indivisible component thereof, it is proposed that FERROVIAL will take over FERROVIAL INFRAESTRUCTURAS, S.A., AEROPUERTO DE BELFAST, SA, MARJESHVAN, S.L. and LERNAMARA, S.L. The above companies are wholly and directly owned by FERROVIAL.

Likewise, the directors affirm in the Joint Merger Project that, as an integral part of this complex integration, CINTRA is expected to "subsidiarize" its corporate assets (basically its investments in the concession companies through which it carries out its infrastructure business) by segregating these and contributing them en bloc to a vehicle entirely owned by CINTRA, which is discussed in another independent expert report.

In conformity with article 26 of the Structural Modifications to Mercantile Corporations Law 3/2009, of April 3, and legislation on treasury shares, FERROVIAL treasury shares held directly in its portfolio (1,250,374 shares at the Joint Merger Project date) will not be exchanged for CINTRA shares at the date of the exchange.

2

3.            IDENTIFICATION OF THE ENTITIES PARTICIPATING IN THE MERGER

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A., domiciled at plaza Manuel Gómez Moreno 2, Edificio Alfredo Mahou, Madrid, which was incorporated on February 3, 1998 and registered with the Madrid Mercantile Registry in tome 12,774, folio 146, section 8 of the Company Register, page M-204.873, entry 1, with fiscal identification number A-81939209.

CINTRA's capital amounts to one hundred and thirteen million seven hundred and five thousand six hundred and sixty one (113,705,661) euros and is divided into five hundred and sixty eight million five hundred and twenty eight thousand three hundred and five (568,528,305) ordinary shares each with a nominal value of twenty cents of euro (0.20 euros), all of a single class and the same series, represented by book entries.

GRUPO FERROVIAL, S.A. domiciled at calle Principe de Vergara 135, Madrid, which was incorporated on June 6, 1979 under the name of FERROVIAL INTERNACIONAL, S.A. and registered in the Madrid Mercantile Registry, tome 5,076 (general), 4,227 of section 3 of the Company Register, folio 212, page 40,204, entry 1, with fiscal identification number A-28606556.

FERROVIAL's capital amounts to one hundred and forty million two hundred and sixty four thousand seven hundred and forty three (140,264,743) euros and is divided into one hundred and forty million two hundred and sixty four thousand seven hundred and forty three (140,264,743) ordinary shares each with a nominal value of one (1) euro, all of a single class and the same series, represented by book entries.

4.	ACCOUNTING IMPACT OF THE MERGER AND EFFECTIVE DATE FOR EXCHANGED SHARES TO HAVE THE RIGHT TO PARTICIPATE IN CORPORATE PROFITS

For accounting purposes, as from January 1, 2009 FERROVIAL's transactions will be considered as having been carried out by CINTRA.

Shares issued by CINTRA in the capital increase, referred to in section 2 above, will grant their new owners the right to participate in CINTRA profits obtained from January 1, 2009 onwards.

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5.	MERGER BALANCE SHEETS, VALUATION OF ASSETS AND LIABILITIES TRANSFERRED AND ACCOUNTING IMPACTS OF THE MERGER

For the purposes of article 36.1 of the Structural Modifications to Mercantile Corporations Law 3/2009, of April 3, the balance sheets at April 30,2009 of CINTRA and FERROVIAL have been taken as the merger balance sheets. The respective boards of directors prepared these merger balance sheets on July 28 and 29, 2009 and these have been verified by the auditors of the companies' financial statements. The merger balance sheets will be submitted for shareholders' approval at the general meetings when they will issue their resolution on the merger, prior to accepting the actual merger agreement.

In compliance with article 31.9 of the Structural Modifications to Mercantile Corporations Law 3/2009, of April 3, the directors affirm in the Joint Merger Project that the assets and liabilities transferred by FERROVIAL to CINTRA are recognized by CINTRA at the carrying amounts used by FERROVIAL at the effective merger date, i.e. January 1, 2009.

6.            SUSPENSIVE CONDITION

The projected merger and, therefore, its inclusion in the mercantile register, are subject to fulfillment of the following conditions, which must be verified at the latest on December 15, 2009:

(a)
The prior merger described in section 3.2 of the Joint Merger Project, included in the Appendix to this report. Registration of the public deed of the merger of FERROVIAL, FERROVIAL INFRAESTRUCTURAS, SA, AEROPUERTO DE BELFAST, S.A., MARJESHVAN, S.L. and LERNAMARA, S.L. will be considered verification of fulfillment of this condition.

(b)
The "subsidiarization" described in section 3.3 of the Joint Merger Project, included in the Appendix to this report. Registration of the public deed of segregation of CINTRA in favor of CINTRA INFRAESTRUCTURAS, S.A.U. (Sole Shareholder Company) will be considered as verification of fulfillment.

(c)
The pledge on the CINTRA shares currently owned indirectly by FERROVIAL must be lifted so that said shares can be freely used in the FERROVIAL share exchange. The public document granted by the bank creditors which cancels the pledge on the aforementioned CINTRA shares will be taken as verification of fulfillment of this condition.

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(d)
Obtaining the administrative authorizations that may be deemed necessary to ensure continuity of the major infrastructure projects of the companies participating in the merger. The fulfillment of this condition shall be accredited by the appropriate verification resolution from the Board of Directors of CINTRA and FERROVIAL.

7.	EXCHANGE RATIO

The merger exchange ratio, which has been determined based on the real value of the assets and liabilities of CINTRA and FERROVIAL, is, with no complementary monetary compensation of any kind, four (4) CINTRA shares, each with a nominal value of twenty cents of euro (0.20 euros) for each FERROVIAL share with a nominal value of one (1) euro.

8.	METHOD USED

The shares of the companies involved in the merger are listed on official markets. The frequency and volume of trading in these shares is sufficient for the listed price to be considered as representative of the value of the companies' equity.

Accordingly, in order to establish the share exchange ratio the directors have taken the market value (or listed value) of both companies on July 27, 2009 (the last trading day before the Board of Directors of the absorbed company gave its approval) to determine the real value of the merging companies' equity. This is a generally accepted method in this type of transaction, given the high liquidity of the shares and based on well-established presumptive criteria in Spanish legislation, which tend to equate the real value of a listed company to its market value, provided there are no special circumstances. Accordingly, the listed price of CINTRA shares has been adjusted upwards to compensate the negative trend observed in its share price once the possible merger became public knowledge. This is not unusual when corporate transactions are announced between a parent company and a subsidiary and it is usual for the latter's share price to suffer.

To quantify the above adjustment the performance of CINTRA shares was compared to that of FERROVIAL and other benchmark companies in the sector from the date prior to the announcement of the possible merger in the notice of a significant event sent to the CNMV (Spanish SEC) on December 19, 2008 until July 27, 2009 (the date immediately prior to the approval of the Board of Directors of the company taken over).

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Due to the above, FERROVIAL’s directors and the independent directors of CINTRA, have agreed that at 5.03 euros per share CINTRA shares were underpriced by approximately 22% at market close on July 27, 2009. Consequently, once such market distortion is eliminated the resultant theoretic list price of CINTRA shares is 6.4175 euros. As a result, the resultant exchange ratio is that reflected in the Joint Merger Project of one (1) FERROVIAL share with a nominal value of one (1) euro for each four (4) CINTRA shares of a nominal value of twenty cents of euro (0.20 euros) each.

The abovementioned share prices, excluding all treasury shares held by each company, give a valuation of FERROVIAL at 3,561 million euros and CINTRA at 3,586 million euros.

9.            METHODS OF COMPARISON

In order to compare the adequacy of the exchange ratio established according to the explanations given in section 8 above, the Boards of Directors of FERROVIAL and CINTRA (in this case consisting solely of the independent, non-proprietary directors) have analyzed and studied the valuation work performed by the external financial advisors and, in particular, the result of applying alternative valuation methods to compare the adequacy of the exchange ratio as inferred from the principal valuation method. The valuation methods used by the directors for purposes of comparison consisted of all or certain of the following methods:

a)           Analysis of past listings of both companies:

This method consists of analyzing the performance of listed prices over different time periods prior to July 27, 2009 (the date immediately prior to the approval of the Board of Directors of the company taken over) and December 18, 2008 (the day prior to the announcement that the possible merger was being studied via the notice of a significant event sent to the CNMV).

b)           Objective prices from stock exchange analysists

This method consists in analyzing the objective prices of a sample of stock market analysts who cover the shares of both companies.

c)           Discounting of cash flows:

Likewise the method of discounted cash flow analysis has been used to compare the valuation of FERROVIAL and CINTRA through the "sum of the parts" of the business segments of FERROVIAL and the concession assets of CINTRA on an individualized basis.

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10.           PROCEDURES PERFORMED

In line with the objectives of our work, the procedures performed consisted of the review and examination of the data used to determine the exchange ratio. We based our work on the conclusions, opinions and calculations used by management teams, the directors of the companies involved in the merger, as well as meetings with external financial advisors engaged by the respective companies.

In particular, we have considered the conclusions included in the audit reports of the financial statements and the information included in said financial statements at December 31, 2008 which are listed below:

Company	Auditor	Date audit report issued

GRUPO FERROVIAL, SA and subsidiaries	PricewaterhouseCoopers Auditores, S.L.	February 26, 2009

GRUPO FERROVIAL, SA	PricewaterhouseCoopers Auditores, S.L.	February 26, 2009

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and subsidaries	PricewaterhouseCoopers Auditores, S.L.	February 24, 2009

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.	PricewaterhouseCoopers Auditores, S.L.	February 24, 2009

As well as the conclusions contained in the audit reports on the merger balance sheets, the information in said balance sheets and the notes thereto at April 30, 2009, which are listed below:

Company	Auditor	Date audit report issued

GRUPO FERROVIAL, S.A.	PricewaterhouseCoopers Auditores, S.L	July 28, 2009

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.	PricewaterhouseCoopers Auditores, S.L.	July 29, 2009

We have also taken into account the conclusions of the limited review of the interim financial statements, as well as the information contained therein at June 30, 2009, which is as follows:

Company	Auditor	Date audit report issued

GRUPO FERROVIAL, S.A. and subsidiaries	PricewaterhouseCoopers Auditores, S,L.	July 28, 2009

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and subsidiaries	PricewaterhouseCoopers Auditores, S.L.	July 28, 2009

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The following additional procedures have also been carried out:

-	An Analysis of the Joint Merger Project prepared and approved by the Boards of Directors of FERROVIAL and CINTRA.

-
Obtention of a representation letter from the directors of the companies involved in the merger in which they confirm, among other things, that from the date upon which the Merger Agreement was formalized, until the date of this report, the management of the companies have not entered into agreements nor have any other situations arisen which might have a significant effect on the Joint Merger Project.

-
Discussions with management of the companies in order to confirm that after April 30, 2009, the date of the merger balance sheets, no major events took place which could significantly affect the value of the shares and consequently, the exchange ratio as established in the Joint Merger Project.

-
Meetings with the directors of the companies involved in the merger in order to analyze the chief valuation procedure and contrast methods employed, information used, and hypotheses chosen as part of the valuation method.

-	Reading the minutes to the 2009 Board of Directors' and General Shareholders' meetings of the merging companies.

-	Information prepared by FERROVIAL and CINTRA in response to the CNMV's information requirements regarding the merger as of January 1, 2009.

-	Conclusions contained in fairness opinions prepared by external financial advisors from the respective companies.

-	Meetings with the both companies' external financial advisors, in order to understand the scope and results of their work.

-	Analysis of the stock market information related to the shares of FERROVIAL and CINTRA, as well as a sample of comparable companies.

-	Evaluation of the reports from a sample of stock market analysts regarding a FERROVIAL and CINTRA.

-	Review of the methodology used to determine the exchange ratio to be used by the directors, as well as the valuation methods used by external financial advisors.

-	A sensitivity analysis on certain significant operative and financial variables which might affect the valuation of the companies.

-	Other information considered relevant in order to carry out our work.

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The verifications and confirmations conducted were not intended to corroborate compliance with any other legal or formal obligation (approval, presentation of documentation, advertising, encumbrances of the assets to be contributed, installments, etc.) apart from those established in Article 34 of revised Spanish Corporation Law.

We have used the financial information provided by management of the merging companies without conducting an in-depth check, and have assumed their exactness and integrity; therefore, we assume no professional liability regarding the veracity of the accounting data or the verification and compliance with the suspensive conclusions included in the Joint Merger Project, which condition the effectiveness of the merger to their prior or simultaneous compliance.

11.           SPECIAL VALUATION DIFFICULTIES

With respect to the work carried out, we must point out that certain aspects relating to the valuation of the companies entail, in addition to objective factors, others involving judgment and the forming of hypotheses, with the possible existence of valuations differing from the aforementioned. Also, certain hypotheses depend on future events which might be affected by the valuations.

Regarding the cash flow discount method, one of the procedures used by the directors, the current global financial situation must be taken into account, since the volatility of the markets and the difficulties in accessing financing makes determining the companies' capital costs an extremely complex task using this methodology, allowing for a wide range of valuation criteria with sensitivity analyses and financial data which might be influenced by this volatility.

12.           CONCLUSION

Based on the work carried out, in order to comply with article 34 of revised Spanish Corporation Law, and taking into account Section 11, we consider that:

-
The valuation methodology used in determining the real value of the companies is adequate considering the context and the circumstances of the transaction, with the merger exchange ratio foreseen in the Joint Merger Project.

-	The equity contributed by the absorbed company corresponds, at least, to the maximum amount of the capital increase of the absorbing company stated in the Joint Merger Project.

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Our conclusions should be interpreted in the context of the scope and procedures included in carrying out our work. We assume no additional responsibilities with respect to said conclusion other than those related to the reasonableness of the valuation methods applied, and the proposed exchange ratio.

This special report has been prepared solely for the purpose established in article 34 of the revised text of the Spanish Corporation Law and should not be used for any other purpose.

ERNST &YOUNG, S.L.

(Signed on the original in Spanish)

Francisco V. Fernandez Romero

September 14, 2009

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APPENDIX

Joint Merger Project for the take over of

GRUPO FERROVIAL, S.A.

by CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

ANNEX 2

REPORT OF THE DIRECTORS OF CINTRA REGARDING THE JOINT MERGER
PROJECT

Report of the Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A.

Regarding

the Joint Merger Project between Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A.

Madrid, 15 September 2009

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1. INTRODUCTION		4

2. STRATEGIC JUSTIFICATION OF THE OPERATION		5

3. LEGAL ASPECTS OF THE MERGER PROJECT		9

3.1.	Structure of the operation: Inverse merger by absorption	9

3.2.	Merger by absorption of FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN and LERNAMARA BY FERROVIAL	10

3.3.	Subsidiarisation of CINTRA assets	12

3.4.	Legal analysis of the Merger Project	13

3.5.	Development of the legal process for the merger by absorption	22

3.6.	Information on the projected operation	26

4. ECONOMIC ASPECTS OF THE MERGER PROJECT		28

4.1.	Merger balances, annual reports and modifications	28

4.2.	Exchange ratio	28

4.3.	Justification of the exchange ratio	29

4.4.	Net book value of FERROVIAL assets and liabilities to be transferred to CINTRA

5. IMPLICATIONS OF THE MERGER FOR SHAREHOLDERS, CREDITORS AND WORKERS		32

5.1.	Implications for shareholders	32

5.2.	Implications for creditors	33

5.3.	Implications for the workers	34

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6. BYLAWS AND REGULATION OF THE MEETING OF SHAREHOLDERS OF THE TAKE OVER COMPANY		35

6.1.	Foundation of the justification	35

6.2.	Justification of the proposed modifications to the bylaws	36

6.3.	Justification of the modifications proposed to the Regulation of the General Meeting of Shareholders	54

7. INCREASE OF CAPITAL IN CINTRA		57

7.1.	Foundation of the report	57

7.2.	Report justifying the capital increase	57

ANNEX 1	NEW BYLAWS OF THE TAKE OVER COMPANY

ANNEX 2	BYLAWS CURRENTLY IN EFFECT AT CINTRA

ANNEX 3	TABLE COMPARING THE CORRESPONDING PARAGRAPHS OF CINTRA'S NEW BYLAWS AND THE BYLAWS CURRENTLY IN EFFECT

ANNEX 4	TABLE COMPARING THE REGULATIONS FOR WHICH MODIFICATION IS SUGGESTED

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1.	INTRODUCTION

The Boards of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A. (hereinafter referred to as “Cintra”) and Grupo Ferrovial, S.A. (hereinafter “Ferrovial”), in meetings held on 28 and 29 July 2009, respectively, approved the Inverse Joint Merger Project between Cintra and Ferrovial (hereinafter referred to as the “Merger Project” or the “Project”). The Project was drafted and endorsed for signature by the directors of both corporations, in accordance with Article 30 of Law 3/2009 of 3 April regarding Structural Modifications to Mercantile Corporations (hereinafter referred to as the “Structural Modifications Law” or “SML”), and was deposited with the Mercantile Registry of Madrid on 3 August 2009.

For purposes of Articles 33 and concordant articles of the Structural Modifications Law, the undersigned, as members of the Board of Directors of Cintra, have prepared and now approve the preliminary Directors Report on the Merger Project (hereinafter referred to as the “Report”), which as provided by said article explains and justifies the Project in detail, in all its legal and economic aspects.

The Report is comprised of six parts:

(i)	the first consists of the justification for the merger as a matter of strategy;

(ii)	the second, more descriptive in nature, discusses the legal aspects of the merger and breaks down the comments contained in the Project;

(iii)
the third analyses the merger from an economic point of view, with special reference made to the exchange ratio used for the shares, and to the methods used to determine the real value of the capital of both companies;

(iv)	the fourth examines the implications of the merger to the shareholders, creditors and workers;

(v)	the fifth contains a detailed presentation of the reasons that justify the proposed new bylaws of the take over company and a new regulation for its General Meeting of Shareholders; and

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(vi)	the sixth and last contains the justification for the proposed capital increase for the take over company.

2.	STRATEGIC JUSTIFICATION OF THE OPERATION

As indicated in the Merger Project, the Boards of Directors of Cintra and Ferrovial have decided to promote the integration of both companies (initially proposed by Ferrovial), for the purpose of configuring an integral infrastructure management company. This integration will allow the bond of the group management skills in all promotion and development phases, and facilitate a more efficient assignment of the financial resources among the different activities, in order to maximise return. The entity resulting from the merger will also constitute the first option for securities markets investments in the infrastructure sector.

In order to fully understand this initiative, it must be noted that in recent years Cintra and Ferrovial have adopted strategic decisions and important changes have occurred in the markets, all of which have implied a substantial change in the positions of both companies. The most notable of these circumstances are:

(a)
Both companies have opted to play a decisive first level role in the international infrastructures market. Grupo Ferrovial, as a whole, has established integral infrastructures and services management as a sign of its strategic identity, considering that the optimum form of operating in the market is through the competitive strength represented by its possession of the skills necessary at the various times during the life cycle of the infrastructures: promotion, financing, construction, operation and maintenance, and conservation.

(b)
It should be taken into account that, at the time when Cintra’s shares were listed in the market after the corresponding public offering, the private promotion of infrastructures was an activity with little visibility in the stock markets, with a rather reduced number of competitors and within an environment characterised by its high liquidity and the low cost of the credits. All of these circumstances, which at the time fostered the decision to bring Cintra public, have changed substantially:

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(i)	The sector of private promotion and management of infrastructures currently has a large presence in the markets and is the object of an adequate recognition, monitoring and analysis.

(ii)
In addition, the number of competitors has increased significantly, allowing various entities to offer private promotion infrastructure and management through different business identities linked to construction and financial groups and specialised investment funds. This has led to an increased competition in obtaining concessionary titles for the management of such assets.

(iii)
More recently and especially after the crisis started in 2008, financial market has gone from a high liquidity/low cost situation to experiment an important contraction, a significant circumstance in a sector where financial resources are critical. The possibilities of capturing outside resources are currently reduced, and financing through equity has taken on a capital importance.

In this new context, both companies have become convinced that the management of the infrastructure business can more appropriately and efficiently be carried out considering the same ownership of Cintra and the other companies of Grupo Ferrovial that provide concurrent and complementary activities in this market. The totally integral management of these capacities currently is – in the opinion in both companies’ Board of Directors - the ideal response to the changes indicated above, and will result in a relevantly improved administration of the new group. And finally, the entity resulting from the merger will be more valuable than the sum of the companies forming it.

The improvements sought through the merger of Cintra and Ferrovial will appear principally in the following areas: (a) operations; (b) management of financial resources; (c) access to capitals markets; (d) corporate governance of the companies; (e) tax efficiency; and (f) efficient economic management. These improvements can be described as follows:

(a)
Improved operations. The coordinated construction, promotion and management of infrastructure activities carried out within Grupo Ferrovial by Ferrovial Agroman, S.A. and Cintra respectively, is essential. In this regard, the merger

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will achieve a better response to the growing amplification of the range of infrastructures which may be subject to private management. In addition, both companies believe that a greater emphasis must be placed on promoting infrastructures from the construction phase (greenfields), where synergetic promotion and construction gains become especially relevant.

(b)
Management of Financial resources. The strategic decision to play a significant role in the promotion of private infrastructures, in the current context of financial market restrictions, requires an optimised management of the cash flows generated by the different Grupo Ferrovial divisions. Currently the circulation of these flows collides with the barrier deriving from shareholder diversity between Cintra and the other companies of the group. The merger of shares will allow a mutual access to said funds in the benefit of both companies. In this way, it cannot be ignored that the group’s liquidity is not only generated in Cintra. In this respect, it is convenient to recall that the construction and services business in particular are intrinsically cash generators, and, this capacity to generate flows can be foreseen as recurring over time. This is accredited by historical experience. As an example, it may be noted that, from 2001 until 2008, the accumulated operation flow in Grupo Ferrovial, including Cintra, was of 5,500 million euros, of which almost 70% precisely came from the construction and services business (2,700 million from construction and 1,100 million from services). In particular, the construction flows (as an average, beyond 300 million euros annually) have been the basic pillar of the group’s diversification.

Moreover, taking into account that Cintra develops a business with an essentially investing inclination, the merger will allow Cintra‘s future development of its promotional initiatives to be financed, in the corresponding part, through access to these flows and in general, these flows may be ascribed to the most efficient destination, for each situation and in line with mobility and freedom of decision. This process will mitigate the restrictions imposed by the financial crisis.

(c)
Capital markets. From the perspective of capital markets, the merger will bring about the consolidation of the resulting company as the principal investment option in the infrastructures sector, redounding in different kinds of benefits.

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(i)
On the securities market, the merger will imply a greater size and depth of the combined free-float of both companies, which will allow the increase of their liquidity and reducing their potential volatility. It is foreseeable that a greater size will consequently permit to obtain a better monitoring of the companies by market analysts, which in turn will increase the reporting efficiency on the listing and, as applicable, reduce the capital cost.

(ii)
On the other side, the access to the capital market to obtain third party funds will be made via a business platform with greater weight and capable of negotiating with the most important financial agents, not currently available to Cintra individually on the one hand, and the remaining companies of Grupo Ferrovial on the other.

(d)
Administration and corporate governance. The double intragroup listing is no longer considered recommendable, especially in the Anglo-Saxon world where both companies have a great presence. The current trend is for a single listing, thereby also avoiding the so-called "group discount", often applied in assessments on listed subsidiaries. In Spain this double intragroup (“descuento de grupo”) listing has changed from being viewed as natural to being considered as exceptional: the Unified Good Governance Code (known as the Conthe Code) initially recommended avoiding simultaneous listings of parent companies and subsidiaries, although it finally resolved that this should not be an obstacle if the companies comply with determined precautions. Although Cintra and Ferrovial have duly observed these precautions in accordance with best corporate governance practices (here we note the framework agreement signed to regulate relations between both companies within the framework of infrastructures construction and the role of the Related Operations Commission), the unification of ownership positions will prevent the potential conflicts of interest that are inherent given the current diversity, especially in a context in which – as already anticipated- intends to give more emphasis in the infrastructure promotion from its initial construction (greenfields). Transactions between related companies will continue under parameters of efficiency and configuring an appropriate order of business, but without the need for special requirements in the internal decision making process, established due to the respect indispensable to the different interests of the diverse shareholders.

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(e)
Tax improvement. In terms of tax management, the creation of a single consolidated group comprised of those which currently depend on Cintra and Ferrovial will, in principle, result in a more efficient management of the tax obligations and greater interest for the shareholders, essentially due to the broader and more diversified consolidation base, without causing inefficiencies or inequities and reducing administrative overheads incurred in maintaining two different consolidated tax groups.

 Although this single consolidated base/group could be obtained without the full capital merger of both companies – basically requiring only that Ferrovial, as parent company of the group, increase its shareholding in Cintra to 75% -, this would imply an important reduction in the free float and share liquidity of Cintra. The configuration of a single shareholder platform will prevent these situations.

(f)
Cost savings. Finally the merger will prevent the cost duplications which are currently inevitable due to the current share diversity. This, while not a principal objective or motivation of the merger, is a high interest effect for the return on shareholders’ investment in both companies.

3.	LEGAL ASPECTS OF THE MERGER PROJECT

3.1.	Structure of the operation: Inverse merger by absorption

The integration of the businesses of Cintra and Ferrovial will be made by merger pursuant to the terms of Article 22 et seq of the Structural Modifications Law. The projected merger will specifically occur through the takeover of Ferrovial (company taken over) by Cintra (takeover company). The company taken over will be extinguished by means of dissolution without liquidation, and its assets and liabilities shall be transferred in block to the take over company. The latter will acquire by universal succession all the rights and obligations of the former. Consequently the shares held by Ferrovial shareholders will be exchanged for Cintra shares under the terms indicated further herein (v. infra 4.2). The implications of the merger for the shareholders and creditors of Cintra are examined in detail in paragraphs 5.1 and 5.2 respectively of this Report.

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The structure selected is that of the so-called “inverse” merger (“fusion inversa”), which is characterised as the subsidiary take over the head company. The decision for an inverse merger instead of a direct merger is based on the consideration that whether an inverse or a direct merger is indifferent from a legal-material and financial perspective: in both cases the resulting company will combine the capitals of both Cintra and Ferrovial under absolutely equivalent terms. The reasons justifying this decision are technical, and deal with the formal simplification of the operation. The "inverse merger" in particular will facilitate the process of obtaining authorisations and serving notices related to the merger regarding contracts and concessionaries held by the participating companies. Moreover, it will also simplify certain regulatory requirements in foreign jurisdictions, reducing the cost and time for execution of the operation. In any event, the take over company will change its current name ("Cintra") in order to adopt that of “Ferrovial” -in part coinciding with that of the company taken over (“Grupo Ferrovial”)-, through the amendment to the bylaws referred to in the paragraph 16 below.

3.2.	Merger by absorption of Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara by Ferrovial

Prior to and as an indivisible component to the merger proposed, it is proposed that Ferrovial will take over Ferrovial Infraestructuras, S.A. (hereinafter referred to as “Ferrovial Infraestructuras”), Aeropuerto de Belfast, S.A. (hereinafter referred to “Aeropuerto de Belfast”), Marjeshvan, S.L. (hereinafter referred to as “Marjeshvan”) and Lernamara, S.L. (hereinafter referred to as “Lernamara”). The operation shall be submitted for the approval by the Ferrovial General Meeting of Shareholders which is to decide on the merger.

The reasons justifying the above merger are summarised as follows:

(i)
With regard to Ferrovial Infraestructuras and Marjeshvan, the reason is that both companies are Cintra shareholders. Marjeshvan is a corporation fully owned by Ferrovial established for the purpose of administering the 27,570,143 shares of Cintra owned by it, representing 4.850% of its corporate capital and Ferrovial Infraestructuras is the owner of 352,659,211 shares of Cintra, representing 62.030% of its capital.

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The merger of Cintra and Ferrovial before the latter has taken over Ferrovial Infraestructuras and Marjeshvan, would result in a company which indirectly holds 380,229,354 shares of treasury stock representing 66.88% of its share capital. This would not represent a violation of regulations on treasury stock, since the acquisition by universal succession title is permitted according to Article 77 of the Public Companies Law (“Ley de Sociedades Anónimas”). However in terms of simplifying the merger between Cintra and Ferrovial and in order to be more efficient in terms of costs, it is preferable that Cintra receive the assets and liabilities of Ferrovial, thereby directly acquiring the shares in order to exchange them.

(ii)
On the other hand the reasons for the take over of Aeropuerto de Belfast and Lernamara are mainly organisational in nature and are for the purpose of optimising the corporate structure of the group. These reasons are summarised as follows:

•
Simplify investment in BAA Ltd. The Grupo Ferrovial investment in BAA Ltd. is held through its participation, together with other external partners, in the capital of FGP Topco Ltd. This participation is currently divided between Ferrovial Infraestructuras and Lernamara, which own 51 and 4.87 per cent respectively of the capital of FGP Topco Ltd. Taking into account that the part corresponding to Ferrovial Infraestructuras will be integrated in Ferrovial as a consequence of the merger, it would be legally and administratively inefficient to keep Lernamara as an intermediary company, as just one part of the investment would be placed in the parent of the group and the other on a sub-holding acting as the vehicle for same. Consequently, reasons of organisational efficiency advise their suppression.

•
Disinvestment in the Belfast airport. Aeropuerto de Belfast is a sub-holding constituted solely for the purpose of documenting the holding of Grupo Ferrovial in the company managing the Belfast airport (Belfast Airport Ltd). Once Grupo Ferrovial disposed of its investment in this airport, Aeropuerto de Belfast remained with no business content. Again, reasons of organisational efficiency advise its suppression.

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(iii)
We finally note that Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara are fully and directly owned by Ferrovial. As such their take over by Ferrovial is subject to the special procedure established in Article 49 SML (with the consequent formal simplification). This circumstance would not be verified if they were taken over by Cintra at the same time as Ferrovial. Consequently, it seems advisable to integrate these companies with Ferrovial prior to the merger of the latter with Cintra.

3.3.	Subsidiarisation of CINTRA assets

Finally, as stated in the Project and as an integral part of this complex merger operation, Cintra will “subsidiarise” its business capital – basically consisting of the shares held in the concessionary companies by means of which it develops its business of concession infrastructure – by segregating and transmitting them in block to a vehicle that is fully owned by Cintra, named Cintra Infraestructuras, S.A.U. (hereinafter referred to as “Cintra Infraestructuras”).

Cintra Infraestructuras is fully and directly owned by Cintra. As such their takeover is subject to the special procedure established in Article 49.1 SML with regard to the 73. Consequently, it is not necessary that the Cintra Board of Directors specifically report the corresponding segregation project.

The main reasons justifying this subsidiarisation are summarised as follows:

(i)
Financial. - Cintra shares currently owned by Ferrovial Infraestructuras and Marjeshvan are pledged in favour of certain relevant Ferrovial creditors. After the merger these shares only may be applied to the exchange, as explained above (vid. supra section 3.2) when the creditors consent to release the pledge they hold over them. It is clear that Ferrovial shareholders may not exchange them for pledged Cintra shares with the Ferrovial shareholders. After the relevant negotiations, within the framework of Ferrovial 's corporate debt restructuring, it is planned that once the merger is verified, the aforementioned guarantees will be substituted by a pledge that uses Cintra Infraestructuras’ shares that will be functionally equivalent to Cintra shares.

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(ii)
Organisational. - The corporate structure of Grupo Ferrovial is configured of subsidiaries that act as parent companies of the different divisions of business. The Cintra assets must be subsidiarised to replicate this form in the infrastructure concessionaries business, so that Cintra Infraestructuras is the direct owner of the shareholdings in the concessionaries companies. This form of organisation will satisfy the need, once the integration has been completed, for an autonomous company structure to continue to exist in each branch of business, allowing the bid of the projects constituting its purpose, since it is not advisable that the company resulting from the merger, as parent company of the group and all of its businesses, takes part in public tenders.

(iii)
Brand policy. - Cintra is an entity with recognised prestige within its sector, identified in the market for its success and excellence in infrastructure management. It is therefore essential that its work continues to be associated in the future not just with the “Cintra” brand, but also with an entity other than Ferrovial which, without prejudice to using all the advantages deriving from the merger, maintain the intangible assets and goodwill and reputation currently enjoyed by Cintra.

(iv)
Management. - Considering the advantages of subsidiarisation, stated above, it would appear that this should be completed prior to the merger. Otherwise the company resulting from the merger will later have to do so, causing practical problems in terms of financial management, computer systems and, in general, the resources received from Cintra which would integrate in the human and material resources of Cintra Infraestructuras.

3.4.	Legal analysis of the Merger Project

The Merger Project was prepared in accordance with Articles 30 and 31 of the Structural Modifications Law, and consequently includes minimum the mentions made by these precepts. The Project also discusses aspects other than those marked by the law as required, which the Boards of Directors considered important to include here, due to their transcendence.

Following is a detailed analysis of the legal aspects of the Merger Project.

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3.4.1.	Identification of the entities participating in the Merger

In accordance with the provisions of comment 1 of Article 31 of the Structural Modifications Law, Paragraph 4 of the Project identifies the corporations participating in the merger, indicating their legal names, their forms of association and legal address of the take over corporation and the corporation taken over. Data identifying the registries of Cintra and Ferrovial in the Mercantile Registry and the corresponding tax identification numbers are also noted.

3.4.2.	Exchange ratio for the shares

The exchange ratio for the merger is set forth in Paragraph 5 of the Project, pursuant to the requirements set in Paragraph 2 of Article 31 of the Structural Modifications Act. The exchange ratio was determined based on the real value of the assets and liabilities of Cintra and Ferrovial, with no complementary cash compensation of any kind, and is as follows: four (4) Cintra shares with a face value of twenty cents of euro (0.20 €) each, for one Ferrovial share with a face value of one euro (1 €). Paragraph 4 of this Report contains the economic analysis of the exchange ratio for the merger.

3.4.3.	Share Exchange

(i)	Share exchange procedure

Pursuant to the provisions of Paragraph 2 of Article 31 of the SML the procedure to be followed to exchange the Ferrovial shares for Cintra shares is summarised in Paragraph 8 of the project, as follows:

(a)
Once the merger has been approved, where applicable, by the General Meetings of Shareholders of both companies, the equivalent documentation referred to in Articles 26.1 d), 40.1 d) and concordant articles of Royal Decree 1310/2005 of 4 November has been presented to the National Securities Market Commission, and the public deed of merger has been registered with the Madrid Mercantile Registry, then the parties shall proceed with the exchange of Ferrovial shares for Cintra shares.

(b)	The exchange shall begin on the date indicated in the publications to be made in one of the newspapers with the widest circulation in Madrid and in

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the Official Bulletins of the Spanish Market, and, as applicable, in the Official Mercantile Registry Gazette (“BORME”). A financial entity shall be appointed for this purpose, to act as Agent, which shall be mentioned in said announcements.

(c)
The Ferrovial shares shall be exchanged for Cintra shares through the entities participating in the “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.” (Iberclear), which are depositories for said shares, pursuant to the procedures established for book entries in accordance with Royal Decree 116/1992, of 14 February, and in accordance with the terms of Article 59 of the Public Companies Law as applicable.

(d)
Inasmuch as the exchange equation has finally been established in terms of a whole number of Cintra shares for each Ferrovial share, by definition there shall be no fractions or odd-lots, and there will be no need to appoint an Odd-Lot Broker.

(e)	The Ferrovial shares shall be amortised or extinguished as a result of the merger.

(ii)	Share capital increase in Cintra and use of treasury stock for the merger exchange

Pursuant to Section 7 of the Project, Cintra shall increase its capital by the exact amount required to cover the exchange of Ferrovial shares, according to the exchange ratio established, up to a maximum of 556,057,476 new shares. The same section further establishes that the number of shares to be issued can reduced through the delivery of Cintra treasury stock to Ferrovial shareholders, including Cintra shares owned by Ferrovial at the time of the merger and which shall form part of Cintra’s assets as a result of the merger. It is therefore declared that Ferrovial, as of the date of this Report, is the indirect owner –Ferrovial Infraestructuras and Marjeshvan- of 352,659,211 and 27,570,143 shares of Cintra, representing 62.030% and 4.850% of its capital

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respectively. Said shares, once the merger referred to in Section 3.2 has been verified, shall form part of the Ferrovial assets which are transferred to Cintra.

As required by the provisions of article 26 LME and by regulations regarding treasury shares, the treasury shares that Ferrovial has directly in treasury securities on the date on which the exchange takes place shall not be exchanged for Cintra shares, but rather amortised. As of the date of this Report, the number of Ferrovial shares in treasury securities is 1,527,374.

Therefore, considering that (a) Ferrovial corporate capital is represented by a total of 140,264,743 shares, and (b) that there is a planned exchange of 380,229,354 Cintra shares from Ferrovial Infraestructuras and Marjeshvan as well as 9,738,172 treasury shares that Cintra currently directly owns, totalling 389,967,526 (97,491,882 Ferrovial shares, according to the exchange equation); and also accepting that 1,527,374 Ferrovial shares owned by Ferrovial in treasury securities will not be exchanged, it will only be necessary to exchange 164,981,950 new Cintra shares.

Pursuant to the above provision, the Cintra Board of Directors will propose to its Meeting of Shareholders that it exchange all old Cintra shares which are currently owned by Ferrovial, and all old Cintra shares currently in treasury securities and issue 164,981,950 new shares to carry out the exchange, all as described in greater detail in Section 7 below. Inasmuch as this proposal is for the purpose of executing the terms set forth in the project, the Board of Directors of Ferrovial shares and ratifies it, as is deemed necessary.

3.4.4.	Merger balances and appraisal of the assets and liabilities transferred

Section 6.1 of the Merger Project specifies that the merger balances for purposes of Articles 31.10 and 36.1 of the Structural Modifications Law will be those closed by Cintra and Ferrovial at 30 April 2009. Those balances were approved on 28 and 29 July by the respective Boards of Directors, duly verified by the auditors of both companies, and submitted for approval by the respective General Meetings of Shareholders which will resolve on the merger, before adopting the merger agreement. Furthermore, for purposes of Article 31.10 SML, Section 5 of the Project notes that the

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annual accounts of the merging companies corresponding to the years ending 31 December 2006, 2007 and 2008 were taken into consideration for the merger.

Section 6.2 of the Project, pursuant to Article 31.9 of the SML, states that the assets and liabilities transferred by Ferrovial to Cintra shall be registered in Cintra with the net book value at which they were recorded in the Ferrovial accounting records on the effective accounting date of the merger, that is, 1 January 2009. After describing the appraisal of the different assets and liabilities, the net asset value found to be transferred by Ferrovial to Cintra is 3,552,628 thousand euros. The directors state that after the date the Merger is signed, for the purpose of preparing and reviewing the Pro Forma Financial Information that must be included in the "Documentation equivalent to the Prospectus" and made available to the markets, the net asset value differs from that initially stated, being 3,502,820 thousand euros. The reason for the difference rests on certain adjustments to the information, deriving from transactions found between companies participating in the simplified merger process before the Cintra and Ferrovial merger (vid. supra section 3.2), as mentioned above, for the purpose of preparing the Pro Forma Financial Information. This is a small difference, which in any case, is irrelevant from the perspective of calculating the exchange ratio, which was not done on the basis of the accounting criteria, but rather with other parameters, in accordance with the justification in section 4.3 above.

3.4.5.	Accessory benefits and special rights

Section 12 of the Merger Project describes the effect of the merger over Ferrovial stock option plans that benefit some of the workers, directors and officers of Grupo Ferrovial, thereby complying with the provisions of Number 4 of Article 31 of the Structural Modifications Law. After the merger, Ferrovial shall succeed as the entity obliged in said plans. Option rights over Ferrovial shares shall automatically convert to option rights over Cintra shares, under the terms resulting from the exchange ratio established in this Project.

Said section also expressly indicates that there are no accessory benefits, special shares or other special rights, apart from the Ferrovial shares, for purposes of No. 3 of said Article 31.

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3.4.6.	Advantages attributed to the Administrators and Independent Experts

Pursuant to Article 31.5 of the SML, Section 13 of the Merger Project indicates that neither the Directors of Cintra or Ferrovial nor the independent expert intervening in the merger process shall receive any special attributes or benefits of any kind.

3.4.7.	Effective date for exchanged shares to have the right to participate in corporate profits

Section 9 of the Merger Project sets 1 January 2009 as the date when the shares delivered in exchange –both shares issued by Cintra pursuant to the capital increase as well as those of treasury stock delivered in exchange -, shall grant their new owners the right to participate in Cintra profits.

The same section further states that previously existing Cintra shares and those delivered or issued pursuant to the exchange shall participate equally in distributions made after inscription of the merger public deed with the Mercantile Registry, in proportion to the nominal value of each share.

As such, Section 9 of the Project complies with the provisions of Article 31.6 of the SML.

3.4.8.	Effective date of the merger in the accounting

Pursuant to Article 31.7 of the SML, Section 11 of the Project establishes 1 January 2009 as the date that Ferrovial operations shall be considered as carried out for accounting purposes by Cintra. This implies a retroactive accounting effect from the effects of the merger, according to the General Accounting Plan, approved by Royal Decree 1514/2007 of 16 November, as interpreted by the Accounting and Auditing Institute (Instituto de Contabilidad y Auditoría de Cuentas).

3.4.9.	Bylaws and Regulation of the General Meeting of Shareholders of the Take Over Company

Pursuant to the requirements of Article 31.8 of the Structural Modifications Law, Section 16.1 of the Project provides a summary of the objectives sought with the new draft proposed for the bylaws that will govern the take over company, and attaches a copy of the proposed Bylaws as Annex 1.

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In addition, and despite the fact that it is not legally mandatory, Section 16.2 of the Project refers to the modifications proposed for the Regulations which shall govern the General Meeting of the take over company. The text proposed for the new draft is attached to the Project as Annex 2.

Section 6 infra offers a synthesis of the objectives sought with the proposal of both texts, and a detailed justification of the modifications proposed to the current Cintra texts, for purposes of Article 144.1.a) of the Public Companies Law.

3.4.10.	Impact on employment, gender and corporate social responsibility

Pursuant to incise 11 of Article 31 of the SML, Section 15 of the Merger Project presents the possible consequences of the merger on employment, as well as its possible impact on gender in the corporate governing bodies and the influence, if any, on the company’s social responsibility.

Section 5 of this Report analyses the implications of the merger on shareholders, creditors and workers of the participating corporations.

3.4.11.	Other mentions of the Merger Project

In addition to the minimum mentions required by law, the Merger Project deals with other items whose importance or relevance make their inclusion necessary, according to the Boards of Administration conceiving and projecting the operation. These are summarised as follows:

(i)	Dividends

For strictly informative purposes and due to its importance in making the respective company appraisals, the Project (Section 10) expressly declares that the Cintra and Ferrovial Boards of Directors have not contemplated agreeing upon or proposing paying dividends until inscription of the merger.

(ii)	Tax Regimen

Section 14 of the Project indicates that the merger is subject to the tax regimen established in Chapter VIII of Title VII and Additional Provision Two of the Revised Corporate Tax Law approved by Legislative Royal Decree 4/2004, and provides for the reporting required for said purposes.

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(iii)	Appointment of the Independent Expert

We note that the Project (vid. Section 17) provides that the directors of the participating companies have opted, pursuant to the provisions of Article 34.1 SML, to request that the Mercantile Registry of Madrid appoint a single independent expert to prepare (i) a single report on the Merger Project and on the assets and liabilities contributed by the company extinguished by operation of the Merger proposed, all in accordance with Article 34 of the SML and Article 349.2 of the Regulation for the Mercantile Registry; and (ii) a report on the non-monetary capital of Cintra which will be transferred to Cintra Infraestructuras by virtue of the segregation, pursuant to the provisions of Article 38 of the Public Companies Law and Articles 133 and 338 of the Regulation for the Mercantile Registry.

The request for a single independent expert under these terms is justified by the idea that a logical tie exists between the merger and segregation, whose common purpose is to constitute a single operation. Note that the appraisal of Cintra’s concessionary titles is required to appraise the company, as these are the object of the capital increase through which the segregation will be channelled.

As such the appointment of a single expert will prevent any unnecessary duplication of efforts and costs, facilitate the preparation of reports and homogenise appraisal methods, thus preventing any distortions that could prejudice the correct completion of the project operation.

(iv)	Merger Committee

Section 18 of the Project declares that said document is the result of a process of analysis and decision which in the case of Cintra, was entrusted to its Related Operations Commission (Comisión de Operaciones Vinculadas), which for these purposes was constituted as a “Merger Committee”. The Related Operations Commission is exclusively comprised of external Directors of Cintra, none of whom represent majority shareholders, and the majority of whom are independent.

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Along the same line and in accordance with best corporate governance practice, the Project was approved –as indicated in Cintra Regulatory Disclosure No. 112058 dated 30 July with all Cintra directors representing majority shareholders who were appointed at the request of Ferrovial, as well as the Delegate Director Mr. Díaz-Rato, who is a member of the Ferrovial Steering Committee, abstaining.

(v)	Precedent Conditions

The effectiveness of the proposed merger and finally its inscription in the registry are subject to compliance with certain precedent conditions which are listed in Section 19 of the Project, which shall be verified no later than 15 December 2009. The conditions are as follows:

(a)
Execution of the simplified merger of Ferrovial, Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara. These conditions shall be understood as verified by the inscription of the public deed of merger.

(b)
Completion of the subsidiarisation of Cintra assets in favour Cintra Infraestructuras. This condition shall be understood as verified by the inscription of the public deed of segregation of Cintra in favour of Cintra Infraestructuras.

(c)
Release of the current pledge over the Cintra shares owned by Ferrovial, so that said shares can be applied, as free, to the exchange of Ferrovial shares. The proposal provides that once the merger has been verified, said pledge shall be substituted by a new pledge on the shares of Cintra Infraestructuras, functionally equivalent to the Cintra shares, which further requires the completion of the precedent condition stated in paragraph (b) above.

This condition shall be understood as verified when the creditor banks grant a public deed of release of the pledge on the Cintra shares.

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(d)	Obtaining of the administrative authorisations that may be deemed necessary to ensure the continuity of the major infrastructure projects of the companies participating in the merger.

The fulfilment of this condition shall be accredited by the appropriate verification resolution from the Board of Directors of Cintra and Ferrovial.

3.5.	Development of the legal process for the merger by absorption

To better understand the merger process, following is a brief description of the principal events, in chronological order, including the relevant provisions of governing law. These are set out in the following paragraphs.

3.5.1.	Approval and signature of the Merger Project

The law establishes that the merger process shall begin with the common preparation of a merger project by the directors of the intervening corporations (Articles 30 and subsequent of the Structural Modifications Law).

The common merger project object of this Report, which sets the conditions and structure of the operation, was approved and signed by the Boards of Directors of Ferrovial and Cintra in meetings held on 28 and 29 July 2009. Nevertheless, -and as declared in the Project- Cintra directors representing a majority shareholder who were appointed at the request of Ferrovial as well as one Delegate Director, all of whom are part of the Ferrovial Steering Committee, abstained from participating in the discussion and vote on the Project, due to a possible conflict of interest.

Last 30 July a copy of the Project was left with the Mercantile Registry of Madrid for recording, as agreed on 3 August, and was published on the 12 August in the Official Mercantile Registry Gazette.

3.5.2.	Report of the Independent Expert on the Merger Project and the assets and liabilities transferred by Ferrovial to Cintra.

Pursuant to Articles 34 of the SML, 38 of the Public Companies Law, and 133, 338 and 349 and concordant of the Regulation for the Mercantile Registry, on 30 July 2009

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Cintra, Cintra Infraestructuras and Ferrovial presented a joint request to the Mercantile Registry of Madrid, requesting that it issue the following reports:

(i)	A single report on the Merger Project through Ferrovial will be absorbed by Cintra, and regarding the assets and liabilities to be contributed by Ferrovial to Cintra as a result of said Merger; and

(ii)	A report on the non-monetary assets Cintra to be transferred to Cintra Infraestructuras by virtue of the segregation.

On 6 August 2009 said appointment was made, naming Ernst & Young, S.L., which the same day accepted said appointment. On 14 September 2009, Ernst & Young, S.L. issued its preliminary report on the Merger Project, with the conclusions of that report contained in section 4.3 below.

3.5.3.	Directors Report on the Merger Project

In accordance with the instructions of Article 33 of the Structural Modifications Law, the directors of Cintra have prepared this Report providing a detailed explanation and justification of the legal and economic aspects of Merger Project, with special reference made to the exchange ratio for the shares, as well as the implications of the merger on shareholders, creditors and workers. This Report was approved today by the Cintra Board of Directors.

Furthermore pursuant to Article 33 of the SML, the directors of Ferrovial shall today approve a report containing the respective justification and explanation of the Merger Project.

3.5.4.	Documentation equivalent to the prospectus

Neither the issuance nor the admission of the new Cintra shares for listing in the market shall require the publication of a new prospectus; rather the CNMV shall be presented with the “equivalent information” referred to in Art. 26 RD 1310/2005 and provided to the shareholders in a timely manner. Said equivalent information shall basically include the following documents, in addition to this Report:

(a)	The remainder of the documentation made available to the shareholders with the notice of the General Meetings (v. infra section 3.6);

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(b)	The pro forma financial information of the corporation resulting from the merger, for accounting purposes at 1 January 2009; and

(c)	Documents from investment banks who have advised Cintra and Ferrovial with their fairness opinion on the regarding the exchange ratio from a financial standpoint.

3.5.5.	Notice of General Meetings of Shareholders

The Cintra Board of Directors has further resolved today to call an Extraordinary General Meeting of Shareholders, to be held in Madrid on 22 October 2009 on the first notice and 23 October 2009 on the second notice. Ferrovial for its part has called an Extraordinary General Meeting of Shareholders to be held in Madrid on 20 October 2009 on the first notice and 21 October on the second notice.

The Agenda for the General Meeting of Shareholders of Cintra includes the following matters, among others:

(i)
The approval, as segregated and merged balances for the purposes provided for in articles 36 et seq of the LME, of the Cintra balance closed at 30 April 2009 and prepared by the Board of Directors in its meeting of 29 July 2009, as the merger balance for purposes of Articles 36 and others of the SML.

(ii)	As applicable, be informed on the important modifications to the assets and liabilities of the corporations participating in the merger and in the segregation.

(iii)	Discuss and, as applicable, approve the Cintra company net assets segregation in favour of Cintra Infraestructuras agreement ..

(iv)
Discuss and, as applicable, approve the merger agreement for Cintra and Ferrovial. In addition the following documents which form an integral part of the Merger Agreement, shall submit the following for consideration at the Cintra Shareholders meeting:

(a)
approval of share capital increase through the issuing of the number of new Cintra shares that are necessary for taking care of the exchange in Ferrovial shares, all under the terms set out in section 7 herein; and

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(b)	The approval of the bylaws of the take over company and of the new regulation for its General Meeting, as required;

(v)	The approval of the reorganisation of the Cintra Board of Directors as a result of the merger, effective upon its inscription.

The points included in the Agenda for the General Meeting of Shareholders of Ferrovial in turn include discussion and as applicable, approval of the (i) inverse merger agreement for Ferrovial with Cintra; and (ii) simplified merger of Ferrovial with Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara..

Upon publication of the notices to the respective General Meetings, the documents listed in detail in Section 3.6 below, shall be made available.

3.5.6.	Merger agreements and publication of notices

According to Article 40 of the SML, the Merger shall be approved by the General Meetings of Shareholders of Cintra and Ferrovial , strictly in agreement with the Merger Project.

Once the Cintra and Ferrovial Merger Agreement has been adopted, as applicable, its text shall be published in the Official Mercantile Registry Gazette (“BORME”) and in one of the newspapers with the widest circulation in Madrid, as required pursuant to Article 43 of the SML. Said announcements shall include the statement that (a) as from the effective date of the merger, the corporate name of Cintra shall become "Ferrovial, S.A."; (b) as from the effective date of the merger, the corporate address of Cintra shall become calle Príncipe de Vergara, 135, Madrid; and (c) the right of shareholders and creditors of Cintra and Ferrovial to obtain a full copy of the agreement adopted and the merger balances; and (d) the right of creditors to oppose same. Publication of the announcements shall open the mandatory period of one month for any opposition by creditors of the participating corporations whose credits date back to prior to the publication of the Merger Project, whose credit has not expired as of said time and until said credits are guaranteed (Article 44 of the Structural Modifications Law). Creditors whose credits have been sufficiently guaranteed shall not have the right to oppose.

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The terms of the foregoing paragraph shall equally apply, mutatis mutandis, to publication of the Cintra company net assets segregation in favour of Cintra Infraestructuras agreement and the simplified merger agreement for Ferrovial, Ferrovial Infraestructuras, Aeropuerto De Belfast, Marjeshvan, and Lernamara. These agreements should be published simultaneously with publication of the Merger Agreement between Cintra and Ferrovial.

3.5.7.	Execution and inscription of the merger agreement

Once the corresponding merger, segregation and simplified merger agreements have been adopted, the announcements published and the legal period transpired with no creditor exercising its right to oppose, or, as applicable, the credits of opposing creditors having been satisfied or guaranteed, then the agreements for segregation of the business capital of Cintra in favour of Cintra Infraestructuras and the merger of Cintra and Ferrovial and the simplified merger of Ferrovial, Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara, will be executed. Note on this last point that the last merger shall be effective only if the segregation and simplified merger agreements have been previously executed (v. supra section 3.4.11 ).

The documents shall be presented for inscription in the Mercantile Registry of Madrid, with a request to cancel the registries corresponding to the corporations extinguished by virtue of the projected operation -Ferrovial, Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara-.

3.5.8.	Performance of the exchange and listing

Once the Merger has been inscribed in the Mercantile Registry of Madrid, the Cintra shares will be exchanged for Ferrovial shares under the terms established in the Project and in paragraph 3.4.3 of this Report, and the National Securities Exchange Commission and the governing market bodies and Iberclear shall be requested to allow them for listing.

3.6.	Information on the projected operation

Pursuant to the terms of Article 39 of the SML, the following documents regarding the Cintra and Ferrovial merger shall be made available to shareholders, bondholders, holders of special rights, and workers representatives, for examination in the corporate

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offices, effective the date of publication of the Notice of General Meeting of Shareholders of Cintra:

(a)	The Merger Project;

(b)	Reports of the Directors of Cintra and Ferrovial with regard to the Project;

(c)	The report of the independent expert;

(d)	The annual financial statements and management reports for Cintra and Ferrovial for the last three fiscal years, together with the corresponding auditors reports;

(e)	The merger balances for Cintra and Ferrovial together with the auditors reports verifying them;

(f)	The current Cintra and Ferrovial corporate bylaws;

(g)	The complete text of the new bylaws for the take over company, shown in Annex 1 of the Merger Project and Annex 1 of this Report; and

(h)	The identity of the directors of Cintra and Ferrovial and the effective date of their appointment, and the same information for those proposed as directors for the company resulting from the merger

The same mutatis mutandis documentation but related to the segregation of company net assets of Cintra in favour of Cintra Infraestructuras will also be available.

Likewise, the same mutatis mutandis documentation related to the simplified merger of Ferrovial, Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara will also be made available at the time of publication of the Notice of the General Meeting of Ferrovial Shareholders.

Pursuant to the provisions of Article 39 of the SML, the shareholders, representatives and workers of Cintra and Ferrovial shall be authorised to request that all these documents be delivered or sent to them, free of charge, by any means allowed by law.

In accordance with the provisions of art. 117.2 of the Stock Market Law and its regulations, the proposed agreements, along with their proof and the required reports, or

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those made available by the Board, can also be consulted, beginning on the dates of the respective meetings on the Ferrovial web page (www.Ferrovial.es) as well as the rest of the information that article 8 determines regarding the Ferrovial and Cintra Meeting.

4.	ECONOMIC ASPECTS OF THE MERGER PROJECT

4.1.	Merger balances, annual reports and modifications

Section 6 of the Merger Project specifies that the merger balances for purposes of Article 36.1 SML will be the Cintra and Ferrovial closing balances at 30 April 2009. Those balances were approved on 29 and on 28 July by the respective Boards of Directors and were duly verified by the auditors of both companies, and shall be submitted for approval by the General Meetings of Shareholders which will resolve on the merger, before adopting the merger agreement.

It is further noted for purposes of Article 31.10 SML that the annual accounts of the merging companies corresponding to the years ending 31 December 2006, 2007 and 2008 were taken into consideration for the merger.

The merger balances and the annual accounts referred to shall be made available to shareholders, debenture-holders and those holding special rights, as well as to workers representatives, together with the remaining documents referred to in said Article 39.1 SML, when the announcement for calling the General Meetings of Shareholders which will resolve on the merger is published.

It is noted that with regard to the possibility included in Article 36.2 of the SML to modify certain appraisals to include changes in the reasonable value that could appear in the books and accounts, this possibility has not been resorted to with regard to the Cintra and Ferrovial appraisals in the accounting records closing balances at 30 April 2009.

4.2.	Exchange ratio

As indicated in Section 5 of the Merger Project, the exchange ratio for the merger, with no complementary cash compensation of any kind, is as follows: four (4) Cintra shares

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with a face value of twenty cents of euro (€0.20) each, for each Ferrovial share with a face value of one euro (€1.00).

4.3.	Justification of the exchange ratio

The exchange ratio, in accordance with the provisions of article 25 of the SML, was determined based on the real value of Cintra and Ferrovial assets and liabilities..

Merrill Lynch Capital Markets España, S.A. S.V. (hereinafter, "Merrill Lynch"), financial advisor to Cintra regarding the merger process, by request of and for the Cintra Board of directors, issued a "fairness opinion" on 30 July 2009 regarding the fairness of the aforementioned exchange ratio from the financial point of view of Cintra shareholders, different from its majority shareholder. Likewise, there is proof that Banco Bilbao Vizcaya Argentaria, S.A. appropriately issued a "fairness opinion" expressing to the Ferrovial Board of Directors that the exchange equation is fair for their shareholders.

The criterion used by the Cintra Board of Directors to determine the real values of the Ferrovial and Cintra net assets for determining said exchange ratio was the stock market price of each company on 27 July 2009 (the date immediately prior to the Ferrovial and Cintra Board of Directors meeting in which the Merger Project was taken under consideration and decided upon), although correcting the Cintra price upwards to compensate for the pronounced negative evolution that came about based on the fact that the study of the possible merger was made public.

The use of the stock market price as a criterion for appraisal (adjusted in Cintra's case) is justified by being the most commonly used criterion for company merger prices when dealing with stocks with a considerable amount of liquidity, as in this case. Additionally, the stock market price method is the method that the legislator tends to consider preferential for determining the real value in the case of stock market traded stocks (e.g. in art. 159.1 c), in fine LSA; for the purpose of determining the reasonable value of shares to be issued in share capital increases with rights to first refusal rights it is presumed that this price comes from the stock market price "except when the contrary is justified".

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Contrarily, if it is reasonable to simply use the Ferrovial stock market price when underwriting the Merger Project, the price of Cintra on these dates, as mentioned above, should be corrected upwards. The reason for this, once the study of a possible merger was known by the markets, the expectations related to the process determined, in the opinion of the Cintra Board (integrated by named non-shareholding external members for these purposes) the negative evolution of the Cintra price after 19 December 2009, the date in which the possible merger was publicly made known. From this date until 27 July 2009, the Cintra price per share decreased 15% while in the same period the price of comparable companies in the highway sector rose 16%1.

For the purpose of quantifying the appropriate correction – which is to say, the discount that should be attributed to the Cintra share price on 27 July 2009- the difference between this price and that of 19 December 2008 should be taken into consideration. The implicit exchange equations that would have resulted from qualifying this correction, which would be equivalent to taking said previous Cintra price under consideration, would be the following according to the closing price on 18 December 2008 or the weighted average volume traded in the period between the Cintra 2009 third quarter earnings publication date (i.e. 29 October 2008) and said date:

Periods prior to 19/12/08	Cintra Price (€)[2]	Implicit Exchange Equation[3]
1 day (18/12/08)	5.89	4.36x
Average for the 29/10/08 - 18/12/08 period[4]	6.17	4.16x

1 Variation of an index composed of Abertis, Atlantia, Brisa and Macquarie Infrastructure Group (MIG) weighted by stock market capitalisation. MIG evolution in euros. The evolution of the historic Cintra and comparable companies stock market prices was calculated by making adjustments based on cash dividends and shares.

2 Historic Cintra prices adjusted for cash dividends and shares.

3 Cintra shares for each share of Ferrovial. Ferrovial based on its closing price on 27 July 2009.

4 Average weighted by traded volume.

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During the negotiation process, Ferrovial and Cintra have been in agreement in the specific discount estimate from which Cintra was trading on 27 July 2009 at 22%, which brings about the exchange equation of four to one. Therefore, the corrected Cintra price for the purposes of determining the exchange equation was 6.4175 euros, approximately 9% above the closing price on 18 December 2008 and approximately 4% above the average price weighted for volume traded during the period between the date of publication of Cintra's 2009 third quarter results (i.e. 29 October 2008) and said date. This is considered reasonable given the positive evolution of comparable ones between December 2008 and July 2009.

Therefore, the real value attributed to each company, applying the above criteria for determining the exchange ratio, was the following:

-
In the case of Ferrovial, 3,561 million euros resulting from multiplying the number of shares in circulation (subtracting the entire treasury stock) by their closing price of 27 July 2009 (25.67 euros).

-
In the case of Cintra, 3,586 million euros resulting from attributing each Cintra share a value of 6.4175 euros and multiplying this amount by the number of shares in circulation (subtracting the entire treasury stock).

The Cintra Board of Directors, integrated by named non-shareholding external members for these purposes, to appraise the companies for the purpose of setting the exchange equation, was inclined towards the criterion set out in section 4.3 herein, although it also analysed and considered all of the appraisal work carried out by the financial advisor, Merrill Lynch, and in particular, the result of applying other methods. Among these, it has taken into account the joint application of the following two methods that may be considered more representative or appropriate for the case than the one that was chosen:

-	Cash flow discount: would give a range for the exchange equation between 5.16 and 6.05 Cintra shares for each Ferrovial share.

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-	Appraisals by financial analysts: the exchange ratio would be in a range between 3.44 and 8.08 Cintra shares for each Ferrovial share.

All in all, the Cintra Board of Directors considers that the proposed exchange rate for the Merger Project is sufficiently justified and is fair for Cintra shareholders. This was confirmed first by the "fairness opinion" issued by Merrill Lynch, Cintra's financial advisor, to its Board of Directors, regarding the Cintra shareholders who are not Ferrovial shareholders. Second, this was confirmed more recently by Ernst & Young, S.L., independent expert designed by the Mercantile Registry of Madrid referenced in section 3.5.2 above, whose conclusions are as follows:

“In agreement with the work done, for the sole purpose of complying with article 34 of the Structural Modifications Law and taking into account what is described in section 11 above, we consider that:

- The appraisal methods used in determining the real value of the Companies are adequate in the context and circumstances of the proposed transaction, the exchange rate contemplated in the Common Merger Project being justified.

- The assets and liabilities contributed by the company taken over is at least equal to the maximum amount of the capital increase of the takeover company contemplated in the Common Merger Project.

Our conclusion must be understood in the context of the scope and procedures employed in our work, without the possibility of any additional liability other than that related to the reasonableness of the appraisal methods used and the exchange rate proposed, arising from such conclusion.

This Special Report has been prepared only for the effects contemplated in article 34 of the Structural Modifications Law and must not be used for any other aim”.

4.4.	Net book value of Ferrovial assets and liabilities to be transferred to Cintra

According to the Ferrovial balance at the effective accounting date of the merger, which is 1 January 2009 and as indicated in Section 6.2 of the Merger Project, the value of Ferrovial treasury stock to be received by Cintra is 3,545,084,000 €, which, after the corresponding adjustments, gives a net value of the assets and liabilities transferred of 3,502,820,000 € (vid supra 3.4.4)..

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5.	IMPLICATIONS OF THE MERGER FOR SHAREHOLDERS, CREDITORS AND WORKERS

5.1.	Implications for shareholders

As a result of the merger current shareholders of Ferrovial will no longer be classified as such, but rather incorporated as shareholders of Cintra. Current shareholders of Ferrovial will receive Cintra shares in proportion to their respective participation in Ferrovial capital, according to the exchange ratio set (vid. supra section 4.2). The shares shall be exchanged as described in Section 3.4.3 above; consequently no special document is required by the shareholders of Ferrovial.

Effective as from the date of the merger, Ferrovial will be extinguished and will become part of Cintra. Consequently their current standards of corporate governance will no longer be valid. Cintra will be governed by the bylaws attached to this Report as Annex 1 (which will therefore regulate relations between Ferrovial shareholders and the corporation resulting from the merger) –understanding that they must first be approved by the General Meeting of Cintra deciding on the merger, and by that of Ferrovial, as full members of the Project. Section 6 of this Report presents a detailed justification of the modifications proposed to the bylaws.  The regulation attached to this Report as Annex 2 shall govern the General Meeting of Shareholders of Cintra upon the completion of the merger –if and when it has been approved by the General Meeting of Cintra deciding on the merger, and by that of Ferrovial, as full members of the Project. Section 6 of this Report also includes a detailed justification of the modifications proposed for the Regulation for the General Meeting. The remaining standards of corporate governance for the corporation resulting from the merger, shall be those currently governing Cintra.

Finally, it is noted that for the current Ferrovial shareholders, the merger implies an increase in rights and duties, equal conditions with current shareholders of Cintra which they are due, pursuant to law and the bylaws, as shareholders. The shareholders of the absorbed corporation shall more specifically have the right to participate in the profits of the absorbing company, obtained beginning 11 January 2009.

5.2.	Implications for creditors

The inverse merger will imply the universal transfer to Cintra, in a single act, of all the goods, rights and obligations comprising the assets and liabilities of Ferrovial.

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Cintra's obligations that could have been contracted with its creditors prior to the merger shall remain unchanged. Legal relations of Ferrovial, including those entered with its creditors, shall be kept current, even though the owner has changed to Cintra (except those where the change of owner leads to their cancellation, and which will no longer be effective). Consequently, Cintra shall become debtor in obligations formerly contracted by Ferrovial with its creditors.

On the other hand, as explained in Section 3.3 of the Merger Project, some relevant financial creditors of Ferrovial hold a pledge over Cintra shares which are currently owned by Ferrovial. After the merger, the pledge will be substituted by another over the shares of Cintra Infraestructuras which, upon completion of the scheduled segregations, shall for those purposes be functionally equivalent to the Cintra shares.

Finally we recall that upon publication of the merger agreement, Cintra creditors whose credits have not expired and which were not incurred before the date of publication of the Merger Project, can exercise their rights to oppose the merger, within the period of one month and until said credits have been guaranteed, under the terms of Article 44 of the SML. Creditors whose credits are sufficiently guaranteed, shall have no right to oppose.

5.3.	Implications for the workers

After the merger, Cintra, as the take over company, shall act as the head company of Grupo Ferrovial, the head of its different businesses and the company listed on the securities markets. As such it assumes all the organisation and personnel of Ferrovial to carry out all these functions. Pursuant to the provisions of Article 44 of the Workers Bylaw which regulates the case of succession of the company, Cintra shall take the place of Ferrovial in all the labour rights and obligations for said workers.

Cintra shall fulfil its obligations to report and, as applicable, to consult regarding the legal representation of its workers, as provided in labour regulations. Furthermore it shall notify the pertinent labour organisations of the planned merger, and in particular the General Treasury of Social Security.

The segregation of Cintra net assets in favour of Cintra Infraestructuras shall entail the transfer of human resources for exploiting the transferred business, where the

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provisions of Article 44 of the Workers Bylaw and concordant law relating to the succession of companies shall be applicable.

As such it is believed that the merger will have no negative impact on employment.

6.	BYLAWS AND REGULATION OF THE MEETING OF SHAREHOLDERS OF THE TAKE OVER COMPANY

6.1.	Foundation of the justification

As indicated supra in Section 3.4.9, pursuant to the requirements of Article 31 of the SML, new bylaws have been proposed for the take over company. In addition and although not required by law, a proposed draft of a new regulation for the General Meeting of Shareholders was incorporated. Both the bylaws as well as the regulation shall be submitted for discussion and approval by the General Meetings of Shareholders of Cintra and of Ferrovial which shall decide on the merger.

From Cintra's point of view, the new bylaws must be submitted for approval by the General Meeting, following the regimen of bylaw modifications. As such this report must speak directly and in detail on the proposed modification of the bylaws, not just for the effects of Article 33 of the SML but also for the provisions of Article 144.1 a) of the Public Companies Law. Furthermore the General Meeting of Cintra must adopt the new draft proposed as its regulation, pursuant to the provisions of Article 113 of the Securities Exchange Law and Article 28 of its Regulation. As such the Board of Directors of Cintra must present the corresponding proposal to the Meeting, for its agreement. In section 6 hereunder the justification by the Cintra Board of Directors is formulated based on the proposed changes to the bylaws and regulations.

From the point of view of Ferrovial, although the proposal of new bylaws do not automatically lead to a modification of the bylaws, inasmuch as these are embedded in a broader operation – the merger – it is appropriate for the General Meeting of Shareholders of Ferrovial to decide on them. This shall be the procedure when the Merger Project is decided upon; the new bylaws proposals shall form part of this. For the same reason, although the General Meeting of Shareholders of Ferrovial is not governed by the regulation which is proposed for modification, it is appropriate –insofar as it is within the Merger Project- for it to resolve in this regard.

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Consequently, the report provides for the administrators of Ferrovial for the Merger Project to issue today the justification formulated by the Cintra Board of Directors for the Ferrovial Board of Directors to act as required.

6.2.	Justification of the proposed modifications to the bylaws

6.2.1.	Introduction

This justification discusses the proposed modification to the corporate bylaws of Cintra (hereinafter referred to as the “Corporation”), which shall be submitted for the approval of the General Meeting of Shareholders which will also resolve on the merger of Cintra and Ferrovial. This report is prepared for the joint purposes of Articles 33 of the SML and 144.1 a) of the Public Companies Law.

The bylaws determine the rules of organisation and functioning governing the Corporation and furthermore set out the rights and obligations of the shareholders as permitted by Law. The importance of these bylaws as the basic mechanism for ordering corporate life explains their natural tendency to a certain stability in their normative content; however this is in no way incompatible with the possibility of modifying them. On the contrary, corporations undergo various and different vicissitudes and, on occasion, the demands of their economic activity, new legislation and other causes require a revision, update or technical perfection of their organisational structure and the regimen under which they function. A bylaw modification is the ideal instrument for achieving these ends.

As such, and inasmuch as the merger with Ferrovial has made it necessary to modify some of the precepts of these bylaws, and considering that after the merger Cintra will inaugurate a new step of its corporate life, it is considered that the best interests of the Corporation require that a new draft of the bylaws be proposed to the General Meeting of Shareholders.

6.2.2.	Form of the proposal

Having realised the extent of the statutory reform proposed, the Board of Administration considers it appropriate to present the General Meeting of Shareholders with a proposal to approve a new text (the “New Bylaws”), so that these will have the unified style and systematic coherence required with the bylaws which, if approved, shall be applicable to the Corporation in the future.

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Attached to this Report as Annex 1 is the text proposed for the New Bylaws. Attached as Annex 2 is the text of the corporate bylaws currently in effect (the “Current Bylaws”). Finally, and solely to facilitate identification of the changes proposed and an appropriate understanding of same, attached hereto for merely informative purposes is Annex 3, a table comparing the corresponding paragraphs of the New Bylaws and the Old Bylaws.

6.2.3.	General justification of the proposal

The modified bylaws proposed for approval by the General Meeting of Shareholders is in response to three fundamental objectives: (i) reflect some modifications considered appropriate in light of the merger of Cintra and Ferrovial; (ii) bring the Cintra bylaws, which shall remain essentially unchanged, closer in some aspects to those of Ferrovial; (iii) introduce technical improvements and certain adjustments in line with recent legislation and best corporate governance practices.

1.	Modifications deriving directly from the merger of Cintra and Ferrovial

The first object of the reform proposed consists of adapting the bylaws to the new situation of the Corporation after it has merged with Ferrovial. This would involved changes to (i) the Cintra name, which will become “Ferrovial, S.A.”, in order to preserve the name and the intangibles associated with the head company, which has formed the framework for the consolidation of the absorbing company; (ii) its legal address, which shall coincide with the current address of Ferrovial; and (iii) its business capital.

2.	Bring closer to the Ferrovial Bylaws

As a result of the operation referred to in this Report, Cintra shall absorb Ferrovial, its head company. This explains why certain rules governing the organisation of the corporation absorbed should remain in effect in the resulting corporation. As such, this second objective is in reality a concretion of the above. The new elements which are included for this purpose basically refer to (i) remuneration to directors (under the terms recently agreed by the General Meeting of Ferrovial), and (ii) the number of members of the Audit and Control Committee.

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3.	Modernisation, technical improvement and adaptation to new legislation and best corporate governance practices in the New Bylaws

The third principal of the reform proposed is more instrumental in nature. Certain reforms and additions proposed are not intended to introduce substantive changes, but rather to modernise and perfect the drafting of current bylaws, clarifying and completing determined precepts to allow a more secure interpretation. In this line the structure of numerous precepts of the Old Bylaws have been modified, in order to adapt them to the methodology governing the New Bylaws.

The reform further is an attempt to adapt the bylaws to recent legislation affecting Spanish corporate law, and in particular the Structural Modifications Law.

Another of the purposes which is grouped under the broader objective of modernisation is to adapt the bylaws to the latest recommendations and best practices for corporate governance, raising the commitment of the Corporation to the basic principles of good governance.  More specifically, the recommendations of the Unified Good Governance Code (the “Unified Code”) published by the National Securities Market as Annex I to the Report issued by the Special Task Force on Good Governance in Listed Companies on 19 May 2006 and approved by the National Securities Market Council on 22 May 2006, have been taken into account. A good part of these recommendations had already been incorporated in the Regulation for the General Meeting and the Regulation for the Board of Directors, including proposals corresponding to regulation of the following elements, among others:

(i)	distribution of jurisdiction between the governing bodies of the Corporation

(ii)	operating principles of the governing bodies;

(iii)	express assignation to the Board of Directors of management and supervisory powers;

(iv)	establish the creation of value for shareholders as the purpose of the actions of the Board of Directors;

(v)	regulation the Nomination and Remuneration Committee; and

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(vi)	the section relating to the directors bylaws.

As indicated above, given the scope of the reform, the Board of Directors has decided to draft a new regulation for the bylaws of the Corporation, and to incorporate them –with all appropriate modifications, deletions and clarifications- in a single text, with the required unanimity of style and method. In addition, each of the articles has been divided into various sections, all differentiated and numbered, to facilitate the process.

6.2.4.	Detailed justification of the proposal

Having laid out the general outlines of the reform, the modifications proposed are justified and explained in greater detail, as follows:

1.	Modification to Article 1 of the bylaws

To promote the market identification of the resulting company as a new entity, as a global infrastructure management company and head of Grupo Ferrovial, the Board of Directors has agreed to propose that the name Cintra be changed to “Ferrovial, S.A.”, thereby preserving the good will and intangible assets of the corporation absorbed.

2.	Modification of Article 4 of the bylaws

The purpose of this change is to transfer the legal address of the corporation to the corporate domicile registered, before the merger, for Ferrovial, specifically to Madrid, calle Príncipe de Vergara número 135.

3.	Modification of Article 5 of the bylaws

This modification fulfils the requirement to reflect in the bylaws the capital increase resulting from the merger of Cintra and Ferrovial.

Consequently the amount of corporate capital will be of ONE HUNDRED AND FORTY SIX MILLION SEVEN HUNDRED AND TWO THOUSAND AND FIFTY ONE EUROS (146,702,051 €), and the number of shares in circulation will increase to SEVEN HUNDRED AND THIRTY THREE MILLION FIVE HUNDRED AND TEN THOUSAND TWO HUNDRED AND FIFTY FIVE

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(733,510,255), all with no change to the current face value of the Corporate shares.

4.	Technical improvement of Articles 6 and 7 of the bylaws

The change here simply offers a technical improvement to the clauses, with no substantive change made to the content.

Article 6 of the New Bylaws incorporates a new section, which basically clarifies that the book entries made in the corporate books will be done by an entity authorised for this purpose.

Given the importance to shareholders and to improve the technical accuracy of Article 7 of the Current Bylaws, the list of specific rights attributed to shareholders was extracted from Section 1 to form part of Section 2; consequently Section 2 is Section 3 of the New Bylaws.

5.	Introduction of two new bylaws, as new Articles 8 and 9 of the corporate bylaws

New articles 8 and 9 were added to the bylaws to regulate the issuance of non-voting shares and to incorporate a new provision for the issuance of callable shares.

Article 8 of the New Bylaws regulates the regimen of non-voting shares which may in the future be issued by the Corporation, limiting possible issues to a face value of not more than half of paid in capital. It further specifies the terms under which the owners of non-voting shares shall have the right to dividends, setting the minimum annual amount at 5 per cent of paid in capital for each non-voting share; and furthermore under the terms of Article 91.4 of the Public Companies Law, acknowledges that the owners of non-voting shares have pre-emptive subscription rights. Finally some additional reflections are made to facilitate understanding of the legal regimen of the non-voting shares.

Article 9 on the other hand relates to callable shares, numerically limiting possible issues to one fourth of corporate capital. Section 2 expressly regulates their conditions to the agreements corresponding to their issue, which shall be made

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prior to the appropriate modification of the bylaws, which shall determine, according to the law, the rights inherent to each type of these special shares.

6.	Introduction of a new article, as new Article 10 of the corporate bylaws

This legal principle corresponds to Article 8 of the Current Bylaws in the case of multiple ownership of the shares. With the reform, each share shall be specifically described as indivisible, and the regulation applicable to cases of co-ownership, pledge, usufruct and other limited real rights over the shares is completed by the determinations set in Articles 66 and following of the Public Companies Law.

7.	Introduction of a new article, as the new Article 11 of the corporate bylaws

The inclusion of this new legal principle incorporates the contents of Article 9 of the Current Bylaws relating to the transfer of shares, and completes the addition of four new paragraphs (3 through 6) which regulate the different aspects of the transfer of shares deriving from the form in which they are represented (book entries) and the constitution of limited real rights over the shares.

8.	Introduction of a new article as the new Article 12 of the corporate bylaws

This principle reproduces Article 10 of the Current Bylaws regarding capital calls, and adds a new Section 3 referring to delinquency on the part of the shareholders and the consequences of same. In addition the current regulation for the reform introduced by point eight of the Final First Provision of the SML is introduced, modifying Article 42 of the Public Companies Law to introduce the requirement that the maximum for payment of a capital call be set by the bylaws. This period is set at 5 years.

9.	Introduction of a new article as new Article 13 of the corporate bylaws

Article 13 of the New Bylaws is an exact copy of Article 11 of the New Bylaws, relating to capital increases. As such the statutory provision regarding the efficacy of an incomplete capital increase is maintained.

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10.	Introduction of a new article as new Article 14 of the corporate bylaws

Article 14 of the New Bylaws regarding authorised capital, corresponds to Article 12 of the Current Bylaws, however a last incise is introduced in section 1 which in turn is in response to the inclusion of two new articles of non-voting shares and callable shares (vid. supra point 5). The new incise will expressly provide for the possibility that the Board of Directors can, by virtue of the delegation from the Meeting, issue non-voting or callable shares.

11.	Introduction of a new article, as new Article 15 of the corporate bylaws

Article 15 of the New Bylaws holds the content of Article 13 of the Current Bylaws, introducing the technical novelty of suppressing the right to pre-emptive subscription rights held by owners of convertible bonds, resolved by the Final First Provision, Point 16, of the SML.

12.	Introduction of a new article as new Article 16 of the corporate bylaws

The new Article 16 faithfully reflects Article 14 of the Current Bylaws, which regulates reductions in corporate capital.

13.	Introduction of a new article as new Article 17 of the corporate bylaws

This principle corresponds to the old Article 15 regarding the forced redemption of shares. The content remains unchanged, except to extend the period used to calculate the minimum amount of the compensation payable to owners of redeemed shares, to 3 months.

14.	Introduction of four new articles as new Articles 18, 19, 20 and 21 of the corporate bylaws.

The objective of the reform here is to fix the most relevant aspects relating to the issue of bonds, convertible bonds and exchangeable bonds and the issue of other securities. Principles new points are as follows:

a)
Article 18 which corresponds to Article 16 of the Old Bylaws, specifies the conditions under which the Meeting can delegate to the Board the power to issue simple or convertible or exchangeable bonds, all in accordance with

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criteria that have been fully consolidated in our practice and which are justified by analogous application of the provisions of the general regimen for bond issues, in Article 153 of the Public Companies Law and in Article 319 of the Regulation for the Mercantile Registry.

b)
Article 19 as proposed includes the provisions of Article 17 of the Old Bylaws, eliminating section 2 by modification of the First Final Provision, point 16 of the SML, which has eliminated the pre-emptive subscription rights held by owners of convertible bonds.

c)
Article 20 of the New Bylaws, which is new text, is introduced for technical reasons. The purpose is to regulate the syndicate of bondholders, completing the content of the Public Companies Law by limiting the maximum amount of costs incurred by the syndicate to be paid by the Corporation at 1% of the annual interest earned on the bonds issued.

d)	Finally, new Article 21 copies all of Article 18 of the Current Bylaws, regarding the issue of other securities by the Corporation.

15.	Introduction of a new article as new Article 22 of the corporate bylaws

This principle reforms the provisions of Article 19 of the Current Bylaws, for both technical reasons as well as for good corporate governance. In effect it gives an example of the spheres of jurisdiction of the General Meeting which is substantially aligned with the Recommendations of the Unified Code, and also reinforces the legal security of the shareholders in a matter as important as this.

16.	Introduction of a new article as new Article 23 of the corporate bylaws

This principle is a new element intended to reflect, in the bylaws, the principles followed by the governing bodies of the Corporation in their activities: overseeing corporate interest –defined as the common interest of the shareholders- and equal treatment. These two principles are inspired not just by the Public Companies Law, but are also identified by mercantile doctrine and good governance codes as fundamental to the activities of corporate bodies (vid. Recommendation No. 7 of the Unified Code).

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17.	Introduction of two new articles as new Articles 24 and 25 of the corporate bylaws

These two precepts which regulate the General Meeting and its different types, seeks to improve the structure and clarify the drafting of Articles 20 and 21 of the Current Bylaws, without introducing any substantial change.

18.	Introduction of a new article as new Article 26 of the corporate bylaws

This principle covers the provisions of Article 22 of the Current Bylaws, but improves the wording and completes the cases presented. It clearly reflects the two perspectives from which the Board of Directors can provide the Notice of General Meeting: power and requirement.

19.	Introduction of a new article as new Article 27 of the corporate bylaws

Article 27 of the New Bylaws substantially corresponds to Article 23 of the Current Bylaws, the provisions of Article 19 of the Current Bylaws although it does incorporate a new element of little substance. It includes a systematic modification to regroup some provisions by section, and another more technical modification which is intended to regulate the shareholders rights to examine relevant information on the proposals contained in the Agenda.

20.	Introduction of three new articles, as new Articles 28, 29 and 30 of the corporate bylaws

The purpose of this group of articles is to regulate the shareholder’s right to attend the General Meeting, the forms of representation admitted for said purpose, and to set the time and place for the meeting. The new articles substantially include the content of Articles 24 and 25 of the Current Bylaws, giving them a better structure and systemization. As such:

a)
The contents of Article 24 of the Current Bylaws have been grouped into two different articles, 28 and 29. The first establishes the rules regarding attending the General Meeting, while the second regulates in detail the conditions set to represent shareholders. A reference is added regarding

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representation by public request, expressly referring to the law and regulating of the General Meeting.

b)
Article 30 reproduces Article 25 of the Current Bylaws, although it also grants to the Regulation for the General Meeting the possibility of establishing conditions for attending the meeting through simultaneous connection to various places, as an issue within its sphere of influence.

21.	Introduction of a new article as new Article 31 of the corporate bylaws

New Article 31 discusses the rules for constitution of the General Meeting and corresponds to Article 26 of the Current Bylaws. On the one hand it updates the cases for modifications of the bylaws which pursuant to the SML require the presence of a reinforced quorum for the valid adoption of the resolution; and on the other it adds a new paragraph which automatically reduces the Agenda to the points that do not require a special quorum in the absence of the quorum necessary to decide on all the proposals included. It also systemises the old regulation by dividing it into sections.

22.	Introduction of five new articles, as new Articles 32, 33, 34, 35 and 36 of the corporate bylaws

This group of principles regulates different aspects of the General Meeting. The new elements included are, in short, as follows:

a)
New Article 32 regarding the Board of the Meeting of General Shareholders, includes the content of Article 28 of the Current Bylaws, completing some of its aspects. The new draft refers to the Board as the governing body of the Meeting and to its members.

b)
Articles 33 and 34 which respectively establish the bases for preparation of the list of those attending the Board, and the terms under which they carry out their discussions and adopt the resolutions, reproduce the content of Articles 29 and 30 of the Current Bylaws.

c)	The proposed Article 35 corresponds to Article 31 of the Current Bylaws, perfecting its structure and content and offering a more comprehensive

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regulation that is better adapted to the provisions of Article 112 of the Public Companies Law which regards a basic shareholder’s right: information.

d)
Finally, Article 36 provides for the statutory closure of the General Meeting, regulating the minutes and their certification. The modifications introduced over the correlative article of the Current Bylaws, Article 32, are minor and for purely technical reasons.

e)
Finally the regulation for a Universal Meeting, contained in Article 27 of the Current Bylaws, is completely eliminated, since its inclusion in the new bylaws would be superfluous (inasmuch as it is governed by the necessary standards of law) and not necessary, since its qualities as a listed Corporation would make a Universal Meeting of the shareholders highly improbably.

23.	Introduction of a new article as new Article 37 of the corporate bylaws

New Article 37 reproduces Article 33 of the Current Bylaws, except its heading, which is changed to “Structure of the Board of Directors” to understand that it better defines the content and purpose of the concept. The wording of section 1 was also improved, and the principle that the Board inform the General Meeting not just of the approval of its own regulation, but also of their successive modifications. This last change is due to reasons of transparency and good corporate governance.

24.	Introduction of two new articles as new Articles 38 and 39 of the corporate bylaws

The purpose of including this group of articles is to delimit and systematise the powers corresponding to the Board of Directors as the governing body of the Corporation. In this sense:

a)
Article 38 is a new concept for the purpose of including in the bylaws the essence of Recommendation No. 8 of the Unified Code. Although this Recommendation was already included in the Regulation for the Board of

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Directors, it was considered that due to its relevance it should also be reflected in the regulation for the supreme body.

b)
Article 39 is an adaptation of Article 42 of the Current Bylaws, however eliminating the conditions under which the Board can extend powers to represent it, considering that since these can be dispensed with, their presence could be confusing. In addition Section 2 is introduced with the possible powers of attorney that can be granted by the Corporation, both general and special.

25.	Introduction of a new article as new Article 40 of the corporate bylaws

The purpose of this article is to reflect, in the bylaws, the principle already stated in current Article 7 of the Regulation of the Board of Directors and in Recommendation No. 7 of the Unified Code. As such the new statutory principal provides that the Board of Directors and its delegated bodies shall exercise their powers and carry out their duties to sustainable maximise the long time value of the Company in a way that is to the shareholders’ interest. The concept is completed with the reproduction of third paragraph of Article 7 of the current Regulation for the Board of Directors, referring to the obligation of the Board to see that the Company comply with current legislation regarding the uses and good practices of sectors or countries where the Company performs its activities and observe the additional principles of social responsibility which were voluntarily accepted. As such it consecrates, at the statutory level, principles of great relevance in guiding the activities of the management body, reflected in Recommendation 7 of the Unified Code and which are implemented by the Corporation.

26.	Introduction of two new articles as new Articles 41 and 42 of the corporate bylaws

The purpose of these principles is to regulate a fundamental matter, which is the composition of the Board of Directors, in quantitative and qualitative terms:

a)	Article 41, which deals with the quantitative composition of the Board, contains Article 34 of the Current Bylaws, introducing a new section 7

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regarding cases of resignation of board members and the form of covering possible vacancies, which is regulated in Article 40 of the Current Bylaws.

b)
Article 42, which deals with the composition of the Board from a qualitative perspective, corresponds substantially to Article 35 of the Current Bylaws, although it also includes some minor changes. The first of these is the change in the name to “Qualitative Board Membership”, which is understood to better reflect the spirit and purpose of this principle. Secondly the content of the principle has been structured in a more organised form through the re-grouping of its sections. Finally, new section 5 refers to the Regulation of the Board of Directors (drafted according to the Unified Code) to specify the meaning of the terms external director, domanial director, independent director and executive director.

27.	Introduction of three new articles, as new Articles 43, 44 and 45 of the corporate bylaws

The reform at this point intends to break down and regulate more strictly and in greater detail, the structure of the matters listed in the Current Bylaws under the heading “Duties of the Board of Directors”. The following changes are incorporated:

a)	In Article 43 regarding the President of the Board, new content not contained in the Current Bylaws is added, to specify the functions corresponding to the office.

b)
Article 44, which concerns the Vice President of the Board, improves the regulation of this figure from a technical point of view, providing that successive Vice Presidents are correlatively numbered in order to facilitate substitutions, as applicable.

c)	Finally Article 45 contains the regimen for the Secretary of the Board of Directors, without introducing any changes other than those intended to clarify and systematise the current regulation.

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28.	Introduction of a new article as Article 46 of the corporate bylaws

New Article 46 contains and completes the contents of Article 38 of the Current Bylaws, regarding meetings of the Board of Directors. Again, it fundamentally deals with modifications of a technical nature that attempt to perfect and clarify the current wording. The flexibilisation of the form of notice must be pointed out, expressly through the provision of the use of email and, in case of emergency, telephone. Although the wording of the Current Bylaws leaves these possibilities open, speaking only in generic terms, it is appropriate to specify them to prevent any questions in their interpretation. In addition a last section is added which provides that the minutes must include a declaration of the details relating to constitution of the meeting.

29.	Introduction of a new article as new Article 47 of the corporate bylaws

The new Article 47 substantially corresponds to Article 39 of the Current Bylaws. In addition to small corrections in the wording to improve its technical accuracy, some new concepts are introduced such as the provision, in section 3, that the directors shall make all efforts to attend the meetings of the Board. Section 6 of Article 39 of the Current Bylaws is deleted, which provides the quorum necessary to modify the regulation of the Board of Directors, as this was understood to deal more with the Regulation, and its inclusion in the bylaws could represent an obstacle to the power of self-organisation which was granted to this body, thus representing a negative influence on its functioning.

30.	Introduction of a new article, as new Article 48 of the corporate bylaws

This article includes the provisions of Article 41 of the Current Bylaws, completing its content and perfecting its drafting. New and more profound concepts include section 2, which incorporates a provision relating to approval of the minutes, and section 4 which refers to certification of the resolutions adopted by the Board of Directors.

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31.	Introduction of new Section 4 in Chapter II of the corporate bylaws, relating to delegate bodies and Board committees

To provide the bylaws with a more orderly structure, a new Section 4 was added as part of the Chapter III, with the title “Delegation and Board Committees”, comprising Articles 49 to 53 of the bylaws relative to the delegation of powers, the Audit and Control Committee and the Nomination and Remuneration Committee.

32.	Introduction of a new article as new Article 49 of the corporate bylaws

New Article 49 reflects the content of Article 43 of the Old Bylaws. Without prejudice to some minor technical improvements and modification of the title of the article which is now “Delegation of Powers”, the principal change in this point incorporate is to provide the supplementary rules under which the Board can appoints it committees.

33.	Introduction of three new articles as new Articles 50, 51 and 52 of the corporate bylaws

This group refers to the composition, responsibilities, operation and duties of the Audit and Control Committee, which matters are regulated in the Current Bylaws in a single paragraph (Article 44). As such the principal changes are, on the one hand, to systematise and order the rules, before separating them into three separate articles; and on the other hand, to amplify the number of members of this Committee so that it adapts to the form already existing in Ferrovial. As such it establishes that the Committee shall have a minimum of 4 and maximum 6 members, and the period set for the office of President is 4 years.

With regard to the functioning of the Audit and Control Committee, the regulation is simplified in this regard as it is considered unnecessary to cover all the detail in the bylaws, since this is a matter more properly set forth in the Regulation for the Board of Directors.

With regard to the duties of the Audit and Control Committee which are regulated in Article 52, these correspond to the duties attributed in the Current Bylaws, which in turn are related to Recommendation 50 of the Unified Code.

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34.	Introduction of a new articles as new Article 53 of the corporate bylaws

This principle relating to the Appointments and Remuneration Committee is included in order to adapt the corporate bylaws to Recommendations Nos. 54 through 58 of the Unified Code. This is a new concept only regarding the matters that Cintra does not have to take care of with this Commission. Nevertheless, the Namings and Compensation Commission already existed in Ferrovial, and was carrying out its functions according to the abovementioned Recommendations of good governance. In this regard, Article 53 of the New Bylaws specifies the structure, composition and duties of this Committee, as provided in the Unified Code, based on the regulation already contained in the Ferrovial corporate governing rules.

35.	Introduction of new Section 5 in Chapter III of the bylaws, relating to the Directors Bylaws

A new Section 5 is introduced in Chapter III under the title “Directors Bylaws”, comprising Articles 54 to 57 of the New Bylaws regarding the duration of the term of the director, termination and obligations, as well as relating to the form of remuneration. As such it achieves the double objective of making the bylaw structure more orderly and clearly delimiting the different aspects of the position of director, thereby complying with the principles of transparency and finally with best corporate governance practices.

36.	Introduction of three new articles as new Articles 54, 55 and 56 of the corporate bylaws

New Articles 54, 55 and 56 regulate the term, termination and obligations of the directors, as follows:

a)
Article 54 completes the terms established in Article 37 of the Current Bylaws regarding the term of a director, adding two new sections. The first establishes the need for the General Meeting to ratify the appointment of directors appointed by co-optation, and the second incorporates Recommendation No. 22 of the Unified Code, which limits the term of an independent director to 12 years.

b)
Article 55 partially incorporates the contents of Article 32 of the Regulation for the Board of Directors regarding the causes for termination, adding the time when said termination is considered effective, and including some of the specific causes when a director shall make his position available to the Board of Directors.

c)
Article 56 includes the general obligations of the directors, therefore incorporating, in part, the content of Article 38 of the Regulation for the Board of Directors. The inclusion of this principle is explained by the importance of the specific obligations of the directors deriving form the duties for diligence, loyalty, confidentiality and non-competition, and are justified for reasons of good governance.

37.	Introduction of a new article as new Article 57 of the corporate bylaws

New Article 57 is introduced, which is a correlative to Article 36 in the Old Bylaws. This is a faithful reflection of the correlative article in the current Ferrovial bylaws, which was approved by its General Meeting of 30 April 2009. The change was justified by the belief that remuneration to directors should not be tied exclusively to the results of the group, but rather it would be more appropriate for remuneration to be integrated of various concepts that together are tied to the performance of the corporation, with other remuneration for the duties, the assumption of responsibilities implied by same and dedication to the specific tasks assigned within the Board and its Committees.

38.	Introduction of a new Section 6 in Chapter II of the bylaws, relating to the Corporate Governance Report and the corporate web page

A new Section 6 is introduced to Chapter III, under the title “Corporate Governance Report and Web Page”, comprised of Articles 58 and 59 of the New Bylaws.

39.	Introduction of two new articles as new Articles 58 and 59 of the corporate bylaws

The purpose of Articles 58 and 59 of the New Bylaws, with no correspondence the Current Bylaws, is to reflect the provisions of Articles 116 and 117 of the

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Securities Exchange Law in the bylaws, as well as the rules for their development in the annual corporate governance report and the corporate web page.

Article 58 regulates the preparation of the annual corporate governance report required by Article 116 of the CNMV. New Article 59 in turn establishes the Corporation’s obligation to have a web page which it can use to inform its shareholders, investors and the market in general of economic and other significant facts that occur with regard to the Corporation, in order to achieve the appropriate operating transparency.

Although the Corporation has for some time prepared an annual corporate governance report and has a web page that complies with all legal requirements, the inclusion of these concepts in the bylaws is considered to be beneficial to shareholders, investors and the market in general due to their informative content, which redounds to the always desirable greater transparency.

40.	Introduction of six new articles as new Articles 60, 61, 62, 63, 64 and 65 of the corporate bylaws

These principles comprise Chapter IV of the bylaws, relating to annual accounts:

a)	Articles 60 and 61 reproduce Articles 45 and 46 of the Current Bylaws, which regulate, respectively, the financial year and preparation of the annual accounts and application of the results.

b)
Article 62, which correlates to Article 47 of the Current Bylaws, discusses verification of the annual accounts, completing the current provisions with the addition of a paragraph on the maximum term for appointment of the corporate auditors.

c)	Article 63, relating to approval of the annual accounts and distribution of dividends, is an integral reproduction of Article 48 of the Current Bylaws.

d)
A new principle is included, Article 64, which regulates the possibility of the General Meeting agreeing on shareholder remuneration programs based on the reinvestment of dividends in new shares, in share repurchasing programs, on the delivery of shares released to repurchase free assignment

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rights or other equivalent forms, all prior to the adoption of any resolutions to increase or reduce capital, as applicable. The Corporation in this way remains current with recent market practices and opens an array of possibilities for shareholder remuneration which could make investment in shares more attractive.

e)	Finally Article 65 of the New Bylaws reproduces the text of Article 49 of the Current Bylaws, with no changes, dealing with deposit of the annual accounts with the Mercantile Registry.

41.	Introduction of three new articles as new Articles 66, 67 and 68 of the corporate bylaws

These three articles correspond to Articles 50, 51 and 52 of the Current Bylaws. They regulate, respectively, the dissolution, liquidation and supervening assets and liabilities of the corporation. These articles constitute Chapter V of the bylaws, and except for some formal modifications to their structure have not been changed.

42.	Introduction of new Chapter VI of the corporate bylaws, relating to general provisions

A new Chapter VI is introduced under the title “General Provision”, with Articles 69 and 70. It is included due to matters which are not dealt with by other sections of the bylaws, due to their nature.

43.	Introduction of a new bylaw article as new Article 69 of the corporate bylaws

This article, unprecedented in the Current Bylaws, expressly regulates the submission of the shareholders, waiving their personal jurisdiction to jurisdiction of the Corporate domicile, thereby following a practice of listed corporations and in particular those included in Ibex-35, the vast majority of which opt to expressly submit their corporate conflicts to the courts.

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44.	Introduction of a new bylaw article as new Article 70 of the corporate bylaws

New Article 70 represents an innovation to the Corporate Bylaws. Its purpose is to determine the communications mechanisms and media between the corporation, the shareholders and the Directors, for the dual purpose of allowing a legal security to all parties involved and at the same time, bringing the Corporate near to its shareholders through a fluid communication. It expressly provides for the use of electronic and telemetric media, allowing the Board to establish the appropriate procedure for publishing in the web.

6.3.	Justification of the modifications proposed to the Regulation of the General Meeting of Shareholders

6.3.1.	Introduction

Following is a justification of the modifications to the Regulation for the General Meeting of Shareholders Cintra, which will be presented to the General Meeting of Shareholders called to decide on the merger between Cintra and Ferrovial.

6.3.2.	General justification of the proposal

The proposed reform of the Regulation for the General Meeting of Shareholders is justified principally by the need to adapt this corporate regulation to the form of the bylaws, which will be presented for approval by the same General Meeting of Shareholders of Cintra. At the same time the reform is intended to update and offer a technical improvement of some aspects of the regulation, so that the highest deciding body of the absorbing corporation has successively optimum ropes of operation which are adapted to the latest developments in corporate governance. Finally some changes, of little depth, are in response to formal changes in the drafting of the regulation, designed to facilitate understanding as much as possible and to prevent possible questions in the interpretation.

Inasmuch as the majority of the modifications proposed basically replicate the reform to the Cintra bylaws, their justification in this section of the Report will be succinct, as it coincides with the statements of Section 6.2 above regarding the corresponding statutory principles. Nevertheless changes that do not cause any changes to the bylaws will be explained and justified in detail.

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To facilitate knowledge and application of the regulations one this reform has been approved, a applicable, and since numerous articles are to be modified, although superficially, to fully adapt the text of the new Cintra bylaws, the Board of Directors has deemed it appropriate to present the proposal as a new and full text of the Regulation for the General Meeting of Shareholders of the Corporation.

Finally, realising the scarce substance of the changes proposed and consequently for this reform, the order and numbering of the articles will not change. It was considered that the best form of presenting the proposal, for informative purposes, is through a double column text in which the left column contains the transcription of the current bylaws, and the right column the same articles with the modifications incorporated. This text is attached as Annex 4.

6.3.3.	Detailed justification of the proposal

Having presented the general lines of the reform, following is a more detailed justification and explanation of the modifications proposed:

1.	Modification of Article 2 of the Regulation of the General Meeting of Shareholders

The form adds a paragraph to the end of Section 2 of the Regulation to complete the rules for interpreting its content and to coordinate them with the powers granted to the President of the Meeting, in Article 87 of the regulation, to resolve any questions deriving from the interpretation or implementation that may arise during the meeting.

2.	Modification of the Preamble, of Articles 3, 4, 5, 6, 7, 10, 11, 12, 15, 16, 19, 25 and 26 of the Regulation of the General Meeting of Shareholders

The only purpose of the reform to these principles is to replicate the corresponding statutory modifications which in turn are justified in Section 6.2 of this Report.

3.	Modification of Article 8 of the Regulation of the General Meeting

In addition to small changes to the wording, a provision is added that, upon publication of the notice of the General Meeting of Shareholders, any resolutions proposals shall be published in the web page together with an explanation on the justification and

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appropriateness of same, to reflect what is already a customary practice of the Corporation.

4.	Modification of Articles 9, 14, 21, 22 and 24, of the Regulation of the General Meeting

The modifications in this point are minor, merely formal, and in no case change the meaning and spirit of the current regulation, since their only purpose consists of improving the form in which the regulation is worded from a grammatical and technical point of view.

5.	Modification of Article 13 of the Regulation of the General Meeting

A new Section 3 is introduced in Article 13, which limits the voting rights corresponding to shares represented by virtue of a public application for representation, by the members of the administrative body and in determined cases when there may be a conflict of interest. The original and justification of this new regulation are found in the provisions of Article 114 of the Spanish Market Law (“Ley del Mercado de Valores”), regarding duties of the directors of listed corporations.

Modification of Article 17 of the Regulation of the General Meeting

The reform introduced here expressly provides the power of the President of the Meeting to expel those who perturb the normal course of the meeting and even resolving that the meeting be momentarily interrupted, as part of his natural powers for order and discipline.

7.	INCREASE OF CAPITAL IN CINTRA

7.1.	Foundation of the report

Finally and as indicated supra in Section 3.4.3, Cintra capital shall be increased by 164,981,950 shares, which shall be exchanged for Ferrovial shares in accordance with the exchange equation established in Section 5 of the Merger Project. The corresponding proposal for increase shall be submitted, as integral part of said Project, for discussion and approval by the General Meetings which decide on the merger.

From the Cintra point of view, the increase and consequent modification of the bylaws are subject to the provisions of Articles 144 and following of the Public Companies

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Law. As such pursuant to Articles 144 and 152 of said body of law, the Board of Directors of Cintra must specifically state their justification under the terms set forth below. In addition and for the same reasons stated in Section 6 above, it is foreseen that in the report issued today by the Ferrovial administrators regarding the Merger Project, the justification formulated by the Cintra Board of Directors will be included, where the Board of Directors of Ferrovial hereby share and adopt said justification, as required.

7.2.	Report justifying the capital increase

As described in detail in Section 3.4.3, a total of 554,949,476 Cintra shares will have to be exchanged for 138,737,369 shares of Ferrovial which effectively can be exchanged. The Cintra Board of Directors will propose to the General Meeting of said corporation, that it exchange 380,229,354 old shares of Cintra for shares Ferrovial will hold upon the merger, and which, as a result of this, shall become part of the Cintra treasury stock, as well as 9,738,172 shares Cintra currently holds as treasury stock. Consequently the 164,981,950 remaining shares, up to the 554,949,476 described, shall be new shares for issue by Cintra.

More specifically, the Cintra Board of Directors shall propose to the General Meeting, that it issue 164,981,950 shares with a face value of twenty cents of a euro (0.20 €) each, all of the same class and series of current Cintra shares, which will be represented by book entries.

The amount of 1,829,469,610 euros, corresponding to the difference between the net book value of Ferrovial’s assets and liabilities (3,502,820,000 euros), less the book value at which Ferrovial has registered its shareholding in Cintra (1,640,354,000 euros) and the face value of the new shares to be issued by Cintra (32,996,390 euros) shall be considered as the issue premium (“prima de emission”).

Both the face value of said shares as well as the corresponding issue premium shall be fully paid in as a result of the block transfer of Ferrovial’s assets and liabilities to Cintra, which shall acquire the rights and obligations of Ferrovial by universal succession. The conclusions of the Ernst & Young, S.L. independent expert report which has been exhaustively referred to in section 4.3 above, concludes, "the net assets

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provided by the acquired company is at least equal to the maximum amount of the share capital increase of the acquiring company as foreseen in the Joint Merger Project".

Let it be noted that, in accordance with what is set forth in article 159.4 LSA, the CINTRA shareholders shall not have any pre-emptive right to the subscription of the new shares issued.

Finally, the increase shall be a modification in the amount of corporate capital and the number of shares into which it shall be divided, included herein in Article 5 of the Current Cintra Bylaws. Said modification was considered when formulating the proposed draft of the New Bylaws, Article 5 of which prays as follows:

“Article 5.                                   Corporate capital

1.	Corporate capital is ONE HUNDRED AND FORTY SIX MILLION SEVEN HUNDRED AND TWO THOUSAND AND FIFTY ONE EUROS (146,702,051 €) euros, which is currently fully subscribed and paid in.

2.
Corporate capital is comprised of SEVEN HUNDRED AND THIRTY THREE MILLION FIVE HUNDRED AND TEN THOUSAND TWO HUNDRED AND FIFTY FIVE EUROS (733,510,255) ordinary shares, in a single class and with a face value of twenty cents of a euro (0.20€) each.”

*  *  *

Madrid, [15] September 2009

CINTRA BOARD OF DIRECTORS

[Did not sign due to conflict of interest] _________________________________ Rafael del Pino y Calvo-Sotelo President	[Did not sign due to conflict of interest] _________________________________ Joaquín Ayuso García Vice-president
[Did not sign due to conflict of interest] _________________________________ Enrique Díaz-Rato Revuelta Managing Director	_________________________________ Fernando Abril-Martorell Hernández Member

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_________________________________ Jaime Bergel Sainz de Baranda Member	_________________________________ José Fernando Sánchez-Junco Mans Member
[Did not sign due to conflict of interest] _________________________________ Don José María Pérez Tremps Member	[Did not sign due to conflict of interest] _________________________________ Don Nicolás Villén Jiménez Member
_________________________________ Don Emilio Saracho Rodríguez de Torres Member

In accordance with the provisions of article 127.3rd.3 of the Law of Corporations, all nominee members named by Ferrovial, which is to say, Messrs. Rafael del Pino y Calvo-Sotelo, Joaquín Ayuso García, José María Pérez Tremps and Nicolás Villén Jiménez, are expressly put on record as abstaining from participating in the deliberation and voting of the Cintra Board of Directors regarding this Report by having the understanding that they could be affected by a potential conflict of interest. It is for this reason that Messrs. Del Pino y Calvo-Sotelo, Ayuso García, Pérez Tremps and Villén Jimenez have not signed this Report.

Likewise, Mr. Enrique Díaz-Rato Revuelta is put on record as having abstained from participating in the deliberation and voting on the Report by having the understanding that he was affected by a potential conflict of interest. It is for this reason that he too has not signed this Report.

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ANNEX 1

NEW BYLAWS OF THE TAKE OVER COMPANY

CHAPTER I. NAME, PURPOSE, TERM, CORPORATE DOMICILE.

Article 1.    Legal name

The Company is named Ferrovial, S.A., and shall be governed by these Bylaws, the Public Companies Law, and by other applicable laws and provisions.

Article 2.   Corporate purpose

1.	The purpose of the Company is to perform the following activities, both in the Spanish territory and abroad:

a)
Design, build, execute, exploit, operate, manage, administer and conserve public and private works and infrastructures, either directly or through its participation in corporations, groups, consortia or any other similar legal figure legally allowed in the country of interest.

b)	Operate and provide all kinds of services related to urban and interurban transportation infrastructure, either land, sea or air.

c)	Operate and manage all kinds of complementary services and works that could be offered in the areas of influence of public and private works and infrastructures.

d)
Hold, in its own name, all kinds of concessions, subconcessions, authorisations and administrative licenses for works, services and mixed, granted by the State, Autonomous Communities, Provinces, Municipalities, Autonomous Bodies, and in general any foreign State or public administration and any international body or institution.

e)
Manage, administer, acquire, promote, transfer, urbanise, rehabilitate and operate in any form, lands, lots, residential developments, real estate zones or promotions, and in general all kinds of real properties.

f)
Manufacture, acquire, supply, import, export, lease, install, maintain, distribute and operate machinery, tools, vehicles, installations, materials, equipment and furnishings of all kinds, including urban utilities and furnishings.

g)	Acquire, operate, sell and assign intellectual and industrial property rights.

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h)	Provide services related to the conservation, repair, maintenance, correction and cleaning of all kinds of works, installations and services, to both public and private entities.

i)	Provide engineering services such as making projects, studies and reports.

j)
Perform projects and studies for the construction, maintenance, operation and sale of all kinds of water and wastewater supply, discharge, transformation and treatment installations and waste products. Research and development in said fields.

k)	Provide services related to the environment such as smoke and noise control, integral waste disposal management including from pick up to purification, transformation and treatment.

l)
Build, manage, operate, exploit and maintain energy production or carrier systems for any kind of energy, not including activities regulated by legal provisions that are not compatible with this part of the corporate purpose.

m)	Research, design, develop, produce, operate and assign programs and in general computer, electronic and telecommunications products.

n)
Research, operate and use of mineral deposits, as well as acquire, use and enjoy permits, licenses, concessions, authorisations and other rights to mine, industrialise, distribute and sell mineral products. These activities do not include activities related to minerals of strategic interest.

o)
Provide management and administrative services to any kind of corporations and companies, as well as consulting and advisory services in the areas of accounting, legal, technical, financial, labour, tax and human resources.

p)
Anything that does not violate activities that are legally reserved by special legislation, and in particular by legislation governing Institutions of Collective Investment and the Securities Market, coordinate and perform on its own all kinds of operations related to securities in any kind of market, national or international; to buy, sell, or in any other way acquire, transmit, swap, transfer, pledge and subscribe all kinds of shares, securities convertible into shares or which grant the right to acquire or subscribe to bonds, rights, payment notes, government bonds, or tradable securities and to acquire holdings in other companies.

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2.
The above listed activities may be undertaken by the Company indirectly, either totally or in part, by means of ownership rights in other companies having an equivalent purpose and with corporate address in Spain or abroad.

Article 3.   Term

The Company is constituted for an indefinite period, and shall begin operations the day of the granting of the public deed of incorporation.

Article 4.     Corporate domicile

1.	The corporate domicile is Madrid, at Calle Príncipe de Vergara number 135.

2.
The corporate domicile can be moved to any other place within the same municipality as agreed by the directing body. The agreement of the General Shareholders’ Meeting is required to move to any other municipality.

3.
The governing body of the Company can agree to create, eliminate or transfer branches, offices, representatives, agencies, delegations, offices, or other dependencies, in Spain or abroad, as it deems appropriate.

CHAPTER II. CORPORATE CAPITAL AND SHARES

Section 1. Capital and shares

Article 5.   Capital

1.	Corporate capital is [●] ([●]) euros, completely subscribed and paid in.

2.	The corporate capital is represented by [●] ([●]) ordinary shares of a single class, with a nominal value of twenty cents of a euro (€0.20) each.

Article 6.   Share representations

1.
Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. The said book entry shall reflect the circumstances included in the public deed of issuance as well as whether or not the shares are fully paid in. Shares shall be governed by provisions of the Securities Market Law and other complementary provisions.

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2.	The entries made in the books of the Company shall correspond to the entity or entities corresponding to said function, according to law.

3.
Legalisation of the right to act as a shareholder, including, as applicable, transfer shares, is obtained through the inscription in the book entry that grants presumption of the legitimate owner and enables the registered owner to demand the Company to recognise him as shareholder. This legalisation could be accredited by exhibition of the appropriate certificates issued by the entity responsible for the book entries.

The Company’s provision of any benefit to the party presumed to be legalised shall release the Company from the corresponding obligation, even if said party is not the real owner of the share, if and when said act is in good faith and free of negligence.

4.
In the event the person or entity appearing as legalised in the book entries bears said legalisation as fiduciary or another similar form, then the Company can request that it reveals the identity of the real owners of the shares, as well as the transfers and encumbrances of same.

Article 7.   Shareholder Rights

1.	Share ownership grants its legitimate owner the condition of shareholder, attributing the individual and minority rights conferred by Law and in these Bylaws.

2.	Under the terms established by Law and except in the cases described therein, the shareholder has at least the following rights:

a)	The right to participate in the distribution of profits and in the capital resulting from liquidation.

b)	The pre-emptive subscription rights for shares or convertible bonds offered as new issues.

c)	The right to attend and vote in the General Meetings and to challenge the corporate resolutions.

d)	The right to be informed, as established by Law and in these Bylaws.

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3.	The shareholder shall exercise his rights with the Company loyally and as required by good faith.

Article 8.   Non-voting shares

1.	The Company can issue non-voting shares for a face value of not more than half of the paid in capital.

2.
Owners of non-voting shares shall have the right to receive an annual dividend of minimum five per cent of the paid in capital for each non-voting share. Upon agreement on the minimum dividend the owners of the non-voting shares shall have the right to the same dividend corresponding to ordinary shares. Minimum dividends not paid in a period shall not accumulate in successive years.

3.
Non-voting shares shall have the pre-emptive subscription right under the same terms as voting shares. However said right can be excluded as provided by Article 159 of the Public Companies Law and in these bylaws for voting shares.

4.	Successive issues of non-voting shares shall not require the approval of previous non- voting shareholders, through a separate voting or special Meeting.

5.	Non-voting shares shall recover voting rights if the Company fails to fully satisfy the minimum dividend for five consecutive years.

Article 9.   Callable Shares

1.	The Company can issue callable shares in a nominal value that shall not exceed one fourth of corporate capital, and in accordance with other legally established requirements.

2.	Callable shares shall grant their owners the rights established in the issue, in accordance with the law and the appropriate amendment of the bylaws.

Article 10.   Multiple Owners

1.	Shares are indivisible.

2.	Shares that are co-owned shall be recorded in the corresponding account in the name of all co-owners. However co-owners of a share shall appoint a single person who will

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exercise the rights as shareholders, and the co-owners shall be jointly liable to the Company for all obligations deriving as shareholders.

The same rule shall apply to other conditions of co-ownership of share rights.

3.
In the case of usufruct of shares, the condition of shareholder shall reside in the owner not benefiting from the shares; however the usufructuary shall in all events have the right to the dividends resolved by the Company during the usufruct. All other shareholder rights shall be exercised by the owner not benefiting from the share.

The usufructuary shall facilitate these rights to the shareholder not benefiting from the shares.

4.	If the shares are pledged, then the share owner shall exercise the shareholder rights. The creditor holding the pledge shall facilitate the exercise of these rights to the shareholder.

If the owner fails to comply with the obligation to pay in the capital calls, then the creditor pledge holder can comply with said obligation or proceed to execute the pledge.

5.	If there are other limited real rights on the shares, then the owner in direct domain of the shares shall exercise the political rights.

Article 11.   Share Transfers

1.	Shares and the economic rights deriving from same, including pre-emptive subscription rights, are transferable by all forms allowed by Law.

2.	Transfers of new shares shall not be effective before the capital increase has been registered in the Mercantile Registry.

3.	Share transfers shall be carried out in the form of book entries.

4.	The transfer in favour of the acquiring party shall have the same effects as traditional transfers of the share certificate.

5.	The constitution of real rights or other encumbrances on the shares shall be recorded in the corresponding account in the Company’s books and accounts.

6.	Inscription of the pledge is equivalent to transferring possession of the certificate.

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Article 12.   Capital calls

1.
When shares are partially paid in, the shareholder shall proceed to pay the portion not paid in, either in cash or in kind, in the form and within the period determined by the administration of the Company, which in any event shall not surpass 5 years from the date of the resolution to increase capital.

2.	Any shareholder who fails to pay the capital calls cannot exercise his voting rights.

3.
Without prejudice to effects of delinquency provided by law, any delay in the payment of capital calls shall accrue legal interest to the Company, beginning the day of expiration and without the need for judicial or extrajudicial proceedings, as well as filing of the proceedings authorised by law in these cases.

Section 2.     Capital Increase and Reduction

Article 13.   Capital Increase

1.
Capital can be increased through the issue of new shares or by raising the nominal value of existing shares; in both cases the compensation may consist of cash contributions, including credit compensations, contributions in kind, or by applying profits or available reserves. Capital can be increased partly through new contributions and partly from available reserves.

2.	If the capital increase has not been fully subscribed within the period set for said purpose, the capital shall be increased by the amount effectively subscribed, unless agreed otherwise.

Article 14.   Authorised Capital

1.
The General Meeting may delegate to the corporate governing body the power to approve, one or more times, the capital increase to a determined amount, at such times and in such amounts as it may decide and within the limits established by law. Such delegations can include the power to exclude pre-emptive subscription rights. Unless the agreement for delegation provides otherwise, the Board of Directors shall be authorised to issue ordinary shares, voting, non-voting or callable.

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2.
The General Meeting may likewise delegate to the corporate governing body the power to determine the date when approved agreement to increase capital, already adopted, shall be carried out and to determine any conditions not previously determined by the Meeting.

Article 15.   Cancellation of pre-emptive subscription rights

1.
The General Meeting or, as applicable, the Board of Directors approving the capital increase, can approve the cancellation of all or part of pre-emptive subscription rights for reasons of corporate interest.

2.
Corporate interest may specifically justify the elimination of the pre-emptive subscription rights when required to allow the Company (i) to acquire assets (including shares or shareholdings in companies) appropriate for developing the corporate purpose; (ii) to place new shares on foreign markets that allow access to sources of financing; (iii) to obtain resources through the use of demand forecast placement techniques designed to maximise the share issue rate; (iv) to obtain an industrial or technological partner; or (v) in general, to carry out any operation that is appropriate for the Company.

3.
Existing shareholders shall not have pre-emptive subscription rights for new shares when the capital increase is due to the conversion of bonds into shares, takeover of another company or part of the capital spin off from another company, or when the Company has made a public offering to buy securities to be paid either all or partially in documents to be issued by the Company.

Article 16.   Capital Reduction

1.
Capital can be reduced by reducing the nominal value of the shares, by redeeming outstanding shares or by grouping them for exchange, and the purpose in both cases can be to return contributions, condone capital calls, constitute or increase reserves or re-establish the balance between corporate capital and net worth.

2.
When capital is reduced by returning contributions, payment to shareholders can be made, either entirely or partially, in kind, if and when said return complies with the terms of Section 5 of Article 62.

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Article 17.   Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Public Companies Law, a share capital reduction to redeem a specific group of shares, if and when said group is defined based on substantive, homogeneous, and non-discriminatory criteria. In that case, the measure shall be approved by the General Shareholders’ Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Computerised Trading System of the Securities Market during the three months prior to the date on which the share capital reduction is approved.

Section 3      Issue of Bonds and other securities

Article 18.   Bond Issues

1.	The Company may issue bonds in compliance with all legally established terms and limits.

2.
The General Meeting may authorise the corporate governing body to issue simple or convertible or exchangeable bonds, including, as applicable, the power to exclude pre- emptive subscription rights held by shareholders of the Company. The Board of Directors may use said authorisation one or more times and during a maximum period of five years.

3.	The General Meeting can likewise authorise the Board to establish the time when the issue agreed shall be carried out and to determine other conditions not indicated in the agreement of the Board.

Article 19.   Convertible and Exchangeable Bonds

Convertible or exchangeable bonds may be issued at a fixed exchange ratio (determined or to be determined) or at a variable exchange rate.

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Article 20.    Bondholders Syndicate

1.	The syndicate of bondholders shall be constituted, after inscription of the issue, by those acquiring the bonds as the securities are received or the corresponding book entries are made.

2.	Normal costs caused by the Syndicate shall be the responsibility of the Company, and shall not in any case exceed 1 per cent of the annual interest earned by the issued bonds.

Article 21.   Other Securities

1.	The Company may issue notes, warrants, preferential shares of other negotiable securities apart from those described in previous articles.

2.	The General Meeting may authorise the corporate governing body to issue said securities. The corporate governing body may use this power one or various times and during a maximum period of five years.

3.
The General Meeting may further authorise the corporate governing body to establish the date when the issue agreed is to take place, and to determine the other conditions provided in the resolution of the General Meeting, according to law.

4.	The Company may also guarantee the issues of securities made by its subsidiaries.

CHAPTER III. CORPORATE GOVERNANCE

Section 1.      Company Bodies

Article 22.   Distribution of responsibilities

1.	The governing bodies of the Company are the General Shareholders’ Meeting, the Board of Directors and the delegated bodies created within the Company.

2.	The General Shareholders’ Meeting shall decide on all matters attributed to it by law or the bylaws, including but are not limited to:

a)	Censure Company management;

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b)	Approve, as applicable, the annual accounts, both individual and consolidated, and resolve on the application of the result;

c)
Appoint and remove members of the Board of Directors, and ratify or revoke appointments of members of the Board made by co-optation, and determine remuneration payable to the Board of Directors referred to in Section 1 of Article 57 of these Bylaws;

d)	Appoint and remove auditors of the Company;

e)	Agree on capital increases and reductions, mergers, spin offs, segregations, transfer the corporate offices abroad, bond issues, and in general any amendment to the Bylaws;

f)	Agree to incorporate entities dependent on the Company for essential activities performed to that time by the Company, including when the Company maintains full domain of said entities;

g)	Agree on the dissolution and liquidation of the Company or any other operation whose result is equivalent to liquidating the Company;

h)	Authorise the Board of Directors to increase corporate capital or proceed with the issue of bonds and other securities; and

i)	Resolve on matters submitted to it for deliberation and approval by the corporate governing body.

3.	Powers not legally or statutorily attributed to the General Shareholders’ Meeting correspond to the corporate governing body.

Article 23.   Principles for action

1.	All the bodies of the Company shall oversee the corporate interest, understood as the common interest of all shareholders.

2.	With regard to the shareholders the corporate bodies shall respect the principle of equal treatment.

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Section 2.      General Shareholders’ Meeting

Article 24.   General Meeting

1.
The General Meeting is the supreme body of the Company and its resolutions are binding on all shareholders, including those absent, dissenting, abstaining and those with no right to vote, without prejudice to the rights and actions that may correspond to them.

2.	The shareholders convened in General Meeting shall resolve, by majority vote, on the matters attributed to it by law.

3.
The General Meeting is governed by these Bylaws and the Law. Legal and statutory regulations of the Meeting shall be drafted and completed through the Regulation of the General Meeting, which shall detail the regime for calling, preparation, information, reporting attendance, development and exercise of political rights by shareholders during the Meeting. The Regulation shall be approved by the Meeting at the motion of the corporate governing body.

Article 25.   Types of General Meetings

1.	General Meetings of Shareholders can be ordinary or extraordinary.

2.
A General Ordinary Meeting must be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.
Any Meeting different from those described in the above paragraph shall be considered Extraordinary. However the General Shareholders’ Meeting, although called Ordinary, may also deliberate and resolve on any matter within its jurisdiction, if it complies with applicable law.

4.	All Meetings, either ordinary or extraordinary, shall be subject to the same rules of procedure and competences.

Article 26.   Power and Requirement to Call a Meeting

1.	The Board of Directors shall call a General Meeting:

a)	When required to call an Ordinary General Meeting pursuant to the terms of the foregoing Article.

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b)
At the request of a number of shareholders owning at least five (5%) of corporate capital. Said request shall further include the matters to be dealt by the General Meeting; in this case the Board of Directors shall have maximum fifteen days, beginning the date requested by notary public, to call the meeting with the minimum notice allowed by law.

c)	Whenever it deems it appropriate for the interest of the Company.

2.	The Board of Directors shall prepare the agenda, necessarily including the matters that were the purpose of the request.

3.
If the Ordinary General Meeting is not called within the legal period, then a Judge of the Mercantile Courts of the corporate domicile can do so at the request of the shareholders and after hearing the directors; and the Court shall further name the person to chair said meeting.

Article 27.   Calling the General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting, unless the law establishes another notice period, in which case that period shall rule.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, when appropriate, are to be included in the announcement pursuant to the provisions established in the Shareholders’ Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call.

3.
Shareholders representing at least five per cent of the share capital may request the publication of a complementary document to the call of a General Shareholders' Meeting, including one or more points in the agenda. Exercise of this right shall be made by certified notice served at the corporate domicile of the Company within five days following publication of the call.

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The complementary document to the call for meeting shall be published at least fifteen days prior to the date scheduled for the Meeting. Failure to publish the complementary document to the call within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall be null and void whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions shall be met.

5.
The call shall include a mention to the shareholders' right to examine in the corporate domicile, consult in the Company web page, or, as applicable, immediately obtain free of charge, the proposals to be submitted to the Meeting for resolutions, documents or reports necessary or mandatory and those which, although not mandatory, are determined by the corporate governing body for each case.

Article 28.   Right to attend

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend the General Shareholders’ Meeting.

2.
In order to attend the General Shareholders’ Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by remote communication means, pursuant to the provisions established in the Shareholders’ Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means, and shall assess, when calling each Shareholders’ Meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues, that shareholders’ identity and status are duly guaranteed, as well as the adequate exercise of their rights,

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the suitability of the telematic means and adequate progress of the meeting, and, all pursuant to the provisions established in the Shareholders’ Meeting Regulations. When deemed appropriate, the call shall include the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the call may indicate that any interventions and proposed resolutions to be made by those attending by telematic means must be sent to the Company before the Meeting is constituted.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly constituted.

5.
The Chairman of the Meeting of Shareholders may authorise Managing Directors and technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

Article 29.   Representation in the General Meeting

1.
Notwithstanding attendance of legal entities that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders’ Meeting through another person, even if not a shareholder. Proxies shall be conferred specifically for each Meeting, in writing or by other means of remote communication that duly guarantee the identity of the represented party and representative, which the governing body may determine, when appropriate, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

2.
The Chairman, Secretary of the Meeting, or the individuals appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and the compliance of the attendance requirements for the Meeting.

3.	The power to represent shall be without prejudice to the provisions of the Law with regard to family representation and the execution of general powers of attorney.

4.	Representations obtained by public request shall be governed by Law and the General Shareholders’ Meeting Regulations.

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Article 30.   Time and Place of Meeting

1.	The General Meeting will be held at the place indicated in the notice within the municipality in which the Company is domiciled.

2.	The Shareholders’ Meeting Regulation may establish the conditions for attending the meeting via simultaneous videoconference or other analogous forms of connection with various places.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the corporate domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the directors or of a number of shareholders representing at least one quarter of the capital present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will be considered to be a single meeting, and a single Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the events and manner established in its own Regulations.

Article 31.   Quorum. Special Cases

1.
The General Meeting shall be validly constituted on the first call when the shareholders present either personally or by proxy own at least twenty five percent of subscribed capital with voting rights. On the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Meeting, be it ordinary or extraordinary, to validly approve a bond issue, a capital increase or reduction, limit or eliminate the pre-emptive right to acquire, as well as approve the transformation, merger or spin-off, global assignment of assets and liabilities and transfer of the corporate domicile abroad, and in general, any amendment of the Bylaws, the presence of shareholders representing at least fifty percent of the subscribed share capital with voting rights shall be required on the first call.

On the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders present represent less than fifty percent of the subscribed share capital with voting rights, the resolutions referred to in the paragraph above can be

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adopted only with the affirmative vote of two thirds of the share capital present at the

Meeting either personally or by proxy.

3.	Shareholders casting their votes by means of remote communication shall be considered as present for quorum purposes.

4.	Absences that may occur after the General Meeting has been convened shall not affect the validity of the meeting.

5.
If the attendance of a determined quorum is required to validly adopt a resolution regarding one or various points on the agenda for the General Meeting, pursuant to applicable law or these Bylaws, and said quorum is not achieved, then the agenda shall be reduced to only include the points that do not require said quorum for valid adoption.

Article 32.   Board of the General Shareholders’ Meeting

1.
The General Meeting’s board shall be constituted, at least, by the Chairman and the Secretary of the General Meeting. The members of the Company Board of Directors present at the session shall also form part of the board.

2.
General Meetings shall be chaired by the Chairman of the Board of Directors, and in the event of absence, illness, or indisposition, by the Vice Chairman. If there are several vice chairmen they shall follow in their numerical order; and if all are absent, the Board Member designated by the attendants shall chair the meeting.

3.
The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall act as Secretary of the Meeting; in the event he does not personally attend the meeting, then the Vice Secretary shall serve. If they are both absent then the person designated by the attendants shall act as Secretary of the Meeting.

Article 33.   List of Attendees

1.
Before starting with the Agenda, the Secretary of the Meeting shall draw up a list of the attendants, expressing each one's nature or proxy and the number of shares with which they attend, either owned by them or third parties.

At the end of the list, the number of shareholders present either personally or by proxy shall be established (indicating separately those who have casted their vote by remote

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communication),  as  will  the  amount  of  capital  owned  by  them,  specifying  which shareholders have voting rights.

2.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it shall be attached as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendance may also be created in a file or using a computer program. In such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 34.   Deliberation and adoption of resolutions

1.
Once the list of attendance has been drawn up, the Chairman, if applicable, will declare the General Shareholders' Meeting validly constituted and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. He will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	Shareholders may request information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in deliberations on items on the Agenda, although the Chairman, in use of his powers, is authorised to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.	Once the matter has been sufficiently debated, the Chairman will call for a vote.

6.
Shareholders with voting rights may exercise them by mail, e-mail or any other means of remote communication which duly guarantees the identity of the shareholder exercising his right to vote, as determined by the Board at the time each Meeting is called, pursuant to the Company's Regulation for General Shareholders’ Meetings.

7.	The affirmative vote of half plus one of all voting shares present, either personally or by proxy in the General Meeting, shall be required to adopt a resolution, without prejudice

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to the cases in which the Law or these Bylaws stipulate a greater majority. Each share has one vote.

8.
The votes shall be counted in the form regulated in the Shareholders’ Meeting Regulation. The Chairman shall decide on the voting system that he considers most appropriate and direct the corresponding process.

Article 35.   Right to Information

1.
Beginning the date of publication of the call for the General Meeting and until the seventh day prior to the celebration of the meeting, inclusive, shareholders can request, in writing, the clarifications or information that they deem pertinent or submit, in writing, the questions that they deem pertinent to the issues included in the agenda.

Shareholders can also, in the same time and form, request information or clarifications or pose questions, in writing, regarding the public information provided by the Company to the Spanish Securities Exchange Commission since the date of the last General Meeting.

2.	During the General Meeting shareholders can verbally request the information or clarifications that they deem appropriate regarding the matters included in the agenda.

3.
Directors must provide the information requested in accordance with the two foregoing paragraphs, and within the period set by law, except when this is legally inadmissible and, in particular, when in the opinion of the Chairman, publication of that information would be harmful to the Company’s interest. This last exception shall not apply when the request is made by shareholders representing at least one fourth of the corporate capital

4.
The Shareholders’ Meeting Regulation shall describe the applicable regime to the right for information. The Company shall include the pertinent information on its web page, so that the shareholder can exercise his right to be informed.

Article 36.   Minutes of the Meeting and Certifications

1.
Resolutions adopted during the General Meeting shall be reflected in the Minutes which will be written or transcribed into the pertinent Minutes Book. The Minutes may be approved by the General Meeting itself, or failing that, within fifteen days by the

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Chairman and two Controllers, one representing the majority, and the other representing the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.
The Board of Directors shall request the presence of a Notary Public who shall prepare the Minutes of the Meeting; this shall be required when so established by law. The notarial minutes need not be approved.

3.	Certifications of the resolutions shall be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
The public formalisation of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Section 3.      Corporate governing body

Article 37.   Structure of the Board of Directors

1.	The Company shall be governed and managed by a Board of Directors.

2.
The Board of Directors shall be governed by all applicable legal standards and by these Bylaws. The Board shall develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 38.   Administrative and Supervisory Powers

1.	The Board of Directors shall have the broadest powers to manage the Company and, except as reserved to the competence of the General Meeting, shall be the maximum deciding body of the Company.

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2.	The Board shall, in all cases, assume the powers legally reserved directly to it as non- delegable, as well as others necessary for a responsible exercise of the general supervisory function.

3.	The Regulation of the Board shall describe in detail the specific content of the functions reserved to the Board of Directors.

Article 39.   Powers to Represent

1.	The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority.

2.	The provisions of this Article are understood to be without prejudice to any others that may be granted, both general as well as special.

Article 40.   Creation of value for the shareholder

1.
The Board of Directors, its delegated bodies and the management team of the Company shall exercise their powers and in general, carry out their duties in order to sustainably maximise the long time value of the Company in a way that is to the shareholders’ interest.

2.
The Board of Directors shall likewise see that the Company faithfully complies with current legislation regarding the uses and good practices of sectors or countries where the Company performs its activities and observe the principles of social responsibility which were voluntarily accepted.

Article 41.   Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Meeting shall determine the number of Board members within the range established above. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members.

3.	Members of the Board can renounce to their position; the appointment can be revoked, and members can be re-elected.

4.	It is not necessary to be a shareholder to be appointed as a director; both individuals and companies may be appointed.

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5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

7.
The Board shall accept the reason for resignation by any of the members, accepting same if applicable. In the event any vacancies should occur during the period for which the directors were appointed, the persons to occupy said vacancies shall be appointed from among the shareholders, until the next General Meeting is held.

Article 42.   Qualitative Board Membership

1.
The Board of Directors, using its power to propose to the GeneralMeeting and co-optation in order to fill vacancies, shall endeavour to ensure that external or non-executive directors form the majority. For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

2.
The Board shall also endeavour that the majority group of external directors of the Company shall include owners or representatives of those who hold a legally significant shareholding in the Company, and proxies or those appointed due to their condition as shareholders, although their capital shareholding is not significant (all domanial directors) and those who perform their functions although not related to the Company, significant shareholders or directors (independent directors).

3.	In any event, at least one third of all directors shall be independent directors.

4.
The provisions of the preceding paragraphs do not affect the sovereignty of the General Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when share groupings occur as provided in Article 137 LSA.

5.
For purposes of these Bylaws, the term external director, domanial director, independent director and executive director shall have the meaning given in these Bylaws or specified in the Regulation for the Board of Directors.

Article 43.   The Chairman of the Board

1.	The Board will appoint a Chairman from among its members.

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2.	The Chairman shall call meetings of the Board of Directors, prepare the agenda and direct the debates and voting.

Article 44.    The Vice Chairman or Vice Chairmen of the Board

1.	The Board shall appoint a Vice Chairman, or more Vice Chairmen, who shall be correlatively numbered.

2.
The Vice Chairman or Vice Chairmen, in the order established, and in their absence the director corresponding according to the numbering fixed by the Board, shall substitute the Chairman in the event of absence, illness, or indisposition.

Article 45.   The Secretary of the Board

1.	The Board shall appoint a Secretary, and can also appoint a Vice Secretary, who need not be directors.

2.	The Secretary shall attend the meetings of the Board and shall have the right to speak but not vote, unless he is also a director.

3.
The Vice Secretary shall act as Secretary in the event that the position is vacant, or in the event the Secretary is absent or ill. The Vice Secretary may further attend meetings of the Board together with the Secretary when so decided by the Chairman.

Article 46.   Meetings of the Board

1.
The Board shall meet as often as necessary for the correct performance of its functions, when called by the Chairman. The Chairman shall call the Board to meet on his own initiative or when requested by at least two of its members, in which case the meeting shall be called to meet within the fifteen days following said request.

2.
The call to ordinary meetings shall be made in any written form, including e-mail, and shall be authorised by the Chairman or the Secretary or the Vice Secretary by order of the Chairman. The call shall be served minimum forty eight hours in advance and include the agenda.

3.
The Chairman may call the members to an extraordinary meeting of the Board by telephone and without the advance period and other requirements established in the foregoing paragraph when, in the opinion of the Chairman, circumstances justify so.

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4.
Meetings shall ordinarily be held in the corporate domicile, but can also be held in the place determined by the Chairman, who can also authorise, for justified reasons, that the meetings be held with the simultaneous attendance by the members in different places, connected by audiovisual or telephonic means, given that the recognition of those attending can be assured as well as their interactivity and intercommunication in real time, and therefore as a single act. In this case, the notice shall state the connection system and, if applicable, the places where the necessary technical means can be found to attend and participate in the meeting. Resolutions shall be considered adopted in the place where the largest number of directors is present and, when there are equal numbers, in the place where the person chairing the meeting is located.

5.
As an exception and if no member opposes, the Board can also be validly celebrated without session and in writing. In this case the members can send via email their votes and considerations to be included in the minutes.

6.
In any event the Secretary of the Board of Directors shall certify all these details in the minutes and certify that the meeting was validly convened and held, listing the number of members attending, the place where each member attended the meeting, if he was present physically or by proxy, and, as applicable, the form of remote attendance used.

Article 47.   Board Meeting Procedures

1.	The Board of Directors shall be validly constituted when more than half of its members are present either personally or by proxy.

2.	Notwithstanding the above, the Board will also be validly constituted without prior notice, when all of its members are present either personally or by proxy.

3.
Members shall make all efforts to attend the meetings of the Board. When they cannot do so personally, they shall grant their proxy to another member of the Board. There is no limit to the number of proxies that can be held by each member. In any case the proxy shall be granted in writing, with special instructions for each member.

4.
Unless the Law or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors that are present. In case of a tie, the Chairman shall have the deciding vote. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

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5.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

Article 48.   Minutes and Certifications of the Board Meetings

1.
The discussions and resolutions of the Board Meeting shall be extended or transcribed into the Minutes Book. The minutes of each Board Meeting shall be prepared by the Secretary of the Board or, in his absence by the Vice Secretary; in the event both are absent then the minutes shall be prepared by the person appointed by the attendants as Secretary of the meeting.

2.	The minutes shall be approved by the Board at the end of or immediately following the meeting, or by the Chairman together with at least the Vice Chairman and another member of the Board.

3.	The minutes shall be signed by the Secretary or Vice Secretary of the meeting, with the approval of the person who chaired the meeting.

4.	Resolutions adopted by the Board shall be certified by the Secretary of the Board or, as appropriate, the Vice Secretary, with the approval of the Chairman or, as appropriate, the Vice Chairman.

5.
The formalization in public document may de carried out by any of the members of the Board, as well as the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Section 4.      Delegation and Board Committees

Article 49.   Delegation of powers

1.
The Board of Directors may appoint from among its members an Executive Committee and one of more Managing Directors, specifying the persons who will hold those positions and the manner in which they shall act. The Board may delegate in them, totally or partially, temporarily or permanently, all delegable powers, as established by

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law. Likewise, the Board of Directors may establish other Committees formed by members of the Board with consultative or advisory.

2.
If the Board of Directors creates the Executive Committee or any of the above- mentioned consultative or advisory Committees, it will also establish their membership and operating rules. However, until the Board has determined or regulated the functioning of its Committees, the terms of these Bylaws and the Public Companies Law regarding operation of the Board of Directors shall apply.

3.	The Board of Directors may also permanently delegate its representative powers to one or several Directors; in the latter case it shall determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or powers of attorney.

Article 50.   Audit and Control Committee: Composition and responsibilities

1.	The Board of Directors shall establish an Audit and Control Committee comprised of minimum four and maximum six members. All of its members shall be external or non- executive directors.

2.	The Audit and Control Committee shall have the rights to be informed, to supervise, advise and propose matters within its jurisdiction.

3.
The members of the Audit and Control Committee shall appoint a Chairman from among themselves, who shall also be an independent Director. The Chairman shall remain in office for a period of 4 years; he may be re-elected after one year has passed from the date of his cessation. However, the Chairman can leave his position before the end of the 4 year period if so required by the bylaws with regard to his term as director. The Secretary of the Committee shall be either the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

Article 51.   Audit and Control Committee Rules of Operation

1.
The Audit and Control Committee shall meet whenever called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever suitable for the proper exercise of its functions.

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2.	The Chairman of the Audit and Control Committee shall chair the meetings and direct the deliberations on the matters presented.

3.	Any member of the management team or other Company personnel who is requested to do so shall attend the Audit and Control Committee meetings, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

4.
The Audit and Control Committee shall be validly constituted when more than half of its members are present either personally or by proxy. The rules of operation established in the Bylaws for meetings of the Board of Directors shall apply to the call, quorum and adoption of resolutions, except when these are not compatible with the nature and function of the Audit and Control Committee. The Board of Directors, and the Audit and Control Committee, by delegation of the former, can establish complementary rules of operation.

Article 52.   Duties of the Audit and Control Committee

1.	Without prejudice to other tasks that may be assigned to it by the Board of Directors, the Audit and Control Committee will be responsible for the following:

a)	Inform the General Meeting, on matters brought up by the shareholders at the meeting which falls under its authorities.

b)
Raise a proposal to the Board of Directors, for submission to the General Meeting, regarding the appointment of external auditors, including conditions for their hiring, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervise the internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. It shall in particular liaise with the external auditors in order to receive information regarding matters which might endanger the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or

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by technical audit rules.

f)	Supervise compliance with internal corporate government regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receive information and, if appropriate, issue reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervise the information that must be approved by the Board of Directors and included in the Company's public annual report.

i)
Support the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

2.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

Article 53.   Nomination and Remuneration Committee

1.
The Company shall have a Nomination and Remuneration Committee comprised of minimum four and maximum six directors, appointed by the Board of Directors. All members of the committee shall be external or non-executive directors with the majority independent directors.

2.	The Chairman of the Nomination and Remuneration Committee shall be appointed by the Board of Directors amongst its independent members.

The Nomination and Remuneration Committee shall appoint a secretary, who need not be a member of the committee.

3.	The Nomination and Remuneration Committee shall have, amongst others, the following responsibilities,:

a)
Formulate and review the criteria to be followed regarding the composition of the Board of Directors and selection of candidates. The Committee shall, in particular, assure that the candidate selection process do not suffer from any implicit faults which hinder the selection of directors due to personal circumstances.

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b)	Report on proposed appointments of directors so that the Board can directly proceed with their appointment (co-optation) or accept the proposals for decision by the Board.

c)	Report on the appointment of the Managing Director.

d)	Report on the appointment of Secretary and Vice Secretary to the Board of Directors.

e)	Propose members who shall form part of each of the Committees, considering their knowledge, skills and experience and the tasks of each Committee.

f)	Propose the system and amount of annual remunerations of the directors and report on the individual remuneration of the executive directors and other conditions of their contracts.

g)	Propose the basic conditions of the contracts for senior management and report on their remuneration.

h)	Analyse the process that allows an orderly succession of Chairman and Managing Director.

4.
The Nomination and Remuneration Committee shall meet whenever called by its Chairman, who in turn shall do so when requested by the Board or its Chairman to issue a report or to adopt proposals, and in any event, whenever appropriate for the good performance of its functions.

5.
The Nomination and Remuneration Committee shall be validly constituted with the attendance of at least more than half of its members, present personally or by proxy; resolutions shall be adopted by majority vote of those attending. Unless provided otherwise, the Nomination and Remuneration Committee shall be responsible for consulting and making proposals to the Board.

Section 5.   Directors Bylaws

Article 54.   Term

1.
Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated when the next General Shareholders' Meeting has been held, or when

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the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

2.	Directors who are appointed by co-optation shall exercise his duties until the first General Meeting to which his appointment shall be submitted for ratification.

3.	In no case shall independent directors remain in office as such, for a period in excess of twelve years.

Article 55.   Trmination of directors

1.
Directors shall be terminated from their position when so decided by the General Meeting, when they notify the Company of their resignation and at the expiration of the period for which they were appointed. The effective date in this last case shall be the date of the first General Meeting.

2.
Directors shall make their position available to the Board of Directors and formalise the corresponding resignation, if the Board considers it appropriate, in the following cases: (a) when the executives removed from their positions were appointed as directors based on their position; (b) when they incur any of the causes of incompatibility or prohibition provided by law; (c) when they have committed a serious violation of their obligations as director; or (d) when their stay on the Board may endanger the interests of the Company, negatively affect the credit or reputation of the Board, or when the reasons for which they were appointed disappear (for example when a domanial director transfers or reduces its shareholding in the Company).

Article 56.   General obligations of the directors

1.	Pursuant to the provisions of Article 40, the directors are responsible for guiding and controlling company management in order to maximise its value to the benefit of shareholders.

2.	In performing his functions, the director shall act with the diligence of an orderly businessman.

3.
The director shall further act in his relations with the Company, in accordance with the demands of a loyal representative. The duty to loyalty requires that he place the interests of the Company before his own interests, and specifically to observe the rules contained in Articles 127 and others of the Public Companies Law.

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4.
The Regulation of the Board of Directors shall describe the specific obligations of the directors deriving from the duties for diligence, confidentiality, non-competition and loyalty. As such, particular attentions shall be given to situations representing a conflict of interest, possibly providing for said purpose the procedures and requirements necessary to authorise or dispense according to the terms established in Articles 17 and others of the Public Companies Law.

Article 57.   Board of Directors Remuneration

1.
Members of the Board of Directors shall receive, as consideration for their duties as such, remuneration pursuant to the Bylaws, the total yearly amount of which will be determined by the General Shareholders’ Meeting and reviewed and updated accordingly in keeping with the indices or criteria established by the General Shareholders’ Meeting. Said remuneration will comprise the following items: (i) a fixed payment; (ii) allowances for effective attendance at the meetings of the Board of Directors and its delegate or advisory committees; and (iii) the lesser of the two following amounts: (a) the amount that must be added to the two aforementioned concepts to make up the total combined remuneration established by the General Shareholders’ Meeting; or (b) an amount equivalent to 0.5% of consolidated profits for the financial year earmarked for allocation to the Company. In any case, the amount stipulated in section (iii) above may only be effectively paid following compliance with the requirements set forth in article 130 of the Public Companies Law.

2.
The Board of Directors shall, for each financial year, define the method and time of payment and shall likewise agree upon the exact allocation among its members of the total remuneration prescribed by the Bylaws, as described in paragraph one above. Said allocation may be calculated individually, based on the relative involvement of each Board member in performing the duties of the Board.

3.
The compensation set forth in the preceding two sections will be compatible and without prejudice to fixed salaries; variable remuneration (based on attainment of business/corporate and/or personal performance targets); severance pay following the removal of directors for any reason other than breach of their duties; pensions; insurance policies; employee benefit schemes; deferred payment items; and remuneration

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formulae involving the delivery of shares, options on same or pegged to value thereof; all the foregoing for those members of the Board of Directors who perform executive functions.

4.	The Company can purchase civil liability insurance for its Directors.

5.
The Board of Directors shall annually approve a report on the remunerations policy which states the criteria and foundations used to determine remunerations to the directors during the last year and the year in progress, making it available to the shareholders at the time of the call to the Ordinary General Meeting. The content of the report shall be regulated by the Board of Directors Regulation.

Section 6.      Corporate Governance Report and Web Page

Article 58.   Annual Corporate Governance Report

1.
The Board of Directors shall prepare an annual corporate governance report with special attention given to (i) the degree of compliance of good governance recommendations contained in official reports; (ii) functioning of the General Meeting and development of the meetings; (iii) related and intragroup transactions; (iv) risk control systems; (v) the ownership structure of the Company; and (vi) the governing structure of the Company and other content imposed by applicable regulations.

2.
The annual corporate governance report shall be made available to shareholders on the Company web page no later than the date of publication of the call to the Ordinary General Meeting which shall resolve on the annual accounts for the year referred to in the report.

Article 59.   Web page

1.	The Company shall have a web page where it shall inform its shareholders, investors and the market in general of the economic and all other significant facts occurred with regard to the Company.

2.	Without prejudice to the additional documentation required by applicable regulations, the Company web page shall include at least the following information and documents:

a)	The rules regulating the organisation and corporate governance of the Company,

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and identification of the structure and composition of the corporate governing body;

b)	The internal code of conduct in the securities markets;

c)	The annual accounts corresponding to the year in progress and at least the previous two financial years;

d)	The annual corporate governance report;

e)	Documents relating to the Ordinary and Extraordinary General Meetings held during the periods stated by the CNMV for said purposes;

f)	Communications channels open between the Company and shareholders, and in particular explanations to the shareholder pertaining to the reporting year; and

g)	Regulatory disclosures relating to the period stated by the CNMV.

CHAPTER IV. ANNUAL ACCOUNTS

Article 60.   Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 61.   Preparation of the annual accounts and application of the results

1.
Within the established legal deadlines, the corporate governing body will prepare the annual accounts, the management report and the proposal for distribution of results once these have been reviewed and reported by the Company auditors and presented to the General Meeting, as applicable.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit reservations. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of the discrepancies.

Article 62.   Verification of the Annual Accounts

The Company's annual accounts and management report shall be reviewed by the Auditors appointed by the General Meeting, before the closing of the financial year to be audited, for a determined period which shall not be less than three nor more than nine years, from the beginning date of the year to be audited. The auditors can be re-elected by the General Meeting for maximum periods of three years, at the expiration of the initial period.

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Article 63.   Approval of the Annual Accounts

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Meeting will decide on the financial year's application of result.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen by Law and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits shall be allocated to cover the losses.

4.
If the General Meeting agrees to pay out dividends, it shall determine the amount, payment date and method of payment. The determination of these details may be delegated to the governing body, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, if and when:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market at the time of the agreement, or pertinent mechanisms have been put in place to make them liquid within maximum one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The General Meeting and the Board of Directors may approve the distribution of interim dividends, with the limitations and requirements established by Law.

Article 64.   Other forms of shareholder remuneration
The General Meeting can likewise resolve on shareholder remuneration programs based on reinvestment of dividends in new shares, in share repurchasing programs, on the delivery of shares released to repurchase free assignment rights or other equivalent forms, all prior to the adoption of any resolutions to increase or reduce capital.

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Article 65.   Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register corresponding to the Company's domicile, certification of the resolutions adopted by the General Meeting approving the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V. DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 66.   Dissolution

1.	The Company may be dissolved by resolution of the General Shareholders’ Meeting adopted at any time, in accordance with the Law and for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Meeting, the corporate governing body shall call a meeting within two months from the time said cause arises, so that the Meeting may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, it shall proceed pursuant to Law.

3.
If the Company is to be dissolved because its net worth falls below half the share capital, dissolution can be avoided by resolution increasing or reducing capital or through the appropriate reintegration of net worth. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 67.   Liquidation

1.
If the General Shareholders' Meeting, resolves to dissolve the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the powers established by law and any others which may have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the receivers shall jointly and severally represent the Company.

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Article 68.   Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers shall assign the corresponding additional amounts to the ex-shareholders, once the assets have been converted into cash if necessary.

2.
After six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if the additional amounts have not been assigned to the ex-shareholders, or if there are no receivers, any interested party may ask the Courts pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfil his functions.

3.
Ex-shareholders will be jointly and severally liable for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

4.
To comply with requirements relating to legal acts prior to the cancellation of the entries of the Company, or whenever necessary, existing receivers may formalise the legal documents necessary in the name of the extinguished Company, after the cancellation of the Company's registration. If there are no receivers, then any interested party can request the formalisation from the Court sitting in the domicile of the former company.

CHAPTER VI. GENERAL PROVISIONS

Article 69.   Jurisdiction

The shareholders, waiving jurisdictions to which they have a right, expressly submit themselves to the jurisdiction of the Company domicile.

Article 70.   Communications

Without prejudice to the provisions of these Bylaws, communications and information, mandatory or voluntary, between the Company, the shareholders and the directors, regardless of who is the issuer and who the addressee of same, may be made via electronic and telematic media, except in the cases expressly excluded by law and in all cases respecting the security guarantees and shareholders’ rights. As such, the Board of Directors may establish the technical and pertinent mechanisms, reporting same through the web page.

* * *

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ANNEX 2

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

CHAPTER I

NAME, OBJECT, DURATION, DOMICILE

Article 1.-  Name

The Company is called "CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A." and is governed by these bylaws, by the Company’s Act and by other applicable regulations.

Article 2.-  Corporate Purpose

1.	The purpose of the Company is to carry out the following activities, both domestically and abroad:

1º
Design, construction, execution, operation, management, administration and conservation of infrastructures and public and private works, either directly or by holding a stake in companies, groups, consortiums, or any other similar legal entity which is legally permitted in the pertinent country.

2º	Operation and provision of all kinds of services related to urban and intercity transport infrastructure, be it by land, sea or air.

3º	Operation and management of all kinds of construction work and complementary services that may be provided in the sphere of influence of public and private infrastructures and works.

4º
Holding the title to all kinds of concessions, sub-concessions, authorizations and administrative licenses for construction work, services and mixed jobs from the State, Autonomous Regions, Provinces, Municipalities, Autonomous Agencies, Autonomous Entities, and, in general, from any foreign State or Public Administration, international agencies and institutions.

5º
Management, administration, acquisition, promotion, sale, development, renovation and operation of all kinds of sites, land, residential developments, housing estates or property developments, and in general, all kinds of property assets.

6º	Manufacture, purchase, supply, import, export, lease, installation, maintenance, distribution and operation of

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machinery,tools, vehicles, facilities, materials, equipment and furniture of all kinds, including urban furniture and equipment.

7º	Acquisition, operation, sale, and assignment of industrial and intellectual property rights.

8º	Provision of services related to the conservation, repair,maintenance, and sewage of all kinds of works, facilities and services, for both private and public entities.

9º	Provision of engineering services, such as preparing projects, studies and reports.

10º
Drawing up projects and studies, construction, maintenance, operation and sale of all kinds of facilities and services for the supply, transformation and treatment of all kinds of waters and wastematerials. research and development in those same fields.

11º	Provision of services related to the environment, such as the control of smoke and noise, and comprehensive solid waste management, involving collection, purification, treatment and transformation.

12º
Construction, management, operation, and maintenance of facilities that produce or transport all kinds of energy. All activities regulated by legislation that is incompatible with this paragraph of the bylaws are excepted.

13º	Research, design, development, manufacture, operation and transfer of programs and, in general, computer, electronic and telecommunications products.

14º
Research, operation and exploitation of mineral deposits, as well as the purchase and use of permits, concessions, licenses, authorizations and other mining rights, and the industrialization, distribution and sale of mineral products. Activities involving minerals of strategic interest are excluded.

15º
Providing management and administration services, as well as consultancy and advice in the fields of accounting, and legal, technical, financial, tax, labor, and human resources support to all kinds of companies and corporations.

16º
In all matters that do not involve a collision with activities legally set aside by special legislation, and specifically, by legislation governing Collective Investment Institutions and the Stock Market, agree upon and carry out on its own behalf all kinds of operations involving securities in all kinds of markets, be it domestic or international, purchase, sell or otherwise acquire, transfer, replace, sell, pledge and subscribe all kinds of shares, securities that are convertible into shares, or that provide the right to acquire or subscribe them, obligations, rights, bonds, warrants, public securities or financial assets, and holdings in other companies.

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2.
The activities listed above may be performed by the Company, totally or partially, in an indirect manner, by taking a stake in other Companies with similar corporate purposes, domiciled in Spain or in any other country.

Article 3.-  Duration

The Company is incorporated for an indefinite time period, and began operations on the day the deed of incorporation was granted.

Article 4.-  Corporate Domicile

1.	The Company's corporate domicile will be in Madrid, Plaza Manuel Gomez Moreno, 2, Edificio Alfredo Mahou.

2.
The corporate domicile may be transferred to another location within the same municipality by approval of the corporate governing body. A transfer to a different municipality will require the approval of the General Shareholders' Meeting.

3.
The Company's corporate governing body may approve the creation, elimination or transfer of such branches, representatives, agencies, regional offices, local offices and other facilities, in Spain or abroad, as it shall deem fit.

CHAPTER II

SHARE CAPITAL

Section 1. Share capital and shares

Article 5.-  Share Capital

The share capital is ONE HUNDRED AND THIRTEEN MILLION SEVEN HUNDRED AND FIVE THOUSAND SIX HUNDRED AND SIXTY ONE EUROS (113.705.661) and is fully subscribed and paid in.

The share capital consists of FIVE HUNDRED AND SIXTY EIGHT MILLION FIVE HUNDRED AND TWENTY EIGHT THOUSAND THREE HUNDRED AND FIVE (568.528.305) ordinary shares with a nominal value of 0.20 Euros each, all of them of the same class and the same series. All shares are fully paid in

Article 6.-  Share Representation

1.	Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. They will be governed by

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the Stock Market Act and other additional legislation.

2.
The legitimation to exercise shareholder's rights, including if appropriate the right to transfer, is obtained as a result of the recording in the book entry, which accredits legitimate ownership and entitles to the recorded titleholder the right to demand that the Company recognize him as a shareholder. Said legitimation may be accredited by exhibiting the pertinent certificates, which will be issued by the entity in charge of the book entries.

3.
If the Company provides any type of benefit to the presumed legitimate owner, it is deemed to have discharged the corresponding obligation, even if the latter is not the real owner of the share, provided that it has acted in good faith and without gross fault.

4.
If the person or company that appears to be legitimated in the book entry records holds said legitimacy as a fiduciary or similar status, the Company may require him to reveal the identity of the real owners of the shares, as well as all pertinent transfer and encumbrances of the same.

Article 7.-  Shareholder Rights

1.
Legitimate share owners automatically become shareholders and are granted the individual minority rights which are legally and statutorily established, and, in particular, the right to take part in the distribution of profits and of such assets as may be left over upon dissolution; a preferred subscription right when new shares or convertible bonds are issued; the right to be present at and vote in General Shareholders' Meetings; the right to challenge corporate agreements; and the right to information and study. The scope of all the shareholder's rights is established by law and by these bylaws.

2.	The shareholder will exercise his rights vis a vis the Company loyally and in good faith.

Article 8.-  Ownership of shares

1.	Share co-owners must designate a single person who will exercise shareholder rights.

2.
In case of usufruct, pledge and other limited rights to the shares, the exercise of the shareholder's voting rights will belong to, respectively, the bare owner, the pledge holder and the titleholder of the direct domain.

3.	The rules mentioned in the previous paragraphs are only valid vis a vis the Company. Internal relations will be governed by agreements between the parties.

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Article 9.-  Share Transfers

1.	The shares and their derived financial rights, including the right to pre-emptive subscription rights, are freely transferable by all legally accepted means.

2.	The transfers of new shares cannot be completed before the share capital increase has been recorded in the Mercantile Register.

Article 10.-  Capital calls

1.	When there are partially paid-in shares, the shareholder must pay the part that has not been paid in, in cash or in kind, in such form and time as may be determined by the corporate governing body.

2.	Shareholders who are past-due in the payment of capital calls cannot exercise voting rights.

Section 2. Share Capital Increase and Decrease

Article 11.-  Share Capital Increase

1.
Share capital increases may be achieved by issuing new shares or by raising the nominal value of existing shares; in either case, the compensation may consist in cash contributions, including credit compensations, in kind contributions, or by applying available profits or reserves. The share capital increase can be achieved partly with new contributions and partly against available reserves.

2.	If the share capital increase has not been totally subscribed by the established deadline, the capital will be increased by the amount actually paid in, unless otherwise agreed previously.

Article 12.-  Authorized Share Capital

1.
The General Shareholders' Meeting may delegate to the corporate governing body the power to approve in one or more times a share capital increase, to a specific maximum figure, at such times and in such amounts as it may decide, within the legally established limitations. This delegation may include the power to cancel pre-emptive subscription rights.

2.
The General Shareholders' Meeting may likewise delegate in the corporate governing body the power to determine the date on which the already approved agreement to increase the share capital must actually be implemented, and to determine any conditions that have not been determined by the Meeting.

Article 13.-  Cancellation of Pre-emptive Subscription Rights

1.	The General Shareholders' Meeting or, should it be the case, the Board of

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Directors approving a share capital increase may approve the total or partial cancellation of pre-emptive subscription rights, due to corporate interests.

2.
Specifically, corporate interest may justify the cancellation of pre-emptive subscription rights when necessary to enable the Company (i) to buy assets (including shares or participations in companies) that are suitable to further the corporate purpose; (ii) to place the new shares in foreign markets that allow access to financing sources; (iii) to obtain resources by using demand forecast placement techniques which can maximize the new share issue price; (iv) to obtain an industrial or technological partner; and (v) in general, to perform any operations that are suitable for the Company.

3.
Existing shareholders and convertible bond holders will not be entitled to pre-emptive subscription rights when the share capital increase is due to the conversion of bonds into shares, to the takeover of another company, as part of spin off of assets from another company, or when the Company has made a public share offering with payment consisting, entirely or in part, in new shares to be issued by the Company.

Article 14.-  Share Capital Decrease

1.
A share capital decrease can be performed by reducing the nominal value of the shares, by redeeming outstanding shares, or by grouping them for exchange, and, in such cases, the object may be to return contributions, condone capital calls, establish or increase reserves, or re-establish a balance between corporate capital and assets.

2.	When share capital is decreased by returning contributions, payment to shareholders may be made totally or partially in kind, as long as the contents of paragraph 5, Article 48 are complied with.

Article 15.-  Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Corporations Act, a share capital decrease to redeem a specific group of shares, as long as such a group is defined according to substantive, homogeneous, and non-discriminatory criteria. In that case, the measure must be approved by the General Shareholders' Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Automated Quotation System of the Spanish Stock Exchanges during the month prior to the date on which the share capital decrease is approved.

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Section 3. Bond Issues and Other Securities

Article 16.-  Bond Issues

1.	The Company may issue bonds in compliance within all legally established terms and limits.

2.
The General Shareholders' Meeting may delegate to the corporate governing body the power to issue simple, convertible and/or exchangeable bonds. Likewise, it may authorize it to determine when the approved issue should take place, and to establish any other conditions not foreseen in the Shareholders Meeting resolution.

Article 17.-  Convertible and Exchangeable Bonds

1.	Convertible and/or exchangeable bonds may be issued at a fixed exchange rate (determined or to be determined) or with a variable exchange rate.

2.
The pre-emptive subscription rights for convertible bonds may be cancelled according to the legal and statutory regulations that apply to the cancellation of pre-emptive subscription rights for shares.

Article 18.-  Other securities

1.	The Company may issue notes, warrants or other negotiable securities, apart from those detailed in previous articles.

2.
The General Shareholders' Meeting may delegate in the Board of Directors the power to issue such securities. The Board of Directors may use such a delegation in one or more times for a period of up to five years.

3.
The General Shareholders' Meeting may also authorize the Board of Directors to establish the date on which the approved issuance should take place, as well as to establish any other conditions that are not detailed in the General Shareholders' Meeting resolution, as legally provided.

4.	The Company may also guarantee any security issues made by its subsidiaries.

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CHAPTER III

CORPORATE GOVERNANCE

Section 1. Company bodies

Article 19.-  Division of responsibilities

1.	The Company's governing bodies are the General Shareholders' Meeting, the Board of Directors and any delegated bodies that may be created within the company.

2.	The General Shareholders' Meeting is responsible for decisions on all matters legally or statutorily determined.

3.	Any responsibilities that are not legally or statutorily determined for the General Shareholders' Meeting will belong to the Board of Directors.

Section  2. General  Shareholders'

Meeting

Article 20.-  General Shareholders' Meeting

1.
The General Shareholders' Meeting is governed by the provisions of Law, the Company’s Bylaws and the General Shareholders' Meeting Regulation which complete and develop legal and statutory regulations as regards calling, preparing, and holding the Meeting, as well as the exercise of the right of shareholders to information, attendance, representation, and voting. The General Shareholders' Meeting Regulation must be approved by the Meeting, at the proposal of the Board.

2.	The shareholders, convened in the General Shareholders' Meeting have the power to decide by majority vote on the matters attributed by Law to the Meeting.

3.
The General Shareholders' Meeting is the Company's sovereign body. All shareholders, including any dissidenters and absentees shall be bound by the agreements reached at the General Shareholders' Meeting, without prejudice to the rights and actions to which they are entitled by law.

Article 21.-  Types of Meetings

1.	General Shareholders' Meetings may be ordinary or extraordinary.

2.
A General Ordinary Meeting shall necessarily be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results, notwithstanding its competence to handle and decide on any other matter included in the agenda. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.	All Meetings not covered by the previous section shall be considered Extraordinary General Meetings.

4.
Nevertheless, a General Shareholders' Meeting, even if called as an ordinary meeting, may also discuss and decide on any issue within its competence, provided that applicable regulations are fulfilled.

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Article 22.-  Calling the General Shareholders' Meeting

1.	General Shareholders' Meetings must be called by the Board of Directors.

2.
The Board of Directors may call a General Shareholders' Meeting whenever it considers such a meeting to be in the corporate interest, and must do in the circumstances foreseen in paragraph two of the previous Article, and whenever it is requested by shareholders who represent, at least five percent of the share capital.

Article 23.-  Announcement of the calling of a General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, as the case may be, are to be included in the announcement pursuant to the provisions established in the Shareholders Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting.

3.
Shareholders who represent at least five per cent of the share capital may request the publication of a complementary document to the calling of a General Shareholders' Meeting, including one or more points in the agenda. For this purpose, each shareholder shall indicate the number of shares it owns or represents. This right shall be exercised by certifiable means received at the registered address within five days following the publication of the calling.

The complementary document to the calling shall be published at least fifteen days prior to the date scheduled for the Meeting.

Non-publication of the complementary document to the calling within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall not be effective whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions must be fulfilled.

Article 24.-  Right of attendance and representation

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend a General Shareholders Meeting.

2.	In order to attend a General Shareholders Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book

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entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by distance communication means, pursuant to the provisions established in the Shareholders Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means , and shall assess , when the calling of each shareholders meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues ,that shareholder's identity ,status are duly guaranteed, as well as the adequate exercise of its rights, the suitability of the telematic means and adequate progress of the meeting, pursuant to the provisions established in the Shareholders Meeting Regulations. In such case, if deemed appropriate, the calling shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the calling may indicate that any interventions and proposed resolutions to be made by those who will attend by telematic means be sent to the Company prior to the Meeting is convened.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly convened.

5.
The Chairman of the Shareholders Meeting may authorise Managing Directors and Technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

6.
Notwithstanding attendance of legal entity that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders Meeting through another person, even if not a shareholder.

7.
Proxies shall be conferred specifically for each Meeting, in writing or by other of long-distance communication means that duly guarantee the identity of the represented party and representative, which the management body may determine, as the case may be, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

8.
The Chairman or Secretary of the Shareholders Meeting, or those persons appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and whether the requirements for Meeting attendance are met.

9.	The ability to grant proxies shall be without prejudice to the provisions of the Law with regard family representation and the execution of general powers of attorney."

Article 25.-  Time and Place of Meeting

1.	The General Shareholders' Meeting will be held at the location shown on the notice within the municipality in which the Company is domiciled.

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2.
Attendance at the General Shareholders' Meeting will take place by going to the location at which the meeting will be held, or, if the Board has so decided and so stated in the notice, to other locations which are connected to the meeting location by a video conference system (or similar) which permit the recognition and identification of those attending, interaction between attendants in real time regardless of their location, and taking part and voting also in real time.

The main meeting location must be in the same municipality as the Company's domicile, but this requirement does not affect the additional locations. Persons attending any of he locations will be considered, for all purposes related to the General Shareholders' Meeting, as attendants at the one and only meeting. The meeting will be understood to be held at the main location.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the Company's registered domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the administrators or of a number of shareholders representing, at least one quarter of the share capital who are present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will considered to be a single meeting, and only one set of Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the cases and manner established in its own Regulations.

Article 26.-  Quorum. Special Cases

1.
The General Shareholders' Meeting shall be validly convened in the first call when the shareholders present or by proxy own at least twenty five percent of the subscribed share capital with voting rights. At the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Shareholders' Meeting, be it ordinary or extraordinary, to validly approve a bond issue, the increase or decrease of share capital, the transformation, merger or spin-off, dissolution or windup of the Company and, in general, any amendment of the Bylaws, will require, at the first call, shareholders present or by proxy owning at least fifty percent of the subscribed share capital with voting rights. At the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders who are present represent less than fifty percent of the subscribed share capital with voting rights, the agreements to which this paragraph refers can only be adopted with the favorable vote of two thirds of the share capital present or by proxy at the Meeting.

3.	Any absences that arise after the General Shareholders' Meeting has

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been convened shall not affect the meetings validity.

Article 27.-  Universal Shareholders' Meeting

A Universal Shareholders' Meeting shall be understood to have been called and validly convened to discuss any and all matters whenever the entire share capital is present or by proxy and the attendees unanimously accept to hold a Meeting. At such a Universal Shareholders' Meeting, the minimum number of shares needed to attend a General Shareholders' Meeting to which Article 24.1 above refers, will not apply.

Article 28.-  Chairmanship of the General Shareholders' Meeting

1.
General Shareholders' Meetings shall be presided by the Chairman of the Board of Directors, and in his absence, by the Vice President (and if there are several, in their numerical order). In the absence of both, by the Board Member designated by the General Shareholders' Meeting.

2.	The Chairman will be assisted by a Secretary, by a Vice Secretary or both, of the Board of Directors and, otherwise, by the person designated by the Meeting.

Article 29.-  List of Attendants

1.
Before starting with the Agenda, the Secretary of the General Shareholders' Meeting shall draw up a list of attendants, expressing each one's character or proxy and the number of shares, their own or otherwise, with which they attend.

2.	At the end of the list, the number of shareholders present or by proxy shall be established, as will the share capital they own, specifying which shareholders have voting rights.

3.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it must be enclosed as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendants may also be created in a file or using a computerized method; in such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 30.-   Deliberation and Adoption of Agreements

1.
Once the list of attendants is drawn up, the Chairman, should it be the case, will declare t the General Shareholders' Meeting validly convened and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

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2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. For that purpose, he will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	The shareholders may ask for information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in the deliberation of the items on the Agenda, although the Chairman, making use of his powers, is authorized to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.
Once the matter has been debated sufficiently, the Chairman will call for a vote. Shareholders with voting rights may exercise them by mail, e-mail or any other distance communication means which, duly guaranteeing the identity of the shareholder who is exercising his right to vote, may be determined by the Board at the time each Meeting is called, pursuant to the Company's General Shareholders' Meeting Regulations.

6.
The majority needed for approval of an agreement will require the favorable votes of half of all the shares plus one share with voting rights who are present or by proxy at- 13-the General Shareholders' Meeting. Without prejudice to those cases in which the Act or these Bylaws stipulate a greater majority. Each share has one vote.

7.
The result of votes for or against agreements will be performed as established in the General Shareholders' Meeting Regulations. The Chairman will decide the voting system which he considers the most appropriate and for managing the resulting process.

Article 31.-  Right to Information

Shareholders shall have the right to information as foreseen by law. The administrators are obliged to provide, in the manner and within the deadlines established by Law such information as, pursuant to the Law, shareholders shall request, except in those cases in which it is legally inappropriate and, specifically, when, in the Chairman's judgment, making such information public would be against the corporate interest. The latter exception will not be applicable if the request is supported by shareholders representing at least one quarter of the share capital. The General Shareholders' Meeting Regulations will detail the system that governs the right to information. The Company shall include on its website the explanations that permit the shareholder to exercise his right to information.

Article 32.-  General Shareholders' Meeting Minutes and Certifications

1.	The resolutions of the General Shareholders' Meeting shall be reflected in the Minutes which will be written into the pertinent Minutes Book. The

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Minutes may be approved by the General Shareholders' Meeting itself, or failing that, within fifteen days by the Chairman and two Auditors, one on behalf of the majority, and the other one on behalf of the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.	The notarial Minutes need not be approved.

3.	Certifications of the agreements will be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
Granting a public deed that contains the agreements is the responsibility of those persons who are authorized to certify them. This can also be done by any member of the Board of Directors whose appointment is in force and has been recorded in the Mercantile Register, without the need for a specific delegation Any other person who grants a public deed of the Minutes will require the pertinent powers of attorney, which could be a general power of attorney for all types of resolutions.

Section 3. Corporate Administration Body

Article 33.-  Regulation of the Board of Directors

1.	The Company will be administered by a Board of Directors.

2.
The Board of Directors will be governed by all applicable legal rules and by these bylaws. The Board will develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 34.-  Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Shareholders' Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Shareholders' Meeting shall determine the number of Board members. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members, up to the maximum limit established in the previous paragraph.

3.	Members of the Board can renounce their position; the appointment can be revoked, and members can be reelected.

4.	It is not necessary to be a shareholder to be appointed as an administrator; both individuals and companies may be appointed.

5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to

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positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

Article 35.-  Types of Board Members and Board Equilibrium

1.
The Board of Directors, using its power to propose to the General Shareholders' Meeting and co-option in order to fill vacancies, shall endeavor to ensure that external or non-executive directors form the majority.

2.	For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

3.
The Board shall also endeavor to ensure that within the majority group of external directors, there shall be the owners or proxies of the owners of significant stable shareholders of the Company's share capital and those, or the parties representing them, which have been appointed for being shareholders, although their stake in the capital is not significant (nominee directors) and persons who, appointed in view of their personal and professional conditions, can exercise their functions without being conditioned by relations with the Company, its significant shareholders or their executives (independent directors). In all cases, independent directors will constitute at least one third of the total number of directors.

4.
The provision of the preceding paragraphs do not affect on the sovereignty of the General Shareholders' Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when there are share groupings as foreseen in Article 137 of the Corporations Act.

Article 36.-  Board of Directors Remuneration

1.
The Directors in their capacity as members of the Board of Directors, shall be remunerated by the Company a set annual amount. The amount that the Company shall pay for this concept to the Board of Directors shall be set by the General Shareholders Meeting. The power to set the exact amount to be paid out within the said figure, the terms and conditions to be met and the way it is to be shared out among the different Directors shall be agreed by the Board of Directors.

2.
Furthermore, any board members performing executive functions in the Company shall be remunerated as follows: (a) a fixed amount in relation to the services being rendered and responsibilities assumed taken on; (b) a variable amount related to some kind of performance

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indicator for the company or the director in question; (c) social assistance; and (d) compensation in case of dismissal for reasons not imputable to the Director.

Setting the amount of the fixed remuneration, the calculation criteria or indicators of the variable remuneration, the cost of social assistance and the reference parameters to quantify compensation for dismissal shall be the responsibility of the General Shareholders' Meeting.

The Board of Directors may individualize each Directors remuneration and define any other conditions that may be required to obtain said remuneration within the limits agreed by the General Shareholders' Meeting. Any executive Director affected shall abstain from attending and taking part in the Board's deliberations. The Board shall ensure that the remuneration are in accordance with market conditions and take into account the responsibility and level of commitment each Director is asked to perform.

3.
In addition, Directors may be remunerated with shares in the Company or in any other listed companies belonging to the group of which it forms part, as well as with stock options on said shares or with financial instruments linked to market price. When referred to the Company’s shares, such remuneration shall be agreed by the General Shareholders Meeting. In such an event, the resolution shall set forth the number of shares to be granted, the exercise option price, the share value to be taken as a reference and the duration of this kind of remuneration.

4.	The Company is authorized to arrange a civil liability insurance policy for its Directors.

5.
The remuneration of the external Directors and executive Directors, for the latter the remuneration as Directors not including their executive functions, shall be set forth on an individual basis in the Annual Report. The remuneration for executive Directors corresponding to their executive functions shall be grouped together broken down by the different concepts and items.

Article 37.-  Duration

Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated once the next General Shareholders' Meeting has been held, or when the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

Article 38.-   Board Meetings

1.	The Board of Directors will meet on the days it has itself agreed

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upon, and whenever its Chairman decides or at the request of at least two of its members, in which case the Chairman must call the meeting within fifteen days of the request. The call may be made by any written means sent personally to each Director, at least two days prior to the date of the meeting; unless the Chairman determines that there are extraordinary circumstances, in which case it may be called without said prior notice.

2.
The Board Meeting may also be held simultaneously in various places, as long as interactivity and intercommunication between the locations is provided in real time by audiovisual means or by telephone and, therefore, the meeting takes place as a single event. In that case, the call notices for the meeting shall include the connection system to be used and, if appropriate, the locations where the technical means are available in order to attend and participate at the meeting in the meeting. The agreements shall be considered to be adopted in the location where the Chairman presides.

3.
The Board shall meet at the corporate domicile or at the location or locations designated by the Chairman. Exceptionally, if none of the Directors objects, the Board may hold a session without meeting and in writing.

Article 39.-  Board Meeting Procedures

1.	The Board of Directors shall be validly convened when more than half of its members are either present or by proxy.

2.
Notwithstanding the above, the Board will also be validly convened without prior notice, when all of its members are either present or by proxy. The proxy for the Board Meeting must necessarily be granted to another Director, must be granted in writing, and specifically for each Board meeting.

3.
Unless the Act or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors present. In case of a tie, the Chairman's vote will be decisive. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

4.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

5.
Specifically, the modification of the Board of Directors Regulations shall require the favorable vote of at least two thirds of the Directors present or by proxy at the meeting at which said modification is discussed.

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Article 40.-  Board Positions

1.	The Board will appoint a Chairman among its members.

2.
The Board will also appoint a Vice Chairman who will replace the Chairman in case of impossibility or absence. The Board may also name additional Vice Chairmen, in which case the described functions will be performed by the First Vice Chairman, who will, in turn, be replaced if needed by the Second Vice Chairman, and so on.

3.
The Board shall also appoint the person who will act as Secretary and, if appropriate, a Vice Secretary, neither of them need to be a Director. The Secretary will attend Board meetings with the right to speak but not vote, unless he or she is also a Director.

The Vice Secretary will replace the Secretary in cases of vacancy, absence or illness, and may also attend Board meetings with the Secretary with the approval of the Chairman.

4.
The Board will accept the resignation of the Directors and will proceed, if appropriate, and if there are any vacancies during the period for which they were appointed as directors, to designate from among the shareholders the persons who shall occupy the vacancies until the following General Shareholders' Meeting.

5.	The Chairman will moderate debates, allow directors to speak in the same order as requested, and will supervise votes.

Article 41.-  Board Meeting Minutes and Certifications

1.
The discussions and resolutions of the Board Meeting shall be extended in the Minutes, which shall be written or transcribed into the Minutes Book, and will be signed by the Chairman or by the Vice Chairman as appropriate, and by the Secretary or Vice Secretary. Certifications of the Minutes will be issued by the Secretary of the Board of Directors or by the Vice Secretary, with the approval of the Chairman or the Vice Chairman, as appropriate.

2.	A public deed with the Minutes may be granted by any member of the Board as well as by the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Article 42.-  Company Representation

The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority , as established in these Bylaws, with wide-ranging powers to contract, perform all kinds of acts and transactions, be they obligational or dispositive, of ordinary or

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extraordinary administration and of rigorous domain, regarding all types of assets, moveable or immovable, cash, securities and commercial paper, with no other exceptions than those matters which fall within the scope of the General Shareholders' Meeting, or those which are not included in the corporate purpose.

Article 43.-  Delegation

1.
The Board of Directors may appoint from among its members an Executive Committee and one or more Managing Directors, specifying the persons who will hold those positions and the manner they must act; the Board may delegate in them, totally or partially, temporarily or permanently, all the delegable powers, as established by law. Likewise, the Board of Directors may establish other Committees with consultative functions or giving advice, not excluding the possibility that, exceptionally, they may be assigned some powers of decision.

2.	If the Board of Directors creates the Executive Committee or any of the above- mentioned Committees, it will also establish its membership and its operating rules.

3.	The Board of Directors may also delegate permanently its representative powers to one or several Directors; in the latter cas it shall, determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or authorized signatories.

Article 44.-  Audit and Control Committee

1.
The Board of Directors shall establish an Audit and Control Committee that will consist of a minimum of three and a maximum of five members. All of its members shall be external or non-executive directors.

2.	The Audit and Control Committee shall have the faculties to inform, supervise, advice and propose matters within its competence.

3.
The members of the Audit and Control Committee shall appoint a Chairman among themselves, who must an independent Director. The appointment of the Chairman will be for a period of 3 years; and, he may be re-appointed after one year after cessation The Secretary of the Committee shall be the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

4.
The Audit and Control Committee shall meet whenever it is called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever it will be suitable for the proper exercise of its functions. Likewise, the Chairman shall call the Audit and Control Committee for a meeting when

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requested by at least two of its members, within fifteen days of the request.

5.
Any member of the management team or other Company personnel who is requested to do so shall attend the meetings of the Audit and Control Committee meeting, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

6.
The Audit and Control Committee shall be validly convened when more than half of its members are either present or by proxy, and shall adopt its resolutions by majority vote of the attendees. In case of a tie, the Chairman's vote will be decisive. The Chairman of the Audit and Control Committee will chair the meetings and will manage the deliberations on the matters to be discussed.

The rules established by the Bylaws for the Board of Directors meeting shall apply here, as regards calling, quorum and adoption of resolutions, except when they are incompatible with the nature and purpose of the Audit and Control Committee. Likewise, the Board of Directors and, by delegation of the Board, the Audit and Control Committee itself, may establish additional operating rules. Unless otherwise established, the Audit and Control Committee has a consultative function and makes proposals to the Board.

7.
Without prejudice to other tasks that may be assigned to it by the Board of Directors or included in the Board of Directors Regulations, the Audit and Control Committee will be responsible for the following:

a)	Informing the General Shareholders' Meeting, through its Chairman or Secretary, on the matters brought up by the shareholders at the meeting which fall within its competence.

b)
Raise a proposal to the Board of Directors, for submission to the General Shareholders' Meeting, regarding the appointment of external auditors, including the engagement conditions, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervising internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. In particular liaise the external auditors in order to receive information regarding matters which might affect the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or by technical audit rules.

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f)	Supervising compliance with internal corporate government Regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receiving information and, if appropriate, issuing reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervising information that must be approved by the Board of Directors and included in the Company's annual public information.

i)
Supporting the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

8.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

CHAPTER IV

ANNUAL ACCOUNTS

Article 45.-  Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 46.-  Preparation of the Annual Accounts

1.
The corporate governing body, within the legal deadlines, will prepare the annual accounts, the management report and the proposal for profit distribution, as well as, if pertinent, the consolidated accounts and management report.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit discrepancies. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of its discrepancies.

Article 47.-   Verification of the Annual Accounts

The Company's annual accounts and management report, as well as the consolidated annual accounts and management report, must be reviewed by the Auditor in the terms provided by Law.

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Article 48.-  Approval of the Annual Accounts and Distribution of Profits

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Shareholders' Meeting will decide on the financial year's profit distribution.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen in the Act and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits must be allocated to cover the losses.

4.
If the General Shareholders' Meeting agrees to pay out dividends, it shall determine the payment date and method. The determination of these details may be delegated to the Board of Directors, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, as long as:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market -at the time the agreement is taken- or the pertinent mechanisms have been put in place to make them liquid within no more than one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The Board of Directors may approve the distribution of interim dividends, with the limitations and fulfilling all the requirements established by Law.

Article 49.-  Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register that corresponds to the Company's domicile, a certification of the agreements of the General Shareholders' Meeting that approved the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 50.-  Dissolution

1.	The Company may be dissolved by a General Shareholders' Meeting resolution adopted at any time, in accordance with the Law and

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for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Shareholders' Meeting, the corporate governing body must call such a meeting within two months from the time said cause arises, so that it may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, the dissolution must proceed pursuant to Law. If the Company has to be dissolved because its net worth falls below half the share capital, the dissolution may be avoided by a resolution to increase or decrease the share capital or by restoring the net worth appropriately. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 51.-  Liquidation

1.
If the General Shareholders' Meeting, resolves the dissolution of the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the legally established powers and any others which have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the power of representation will be jointly and severally in the hands of the receivers.

Article 52.-  Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers must assign to the ex- shareholders the corresponding additional amounts, once the assets have been converted into cash if necessary.

Once six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if they have not assigned the additional amounts to the ex-shareholders, or if there are no receivers, any interested party may ask the Lower Court Judge pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfill his functions.

2.
The ex-shareholders will be liable jointly and severally for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

3.
To comply with formal requirements regarding legal transactions prior to the cancellation of the Company's books, or whenever they may be necessary, the ex-receivers may formalize legal transactions on behalf of the dissolved Company after the company's registration is cancelled. If there are no receivers, any interested party may request the Lower Court Judge pertaining to the Company's last corporate domicile to formalize them.

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ANNEX 3

TABLE COMPARING THE CORRESPONDING PARAGRAPHS OF CINTRA'S
NEW BYLAWS AND THE BYLAWS CURRENTLY IN EFFECT

NEW BYLAWS.	CURRENT BYLAWS.
ARTICLESNUMBER AND TITLE	EQUIVALENT ARTICLE NUMBER
Article 1. Legal name	Article 1
Article 2. Corporate purpose	Article 2
Article 3. Term	Article 3
Article 4. Corporate domicile	Article 4
Article 5. Capital	Article 5
Article 6. Share Representations	Article 6
Article 7. Shareholders Rights	Article 7
Article 8. Non-voting shares	New Article. No former equivalence.
Article 9. Callable Shares	New Article. No former equivalence.
Article 10. Multiple Owners	Article 8
Article 11. Share Transfers	Article 9
Article 12. Capital Calls	Article 10
Article 13. Capital Increase	Article 11
Article 14. Authorised Capital	Article 12
Article 15. Cancellation of pre-emptive subscription rights	Article 13
Article 16. Capital Reduction	Article 14

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Article 17. Forced Redemption	Article 15
Article 18. Bond Issues	Article 16
Article 19. Convertible and Exchangeable Bonds	Article 17
Article 20. Bondholders Syndicate	New Article. No former equivalence.
Article 21. Other Securities	Article 18
Article 22. Distribution of responsibilities	Article 19
Article 23. Principles for action	New Article. No former equivalence.
Article 24. General Meeting	Article 20
Article 25. Types of General Meetings	Article 21
Article 26. Power and Requirement to Call a Meeting	Article 22
Article 27. Calling the General Meeting	Article 23
Article 28. Right to attend	Article 24
Article 29. Representation in the General Meeting	Article 24
Article 30. Time and Place for Meeting	Article 25
Article 31. Quorum. Special Cases	Article 26
Article 32. Board of the General Shareholders’ Meeting	Article 28
Article 33. List of Attendees	Article 29
Article 34. Deliberation and adoption of resolutions	Article 30
Article 35. Right to Information	Article 31

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Article 36. Minutes of the Meeting and Certifications	Article 32
Article 37. Structure of the Board of Directors	Article 33
Article 38. Administrative and Supervisory Powers	New Article. No former equivalence.
Article 39. Powers to Represent	Article 42
Article 40. Creation of value for the shareholder	New Article. No former equivalence.
Article 41. Quantitative Board Membership	Article 34
Article 42. Qualitative Board Membership	Article 35
Article 43. The Chairman of the Board	Article 40
Article 44. The Vice Chairman or Vice Chairmen of the Board	Article 40
Article 45. The Secretary of the Board	Article 40
Article 46. Meetings of the Board	Article 38
Article 47. Board Meeting Procedures	Article 39
Article 48. Minutes and Certifications of the Board Meetings	Article 41
Article 49. Delegation of powers	Article 43
Article 50. Audit and Control Committee: Composition and responsibilities	Article 44
Article 51. Audit and Control Committee Rules of Operation	Article 44
Article 52. Duties of the Audit and Control Committee	Article 44

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Article 53. Nomination and Remuneration Committee	New Article. No former equivalence.
Article 54. Term	Article 37
Article 55. Termination of directors	New Article. No former equivalence.
Article 56. General obligations of the directors	New Article. No former equivalence.
Article 57. Board of Directors Remuneration	Article 36
Article 58. Annual Corporate Governance Report	New Article. No former equivalence.
Article 59. Web Page	New Article. No former equivalence.
Article 60. Financial Year	Article 45
Article 61. Preparation of the annual accounts and application of the results	Article 46
Article 62. Verification of the Annual Accounts	Article 47
Article 63. Approval of the Annual Accounts	Article 48
Article 64. Other forms of shareholder remuneration	New Article. No former equivalence.
Article 65. Deposit of the annual accounts	Article 49
Article 66. Dissolution	Article 50
Article 67. Liquidation	Article 51
Article 68. Supervening Assets and Liabilities	Article 52
Article 69. Jurisdiction	New Article. No former equivalence.
Article 70. Communications	New Article. No former equivalence.

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ANNEX 4

TABLE COMPARING THE REGULATIONS FOR WHICH MODIFICATION IS SUGGESTED

CURRENT TEXT OF THE SHAREHOLDERS’ MEETING REGULATIONS OF CINTRA	CHANGE PROPOSED TO THE SHAREHOLDERS MEETING
PREAMBLE	PREAMBLE
These Regulations were approved by the General Shareholders’ Meeting of Cintra Concesiones de Infraestructuras de Transporte, S.A. (hereinafter, “Company”) pursuant to the provisions set forth in article 113 of Act 24/1998, July 28th , of the Stock Market, introduced by Law 26/2003, July 17th . The present Regulations are meant to systematise and develop rules governing the organization and functioning of the General Shareholders’’ Meeting of the Company. In the preparation of the Regulations, aside from legal rules and Bylaws, the recommendations of the Unified Code of Governance for Listed Companies. have been taken into account. The final objective is to facilitate shareholders’ participation in the General Meeting, fostering transparency and the disclosure of the procedures involved in the preparation, holding and development of the General Meeting, specifying, developing and broadening the ways of which  the Company shareholders’ may exercise their political rights.

These Regulations are adopted by the General Shareholders’ Meeting of Ferrovial, S.A. (hereinafter, the “Company”) pursuant to the provisions set forth in article 113 of  Act 24/1988, July 28th, of the Stock Market, introduced by Law 26/2003, July 17th. These Regulations are meant to systematise and develop rules governing the organization and functioning of the General Shareholders’’ Meeting of the Company. In the preparation of the Regulations, aside from legal rules and Bylaws, the recommendations of the Unified Code of Governance for Listed Companies. have been taken into account. The final objective is to facilitate shareholders’ participation in the General Meeting, fostering transparency and the disclosure of the procedures involved in the preparation, holding and development of the General Meeting, as well as, specifying, developing and broadening the ways of which the Company shareholders’ may exercise their political rights.

TÍTULO I. INTRODUCTION	TÍTULO I. INTRODUCTION
Article 1.- Purpose of Regulation	Article 1.- Purpose of Regulation
The purpose of these Regulations is to regulate the notice, preparation and development of the General Meeting, the information related thereto, the attendance to the meetings, as well as the exercise of shareholders’ voting rights, all subject to the provisions of the Law and Company’s Bylaws.

The purpose of these Regulations is to regulate the notice, preparation and development of the General Meeting, the information related thereto, the attendance to the meetings, as well as the exercise of shareholders’ voting rights, all subject to the provisions of the Law and Company’s Bylaws.

Article 2.- Interpretation	Article 2.- Interpretation
1. These Regulations shall be interpreted in accordance with the applicable law and	1. These Regulations shall be interpreted in accordance with the applicable law and

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Bylaws.	Bylaws.
2.         In general it is the responsibility of the Secretary of the Board of Directors, after consulting with the Chairman or the Managing Director when he/she considers it necessary, to solve any doubts arising from the application of these Regulations, pursuant to general criteria for the interpretation of legal rules.

2.         In general it is the responsibility of the Secretary of the Board of Directors, after consulting with the Chairman or the Managing Director when he/she considers it necessary, to solve any doubts arising from the application of these Regulations, pursuant to general criteria for the interpretation of legal rules. However, in conformity with the provisions in Article 17 of these Regulations, any doubts on the interpretation or application arising during a meeting shall be solved by the Chairman of the Meeting.

TITLE II. GENERAL SHAREHOLDERS’ MEETING: TYPES AND COMPETENCE	TITLE II. GENERAL SHAREHOLDERS’ MEETING: TYPES AND COMPETENCE
Article 3. The General Meeting	Article 3. The General Meeting
1. The General Meeting is the maximum decision-making body of the Company as regards its competence.
1.         The General Meeting is the sovereign body of the Company and its resolutions are binding upon all of the shareholders, including those absent, dissenting, or who abstain from voting or those who do not have voting rights, without prejudice to the rights and actions to which they are entitled.

2.         The shareholders convened in the General Meeting shall decide by majority on the matters for which the meeting is competent. All the shareholders, including dissenters and absentees, shall be bound by the shareholders meeting resolutions, without prejudice of their rights and remedies as recognized by law.

2. The shareholders convened in the General Meeting shall decide by majority on the matters for which the meeting is competent according to the law.
Article 4. Classes of Meetings	Article 4. Classes of General Meetings
1. The General Meeting of Shareholders may be ordinary or extraordinary.	1. The General Meeting of Shareholders may be ordinary or extraordinary.
2. The General Meeting is ordinary when it shall necessarily meet within the first six months of each year in order to review the Company’s management, and approve, if appropriate, the accounts for	2. The ordinary General Meeting must necessarily be held within the first six months of each year in order to review the Company’s management,

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the preceding year and decide upon the distribution of results.
and approve, if appropriate, the accounts for the preceding year and decide upon the distribution of results. The ordinary General Meeting shall be valid even if notice is given or it is held outside the established term.

3.        However, the General Meeting of Shareholders, even if it has been called as an ordinary Meeting, may also deliberate and decide upon any matters within its scope, in compliance, as the case may be, with the applicable regulations.

3.         Any Meeting other than that established in the preceding section shall be deemed to be an extraordinary General Meeting. However, the General Meeting of Shareholders, even if it has been called as an ordinary Meeting, may also deliberate and decide upon any matters within its scope, in compliance, as the case may be, with the applicable regulations.

4. Any Meeting that is not foreseen in paragraph 2 hereinabove shall be considered extraordinary General Meeting.	4. All Meetings, whether ordinary or extraordinary, are subject to the same rules of procedure and competence.
Article 5. General Shareholders’ Meeting Competence	Article 5. General Shareholders’ Meeting Competence
1. The General Shareholders’ Meeting has the competence to decide upon any matters attributed to it by law or the Bylaws. Particularly, by way of illustration only, it is empowered to:	1. The General Shareholders’ Meeting has the competence to decide upon any matters attributed to it by law or the Bylaws. Particularly~~,~~ by way of illustration only, it is competent for:
a) Reviewing the management of the Company;	a) reviewing the management of the Company;
b) Approving, if applicable, the individual and consolidated annual accounts, and deciding upon the distribution of results;	b) approving, if applicable, the individual and consolidated annual accounts, and deciding upon the distribution of results;
c) Appointing and removing members of the management body, as well as ratifying or revoking appointments of members of the Board of Directors by co-option. Establish the remuneration of the Board of Directors referred to in article 36.1 of the Company Bylaws;

c) appointing and removing members of the Board of Directors, as well as ratifying or revoking appointments of members of the Board of Directors by co-option, and establishing the remuneration of the Board of Directors referred to in article 57.1 of the Company Bylaws;

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d) Appointing and dismissing the Company’s auditors;	d) appointing and dismissing the Company’s auditors;
e) Resolving upon the increase or reduction of the share capital, the dissolution, transformation, merger and spin-off of the Company, the issue of bonds and, in general, any amendments of the Bylaws;
e) resolving upon the increase or reduction of the share capital, the, transformation, merger, spin-off, segregation, the moving of the Company’s registered address abroad, the issue of bonds and, in general, any amendments of the Bylaws;

f) Resolving to grant activities thus far developed by the Company to other entities controlled by the Company, even if the latter has the full control of said entities;	f) resolving to grant activities thus far developed by the Company to other entities controlled by the Company, even if the latter has the full control of said entities;
g) Resolving to wind up and liquidate the Company or any other operations with an effect equivalent to the liquidation of the Company;	g) resolving to wind up and liquidate the Company or any other operations with an effect equivalent to the liquidation of the Company;
h) Authorising the Board of Directors to increase the share capital or to issue bonds and other securities;	h) authorising the Board of Directors to increase the share capital or to issue bonds and other securities;
i) Deciding upon the matters submitted by the governing body for deliberation and approval;	i) deciding upon the matters submitted by the governing body for deliberation and approval; and
j) The approval of these Regulations and subsequent amendments thereto;	j) the approval of these Regulations and subsequent amendments thereto;
TITLE III. NOTICE AND PREPARATION OF THE GENERAL MEETING	TITLE III. NOTICE AND PREPARATION OF THE GENERAL MEETING
Article 6. Calling of the General Meeting	Article 6. Faculty and obligation of calling the General Meeting
1.General Shareholders’ Meetings shall be called by the management body.	1.General Shareholders’ Meetings shall be called by the Board of Directors.

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2. The management body shall call an ordinary General Meeting to necessarily meet within the first six months of each financial year.	2. The Board of Directors shall call a General Meeting
3.         The management body may call an extraordinary General Meeting provided this is deemed appropriate in the corporate interest. Furthermore, an extraordinary General Meeting shall be called whenever this is requested by shareholders who hold, at least, five per cent of the share capital, indicating in the request the issues to be discussed at the Meeting. In this case, an extraordinary General Meeting shall be called in order to be held within the next thirty days following receipt by the directors of the request, by notarial means. The directors shall draw up the agenda and shall necessarily include the issues described in the request.

a) When appropriate pursuant to the provisions in Article 4 above for the ordinary General Meeting.

b) When it is requested by a number of shareholders holding at least, five per cent (5%) of the share capital, indicating in the request the issues to be discussed at the Meeting; in this case, the Board of Directors shall have a maximum of fifteen days, starting from when notice was served by notarial means to call the meeting with the minimum notice required by law.

c) Whenever it deems it appropriate in the interest of the Company.

3. The Board of Directors shall prepare the agenda, necessarily including the matters that were requested.

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4.         If the ordinary General Meeting is not called within the legal term established in section 2 above, it may be called, at the request of the shareholders and with the presence of the members of the management body Directors, by the Commercial-Law Judge of the registered address by a Judge of First Instance corresponding to the company’s registered address, who shall also appoint an individual to chair the General Meeting. An extraordinary General Meeting shall be likewise called, if requested by the number of shareholders referred to in section 3 above.

5.        An ordinary General Meeting shall be valid even if called or held outside the term established.

4.         If the ordinary General Meeting is not called within the legal term, it may be called, at the request of the shareholders and with the presence of the Directors, by a Judge of First Instance corresponding to the company’s registered address, who shall also appoint the person who is to chair the meeting.

Article 7. Announcement of the calling	Article 7. Notice of the General Meeting
1.         Notice for both ordinary and extraordinary General Meetings shall be given by means of an announcement published in the Official Gazette of the Mercantile Registry (“BORME”) and in one of the most widely distributed newspapers in the province corresponding to the registered address, at least one month before the date scheduled for holding the meeting, except in cases where the law foresees a longer term. The governing body shall consider whether it is appropriate to disseminate the notice of meeting through a larger number of public media.

1.         Notice for both ordinary and extraordinary General Meetings shall be given by means of an announcement published in the Official Gazette of the Mercantile Registry (“BORME”) and in one of the most widely distributed newspapers in the province corresponding to the registered address, at least one month before the date scheduled for holding the meeting, except in cases where the law establishes a different term, in which case what is provided by law shall apply. The governing body shall consider whether it is appropriate to disseminate the notice of meeting through a larger number of public media.

2. The announcement of the calling shall state the date, place and time of the meeting at first call, with all the matters to be discussed and any other issues	2. The announcement shall state the date, place and time of the meeting at first call, together with all the matters to be discussed and any other

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which, as the case may be, are to be included therein in conformity with the provisions in these Regulations. Furthermore, the announcement may also indicate the date on which the General Meeting shall be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting. To the extent possible, shareholders shall be advised of the greater probability of the Meeting being held at first or second call.

issues which, as the case may be, are to be included therein in conformity with the provisions in these Regulations. Furthermore, the announcement may ALSO indicate the date on which the General Meeting shall be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting. To the extent possible, shareholders shall be advised of the greater probability of the Meeting being held at first or second call.

3.         En The notice shall clearly and concisely describe all the matters to be discussed. When drawing up the agenda, the Directors may take into account any suggestions or proposals made in writing by the shareholders which, in relation to the Company’s activities or interests, it may deem of interest for the Meeting.

3.        En The notice shall clearly and concisely describe all the matters to be discussed. When drawing up the agenda, the Directors may take into account any suggestions or proposals made in writing by the shareholders which, in relation to the Company’s activities or interests, it may deem of interest for the Meeting.

4.         Shareholders representing at least five per cent of the share capital may request that a supplement be published in addition to the notice of a general shareholders’ meeting, including one or more items on the agenda. For such purpose, such shareholders shall indicate the number of shares they own or represent. This right shall be exercised by means of a certified notification, to be received at the registered address within five days following the publication of the notice.

4.         Shareholders representing at least five per cent of the share capital may request that a supplement be published in addition to the notice of a General Shareholders’ Meeting, including one or more items on the agenda. For such purpose, such shareholders shall indicate the number of shares they own or represent. This right shall be exercised by means of a certified notification, to be received at the registered address within five days following the publication of the notice.

The supplement to the notice shall be published at least fifteen days before the date scheduled for the meeting.
The supplement to the notice shall be published at least fifteen days before the date scheduled for the Meeting. The non-publication of the supplement to the notice within the legally established term shall render the Meeting null and void.

5. The non-publication of the supplement to the notice within the legally established	5. The provisions in this article shall have no effects where a legal provision

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term shall render the meeting null and void.	demands different requirements for Meetings dealing with certain matters, in which case what is specifically established must be heeded.

6.        The notice shall mention the shareholders’ right to examine the resolution proposals that are to be submitted to the Meeting for approval, the necessary or mandatory documents or reports and any others which, not being mandatory, are determined by the Directors in each case, at the registered address, to consult them on the Company’s website and, as the case may be, to obtain them free of charge and immediately.

6.         When calling each General Meeting, the governing body shall examine whether means of remote communication are available to enable shareholders to vote and/or delegate their vote, guaranteeing the identity of the party exercising its right to vote or, in the case of a delegation, the identity of the representative and the represented party, as well as the feasibility of using those means.

If the governing body determines that such means are available and may be used, it shall include on the notice a description of the specific means of remote communication that the shareholders may use to exercise or delegate their vote, including the instructions that must necessarily be followed in this regard.

7.         When calling each General Meeting, the governing body shall examine whether means of remote communication are available to enable shareholders to vote and/or delegate their vote, duly guaranteeing the identity of the party exercising its right to vote or, in the case of a delegation, the identity of the representative and the represented party, as well as the feasibility of using those means.

If the governing body determines that such means are available and may be used, it shall include on the notice a description of the specific means of remote communication that the shareholders may use to exercise or delegate their vote, including the instructions that must necessarily be followed in this regard.

7.        The Company shall forward the announcement of the notice of the General Meeting to the Spanish Securities Exchange Commission, as well as to the Governing Companies of the Stock Exchanges (“Sociedades Rectoras de las Bolsas de Valores”) on which the Company’s shares are listed, in order to be

8.         The Company shall forward the announcement of the notice of the General Meeting to the Spanish Securities Exchange Commission, as well as to the Governing Companies of the Stock Exchanges (“Sociedades Rectoras de las Bolsas de Valores”) on which the Company’s shares are listed, in order to

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inserted in the corresponding Stock Exchange Bulletins, in accordance with the applicable regulations in each case. Likewise, the text of the announcement shall be published on the Company’s website.
be inserted in the corresponding Stock Exchange Bulletins, in accordance with the applicable regulations in each case. Likewise, the text of the announcement shall be published on the Company’s website.

8.         Subject to all the foregoing, whenever the governing body is aware of the likely date on which the next General Meeting will be held, it may notify this particular on the Company’s website or by any other means it deems appropriate.

9.         Subject to the foregoing, whenever the governing body is aware of the likely date on which the next General Meeting will be held, it may notify this particular on the Company’s website or by any other means it deems appropriate.

Article 8. Availability of information on the Company’s website after a meeting is called.	Article 8. Availability of information on the Company’s website after a meeting is called.
1.         Aside from the requirements established by law or in the Bylaws and pursuant to these Regulations, as from the date of publication of the notice of a General Meeting, the Company shall publish on its website the text of any resolution proposals already prepared by the Directors in relation to the items on the agenda, as well as any reports that are mandatory or determined by the governing body.

1.         Aside from the requirements established by law or in the Bylaws and pursuant to these Regulations, as from the date of publication of the notice of a General Meeting, the Company shall publish on its website the text of any resolution proposals prepared by the Directors in relation to the items on the agenda, together with an explanation on the justification and appropriateness of same, as well as any reports that are mandatory or determined by the governing body.

2.         Furthermore, as from the date the notice is announced, the Company website shall include any information that is considered useful or appropriate to enable the attendance and participation of the shareholders at the Meeting, including, as the case may be and by way of illustration only, the following:

2.         Furthermore, as from the date the notice is announced, the Company website shall include any information that is considered useful or appropriate to enable the attendance and participation of the shareholders at the Meeting, including, as the case may be and by way of illustration only, the following:

(a) The procedure for obtaining an attendance card;	(a) the procedure for obtaining an attendance card;
(b) Instructions for exercising or delegating a remote vote through the means that have been provided, as the case may be, in the notice of the Meeting;	(b) instructions for exercising or delegating a remote vote through the means that have been provided, as the case may be, in the notice of the Meeting;
(c) Information on the place where the Meeting will be held and the way in which it may be reached and	(c) information on the place where the Meeting will be held and the way in which it may

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accessed;	be reached and accessed;
(d)  Instructions for attending the Meeting by any telematic means provided, as the case may be, in the notice of the Meeting, pursuant to the provisions established in the Bylaws and in these Regulations;

(d)  instructions for attending the Meeting by any telematic means provided, as the case may be, in the notice of the Meeting, pursuant to the provisions established in the Bylaws and in these Regulations;

(e) Information, as the case may be, on any systems or procedures enabling the Meeting to be followed;	(e) information, as the case may be, on any systems or procedures enabling the Meeting to be followed; and
(f) Information on the Shareholder Assistance Department (telephone number, e-mail, offices, working hours and other similar data).	(f) information on the Shareholder Assistance Department (telephone number, e-mail, offices, working hours and other similar data).
Article 9. Right to information prior to the General Shareholders’ Meeting	Article 9. Right to information prior to the General Shareholders’ Meeting
1.         From the day on which the notice of General Meeting is published up to seven days before the date on which it is scheduled to take place, shareholders may request, in respect of the items included on the agenda, in writing the information or explanations they consider necessary, or they may also submit in writing questions they consider relevant.

Furthermore, with the same advance and in the same manner, shareholders may request information or explanations or submit questions in writing on the information available to the public that the Company has forwarded to the Spanish Securities Exchange Commission since the last General Meeting.

1.         From the day on which the notice of General Meeting is published up to seven days before the date on which it is scheduled to take place, shareholders may request~~,~~ in writing the information or explanations they consider necessary, or they may also submit in writing questions they consider relevant in respect of the items included on the agenda.

Furthermore, with the same term and in the same manner, shareholders may request information or explanations or submit questions in writing on the information available to the public that the Company has forwarded to the Spanish Securities Exchange Commission since the last General Meeting.

2. Directors shall be under the obligation of furnishing in writing any information requested up until the day when the	2. Directors shall be under the obligation of furnishing in writing any information requested pursuant to the provisions in

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General Meeting is held, except in the cases in which (i) the disclosure of the data requested may harm, at the Chairman’s discretion, the interests of the Company; (ii) the request of information or explanation is not about matters included on the agenda or about the information available to the public furnished by the Company to the Spanish Securities Exchange Commission since the last General Meeting was held; (iii) the requested information or explanation is considered abusive; or (iv) is the result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

the preceding paragraph up until the day when the General Meeting is held, except in the cases in which (i) the disclosure of the data requested harm, the interests of the Company; (ii) the request of information or explanation is not about matters included on the agenda or about the information available to the public furnished by the Company to the Spanish Securities Exchange Commission since the last General Meeting was held; (iii) the requested information or explanation is considered abusive; or (iv) is the result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.        The Board of Directors may empower any of its members, the Presidents of Board Commissions or the Secretary to answer requests for information made by shareholders, in the name and on behalf of the Board.

3.         The Board of Directors may empower any of its members, the Presidents of Board Commissions or the Secretary to answer requests for information made by shareholders, in the name and on behalf of the Board.

4.        The means for sending the information requested by shareholders shall be the same one used to submit the corresponding request, unless the shareholder indicates another means for such purpose from among those stated as suitable pursuant to the provisions in this article. In any case, Directors may send said information by certified mail with acknowledgement of receipt requested or by registered facsimile.

4.         The means for sending the information requested by shareholders shall be the same one used to submit the corresponding request, unless the shareholder indicates another means for such purpose from among those stated as suitable pursuant to the provisions in this article. In any case, Directors may send said information by certified mail with acknowledgement of receipt requested or by registered facsimile.

5. The Company may include on its website the information related to the answers given to shareholder’s questions submitted in the exercise of their information right regulated herein.	5. The Company may include on its website the information related to the answers given to shareholder’s questions submitted in the exercise of their information right regulated herein.

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TITLE IV. GENERAL SHAREHOLDERS’ MEETING	TITLE IV. GENERAL SHAREHOLDERS’ MEETING
Chapter I: Attendance and Representation	Chapter I: Attendance and Representation
Article 10. Right of attendance	Article 10. Right of attendance
1. All shareholders who, individually or grouped together with other shareholders, own at least one hundred (100) shares, may attend the General Meeting, including those who do not have voting rights.	1. All shareholders who, individually or grouped together with other shareholders, own at least one hundred (100) shares, may attend the General Meeting, including those who do not have voting rights.
2.        Any shareholders who own less than one hundred shares may group them until that minimum number is reached, for the purposes of attending and voting at Meetings, and such groups may be represented by any one of the shareholders in the group. A group shall be accredited by means of a written document signed by all of the shareholders involved, specifically for each Meeting. Otherwise, any of them may confer their representation at the Meeting to another shareholder with a right of attendance who may hold this right according to law, thereby grouping their shares together with that other shareholder.

2.        Any shareholders who own less than one hundred (100) shares may group them until that minimum number is reached, for the purposes of attending and voting at Meetings, and such groups may be represented by any one of the shareholders in the group. A group shall be accredited by means of a written document signed by all of the shareholders involved, specifically for each Meeting. Otherwise, any of them may confer their representation at the Meeting to another shareholder with a right of attendance who may hold this right according to law, thereby grouping their shares together with that other shareholder.

3.        In addition, in order to attend a General Meeting, shareholders must have the corresponding attendance card issued by the entity participating in the Company managing the securities registration, clearing and liquidation systems applicable in each case, by the Company or by whomever is expressly determined in each notice.

3.         In order to attend a General Meeting, shareholders must have their share titles entered into the corresponding register of book entries five days before the date on which the Meeting is to be held, and they must have the corresponding attendance card issued by the entity participating in the Company managing the securities registration, clearing and liquidation systems applicable in each case, by the Company

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or by whomever is expressly determined in each notice.
4.        Any shareholders who attend in person or through their representatives and who are present at the place where the Meeting is held on the scheduled date shall present their attendance card, pursuant to the provisions established in article 18.1 of these Regulations.

4.          Any shareholders who attend in person or through their representatives and who are present at the place where the Meeting is held on the scheduled date shall present their attendance card, pursuant to the provisions established in Article 18.1 of these Regulations.

5.        Shareholders with a right of attendance may attend General Meetings by telematic means, pursuant to the provisions established below.

The directors shall examine the technical means and legal grounds which enable and guarantee remote attendance, and when each General Meeting is called they shall assess the possibility of arranging attendance to the meeting through telematic means.

5.         Shareholders with a right of attendance may attend General Meetings by telematic means, pursuant to the provisions established below.

The directors shall examine the technical means and legal grounds which enable and guarantee remote attendance, and when each General Meeting is called they shall assess the possibility of arranging attendance to the meeting through telematic means.

For such purpose, the Directors shall verify, among other issues, if each shareholder’s identity and status are duly guaranteed, as well as the adequate exercise of their rights, the suitability of the telematic means and adequate progress of the meeting. In such event, if it is deemed appropriate, the notice shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard.

Furthermore, if so determined by the Governing Body, the notice may indicate that any interventions and resolution proposals to be made by those attending by telematic means be sent to the Company prior to the holding of the Meeting.

For such purpose, the directors shall verify, among other issues, if each shareholder’s identity and status are duly guaranteed, as well as the adequate exercise of their rights, the suitability of the telematic means and adequate progress of the meeting, all of the foregoing in conformity with what is established in their Regulations. In such event, if it is deemed appropriate, the notice shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard.

Furthermore, if so determined by the Governing Body, the notice may indicate that any interventions and resolution proposals to be made by those attending by telematic means be sent to the Company prior to the holding of the Meeting.

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In the event that attendance is possible by telematic means, being so agreed by the Governing Body and having been included in the notice, if due to technical circumstances not attributable to the Company attendance to the Meeting is not possible through the means established in the manner foreseen, or during the Meeting any such communication is interrupted or stopped, this circumstance shall not represent an illegitimate deprivation of the shareholders’ rights.

In the event that attendance is possible by telematic means, being so agreed by the governing body and having been included in the notice, if due to technical circumstances not attributable to the Company attendance to the Meeting is not possible through the means established in the manner foreseen, or during the Meeting any such communication is interrupted or stopped, this circumstance shall not represent an illegitimate deprivation of the shareholders’ rights.

6.        Any shareholders wishing to attend by telematic means or to vote by means of remote communication, if any of these possibilities are considered in the notice of the Meeting, must accredit their identity and shareholder status in the manner and within the term established by the governing body in the notice.

6.         Any shareholders wishing to attend by telematic means or to vote by means of remote communication, if any of these possibilities are considered in the notice of the Meeting, must accredit their identity and shareholder status in the manner and within the term established by the governing body in the notice.

Article 11. Presence of third parties at the General Meeting	Article 11. Presence of third parties at the General Meeting
1.        The members of the governing body and the independent auditors of the Company must attend the General Meetings, but failure to attend by any of them for any reason shall in no event prevent a valid Meeting from taking place.

1.         The members of the governing body and the independent auditors of the Company must attend the General Meetings that are held, but failure to attend by any of them for any reason shall in no event prevent a valid Meeting from taking place.

In any event, when the ordinary General Meeting is held, the Chairman of the Audit and Control Committee shall inform the shareholders of the main actions carried out by the Committee	In any event, when the ordinary General Meeting is held, the Chairman of the Audit and Control Committee shall inform the shareholders of the main actions carried out by the Committee
2.        The Chairman of the General Meeting may authorise the attendance of the managers of the Company and, if it corresponds, of the parent company, technical staff and any other persons with, in his/her opinion, an interest in the progress of Company affairs.
2. The Chairman of the General Meeting may authorise the attendance of the managers, technical staff and any other persons with an interest in the progress of Company affairs.
3. In order to promote the widest dissemination of the development of the meetings and the resolutions adopted, the	3. In order to promote the widest dissemination of the development of the meetings and the resolutions adopted, the

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Chairman may allow the media and financial analysts to have access to the General Meeting.	Chairman may allow the media and financial analysts to have access to the General Meeting.
4. Any people who were invited by the Chairman of the Board of Directors may also attend the Shareholders’ Meeting.	4. Any people who were invited by the Chairman of the Board of Directors may also attend the Shareholders’ Meeting.
5. Notwithstanding paragraph 2 and 4 above, the General Meeting may revoke the invitations for attending the meeting sent by the Chairman to third parties.	5. Notwithstanding paragraph 2 and 4 above, the General Meeting may revoke the invitations for attending the meeting sent by the Chairman to third parties.
Article 12. Representation	Article 12. Representation
1.        Notwithstanding the attendance of shareholder legal entities through the party holding powers of representation, any shareholder who is entitled to attend may be represented at a General Meeting by another person, even if that person is not a shareholder.

1.         Notwithstanding the attendance of shareholder legal entities through the party holding powers of representation, any shareholder who is entitled to attend may be represented at a General Meeting by another person, even if that person is not a shareholder.

2.        Representation is always revocable. As a general rule, and provided that the date may be ascertained, the last activity carried out by the shareholder before the Meeting shall be deemed valid. If this certainty cannot be obtained, the shareholder’s vote shall prevail over any delegation. In any event, the personal attendance to the General Meeting by the represented party shall revoke any representation.

2.         Representation shall be conferred for each particular Meeting, in writing or by the remote communication means which, duly guaranteeing the identity of the represented party and the representative, are determined by the governing body, as the case may be, when serving notice for each Meeting.

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3.         Representation shall be conferred for each particular Meeting, in writing or by the means of long-distance communication expressly foreseen by the management body in the calling, provided that the requirements foreseen in said calling are met and, in any case, if the represented party’s identity is duly guaranteed.

3.         Representation is always revocable. As a general rule, and provided that the date may be ascertained, the last activity carried out by the shareholder before the Meeting shall be deemed valid. If this certainty cannot be obtained, the shareholder’s vote shall prevail over any delegation. In any event, the personal attendance to the General Meeting by the represented party shall revoke any representation.

4.        If the identity of the representative is not specified in the proxy, it shall be understood that representation was indistinctly granted to the Chairman of the Board of Directors, the Managing Director or the Secretary of the Board of Directors.

4.         If the identity of the representative is not specified in the proxy, it shall be understood that representation was indistinctly granted to the Chairman of the Board of Directors, the Managing Director or the Secretary of the Board of Directors.

5.         The Chairman or Secretary of the General Meeting, or the individuals appointed by same, shall be deemed to be authorised to determine the validity of the representations conferred and the fulfilment of the requirements for attending the Meeting.

5.         The Chairman or Secretary of the General Meeting, or the individuals appointed by same, shall be deemed to be authorised to determine the validity of the representations conferred and the fulfilment of the requirements for attending the Meeting.

6. The power of representation shall be understood as being subject to the provisions established by Law for cases of family representation and the granting of general powers of attorney.	6. The power of representation shall be understood as being subject to the provisions established by Law for cases of family representation and the granting of general powers of attorney.

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Article 13. Public application for representation	Article 13. Public application for representation
1.         In those cases where the Company Directors themselves, the depositories of securities or the persons in charge of book entries request a representation on their behalf or on behalf of others and, in general, whenever an application is publicly made, the rules contained in the Public Companies Law and the regulations developing same shall apply. In particular, the proxy shall indicate how the representative shall vote in the absence of accurate instructions and in any event subject to the provisions established by Law. Delegations may also include any items which, even if they are not stated on the agenda of the notice of the Meeting, are discussed at the General Meeting because the Law allows them to be discussed, and representatives may also vote in the manner they deem most appropriate for the interests of their principal in the event that no voting instructions were given in relation to matters not included on the agenda.

1.         In those cases where the Company Directors themselves, the depositories of securities or the persons in charge of book entries request a representation on their behalf or on behalf of others and, in general, whenever an application is publicly made, the rules contained in the Public Companies Law and the regulations developing same shall apply. In particular, the proxy shall indicate how the representative shall vote in the absence of accurate instructions and in any event subject to the provisions established by Law. Delegations may also include any items which, even if they are not stated on the agenda of the notice of the Meeting, are discussed at the General Meeting because the Law allows them to be discussed, and representatives may also vote in the manner they deem most appropriate for the interests of their principal in the event that no voting instructions were given in relation to matters not included on the agenda.

2. A public application for representation shall be deemed to have been made whenever one same person holds the representation of more than three shareholders.	2. A public application for representation shall be deemed to have been made whenever one same person holds the representation of more than three shareholders.

3.         Pursuant to section 114 of the Spanish Market Law (“Ley del Mercado de Valores”), a Director who is publicly appointed as representative cannot exercise the voting rights corresponding to the shares that are represented in respect of the items on the agenda in respect of which that Director is in a situation of conflict of interest and, in any event, in respect of the following decisions:

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a) His/her appointment or ratification as a member of the Board of Directors;

b) His/her removal, separation or resignation as a member of the Board of Directors;

c) The exercise of Company action for liability against said Director; and

d) The approval or ratification, where appropriate, of Company operations with that Director, with companies controlled by, represented by or acting on behalf of that Director.

Considering the possibility of such conflict arising, representation could be conferred to another person alternatively and subsidiarily.

Article 14. Planning, means and venue of the General Meeting	Article 14. Planning, means and venue of the General Meeting
1. The governing body may decide, considering the circumstances, to use means or systems enabling a greater and better following of the General Meeting or a wider dissemination of its development.	1. The governing body may decide, considering the circumstances, to use means or systems enabling a greater and better following of the General Meeting or a wider dissemination of its development.
2. Specifically, the governing body may:	2. Specifically, the governing body may:
a) allow the shareholders to follow the course of the meeting remotely via audiovisual means;	a) allow the shareholders to follow the course of the Meeting remotely via audiovisual means;
b) provide simultaneous translation facilities;	b) provide simultaneous translation facilities;
c) establish the adequate measures for access control, surveillance, protection and security;	c) establish the adequate measures for access control, surveillance, protection and security; and
d) adopt measures to enable disabled shareholders to access the room where the Meeting is held.	d) adopt measures to enable disabled shareholders to access the room where the Meeting is held.

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3.        In the room or rooms where the Meeting is held, the attendees shall not use photograph or video cameras, recorders, cell phones or similar devices, except to the extent allowed by the Chairman. Control mechanisms established at the entrance may be used in order to enable the accomplishment of said measure

3          In the room or rooms where the Meeting is held, the attendees shall not use photograph or video cameras, recorders, cell phones or similar devices, except to the extent allowed by the Chairman. Control mechanisms established at the entrance may be used in order to enable the accomplishment of said measure

4.        The General Meeting shall be held at the place indicated in the announcement of the notice within the municipality in which the Company has its address. If the venue is not set forth in the announcement, it shall be understood that the Meeting will be held at the registered office of the Company.

4.         The General Meeting shall be held at the place indicated in the announcement of the notice within the municipality in which the Company has its address. If the venue is not set forth in the announcement, it shall be understood that the Meeting will be held at the registered office of the Company.

If for any reason, the General Meeting has to be held in separated rooms, audiovisual means shall be used to allow the intercommunication among them in real time and therefore, the development as a single act. If the rooms are located in different places, the meeting shall be considered to be held at the main venue.

If for any reason, the General Meeting has to be held in separated rooms, audiovisual means shall be used to allow the intercommunication among them in real time and therefore, the development as a single act. If the rooms are located in different places, the meeting shall be considered to be held at the main venue.

In such case, the main venue of the Meeting shall be located within the municipality of the registered address of the Company, without the need for the accessory places to be within it. Those attending any of the indicated places shall be considered, insofar as they meet the requirements set forth in these Regulations and Bylaws, as attending the General Meeting.

In such case, the main venue of the Meeting shall be located within the municipality of the registered address of the Company, without the need for the accessory places to be within it. Those attending any of the indicated places shall be considered, insofar as they meet the requirements set forth in these Regulations and Bylaws, as attending the General Meeting.

5.        When entering the place or places where the General Meeting is going to be held, those present shall be given a copy of the text of the resolution proposals that will be submitted to the General Meeting, as well as the Directors’ reports that have been given to the shareholders in relation to the resolution proposals. Any

5.        When entering the place or places where the General Meeting is going to be held, those present shall be given a copy of the text of the resolution proposals that will be submitted to the General Meeting, as well as the Directors’ reports that have been given to the shareholders in relation to the resolution proposals. Any

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proposals that could not be incorporated to the rest of the documentation that is furnished are excepted from this obligation. Likewise, the shareholders upon request may have a copy of all the information that, by virtue of the legal provisions, has been made available to the shareholders since the notice of the Meeting.

proposals that could not be incorporated to the rest of the documentation that is furnished are excepted from this obligation. Likewise, the shareholders upon request may have a copy of all the information that, by virtue of the legal provisions, has been made available to the shareholders since the notice of the Meeting.

Chapter II: Constitution of the Meeting	Chapter II: Constitution of the Meeting
Article 15. Constitution of the General Meeting. Special cases	Article 15. Constitution of the Meeting. Special cases
1.        The General Shareholders’ Meeting shall be validly held at first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed capital with voting rights. At second call, it shall be validly held regardless the attending capital.

1.        The General Shareholders’ Meeting shall be validly held at first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed capital with voting rights. At second call, it shall be validly held regardless the attending capital.

2.        In order for the ordinary or extraordinary General Meeting to validly approve resolutions on an issue of bonds, an increase or reduction of capital, as well as the change of corporate form, merger or spin-off, the dissolution and winding-up of the Company, and, in general, any amendments to the Bylaws, it shall be necessary, at first call, for shareholders holding at least fifty per cent of the subscribed capital with voting right to be present in person or by proxy.

In the second call, the presence of twenty five per cent of said capital shall be enough, although when shareholders who represent less than fifty percent of the subscribed capital with voting rights attend, the resolutions to which the paragraph hereon refers, may only be validly adopted with the favorable vote of two thirds of the present or represented capital at the Shareholders’ Meeting.

2.         In order for the ordinary or extraordinary General Meeting to validly approve resolutions on an issue of bonds, the elimination or limitation of pre-emption rights, as well as the change of corporate form, merger or spin-off, the global assignment of the assets and liabilities and the transfer of the registered office abroad and, in general, any amendments to the Bylaws, it shall be necessary, at first call, for shareholders holding at least fifty per cent of the subscribed capital with voting right to be present in person or by proxy.

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At second call, the presence of twenty-five per cent of said capital shall be sufficient, although when shareholders representing less than fifty per cent of the subscribed capital with the right to vote are present, the resolutions referred to in the preceding paragraph may only be validly passed with the favourable vote of two thirds of the capital present or represented at the Meeting.

3. Any absences taking place once the Meeting is constituted shall not affect the validity thereof.
3.         Shareholders casting their votes remotely, insofar as it is provided in the Company Bylaws and in these Regulations and pursuant to same, shall be taken into account as being present for purposes of the quorum for the Meeting.

4. Any absences taking place once the Meeting is constituted shall not affect the validity thereof.

5.         If in order to validly adopt a resolution in respect of one or more of the items on the agenda for the General Meeting, it is necessary, pursuant to the applicable legislation or to the regulations of the Company Bylaws, the presence of a certain quorum and that quorum is not reached, the agenda shall be reduced to the rest of the items that do not require said quorum in order to validly approve resolutions.

Article 16. Board of the General Meeting	Article 16. Board of the General Meeting
1. The Board of the General Meeting shall be constituted by the Chairman and the Secretary and by the members of the management body of the Company.
1.         The Board of the General Meeting shall be constituted at least by the Chairman and the Secretary of the General Meeting. It shall also include the members of the Board of Directors of the Company present at the meeting.

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2.        The General Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence of the latter, by the Vice-Chairman, and in the absence of the Chairman and Vice-Chairman, by the director appointed by the General Shareholders’ Meeting itself.

2.         The General Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence, impossibility of attending or indisposition thereof, by the Deputy Chairman of the Board. If there are several Deputy Chairmen, their numerical order shall apply and, in the absence thereof, the Meeting shall be chaired by the Director appointed for such purpose by the attendants.

3.        The Chairman shall be assisted by a Secretary, or by a Vice-Secretary, or by both of them. The Secretary of the Board of Directors shall be the Secretary of the General Meeting and, if he/she does not attend in person, the Deputy Secretary will take his/her place. Otherwise, the Secretary shall be the shareholder chosen by the attendants.

3.         The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall be the Secretary of the General Meeting and, if he/she does not attend in person, the Deputy Secretary will take his/her place. In the absence of both of the foregoing, the Secretary shall be the person who, being proposed by the Chairman, is chosen by the attendants.

4.        If for any reason, while the General Meeting of Shareholders is being held, the Chairman or Secretary has to leave the meeting, the substitution in the execution of their tasks shall proceed pursuant to what is stipulated in the previous section.

4.         If for any reason, while the General Meeting of Shareholders is being held, the Chairman or Secretary has to leave the meeting, the substitution in the execution of their tasks shall proceed pursuant to what is stipulated in the previous paragraph.

5.        The Chairman, even when he/she is present at the meeting, may entrust the control of the discussions to the Director he/she deems appropriate. Likewise, the Chairman may be assisted by any expert that he/she considers convenient.

5.         The Chairman, even when he/she is present at the meeting, may entrust the control of the discussions to the Director he/she deems appropriate. Likewise, the Chairman may be assisted by any expert that he/she considers convenient.

Article 17. Order of the Meeting	Article 17. Order of the Meeting
Subject to the provisions in the Bylaws, the Chairman shall be in charge of declaring the Meeting validly held, directing and establishing	Subject to the provisions in the Bylaws, the Chairman shall be in charge of declaring the Meeting validly held, directing and establishing

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the order of the deliberations and interventions and the time allocated to them pursuant to the provisions in these Regulations, putting an end to debates when he/she estimates that the item has been sufficiently discussed and ordering the voting, clarifying any doubts arising in respect of the Agenda and the list of attendants, proclaiming the approval of the resolutions, adjourning the meeting and, if applicable, deciding the interruption thereof, and, in general, exercising all the powers, including the ones of order and discipline, that are required for the orderly development of the meeting, including the interpretation of the provisions in these Regulations.

the order of the deliberations and interventions and the time allocated to them pursuant to the provisions in these Regulations, putting an end to debates when he/she estimates that the item has been sufficiently discussed and ordering the voting, clarifying any doubts arising in respect of the Agenda and the list of attendants, proclaiming the approval of the resolutions, adjourning the meeting and, if applicable, deciding the interruption thereof, and, in general, exercising all the powers, that are required for the orderly development of the meeting, including the interpretation of the provisions in these Regulations, as well as exercising order and discipline, with the possibility of having those who perturb the normal course of the meeting expelled from same and even resolving that the meeting be momentarily interrupted.

Article 18. Register of Shareholders	Article 18. Register of Shareholders
1.        At the place and on the day scheduled for the General Meeting to be held, at first or second call, and up to two hours before the time scheduled for the meeting to begin (unless otherwise specified in the announcement of the notice), the shareholders or their valid representatives may present the staff in charge of the Register of Shareholders their respective attendance cards and, as the case may be, any documents verifying the representation conferred. Attendance cards and appointments as representative presented to the staff in charge of the Register of Shareholders after the time scheduled for the commencement of the General Meeting shall not be accepted.

1.         At the place and on the day scheduled for the General Meeting to be held, at first or second call, and up to two hours before the time scheduled for the meeting to begin (unless otherwise specified in the announcement of the notice), the shareholders or their valid representatives may present the staff in charge of the Register of Shareholders their respective attendance cards and, as the case may be, any documents verifying the representation conferred. Attendance cards and appointments as representative presented to the staff in charge of the Register of Shareholders after the time scheduled for the commencement of the General Meeting shall not be accepted.

2.        In the event that the notice of the Meeting provides for attendance by telematic means, any shareholders who decide to attend through these established means shall register according to the terms of the notice itself.

2.         In the event that the notice of the Meeting provides for attendance by telematic means, any shareholders who decide to attend through these established means shall register according to the terms of the notice itself.

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3.        The register of shareholders present and represented, whether attending in person or, as the case may be, by telematic means, shall be handled by the persons appointed for this purpose by the Secretary, using, as the case may be, any technical means that are deemed appropriate.

3.        The register of shareholders present and represented, whether attending in person or, as the case may be, by telematic means, shall be handled by the persons appointed for this purpose by the Secretary, using, as the case may be, any technical means that are deemed appropriate.

4.        Any shareholders who issue long-distance votes, to the extent and pursuant to the provisions established in the company By-laws and in these Regulations, shall be taken into account as present when the meeting is held.

Article 19. List of attendants	Article 19. List of attendants
1. Upon completion of the process to register attendance cards and proxies and if a sufficient quorum is ascertained, before proceeding with the agenda, the the list of attendants shall be drawn up.
1.         Upon completion of the process to register attendance cards and proxies and if a sufficient quorum is ascertained, before proceeding with the agenda, the Secretary of the General Meeting shall draw up the list of attendants, stating the nature of each one or representation and the number of shares, whether their own or of others, that they hold.

At the end of the list the number of shareholders present (indicating those who have cast their vote remotely) or represented shall be determined, as well as the amount of the capital they hold, specifying how much corresponds to shareholders with the right to vote.

2.         At the end of acceptance of all attendance cards and representations, the shareholders or their representatives, as the case may be, who arrive at the place where the General Meeting is held after the scheduled time shall be given an invitation so that, if they wish to, they may follow the development of the meeting (in the same meeting room or in an adjoining room, if it is deemed

2.          At the end of acceptance of all attendance cards and representations, the shareholders or their representatives, as the case may be, who arrive at the place where the General Meeting is held after the scheduled time shall be given an invitation so that, if they wish to, they may follow the development of the meeting (in the same meeting room or in an adjoining room, if it is deemed

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appropriate by the Company in order to avoid confusions during the Meeting); however, these shareholders and representatives (including the represented parties) shall not be included on the list of attendants.

appropriate by the Company in order to avoid confusions during the Meeting); however, these shareholders and representatives (including the represented parties) shall not be included on the list of attendants.

3.         The General Meeting shall begin at the place, on the day and at the time scheduled, at first or second call, as the case may be, once the Board is established and the list of attendants is drawn up.

3.         The General Meeting shall begin at the place, on the day and at the time scheduled, at first or second call, as the case may be, once the Board is established and the list of attendants is drawn up.

First of all, the Secretary shall confirm that the meeting is legally called, by reading the announcement or by providing a summary thereof. Next, the Secretary shall read out the global data resulting from the list of attendants, specifying the number of shareholders with a right to vote who are present, either in person or, as the case may be, through telematic means, and the represented parties attending the meeting, the number of shares held by the former and the latter, the percentage of capital they represent, specifying what is held by shareholders with a right to vote. Thereafter, the Chairman shall declare the General Meeting as validly held at first or second call, as the case may be..

First of all, the Secretary shall confirm that the meeting is legally called, by reading the announcement or by providing a summary thereof. Next, the Secretary shall read out the global data resulting from the list of attendants, specifying the number of shareholders with a right to vote who are present, either in person or, as the case may be, through telematic means, and the represented parties attending the meeting, the number of shares held by the former and the latter, the percentage of capital they represent, specifying what is held by shareholders with a right to vote. Thereafter, the Chairman shall declare the General Meeting as validly held at first or second call, as the case may be, and shall determine if they can go on to consider all of the items comprised on the agenda or, in the absence thereof, if the Meeting must be limited to just some of them.

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Once the Meeting is declared validly held and notwithstanding the right to make as many declarations are deemed appropriate at the intervention turn, all of the shareholders present may request the Notary Public (or the Secretary, in the absence of a Notary Public) to record in the minutes of the Meeting any reservations or opposition regarding the valid incorporation of the Meeting or the global data included on the list of attendants that was previously read out, without this entailing a delay, interruption or deferral in the normal course of the meeting.

Once the Meeting is declared validly held and notwithstanding the right to make as many declarations are deemed appropriate at the intervention turn, all of the shareholders present may request the Notary Public (or the Secretary, in the absence of a Notary Public) to record in the minutes of the Meeting any reservations or opposition regarding the valid incorporation of the Meeting or the global data included on the list of attendants that was previously read out, without this entailing a delay, interruption or deferral in the normal course of the meeting.

4.        If the list of attendants is not included at the beginning of the minutes of the General Meeting, it may be attached thereto on an annex signed by the Secretary with the approval of the Chairman.

A list of attendants may also be provided in a file or in a computerised medium. In these cases, the minutes shall record the means used and the sealed cover of the file or medium shall include the necessary verification of identification, signed by the Secretary with the approval of the Chairman.

4.        If the list of attendants is not included at the beginning of the minutes of the General Meeting, it may be attached thereto on an annex signed by the Secretary with the approval of the Chairman.

A list of attendants may also be provided in a file or in a computerised medium. In these cases, the minutes shall record the means used and the sealed cover of the file or medium shall include the necessary verification of identification, signed by the Secretary with the approval of the Chairman.

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Chapter III: Turn for intervention of shareholders	Chapter III: Turn for intervention of shareholders
Article 20. Requests for intervention	Article 20. Requests for intervention
1.         Meeting has commenced and with the purpose of organising the turn of intervention, the Chairman shall ask the shareholders wishing to participate in the Shareholders’ Meeting or, as the case may be, wishing to ask for information or explanations related to the items of the agenda or make proposals, to speak to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting them, stating their name and surname(s), the number of shares they hold and the number of shares they represent.

1.         Once the General Shareholders’ Meeting has commenced and with the purpose of organising the turn of intervention, the Chairman shall ask the shareholders wishing to participate in the Shareholders’ Meeting or, as the case may be, wishing to ask for information or explanations related to the items of the agenda or make proposals, to speak to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting them, stating their name and surname(s), the number of shares they hold and the number of shares they represent.

2.         If the shareholder (or representative) wishes to ask to have his/her intervention literally recorded in the minutes of the Meeting, he/she shall hand it in writing, at the time of his/her identification, to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting him/her, so that it can be compared when the shareholder’s intervention takes place.

2.         If the shareholder (or representative) wishes to ask to have his/her intervention literally recorded in the minutes of the Meeting, he/she shall hand it in writing, at the time of his/her identification, to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting him/her, so that it can be compared when the shareholder’s intervention takes place.

3.         The shareholder interventions shall take place once the Board has the list of shareholders wishing to participate, after the words or reports, as appropriate, addressed to those present by the Chairman, the Managing Director, the Presidents of the various Board of Directors’ Committees, other Directors, or any other persons appointed for the purpose by the governing body and, in any case, before the discussion and voting on the matters included on the agenda take place.

3.        The shareholder interventions shall take place once the Board has the list of shareholders wishing to participate, after the words or reports, as appropriate, addressed to those present by the Chairman, the Managing Director, the Presidents of the various Board of Directors’ Committees, other Directors, or any other persons appointed for the purpose by the governing body and, in any case, before the discussion and voting on the matters included on the agenda take place.

Article 21. Shareholders’ interventions.	Article 21. Shareholders’ interventions.
1. The shareholders’ interventions shall take place in the order in which they	1. The shareholders’ interventions shall take place in the order in which they

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are called by the Board for such purpose, once the Chairman has fixed the turns for intervention.	are called by the Board for such purpose, once the Chairman has fixed the turns for intervention.
2. When exercising his/her authority to organise the development of the Meeting and notwithstanding any other action whatsoever, the Chairman shall be able to:	2. When exercising his/her authority to organise the development of the Meeting and notwithstanding any other action whatsoever, the Chairman shall be able to:
(i) establish the maximum amount of time allocated to each intervention, which shall initially be equal for all of them;	a) establish the maximum amount of time allocated to each intervention, which shall initially be equal for all of them;
(ii) agree, as the case may be, to extend the amount of time originally allocated to each shareholder for his/her intervention or reduce it, according to the purpose and content of the intervention;	b) agree, as the case may be, to extend the amount of time originally allocated to each shareholder for his/her intervention or reduce it, according to the purpose and content of the intervention;
(iii) limit the floor granted to shareholders when he/she considers that an issue has been sufficiently discussed;	c) limit the floor granted to shareholders when he/she considers that an issue has been sufficiently discussed;
(iv) request the participating shareholders to clarify issues when he/she considers that have not been clearly explained during their intervention;	d) request the participating shareholders to clarify issues when he/she considers that have not been clearly explained during their intervention;
(v) control shareholder interventions so that they are confined to the issues of the Meeting and they refrain from making inappropriate remarks or from exercising their right in an abusive or obstructive manner;

e) control shareholder interventions so that they are confined to the issues of the Meeting and they refrain from making inappropriate remarks or from exercising their right in an abusive or obstructive manner;

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(vi) tell the participating shareholders that the time for their intervention is about to finish so that they can sum up their speech and, when the time for their intervention has come to an end or if they keep on acting as described under(e) above, he/she may interrupt their speech;

f) tell the participating shareholders that the time for their intervention is about to finish so that they can sum up their speech and, when the time for their intervention has come to an end or if they keep on acting as described under (e) above, he/she may interrupt their speech;

(vii) if the Chairman considers that the shareholder’s intervention may alter the normal course of the meeting, he/she may ask them to leave the place and, as the case may be, he/she may adopt the auxiliary measures deemed necessary for such effect; and

g) if the Chairman considers that the shareholder’s intervention may alter the normal course of the meeting, he/she may ask them to leave the place and, as the case may be, he/she may adopt the auxiliary measures deemed necessary for such effect; and

(viii) in the event any of the participating shareholders tries to answer back, the Chairman may grant the floor or otherwise, as he/she deems appropriate.	h) in the event any of the participating shareholders tries to answer back, the Chairman may grant the floor or otherwise, as he/she deems appropriate..
Article 22. Right to information during the Meeting	Article 22. Right to information during the Meeting
1.        During the intervention turn, shareholders may orally request the information or explanations they consider necessary on the issues included on the agenda. To do so, the shareholder must first identify himself/herself pursuant to the provisions in article 20 above.

1.         During the intervention turn, shareholders may orally request the information or explanations they consider necessary on the issues included on the agenda. To do so, the shareholder must first identify himself/herself pursuant to the provisions in article 20 above.

2.        The Directors shall be under the obligation of furnishing the requested information, pursuant to the preceding paragraph in the way and within the terms prescribed by the law, except in cases where (i) the disclosure of the data requested may harm the interests of the Company, in the opinion of the Chairman; (ii) the request of information or explanation does not refer to matters included on the agenda; (iii) the requested information or explanation is unnecessary in order to form an opinion on the issues submitted to the Meeting or

2.        The Directors shall be under the obligation of furnishing the requested information, pursuant to the preceding paragraph in the way and within the terms prescribed by the law, except in cases where (i) the disclosure of the data requested may harm the interests of the Company, in the opinion of the Chairman; (ii) the request of information or explanation does not refer to matters included on the agenda; (iii) the requested information or explanation is unnecessary in order to form an opinion on the issues submitted to the Meeting or

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for any reason it is considered abusive; or (iv) it is thus considered as a result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

for any reason it is considered abusive; or (iv) it is thus considered as a result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.        The requested information or explanation shall be provided by the Chairman or, otherwise, and when indicated by the Chairman, by the Managing Director, the Presidents of the Board Commissions, the Secretary, any of the Directors or, when deemed convenient, by any employee or expert on that matter.

3.         The requested information or explanation shall be provided by the Chairman or, otherwise, and when indicated by the Chairman, by the Managing Director, the Presidents of the Board Commissions, the Secretary, any of the Directors or, when deemed convenient, by any employee or expert on that matter.

4.        In the event it is not possible to satisfy the right of the shareholder during the Meeting, the Directors shall provide, in writing, the requested information to the shareholder involved within seven days following the end of the Meeting.

4.         In the event it is not possible to satisfy the right of the shareholder during the Meeting, the Directors shall provide, in writing, the requested information to the shareholder involved within seven days following the end of the Meeting.

Article 23. Extension and adjournment of the General Meeting	Article 23. Extension and adjournment of the General Meeting
1.        The General Meeting may agree to extend the meeting over one or more consecutive days, when so proposed by the Directors or by a number of shareholders representing at least one fourth of the share capital attending the meeting. Regardless of the number of sessions, the Meeting shall be considered as one, drawing up only one set of minutes for all of the sessions. Therefore, it shall not be necessary to repeat during the following sessions the fulfilment of the requirements set forth by Law, the Bylaws or these

Regulations for its valid constitution. If any of the shareholders included on the record of attendance do not subsequently attend the following sessions, the majorities required for the adoption of resolutions shall still be determined at said meetings based upon the data arising from that record.

1.        The General Meeting may agree to extend the meeting over one or more consecutive days, when so proposed by the Directors or by a number of shareholders representing at least one fourth of the share capital attending the meeting. Regardless of the number of sessions, the Meeting shall be considered as one, drawing up only one set of minutes for all of the sessions. Therefore, it shall not be necessary to repeat during the following sessions the fulfilment of the requirements set forth by Law, the Bylaws or these

Regulations for its valid constitution. If any of the shareholders included on the record of attendance do not subsequently attend the following sessions, the majorities required for the adoption of resolutions shall still be determined at said meetings based upon the data arising from that record.

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2.        Exceptionally and in the event of disturbances that may significantly affect the good course of the meeting or any other unusual conditions that may temporally prevent or hinder the normal course of the meeting, the Chairman of the Meeting may decide the adjournment during the appropriate period of time, with the purpose of assuring the reestablishment of the necessary conditions for its continuance. Likewise, the Chairman may adopt the measures he/she deems appropriate to guarantee the safety of those present and to avoid the repetition of conditions preventing or hindering the normal course of the meeting.

2.        Exceptionally and in the event of disturbances that may significantly affect the good course of the meeting or any other unusual conditions that may temporally prevent or hinder the normal course of the meeting, the Chairman of the Meeting may decide the adjournment during the appropriate period of time, with the purpose of assuring the reestablishment of the necessary conditions for its continuance. Likewise, the Chairman may adopt the measures he/she deems appropriate to guarantee the safety of those present and to avoid the repetition of conditions preventing or hindering the normal course of the meeting.

Chapter IV: Voting and documenting the resolutions	Chapter IV: Voting and documenting the resolutions
Article 24. Voting of the resolution proposals	Article 24. Voting of the resolution proposals
1.        Once the shareholders’ interventions have come to an end and the necessary information or explanations have been provided pursuant to the provisions in these Regulations, the resolution proposals on the matters included on the agenda shall be subject to voting, and if there are any other resolutions which, due to legal order, were not included on the agenda, they shall also be voted. The Chairman shall be in charge of deciding the voting order of the latter resolutions.

1.         Once the shareholders’ interventions have come to an end and the necessary information or explanations have been provided pursuant to the provisions in these Regulations, the resolution proposals on the matters included on the agenda shall be subject to voting, and if there are any other resolutions which, due to legal order, were not included on the agenda, they shall also be voted. The Chairman shall be in charge of deciding the voting order of the latter resolutions.

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It shall not be necessary for the Secretary to previously read out the resolution proposals the text of which has been submitted to the shareholders at the beginning of the meeting, except where it is requested by any shareholder for any or all the proposals or when the Chairman deems it convenient. In any event, the attendants will be told the item of the agenda to which the resolution proposal being subject to voting refers.

It shall not be necessary for the Secretary to previously read out the resolution proposals the text of which has been submitted to the shareholders at the beginning of the meeting, except where it is requested by any shareholder for any or all the proposals or when the Chairman deems it convenient. In any event, the attendants will be told the item of the agenda to which the resolution proposal being subject to voting refers.

2.        Each of the items on the agenda will be subject to vote separately. However, if the circumstances make it advisable, the Chairman may decide that proposals corresponding to different items on the agenda be voted jointly; in such event the result of the vote shall be considered individually for each proposal if none of those present states that they wish to change their vote in respect of any of said items. Conversely, the minutes shall record the voting changes stated by each shareholder and the voting result corresponding to each proposal as a consequence of such changes. In any event, there will be a separate vote for the appointment and ratification of members of the Board of Directors and, in the event of an amendment of the Bylaws, each article or group of articles which are substantially independent shall be voted separately.

2.         Each of the items on the agenda will be subject to vote separately. However, if the circumstances make it advisable, the Chairman may decide that proposals corresponding to different items on the agenda be voted jointly; in such event the result of the vote shall be considered individually for each proposal if none of those present states that they wish to change their vote in respect of any of said items. Conversely, the minutes shall record the voting changes stated by each shareholder and the voting result corresponding to each proposal as a consequence of such changes. In any event, there will be a separate vote for the appointment and ratification of members of the Board of Directors and, in the event of an amendment of the Bylaws, each article or group of articles which are substantially independent shall be voted separately.

3.        The process for the adoption of resolutions shall be carried out following the agenda provided in the notice of the Meeting. The resolutions proposed by the Board of Directors shall be subject to voting in the first place. In any event, once a resolution proposal is approved all the other proposals related to the same issue that are incompatible with it will automatically be excluded, not being subject to voting.

3.         The process for the adoption of resolutions shall be carried out following the agenda provided in the notice of the Meeting. The resolutions proposed by the Board of Directors shall be subject to voting in the first place. In any event, once a resolution proposal is approved all the other proposals related to the same issue that are incompatible with it will automatically be excluded, not being subject to voting.

4. As a general rule and notwithstanding any alternative systems that may be	4. As a general rule and notwithstanding any alternative systems that may be

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implemented if the Chairman so decides due to the conditions and nature or content of the proposal, the counting of votes for the resolution proposals shall be carried out as follows:	implemented if the Chairman so decides due to the conditions and nature or content of the proposal, the counting of votes for the resolution proposals shall be carried out as follows:
(i) Affirmative votes shall be those corresponding to all shares attending the meeting, whether present and represented, deducting (a) those votes corresponding to the shares whose holders or representatives have cast a vote against, a blank vote or abstain from voting, by communicating their vote or the abstention to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her), so that it can be placed on record; (b) votes corresponding to the shares whose holders have cast a vote against, a blank vote or have expressly stated their abstention from voting, via the remote means of communication mentioned in section 6 below of this article; and (c) votes corresponding to shares whose holders or representatives have left the meeting before the voting for the resolution proposal took place and who have recorded such fact with the Notary Public (or, in the absence thereof, with the Secretary).

a) Affirmative votes shall be those corresponding to all shares attending the meeting, whether present and represented, deducting (i) those votes corresponding to the shares whose holders or representatives have cast a vote against, a blank vote or abstain from voting, by communicating their vote or the abstention to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her), so that it can be placed on record and (ii) votes corresponding to the shares whose holders have cast a vote against, a blank vote or have expressly stated their abstention from voting, via the remote means of communication mentioned in section 6 below of this article; and (iii) (iii) votes corresponding to shares whose holders or representatives have left the meeting before the voting for the resolution proposal took place and who have recorded such fact with the Notary Public (or, in the absence thereof, with the Secretary).

(ii) The communications or statements to the Notary Public (or, in the absence thereof, to the Secretary or to the staff assisting him/her) provided in the preceding section and related to the way a vote is cast or abstention may be carried out individually with respect to each resolution proposal or jointly for several or all of them, by stating to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her) the identity and status (shareholder or

b) The communications or statements to the Notary Public (or, in the absence thereof, to the Secretary or to the staff assisting him/her) provided in the preceding section and related to the way a vote is cast or abstention may be carried out individually with respect to each resolution proposal or jointly for several or all of them, by stating to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her) the identity and status (shareholder or representative)

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representative) of whom is carrying them out, the number of shares referred to and whether the way the vote was cast or abstention, as the case may be.	of whom is carrying them out, the number of shares referred to and whether the way the vote was cast or abstention, as the case may be.
(iii) For the adoption of resolutions related to matters not included on the agenda, the shares of shareholders who have participated at the Meeting via remote voting systems shall not be considered to be shares attending the meeting whether present or represented. For the adoption of any of the resolutions referred to in section 114.1 of the Spanish Market Law, the shares which cannot exercise voting rights due to the application of what is established in said provision shall not be considered to be present or represented at the Meeting.

c) For the adoption of resolutions related to matters not included on the agenda, the shares of shareholders who have participated at the Meeting via remote voting systems shall not be considered to be shares attending the meeting whether present or represented. For the adoption of any of the resolutions referred to in section 114.1 of the Spanish Market Law, the shares which cannot exercise voting rights due to the application of what is established in said provision shall not be considered to be present or represented at the Meeting.

5. Among the alternative voting systems, insofar as it is technically possible and the fulfilment of all legal conditions is guaranteed, the Directors may establish electronic vote counting systems.	5. Among the alternative voting systems, insofar as it is technically possible and the fulfilment of all legal conditions is guaranteed, the Directors may establish electronic vote counting systems.
It will be possible to divide votes so that financial agents who appear as legitimate shareholders acting on behalf of different clients may cast their vote in conformity with the instructions of their clients.

It will be possible to divide votes so that financial agents who appear as legitimate shareholders acting on behalf of different clients may cast their vote in conformity with the instructions of their clients.

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6.        If pursuant to Article 7 of these Regulations, the notice of the Meeting accepts the possibility of casting votes remotely via one or several remote voting systems and, subject to the specific instructions established therein for each of these systems, in order for the vote to be valid and hence to be accepted by the Company, the document on which the vote is recorded shall include al least the following indications:

6.         If pursuant to Article 7 of these Regulations, the notice of the Meeting accepts the possibility of casting votes remotely via one or several remote voting systems and, subject to the specific instructions established therein for each of these systems, in order for the vote to be valid and hence to be accepted by the Company, the document on which the vote is recorded shall include al least the following indications:

(i) The date on which the Meeting is held and the Agenda;	a) the date on which the Meeting is held and the agenda;
(ii) The shareholder’s identity;	b) the shareholder’s identity;
(iii) The number of shares held by the shareholder;	c) the number of shares held by the shareholder; and número de acciones de las que es titular el accionista; y
(iv) A statement of the way the vote is cast in respect of each item on the agenda.	d) a statement of the way the vote is cast in respect of each item on the agenda.
Article 25. Adoption of resolutions and end of the Meeting	Article 25. Adoption of resolutions and end of the Meeting
1.         The resolutions shall be approved when the affirmative votes for the proposal exceed half of the votes corresponding to the shares attending the meeting, present and represented shares, except for the cases in which the Law or Bylaws establish a higher majority. In the resolutions referred to in article 24.4 (iii) above, the shares which, according to what is established in said paragraph, are not considered to be present or represented, shall not be considered among the total shares for the purpose of calculating the above-mentioned majority.

1.         The majority needed for a resolution to be approved will require the affirmative vote plus one of the shares with voting rights that are present or represented at the General Meeting, except for the cases in which the Law or the Bylaws establish a higher majority. Each share confers one vote. In the resolutions referred to in Article 24.4 (c) above, the shares which, according to what is established in said paragraph, are not considered to be present or represented, shall not be considered among the total shares for the purpose of calculating the above-

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mentioned majority.
2.         The Chairman shall state that the resolutions are approved once there is record of the existence of sufficient affirmative votes, notwithstanding the record in the Minutes of the way the vote is cast or abstention by shareholders attending the meeting who make the relevant indication to the Notary Public (or, in the absence thereof, to the Secretary or staff assisting him/her).

2.        The Chairman shall state that the resolutions are approved once there is record of the existence of sufficient affirmative votes, notwithstanding the record in the Minutes of the way the vote is cast or abstention by shareholders attending the meeting who make the relevant indication to the Notary Public (or, in the absence thereof, to the Secretary or staff assisting him/her).

3. Once the voting of the resolution proposals is over and the result is proclaimed by the Chairman, the Meeting shall come to an end and the Chairman shall adjourn the meeting.	3. Once the voting of the resolution proposals is over and the result is proclaimed by the Chairman, the Meeting shall come to an end and the Chairman shall adjourn the meeting.
Article 26. Minutes of the Shareholders’ Meeting	Article 26. Minutes of the Shareholders’ Meeting
1.         The resolutions of the General Shareholders’ Meeting shall be recorded on the minutes that shall be, in turn, recorded or transcribed in the Minutes Book kept for the purpose.The minutes may be approved by the General Meeting itself, or, otherwise, and within a term of fifteen days, by the Chairman and two Controllers, one representing the majority and the other one the minority.

1.         The resolutions of the General Shareholders’ Meeting shall be recorded on the minutes that shall be, in turn, recorded or transcribed in the Minutes Book kept for the purpose. The minutes may be approved by the General Meeting itself, or, otherwise, and within a term of fifteen days, by the Chairman and two Controllers, one representing the majority and the other one the minority.

2. The minutes approved in any of these two ways shall be effective as from the date of approval thereof.	2. The minutes approved in any of these two ways shall be effective as from the date of approval thereof.
3.         The board of directors may require the presence of a Notary Public to draw up minutes of the General Meeting and they shall be bound to do so whenever, five days before the date established for the General Meeting to be held, it is requested by shareholders representing at least one percent of the share capital.

3.         The Board of Directors may require the presence of a Notary Public to draw up minutes of the Meeting and they shall be bound to do so whenever, five days before the date established for the General Meeting to be held, it is requested by shareholders representing at least one percent of the share capital. The minutes drawn up by a Notary Public do not need to be approved.

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4. The notarial instrument shall be considered the minutes of the Shareholders’ Meeting and it will not need its approval.	4. The resolution certificates shall be issued by the Secretary or by the Deputy Secretary of the Board of Directors with the approval of the Chairman or the Deputy Chairman, as the case may be.

5.         The public formalization of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Article 27. Disclosure of resolutions	Article 27. Disclosure of resolutions
Notwithstanding the recording with the Mercantile Registry of the resolutions that can be recorded and the legal provisions applicable regarding the disclosure of Company resolutions, the Company shall report the approved resolutions to the Spanish Securities Exchange Commission, by means of the appropriate notice of a significant disclosure, either literally or by means of by a summary of its contents. The text of the resolutions corresponding to the Meetings held during the current year and the previous year shall likewise be available on the Company’s website. Also, upon request by a shareholder or the shareholder’s representative at the General Meeting, the Secretary shall issue a certification of the resolutions or of the minutes, notarial when applicable.

Notwithstanding the recording with the Mercantile Registry of the resolutions that can be recorded and the legal provisions applicable regarding the disclosure of Company resolutions, the Company shall report the approved resolutions to the Spanish Securities Exchange Commission, by means of the appropriate notice of a significant disclosure, either literally or by means of by a summary of its contents. The text of the resolutions corresponding to the Meetings held during the current year and the previous year shall likewise be available on the Company’s website. Also, upon request by a shareholder or the shareholder’s representative at the General Meeting, the Secretary shall issue a certification of the resolutions or of the minutes, notarial when applicable.

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TITLE V. APPROVAL, DISCLOSURE AND EFFECTIVE TERM	TITLE V. APPROVAL, DISCLOSURE AND EFFECTIVE TERM
Article 28. Approval, disclosure and effective term of the Regulations	Article 28. Approval, disclosure and effective term of the Regulations
1.        The General Meeting of Shareholders shall be in charge of approving these Regulations and the amendments thereof; said General Meeting of Shareholders shall be held with the quorum foreseen in article 15, section 1 of these Regulations.

1.        The General Meeting of Shareholders shall be in charge of approving these Regulations and the amendments thereof; said General Meeting of Shareholders shall be held with the quorum foreseen in Article 15, section 1 of these Regulations.

2.        After approval thereof, these Regulations shall be communicated to the Spanish Securities Exchange Commission and recorded with the Mercantile Registry. Likewise, they shall be included on the Company website.

2.         After approval thereof, these Regulations shall be communicated to the Spanish Securities Exchange Commission and recorded with the Mercantile Registry. Likewise, they shall be included on the Company website.

3.        The Regulations shall be effective indefinitely as from the date of approval by the General Meeting of Shareholders and they shall apply to all of the General Meetings called after the Meeting at which the approval thereof was resolved.

3.         The Regulations shall be effective indefinitely as from the date of approval by the General Meeting of Shareholders and they shall apply to all of the General Meetings called after the Meeting at which the approval thereof was resolved.

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ANNEX 3

REPORT OF THE DIRECTORS OF FERROVIAL REGARDING THE JOINT
MERGER PROJECT

Report of the Directors of GRUPO FERROVIAL, S.A.

Regarding

the Joint Merger Project between CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. and GRUPO FERROVIAL, S.A.

Madrid, 15 September 2009

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1.	INTRODUCTION		5

2.	STRATEGIC JUSTIFICATION OF THE OPERATION		6

3.	LEGAL ASPECTS OF THE MERGER PROJECT		10

	3.1.	Structure of the operation: Inverse merger by absorption	10

	3.2.	Merger by absorption of FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN and LERNAMARA BY FERROVIAL	11

	3.3.	Subsidiarisation of CINTRA assets	13

	3.4.	Legal analysis of the Merger Project	14

	3.5.	Development of the legal process for the merger by absorption	23

	3.6.	Information on the projected operation	27

4.	ECONOMIC ASPECTS OF THE MERGER PROJECT		29

	4.1.	Merger balances, annual reports and modifications	29

	4.2.	Exchange ratio	29

	4.3.	Justification of the exchange ratio	29

	4.4.	Net book value of FERROVIAL assets and liabilities to be transferred to CINTRA	38

5.	IMPLICATIONS OF THE MERGER FOR SHAREHOLDERS, CREDITORS AND WORKERS		39

	5.1.	Implications for shareholders	39

	5.2.	Implications for creditors	39

	5.3.	Implications for the workers	40

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6.	BYLAWS AND REGULATION OF THE MEETING OF SHAREHOLDERS OF THE TAKE OVER COMPANY		41

	6.1.	Foundation of the justification	41

	6.2.	Justification of the proposed modifications to the bylaws	42

	6.3.	Justification of the modifications proposed to the Regulation of the General Meeting of Shareholders	61

7.	INCREASE OF CAPITAL IN CINTRA		63

	7.1.	Foundation of the report	63

	7.2.	Report justifying the capital increase	63

ANNEX 1	NEW BYLAWS OF THE TAKE OVER COMPANY
ANNEX 2	BYLAWS CURRENTLY IN EFFECT AT CINTRA
ANNEX 3	TABLE COMPARING THE CORRESPONDING PARAGRAPHS OF CINTRA'S NEW BYLAWS AND THE BYLAWS CURRENTLY IN EFFECT
ANNEX 4	TABLE COMPARING THE REGULATIONS FOR WHICH MODIFICATION IS SUGGESTED

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1.	INTRODUCTION

The Boards of Directors of GRUPO FERROVIAL, S.A. (hereinafter referred to as “FERROVIAL”) and CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A. (hereinafter referred to as “CINTRA”), in meetings held on 28 and 29 July 2009, respectively, approved the Inverse Joint Merger Project between CINTRA AND FERROVIAL (hereinafter referred to as the “Merger Project” or the “Project”). The Project was drafted and endorsed for signature by the directors of both corporations, in accordance with Article 30 of Law 3/2009 of 3 April regarding Structural Modifications to Mercantile Corporations (hereinafter referred to as the “Structural Modifications Law” or “SML”), and was deposited with the Mercantile Registry of Madrid on 3 August 2009.

For purposes of Articles 33 and concordant articles of the Structural Modifications Law, the undersigned, as members of the Board of Directors of FERROVIAL, have prepared and now approve the preliminary Directors Report on the Merger Project (hereinafter referred to as the “Report”), which as provided by said article explains and justifies the Project in detail, in all its legal and economic aspects.

The Report is comprised of six parts:

(i)	the first consists of the justification for the merger as a matter of strategy;

(ii)	the second, more descriptive in nature, discusses the legal aspects of the merger and breaks down the comments contained in the Project;

(iii)
the third analyses the merger from an economic point of view, with special reference made to the exchange ratio used for the shares, and the methods used to determine the real value of the capital of both companies;

(iv)	the fourth examines the implications of the merger to the shareholders, creditors and workers;

(v)	the fifth contains a detailed presentation of the reasons that justify the proposed new bylaws of the take over company and a new regulation for its General Meeting of Shareholders; and

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(vi)	the sixth and last contains the justification for the proposed capital increase for the take over company.

2.	STRATEGIC JUSTIFICATION OF THE OPERATION

As indicated in the Merger Project, the Boards of Directors of CINTRA and FERROVIAL have decided to promote the integration of both companies (initially proposed by Ferrovial), for the purpose of configuring an integral infrastructure management company. This integration will allow the bond of the group management skills in all promotion and development phases, and facilitate a more efficient assignment of the financial resources among the different activities, in order to maximise return. The entity resulting from the merger will also constitute the first option for securities markets investments in the infrastructure sector.

In order to fully understand this initiative, it must be noted that in recent years CINTRA and FERROVIAL have adopted strategic decisions and important changes have occurred in the markets, all of which have implied a substantial change in the positions of both companies. The most notable of these circumstances are:

(a)
Both companies have opted to play a decisive first level role in the international infrastructures market. Grupo Ferrovial, as a whole, has established integral infrastructures and services management as a sign of its strategic identity, considering that the optimum form of operating in the market is through the competitive strength represented by its possession of the skills necessary at the various times during the life cycle of the infrastructures: promotion, financing, construction, operation and maintenance, and conservation.

(b)
It should be taken into account that, at the time when CINTRA’s shares were listed in the market after the corresponding public offering, the private promotion of infrastructures was an activity with little visibility in the stock markets, with a rather reduced number of competitors and within an environment characterised by its high liquidity and the low cost of the credits. All of these circumstances, which at the time fostered the decision to bring CINTRA public, have changed substantially:

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(i)	The sector of private promotion and management of infrastructures currently has a large presence in the markets and is the object of an adequate recognition, monitoring and analysis.

(ii)
In addition, the number of competitors has increased significantly, allowing various entities to offer private promotion infrastructure and management through different business identities linked to construction and financial groups and specialised investment funds. This has led to an increased competition in obtaining concessionary titles for the management of such assets.

(iii)
More recently and especially after the crisis started in 2008, financial market has gone from a high liquidity/low cost situation to experiment an important contraction, a significant circumstance in a sector where financial resources are critical. The possibilities of capturing outside resources are currently reduced, and financing through equity has taken on a capital importance.

In this new context, both companies have become convinced that the management of the infrastructure business can more appropriately and efficiently be carried out considering the same ownership of CINTRA and the other companies of Grupo Ferrovial that provide concurrent and complementary activities in this market. The totally integral management of these capacities currently is – in both companies’ Board of Directors’ view - the ideal response to the changes indicated above, and will result in a relevantly improved administration of the new group. And finally, the entity resulting from the merger will be more valuable than the sum of the companies forming it.

The improvements sought through the merger of CINTRA and FERROVIAL will appear principally in the following areas: (a) operations; (b) management of financial resources; (c) access to capitals markets; (d) corporate governance of the companies; (e) tax efficiency; and (f) efficient economic management. These improvements can be described as follows:

(a)
Improved operations. The coordinated construction, promotion and management of infrastructure activities carried out within Grupo Ferrovial by Ferrovial Agroman, S.A. and CINTRA respectively, is essential. In this regard, the merger will achieve a better response to the growing amplification of the range of infrastructures which may be

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subject to private management. In addition, both companies believe that a greater emphasis must be placed on promoting infrastructures from the construction phase (greenfields), where synergetic promotion and construction gains become especially relevant.

(b)
Management of Financial resources. The strategic decision to play a significant role in the promotion of private infrastructures, in the current context of financial market restrictions, requires an optimised management of the cash flows generated by the different Grupo Ferrovial divisions. Currently the circulation of these flows collides with the barrier deriving from shareholder diversity between CINTRA and the other companies of the group. The merger of shares will allow a mutual access to said funds in the benefit of both companies. In this way, it cannot be ignored that the group’s liquidity is not only generated in CINTRA. In this respect, it is convenient to recall that the construction and services business in particular are intrinsically cash generators, and, this capacity to generate flows can be foreseen as recurring over time. This is accredited by historical experience. As an example, it may be noted that, from 2001 until 2008, the accumulated operation flow in Grupo Ferrovial, including CINTRA, was of 5,500 million euros, of which almost 70% precisely came from the construction and services business (2,700 million from construction and 1,100 million from services). In particular, the construction flows (as an average, beyond 300 million euros annually) have been the basic pillar of the group’s diversification.

Moreover, taking into account that Cintra develops a business with an essentially investing inclination, the merger will allow CINTRA’S future development of its promotional initiatives to be financed, in the corresponding part, through access to these flows and in general, these flows may be ascribed to the most efficient destination, for each situation and in line with mobility and freedom of decision. This process will mitigate the restrictions imposed by the financial crisis.

(c)
Capital markets. From the perspective of capital markets, the merger will bring about the consolidation of the resulting company as the principal investment option in the infrastructures sector, redounding in different kinds of benefits.

8

(i)
On the securities market, the merger will imply a greater size and depth of the combined free-float of both companies, which will allow the increase of their liquidity and reducing their potential volatility. It is foreseeable that a greater size will consequently permit to obtain a better monitoring of the companies by market analysts, which in turn will increase the reporting efficiency on the listing and, as applicable, reduce the capital cost.

(ii)
On the other side, the access to the capital market to obtain third party funds will be made via a business platform with greater weight and capable of negotiating with the most important financial agents, not currently available to CINTRA individually on the one hand, and the remaining companies of Grupo Ferrovial on the other.

(d)
Administration and corporate governance. The double intragroup listing is no longer considered recommendable, especially in the Anglo-Saxon world where both companies have a great presence. The current trend is for a single listing, thereby also avoiding the so-called "group discount", often applied in assessments on listed subsidiaries. In Spain this double intragroup (“descuento de grupo”) listing has changed from being viewed as natural to being considered as exceptional: the Unified Good Governance Code (known as the Conthe Code) initially recommended avoiding simultaneous listings of parent companies and subsidiaries, although it finally resolved that this should not be an obstacle if the companies comply with determined precautions. Although CINTRA and FERROVIAL have duly observed these precautions in accordance with best corporate governance practices (here we note the framework agreement signed to regulate relations between both companies within the framework of infrastructures construction and the role of the Related Operations Commission), the unification of ownership positions will prevent the potential conflicts of interest that are inherent given the current diversity, especially in a context in which – as already anticipated- intends to give more emphasis in the infrastructure promotion from its initial construction (greenfields). Transactions between related companies will continue under parameters of efficiency and configuring an appropriate order of business, but without the need for special requirements in the internal decision making process, established due to the respect indispensable to the different interests of the diverse shareholders.

9

(e)
Tax improvement. In terms of tax management, the creation of a single consolidated group comprised of the current FERROVIAL and CINTRA companies, will, in principle, result in a more efficient management of the tax obligations and greater interest for the shareholders, essentially due to the broader and more diversified consolidation base, without causing inefficiencies or inequities and reducing administrative overheads incurred in maintaining two different consolidated tax groups.

Although this single consolidated base/group could be obtained without the full capital merger of both companies – basically requiring only that FERROVIAL, as parent company of the group, increase its shareholding in CINTRA to 75% -, this would imply an important reduction in the free float and share liquidity of CINTRA. The configuration of a single shareholder platform will prevent these situations.

(f)
Cost savings. Finally the merger will prevent the cost duplications which are currently inevitable due to the current share diversity. This, while not a principal objective or motivation of the merger, is a high interest effect for the return on shareholders’ investment in both companies.

3.	LEGAL ASPECTS OF THE MERGER PROJECT

3.1.	Structure of the operation: Inverse merger by absorption

The integration of the businesses of CINTRA and FERROVIAL will be made by merger pursuant to the terms of Article 22 et seq of the Structural Modifications Law. The projected merger will specifically occur through the takeover of FERROVIAL (company taken over) by CINTRA (takeover company). The company taken over will be extinguished by means of dissolution without liquidation, and its assets and liabilities shall be transferred in block to the take over company. The latter will acquire by universal succession all the rights and obligations of the former. Consequently the shares held by FERROVIAL shareholders will be exchanged for CINTRA shares under the terms indicated further herein (v. infra 4.2). The implications of the merger for the shareholders and creditors of FERROVIAL are examined in detail in paragraphs 5.1 and 5.2 respectively of this Report.

The structure selected is that of the so-called “inverse” merger (“fusion inversa”), which is characterised as the subsidiary take over the head company. The decision for an inverse

10

merger instead of a direct merger is based on the consideration that whether an inverse or a direct merger is indifferent from a legal-material and financial perspective: in both cases the resulting company will combine the capitals of both CINTRA and FERROVIAL under absolutely equivalent terms. The reasons justifying this decision are technical, and deal with the formal simplification of the operation. The "inverse merger" in particular will facilitate the process of obtaining authorisations and serving notices related to the merger regarding contracts and concessionaries held by the participating companies. Moreover, it will also simplify certain regulatory requirements in foreign jurisdictions, reducing the cost and time for execution of the operation. In any event, the take over company will change its current name ("Cintra") in order to adopt that of “Ferrovial” -in part coinciding with that of the company taken over (“Grupo Ferrovial”)-, through the amendment to the bylaws referred to in the paragraph 6 below.

3.2.	Merger by absorption of FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN and LERNAMARA BY FERROVIAL

Prior to and as an indivisible component to the merger proposed, it is proposed that FERROVIAL will take over FERROVIAL INFRAESTRUCTURAS, S.A. (hereinafter referred to as “FERROVIAL INFRAESTRUCTURAS”), AEROPUERTO DE BELFAST, S.A. (hereinafter referred to “AEROPUERTO DE BELFAST”), MARJESHVAN, S.L. (hereinafter referred to as “MARJESHVAN”) and LERNAMARA, S.L. (hereinafter referred to as “LERNAMARA”).

Full ownership of the above corporations is directly held by FERROVIAL. Consequently the special and simplified procedure provided under Article 49.1 SML shall apply, and an exchange of shares of the FERROVIAL corporations taken over for the shares of Ferrovial shall not apply.

The reasons justifying the above merger are summarised as follows:

(i)
With regard to FERROVIAL INFRAESTRUCTURAS and MARJESHVAN, the reason is that both companies are CINTRA shareholders. MARJESHVAN is a corporation fully owned by FERROVIAL established for the purpose of administering the 27,570,143 shares of CINTRA owned by it, representing 4.850% of its corporate capital and FERROVIAL

11

INFRAESTRUCTURAS is the owner of 352,659,211 shares of CINTRA, representing 62.030% of its capital.

The merger of CINTRA and FERROVIAL before the latter has taken over FERROVIAL INFRAESTRUCTURAS and MARJESHVAN, would result in a company which indirectly holds 380,229,354 shares of treasury stock representing 66.88% of its share capital. This would not represent a violation of regulations on treasury stock, since the acquisition by universal succession title is permitted according to Article 77 of the Public Companies Law (“Ley de Sociedades Anónimas”). However in terms of simplifying the merger between CINTRA and FERROVIAL and in order to be more efficient in terms of costs, it is preferable that CINTRA receive the assets and liabilities of FERROVIAL, thereby directly acquiring the shares in order to exchange them.

(ii)
On the other hand the reasons for the take over of AEROPUERTO DE BELFAST and LERNAMARA are mainly organisational in nature and are for the purpose of optimising the corporate structure of the group. These reasons are summarised as follows:

●
Simplify investment in BAA Ltd. The Grupo Ferrovial investment in BAA Ltd. is held through its participation, together with other external partners, in the capital of FGP Topco Ltd. This participation is currently divided between FERROVIAL INFRAESTRUCTURAS and LERNAMARA, which own 51 and 4.87 per cent respectively of the capital of FGP Topco Ltd. Taking into account that the part corresponding to FERROVIAL INFRAESTRUCTURAS will be integrated in FERROVIAL as a consequence of the merger, it would be legally and administratively inefficient to keep LERNAMARA as an intermediary company, as just one part of the investment would be placed in the parent of the group and the other on a sub- holding acting as the vehicle for same. Consequently, reasons of organisational efficiency advise their suppression.

●
Disinvestment in the Belfast airport. A EROPUERTO DE BELFAST is a sub-holding constituted solely for the purpose of documenting the holding of Grupo Ferrovial in the company managing the Belfast airport (Belfast Airport Ltd). Once Grupo Ferrovial disposed of its investment in this airport, AEROPUERTO DE BELFAST

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remained with no business content. Again, reasons of organisational efficiency advise its suppression.

(iii)
We  finally  note  that  FERROVIAL  INFRAESTRUCTURAS,  AEROPUERTO  DE  BELFAST, MARJESHVAN and LERNAMARA are fully and directly owned by FERROVIAL. As such their take over by FERROVIAL is subject to the special procedure established in Article 49 SML (with the consequent formal simplification). This circumstance would not be verified if they were taken over by CINTRA at the same time as FERROVIAL. Consequently, it seems advisable to integrate these companies with FERROVIAL prior to the merger of the latter with CINTRA.

3.3.	Subsidiarisation of CINTRA assets

Finally, as stated in the Project and as an integral part of this complex merger operation, CINTRA will “subsidiarise” its business capital – basically consisting of the shares held in the concessionary companies by means of which it develops its business of concession infrastructure – by segregating and transmitting them in block to a vehicle that is fully owned by CINTRA, named Cintra Infraestructuras, S.A.U. (hereinafter referred to as “CINTRA INFRAESTRUCTURAS”).

CINTRA INFRAESTRUCTURAS is fully and directly owned by CINTRA. As such their take over is subject to the special procedure established in Article 49.1 SML with regard to the 73. Consequently, it is not necessary that the CINTRA Board of Directors specifically report the corresponding segregation project.

The main reasons justifying this subsidiarisation are summarised as follows:

(i)
Financial. - CINTRA shares currently owned by FERROVIAL INFRAESTRUCTURAS and MARJESHVAN are pledged in favour of certain relevant FERROVIAL creditors. After the merger these shares only may be applied to the exchange, as explained above (vid. supra section 3.2) when the creditors consent to release the pledge they hold over them. It is clear that FERROVIAL shareholders may not exchange them for pledged CINTRA shares with the FERROVIAL shareholders. After the relevant negotiations, within the framework of FERROVIAL 's corporate debt restructuring, it is planned that once the merger is

13

verified, the aforementioned guarantees will be substituted by a pledge that uses CINTRA INFRAESTRUCTURAS’ shares that will be functionally equivalent to CINTRA shares.

(ii)
Organisational. - The corporate structure of Grupo Ferrovial is configured of subsidiaries that act as parent companies of the different divisions of business. The CINTRA assets must be subsidiarised to replicate this form in the infrastructure concessionaries business, so that CINTRA INFRAESTRUCTURAS is the direct owner of the shareholdings in the concessionaries companies. This form of organisation will satisfy the need, once the integration has been completed, for an autonomous company structure to continue to exist in each branch of business, allowing the bid of the projects constituting its purpose, since it is not advisable that the company resulting from the merger, as parent company of the group and all of its businesses, takes part in public tenders.

(iii)
Brand policy. - CINTRA is an entity with recognised prestige within its sector, identified in the market for its success and excellence in infrastructure management. It is therefore essential that its work continues to be associated in the future not just with the “Cintra” brand, but also with an entity other than FERROVIAL which, without prejudice to using all the advantages deriving from the merger, maintain the intangible assets and goodwill and reputation currently enjoyed by CINTRA.

(iv)
Management. - Considering the advantages of subsidiarisation, stated above, it would appear that this should be completed prior to the merger. Otherwise the company resulting from the merger will later have to do so, causing practical problems in terms of financial management, computer systems and, in general, the resources received from CINTRA which would integrate in the human and material resources of CINTRA INFRAESTRUCTURAS.

3.4.	Legal analysis of the Merger Project

The Merger Project was prepared in accordance with Articles 30 and 31 of the Structural Modifications Law, and consequently includes minimum the mentions made by these precepts. The Project also discusses aspects other than those marked by the law as required, which the Boards of Directors considered important to include here, due to their transcendence.

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Following is a detailed analysis of the legal aspects of the Merger Project.

3.4.1.	Identification of the entities participating in the Merger

In accordance with the provisions of comment 1 of Article 31 of the Structural Modifications Law, Paragraph 4 of the Project identifies the corporations participating in the merger, indicating their legal names, their forms of association and legal address of the take over corporation and the corporation taken over. Data identifying the registries of FERROVIAL and CINTRA in the Mercantile Registry and the corresponding tax identification numbers are also noted.

3.4.2.	Exchange ratio for the shares

The exchange ratio for the merger is set forth in Paragraph 5 of the Project, pursuant to the requirements set in Paragraph 2 of Article 31 of the Structural Modifications Act. The exchange ratio was determined based on the real value of the assets and liabilities of CINTRA and FERROVIAL, with no complementary cash compensation of any kind, and is as follows: four (4) CINTRA shares with a face value of twenty cents of euro (0.20 €) each, for one FERROVIAL share with a face value of one euro (1 €). Paragraph 4 of this Report contains the economic analysis of the exchange ratio for the merger.

3.4.3.	Share Exchange

(i)	Share exchange procedure

Pursuant to the provisions of Paragraph 2 of Article 31 of the SML the procedure to be followed to exchange the FERROVIAL shares for CINTRA shares is summarised in Paragraph 8 of the project, as follows:

(a)
Once the merger has been approved, where applicable, by the General Meetings of Shareholders of both companies, the equivalent documentation referred to in Articles 26.1 d), 40.1 d) and concordant articles of Royal Decree 1310/2005 of 4 November has been presented to the National Securities Market Commission, and the public deed of merger has been registered with the Madrid Mercantile Registry, then the parties shall proceed with the exchange of FERROVIAL shares for CINTRA shares.

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(b)
The exchange shall begin on the date indicated in the publications to be made in one of the newspapers with the widest circulation in Madrid and in the Official Bulletins of the Spanish Market, and, as applicable, in the Official Mercantile Registry Gazette (“BORME”). A financial entity shall be appointed for this purpose, to act as Agent, which shall be mentioned in said announcements.

(c)
The FERROVIAL shares shall be exchanged for CINTRA shares through the entities participating in the “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.” (Iberclear), which are depositories for said shares, pursuant to the procedures established for book entries in accordance with Royal Decree 116/1992, of 14 February, and in accordance with the terms of Article 59 of the Public Companies Law as applicable.

(d)
Inasmuch as the exchange equation has finally been established in terms of a whole number of CINTRA shares for each FERROVIAL share, by definition there shall be no fractions or odd-lots, and there will be no need to appoint an Odd-Lot Broker.

(e)	The FERROVIAL shares shall be amortised or extinguished as a result of the merger.

(ii)	Share capital increase in Cintra and use of treasury stock for the merger exchange

Pursuant to Section 7 of the Project, CINTRA shall increase its capital by the exact amount required to cover the exchange of FERROVIAL shares, according to the exchange ratio established, up to a maximum of 556,057,476 new shares. The same section further establishes that the number of shares to be issued can reduced through the delivery of CINTRA treasury stock to FERROVIAL shareholders, including CINTRA shares owned by FERROVIAL at the time of the merger and which shall form part of CINTRA’s assets as a result of the merger. It is therefore declared that FERROVIAL, as of the date of this Report, is the indirect owner –FERROVIAL INFRAESTRUCTURAS and MARJESHVAN- of 352,659,211 and 27,570,143 shares of CINTRA, representing 62.030% and 4.850% of its

16

capital respectively. Said shares, once the merger referred to in Section 3.2 has been verified, shall form part of the FERROVIAL assets which are transferred to CINTRA.

As required by the provisions of article 26 SML and by regulations regarding treasury shares, the treasury shares that FERROVIAL has directly in treasury securities on the date that the exchange is made shall not be exchanged for CINTRA shares, but rather amortised. As of the date of this Report, the number of FERROVIAL shares in treasury securities is 1,527,374.

Therefore, considering that (a) FERROVIAL corporate capital is represented by a total of 140,264,743 shares, and (b) that there is a planned exchange of 380,229,354 CINTRA shares from FERROVIAL INFRAESTRUCTURAS and MARJESHVAN as well as 9,738,172 treasury shares that CINTRA currently directly owns, totalling 389,967,526 (97,491,882 FERROVIAL shares, according to the exchange equation); and also accepting that 1,527,374 FERROVIAL shares owned by FERROVIAL in treasury securities will not be exchanged, it will only be necessary to exchange 164,981,950 new CINTRA shares.

Pursuant to the above provision, the CINTRA Board of Directors will propose to its Meeting of Shareholders that it exchange all old CINTRA shares which are currently owned by FERROVIAL, and all old CINTRA shares currently in treasury securities and issue 164,981,950 new shares to carry out the exchange, all as described in greater detail in Section 7 below. Inasmuch as this proposal is for the purpose of executing the terms set forth in the project, the Board of Directors of FERROVIAL shares and ratifies it, as is deemed necessary.

3.4.4.	Merger balances and appraisal of the assets and liabilities transferred

Section 6.1 of the Merger Project specifies that the merger balances for purposes of Articles 31.10 and 36.1 of the Structural Modifications Law will be those closed by FERROVIAL and CINTRA at 30 April 2009. Those balances were approved on 28 and 29 July by the respective Boards of Directors, and will be duly verified by the auditors of both companies, and submitted for approval by the respective General Meetings of Shareholders which will resolve on the merger, before adopting the merger agreement. Furthermore, for purposes of Article 31.10 SML, Section 5 of the Project notes that the annual accounts of the merging companies

17

corresponding to the years ending 31 December 2006, 2007 and 2008 were taken into consideration for the merger.

Section 6.2 of the Project, pursuant to Article 31.9 of the SML, states that the assets and liabilities transferred by FERROVIAL to CINTRA shall be registered in CINTRA by the net book value at which they were recorded in the FERROVIAL accounting records on the effective accounting date of the merger, that is, 1 January 2009. After describing the appraisal of the different assets and liabilities, the net value found to be transferred by FERROVIAL to CINTRA is 3,552,628 thousand euros. The directors state that after the date the Merger is signed, for the purpose of preparing and reviewing the Pro Forma Financial Information that must be included in the "Documentation equivalent to the Prospectus" and made available to the markets, the net asset value differs from that initially stated, being 3,502,820 thousand euros. The reason for the difference rests on certain adjustments to the information, deriving from transactions found between companies participating in the simplified merger process before the CINTRA and FERROVIAL merger (vid. supra section 3.2), as mentioned above, for the purpose of preparing the Pro Forma Financial Information. This is a small difference, which in any case, is irrelevant from the perspective of calculating the exchange ratio, which has not been made over the accounting criteria base, but rather over other parameters, in accordance with the justification in section 4.3 below.

3.4.5.	Accessory benefits and special rights

Section 12 of the Merger Project describes the effect of the merger over FERROVIAL stock option plans that benefit some of the workers, directors and officers of Grupo Ferrovial, thereby complying with the provisions of Number 4 of Article 31 of the Structural Modifications Law. After the merger, FERROVIAL shall succeed as the entity obliged in said plans. Option rights over FERROVIAL shares shall automatically convert to option rights over CINTRA shares, under the terms resulting from the exchange ratio established in this Project.

Said section also expressly indicates that there are no accessory benefits, special shares or other special rights, apart from the FERROVIAL shares, for purposes of No. 3 of said Article 31.

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3.4.6.	Advantages attributed to the Administrators and Independent Experts

Pursuant to Article 31.5 of the SML, Section 13 of the Merger Project indicates that neither the Directors of CINTRA or FERROVIAL nor the independent expert intervening in the merger process shall receive any special attributes or benefits of any kind.

3.4.7.	Effective date for exchanged shares to have the right to participate in corporate profits

Section 9 of the Merger Project sets 1 January 2009 as the date when the shares delivered in exchange –both shares issued by CINTRA pursuant to the capital increase as well as those of treasury stock delivered in exchange -, shall grant their new owners the right to participate in CINTRA profits.

The same section further states that previously existing CINTRA shares and those delivered or issued pursuant to the exchange shall participate equally in distributions made after inscription of the merger public deed with the Mercantile Registry, in proportion to the nominal value of each share.

As such, Section 9 of the Project complies with the provisions of Article 31.6 of the SML.

3.4.8.	Effective date of the merger in the accounting

Pursuant to Article 31.7 of the SML, Section 11 of the Project establishes 1 January 2009 as the date that FERROVIAL operations shall be considered as carried out for accounting purposes by CINTRA. This implies a retroactive accounting effect from the effects of the merger, according to the General Accounting Plan, approved by Royal Decree 1514/2007 of 16 November, as interpreted by the Accounting and Auditing Institute (Instituto de Contabilidad y Auditoría de Cuentas).

3.4.9.	Bylaws and Regulation of the General Meeting of Shareholders of the Take Over Company

Pursuant to the requirements of Article 31.8 of the Structural Modifications Law, Section 16.1 of the Project provides a summary of the objectives sought with the new draft proposed for the bylaws that will govern the take over company, and attaches a copy of the proposed Bylaws as Annex 1.

19

In addition, and despite the fact that it is not legally mandatory, Section 16.2 of the Project refers to the modifications proposed for the Regulations which shall govern the General Meeting of the take over company. The text proposed for the new draft is attached to the Project as Annex 2.

Section 6 infra offers a synthesis of the objectives sought with the proposal of both texts, and a detailed justification of the modifications proposed to the current CINTRA texts, for purposes of Article 144.1.a) of the Public Companies Law.

3.4.10.	Impact on employment, gender and corporate social responsibility

Pursuant to incise 11 of Article 31 of the SML, Section 15 of the Merger Project presents the possible consequences of the merger on employment, as well as its possible impact on gender in the corporate governing bodies and the influence, if any, on the company’s social responsibility.

Section 5 of this Report analyses the implications of the merger on shareholders, creditors and workers of the participating corporations.

3.4.11.	Other mentions of the Merger Project

In addition to the minimum mentions required by law, the Merger Project deals with other items whose importance or relevance make their inclusion necessary, according to the Boards of Administration conceiving and projecting the operation. These are summarised as follows:

(i)	Dividends

For strictly informative purposes and due to its importance in making the respective company appraisals, the Project (Section 10) expressly declares that the Cintra and Ferrovial Boards of Directors have not contemplated agreeing upon or proposing paying dividends until inscription of the merger.

(ii)	Tax Regimen

Section 14 of the Project indicates that the merger is subject to the tax regimen established in Chapter VIII of Title VII and Additional Provision Two of the Revised

20

Corporate Tax Law approved by Legislative Royal Decree 4/2004, and provides for the reporting required for said purposes.

(iii)	Appointment of the Independent Expert

We note that the Project (vid. Section 17) provides that the directors of the participating companies have opted, pursuant to the provisions of Article 34.1 SML, to request that the Mercantile Registry of Madrid appoint a single independent expert to prepare (i) a single report on the Merger Project and on the assets and liabilities contributed by the company extinguished by operation of the Merger proposed, all in accordance with Article 34 of the SML and Article 349.2 of the Regulation for the Mercantile Registry; and (ii) a report on the non-monetary capital of CINTRA which will be transferred to CINTRA INFRAESTRUCTURAS by virtue of the segregation, pursuant to the provisions of Article 38 of the Public Companies Law and Articles 133 and 338 of the Regulation for the Mercantile Registry.

The request for a single independent expert under these terms is justified by the idea that a logical tie exists between the merger and segregation, whose common purpose is to constitute a single operation. Note that the appraisal of CINTRA’s concessionary titles is required to appraise the company, as these are the object of the capital increase through which the segregation will be channelled.

As such the appointment of a single expert will prevent any unnecessary duplication of efforts and costs, facilitate the preparation of reports and homogenise appraisal methods, thus preventing any distortions that could prejudice the correct completion of the project operation.

(iv)	Merger Committee

Section 18 of the Project declares that said document is the result of a process of analysis and decision which in the case of CINTRA, was entrusted to its Related Operations Commission (Comisión de Operaciones Vinculadas), which for these purposes was constituted as a “Merger Committee”. The Related Operations Commission is exclusively comprised of external Directors of CINTRA, none of whom represent majority shareholders, and the majority of whom are independent.

21

Along the same line and in accordance with best corporate governance practice, the Project was approved –as indicated in Cintra Regulatory Disclosure No. 112058 dated 30 July with all CINTRA directors representing majority shareholders who were appointed at the request of FERROVIAL, as well as the Delegate Director Mr. Díaz-Rato, who is a member of the FERROVIAL Steering Committee, abstaining. The same individuals shall also abstain from the vote approving the Report on the Project, issued by the CINTRA directors.

(v)	Precedent Conditions

The effectiveness of the proposed merger and finally its inscription in the registry are subject to compliance with certain precedent conditions which are listed in Section 19 of the Project, which shall be verified no later than 15 December 2009. The conditions are as follows:

(a)
Execution of the simplified merger of FERROVIAL, FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN and LERNAMARA. These conditions shall be understood as verified by the inscription of the public deed of merger.

(b)
Completion of the subsidiarisation of CINTRA assets in favour CINTRA INFRAESTRUCTURAS. This condition shall be understood as verified by the inscription of the public deed of segregation of CINTRA in favour of CINTRA INFRAESTRUCTURAS.

(c)
Release of the current pledge over the CINTRA shares owned by FERROVIAL, so that said shares can be applied, as free, to the exchange of FERROVIAL shares. The proposal provides that once the merger has been verified, said pledge shall be substituted by a new pledge on the shares of CINTRA INFRAESTRUCTURAS, functionally equivalent to the CINTRA shares, which further requires the completion of the precedent condition stated in paragraph (b) above.

This condition shall be understood as verified when the creditor banks grant a public deed of release of the pledge on the CINTRA shares.

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(d)	Obtaining of the administrative authorisations that may be deemed necessary to ensure the continuity of the major infrastructure projects of the companies participating in the merger.

The fulfilment of this condition shall be accredited by the appropriate verification resolution from the Board of Directors of Cintra and Ferrovial.

3.5.	Development of the legal process for the merger by absorption

To better understand the merger process, following is a brief description of the principal events, in chronological order, including the relevant provisions of governing law. These are set out in the following paragraphs.

3.5.1.	Approval and signature of the Merger Project

The law establishes that the merger process shall begin with the common preparation of a merger project by the directors of the intervening corporations (Articles 30 and subsequent of the Structural Modifications Law).

The common merger project object of this Report, which sets the conditions and structure of the operation, was approved and signed by the Boards of Directors of FERROVIAL and CINTRA in meetings held on 28 and 29 July 2009. Nevertheless, -and as declared in the Project- CINTRA directors representing a majority shareholder who were appointed at the request of FERROVIAL as well as one Delegate Director, all of whom are part of the FERROVIAL Steering Committee, abstained from participating in the discussion and vote on the Project, due to a possible conflict of interest.

Last 30 July a copy of the Project was left with the Mercantile Registry of Madrid for recording, as agreed on 3 August, and was published on the 12 August in the Official Mercantile Registry Gazette.

3.5.2.	Report of the Independent Expert on the Merger Project and the assets and liabilities transferred by FERROVIAL to CINTRA.

Pursuant to Articles 34 of the SML, 38 of the Public Companies Law, and 133, 338 and 349 and concordant of the Regulation for the Mercantile Registry, on 30 July 2009 FERROVIAL,

23

CINTRA, AND CINTRA INFRAESTRUCTURAS presented a joint request to the Mercantile Registry of Madrid, requesting that it issue the following reports:

(i)	A single report on the Merger Project through FERROVIAL will be absorbed by CINTRA, and regarding the assets and liabilities to be contributed by FerrovIAL to CINTRA as a result of said Merger; and

(ii)	A report on the non-monetary assets CINTRA to be transferred to CINTRA INFRAESTRUCTURAS by virtue of the segregation.

On 6 August 2009 said appointment was made, naming Ernst & Young, S.L., which the same day accepted said appointment. On 14 September 2009, Ernst & Young, S.L. issued its preliminary report on the Merger Project, with the conclusions of that report contained in section 4.3.5 below.

3.5.3.	Directors Report on the Merger Project

In accordance with the instructions of Article 33 of the Structural Modifications Law, the directors of FERROVIAL have prepared this Report providing a detailed explanation and justification of the legal and economic aspects of Merger Project, with special reference made to the exchange ratio for the shares, as well as the implications of the merger on shareholders, creditors and workers. This Report was approved today by the FERROVIAL Board of Directors.

Furthermore pursuant to Article 33 of the SML, the directors of CINTRA shall today approve a report containing the respective justification and explanation of the Merger Project.

3.5.4.	Documentation equivalent to the prospectus

Neither the issuance nor the admission of the new Cintra shares for listing in the market shall require the publication of a new prospectus; rather the CNMV shall be presented with the “equivalent information” referred to in Art. 26 RD 1310/2005 and provided to the shareholders in a timely manner. Said equivalent information shall basically include the following documents, in addition to this Report:

(a)	The remainder of the documentation made available to the shareholders with the notice of the General Meetings (v. infra section 3.6);

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(b)	The pro forma financial information of the corporation resulting from the merger, for accounting purposes at 1 January 2009; and

(c)	Documents from investment banks who have advised CINTRA and FERROVIAL with their fairness opinion on the regarding the exchange ratio from a financial standpoint.

3.5.5.	Notice of General Meetings of Shareholders

The FERROVIAL Board of Directors has further resolved today to call an Extraordinary General Meeting of Shareholders, to be held in Madrid on 20 October 2009 on the first notice and 21 October 2009 on the second notice. CINTRA for its part has called an Extraordinary General Meeting of Shareholders to be held in Madrid on 22 October 2009 on the first notice and 23 October on the second notice.

The Agenda for the General Meeting of Shareholders of FERROVIAL includes the following matters, among others:

(i)	Approve the Ferrovial balance closed at 30 April 2009 and prepared by the Board of Directors in its meeting of 28 July 2009, as the merger balance for purposes of Articles 36 and others of the SML.

(ii)	As applicable, be informed on the important modifications to the assets and liabilities of the corporations participating in the merger and in the simplified merger.

(iii)	Discuss and, as applicable, approve the simplified agreement for the merger of FERROVIAL with FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN, and LERNAMARA.

(iv)
Discuss and, as applicable, approve the merger agreement for CINTRA and FERROVIAL. In addition the following documents which form an integral part of the Merger Agreement, where the FERROVIAL Board of Directors shall decide upon the bylaws of the acquiring company and the new rules of the Board of Directors, provided that the proposals for drafting both documents are part of the Merger Project; all of the foregoing shall be effective upon the inscription of the merger:

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(v)	The approval, as required, of the reorganisation of the CINTRA Board of Directors as a result of the merger, effective upon its inscription.

The points included in the Agenda for the General Meeting of Shareholders of CINTRA in turn include discussion and as applicable, approval of the (i) inverse merger agreement for FERROVIAL with CINTRA; and (ii) segregate the business assets and liabilities of CINTRA in favour of CINTRA INFRAESTRUCTURAS.

Upon publication of the notices to the respective General Meetings, the documents listed in detail in Section 3.6 below, shall be made available.

3.5.6.	Merger agreements and publication of notices

According to Article 40 of the SML, the Merger shall be approved by the General Meetings of Shareholders of FERROVIAL and CINTRA, strictly in agreement with the Merger Project.

Once the CINTRA and FERROVIAL Merger Agreement has been adopted, as applicable, its text shall be published in the Official Mercantile Registry Gazette (“BORME”) and in one of the newspapers with the widest circulation in Madrid, as required pursuant to Article 43 of the SML. Said announcements shall include (a) from the effective date of the merger, the corporate name of CINTRA shall become "Ferrovial, S.A."; (b) from the effective date of the merger, the corporate address of CINTRA shall become calle Principe de Vergara, 135, Madrid; (c) the right of shareholders and creditors FERROVIAL and CINTRA to obtain a full copy of the agreement adopted and the merger balances; and (d) the right of creditors to oppose same. Publication of the announcements shall open the mandatory period of one month for any opposition by creditors of the participating corporations whose credits date back to prior to the publication of the Merger Plan, whose credit has not expired as of said time and until said credits are guaranteed (Article 44 of the Structural Modifications Law). Creditors whose credits have been sufficiently guaranteed shall not have the right to oppose.

The terms of the foregoing paragraph shall equally apply, mutatis mutandis, to publication of the simplified merger agreements for FERROVIAL, FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN, and LERNAMARA and to segregation of CINTRA business capital in favour of CINTRA INFRAESTRUCTURAS. These agreements should be

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published simultaneously with publication of the Merger Agreement between CINTRA and FERROVIAL.

3.5.7.	Execution and inscription of the merger agreement

Once the corresponding merger, the simplified merger and the segregation agreements have been adopted, the announcements published and the legal period transpired with no creditor exercising its right to oppose, or, as applicable, the credits of opposing creditors having been satisfied or guaranteed, then the agreements for the simplified merger of FERROVIAL, FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN AND LERNAMARA, segregation of the business capital of CINTRA in favour of CINTRA INFRAESTRUCTURAS and the merger of CINTRA and FERROVIAL will be executed. Note on this last point that the last merger shall be effective only if the simplified merger and segregation agreements have been previously executed (v. supra section 3.4.11 ).

The documents shall be presented for inscription in the Mercantile Registry of Madrid, with a request to cancel the registries corresponding to the corporations extinguished by virtue of the projected operation -FERROVIAL, FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN and LERNAMARA-.

3.5.8.	Performance of the exchange and listing

Once the Merger has been inscribed in the Mercantile Registry of Madrid, the CINTRA shares will be exchanged for FERROVIAL shares under the terms established in the Project and in paragraph 3.4.3 of this Report, and the National Securities Exchange Commission and the governing market bodies and Iberclear shall be requested to allow them for listing.

3.6.	Information on the projected operation

Pursuant to the terms of Article 39 of the SML, the following documents shall be made available to shareholders, bondholders, holders of special rights, and workers representatives, for examination in the corporate offices, effective the date of publication of the Notice of General Meeting of Shareholders of FERROVIAL And CINTRA:

(a)	The Merger Report;

(b)	Reports of the Directors of CINTRA and FERROVIAL with regard to the Project;

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(c)	The report of the independent expert;

(d)	The annual financial statements and management reports for CINTRA and FERROVIAL for the last three fiscal years, together with the corresponding auditors reports;

(e)	The merger balances for CINTRA and FERROVIAL together with the auditors reports verifying them;

(f)	The current CINTRA and FERROVIAL corporate bylaws, and any relevant agreements which will be declared in a public document;

(g)	The complete text of the new bylaws for the take over company, shown in Annex 1 of the Merger Project herein; and

(h)	The identity of the directors of CINTRA AND FERROVIAL and the effective date of their appointment, and the same information for those proposed as directors for the company resulting from the merger.

The same mutatis mutandis documentation but related to the simplified merger of FERROVIAL, FERROVIAL INFRAESTRUCTURAS, AEROPUERTO DE BELFAST, MARJESHVAN, and LERNAMARA, will also be available.

The same mutatis mutandis documentation related to the segregation of the business capital of CINTRA INFRAESTRUCTURAS will also be made available at the time of publication of the Notice of the General Meeting of CINTRA Shareholders.

Pursuant to the provisions of Article 39 of the SML, the shareholders, representatives and workers of FERROVIAL AND CINTRA shall be authorised to request that all these documents be delivered or sent to them, free of charge, by any means allowed by law.

In accordance with the provisions of art. 117.2 of the Stock Market Law and its regulations, the proposed agreements, along with their proof and the required reports, or those made available by the Board, can also be consulted, beginning the dates of the respective meetings in the CINTRA and the FERROVIAL (www.ferrovial.es) web pages as well as the rest of the information that article 8 determines regarding the FERROVIAL and CINTRA Meetings.

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4.	ECONOMIC ASPECTS OF THE MERGER PROJECT

4.1.	Merger balances, annual reports and modifications

Section 6 of the Merger Project specifies that the merger balances for purposes of Article 36.1 SML will be the CINTRA and FERROVIAL closing balances at 30 April 2009. Those balances were respectively approved on 29 and on 28 July by the Boards of Directors, duly verified by the auditors of both companies, and shall be submitted for approval by the General Meetings of Shareholders which will resolve on the merger, before adopting the merger agreement.

It is further noted for purposes of Article 31.10 SML that the annual accounts of the merging companies corresponding to the years ending 31 December 2006, 2007 and 2008 were taken into consideration for the merger.

The merger balances and the annual accounts referred to shall be made available to shareholders, debenture-holders and those holding special rights, as well as to workers representatives, together with the remaining documents referred to in said Article 39.1 SML, when the announcement for calling the General Meetings of Shareholders which will resolve on the merger is published.

It is noted that with regard to the possibility included in Article 36.2 of the SML to modify certain appraisals to include changes in the reasonable value that could appear in the books and accounts, this possibility has not been used with regard to the appraisals contained in merger balances FERROVIAL and CINTRA closing at 30 April 2009.

4.2.	Exchange ratio

As indicated in Section 5 of the Merger Project, the exchange ratio for the merger, with no complementary cash compensation of any kind, is as follows: four (4) CINTRA shares with a face value of twenty cents of euro (€0.20) each, for each FERROVIAL share with a face value of one euro (€1.00).

4.3.	Justification of the exchange ratio

4.3.1	Introduction

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The exchange ratio was determined based on the real value of CINTRA and FERROVIAL assets and liabilities, in accordance with the provisions of article 25 SML. In order to determine the real values of the assets and liabilities of FERROVIAL and CINTRA, the administrators who underwrite this Report have used the appraisal methods that are described in the following sections.

As financial advisor of FERROVIAL in the merger transaction, Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter referred to as “BBVA”), has given its opinion to that company’s Board (only as a fairness opinion and with no intent whatever to be a recommendation for the shareholders of FERROVIAL) that the exchange equation agreed is equitable for the shareholders of FERROVIAL. Merrill Lynch Capital Markets España, S.A., S.V. (“MERRILL LYNCH”), for its part, as CINTRA’s financial advisor in the same transaction, has given this last entity's Board of Directors its fairness opinion that the exchange equation agreed is equitable from the financial points of view for CINTRA’s shareholders other than its majority shareholder, FERROVIAL.

4.3.2.	Real Value of FERROVIAL

In view of its financial advisor's appraisals, the Board of Directors has adopted the stock listing value as the criterion for determining the real value of FERROVIAL for the exchange equation calculation. And it did this following the standard practice and the method generally accepted in this class of transactions, taking into account the high liquidity of the value and the tacit criteria of our legislation, that –as is well-known- they tend to compare the real value of a listed company with its stock list value unless special circumstances justify other solutions (vid., for example, art. 159.1 c) in fine LSA). This does not mean, however, that the
Board of Directors believes this criterion to always be the most appropriate for determining the value of FERROVIAL (or of CINTRA). In fact, for other purposes, the Board prefers valuing by fundamental elements based on the discounted cash flows that leads to considerably higher values, as indicated in the following section 4.3.4, which mentions discounted cash flows as a method of contrasting.

The result of applying the mentioned stock listing criterion results in a value of €3,561 million being attributed to FERROVIAL, which is the value that has been used to establish the exchange equation. In particular, this amount is the result of multiplying the number of shares

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outstanding into which FERROVIAL’s capital is divided (140,264,743 minus 1,527,374 direct and indirect treasury stock shares) by their list price at the close of the 27 July 2009 stock market session (€25.6700), the one immediately prior to the approval of the Merger Project by FERROVIAL’s Board.

4.3.3.	Real Value of CINTRA

For its part, in determining the real value of CINTRA, the Board of Directors of FERROVIAL deemed it improper to consider exactly the list price of the dates immediately before the agreement was adopted and considered that the appraisal resulting from this criterion had to be corrected. The basic reason behind the correction and use of additional criteria lies in the conviction that CINTRA may have been undervalued in the market because it became publicly known, in December 2008, that the study of a possible merger of CINTRA and FERROVIAL had begun that would later materialize precisely in the Merger Project, the object of this Report. Otherwise, an underappraisal is not unusual when corporate operations are announced between a parent company and a subsidiary that tends to penalize the listing of the latter company. The different methods used in quantifying the mentioned correction were based mainly on a comparison of the evolution of CINTRA's listing in the past with respect to FERROVIAL and with respect to other highway-sector companies. The final result of this analysis led to estimating CINTRA's share, whose price on 27 July 2009 was €5.0300 on that date was listed with a discount of approximately 22%.

Depending on this proposal, the per-share value of CINTRA determined for purposes of the exchange equation was set at €6.4175 which assumes that the assets and liabilities of the company as a whole have a real value of €3,586 million. This value is the result of multiplying that unit value by the total of CINTRA shares outstanding (568,528,305 less 9,738,172 in treasury stock).

Exact determination of the 22% discount, within the ranges that allow application of the methods referred to previously, has been the result of a negotiation process held with CINTRA in market conditions, and that is what makes it possible to square the exchange ratio in the equation of whole numbers one FERROVIAL share for four shares of CINTRA.

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The analysis done to quantify the discount in the CINTRA listing is summarised below and the different ranges it leads to are identified; the decision that arose from the negotiation is within these ranges.

(a)     Evolution of the CINTRA listing with respect to FERROVIAL.

The CINTRA listing has been penalised since the study of a possible merger with FERROVIAL was made public on 19 December 2008. This qualitative appreciation can be quantified by comparing the mean listing of CINTRA and FERROVIAL from 19 December 2008 to 27 July 2009 with the mean listing during a period of 3 and 6 months prior to 18 December 2008, exactly as shown in the following table:

Cintra vs Ferrovial	6 months	3 months

Cintra	-38%	-35%

Ferrovial	-25%	-10%

Difference with respect to Ferrovial	-13%	-25%

Note: the listings have been adjusted for the cash dividends in and stock distributed for both companies, as well as for capital increases and reductions.

(b)    Evolution of the CINTRA listing with respect to highway-sector companies.

The discount with which CINTRA has listed in recent months, probably attributable - as stated- to its condition as an affiliate or subsidiary of FERROVIAL that decides to study a possible merger, can also be quantified by comparing the mean listing of CINTRA and highway-sector companies from 19 December 2008 to 27 July 2009 with the mean listing during a period of 3 and 6 months prior to 18 December 2008, exactly as shown in the following table:

Cintra vs Highway Sector	6 months	3 months

Cintra	-38%	-35%

Ferrovial	-13%	-5%

Difference with respect to Highway Sector	-25%	-30%

Note (I): the highway/sector companies considered are Abertis, Brisa, Atlantia and Macquarie (MIG)

Note (II): the listings have been adjusted for the cash dividends and shares distributed, as well as for capital increases and reductions.

(c)    Conclusion

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Taking as a reference, the results of the analyses summarised in sections (a) and (b) above (evolution of the value of CINTRA's listing with respect to FERROVIAL and with respect to highway-sector companies), the discount in the CINTRA listing definitely fluctuates between - 13% and -30%, since the negotiations between FERROVIAL and CINTRA considered reasonable to set it at approximately 22%, as mentioned earlier.

4.3.4.	Contrast Appraisals

FERROVIAL's Board of Directors also records that the financial advisor used other contrast appraisal methods from which it can be concluded that the appraisals of FERROVIAL and CINTRA done in keeping with the criteria set forth in sections 4.3.2 and 4.3.3 reflect an appropriate appraisal of the two companies for purposes of the transaction this Report addresses. Stated otherwise, the fairness of the exchange equation (one share of FERROVIAL for four of CINTRA) resulting from these appraisals was endorsed with the use of other appraisal methods generally accepted by the financial community for valuing assets, businesses and companies that give value ranges for some companies within which the value specifically agreed in the negotiation process fits perfectly. The contrast methods used and the resulting ranges were the following:

(a)     Discounted cash flows

One of the main methods that BBVA used to contrast the FERROVIAL - CINTRA appraisal was an individualised “sum of parts” discounted flow analysis for each of FERROVIAL's business segments and CINTRA's concession assets. BBVA applied specific discounted rates in each segment and asset in order to calculate the present net value of the cash flows projected by FERROVIAL and CINTRA’s team of directors (facilitated by FERROVIAL, which in turn received it from CINTRA).

BBVA valued all the Construction and Services segments via discounting of free cash flows during a period of 5 years, from 2009 to 2013, with a residual value in the last year, at the WACC discounted rate, while it employed discounted dividend flows during the entire life of the contract, discounted at the Cost of Equity (Ke), in the case of the Services Projects (Tubelines, joint-ventures of Amey, and Calle 30). In order to value BAA, characterised by changing leverage over time, the Adjusted Present Value (APV) method was employed for

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each airport, except for Gatwick airport that was valued at the sale price pursuant to an estimate facilitated by FERROVIAL. The APV method calculates the value of an enterprise in two stages: first, it determines the flow of free or operating funds created by the asset and discounts it by the yield rate required of the projects or leveraged cost of the Equity (Ku). Then, it estimates the tax savings that the discounted debt can generate for the cost of the debt (Kd). Lastly, for appraising CINTRA, the discounted dividends method (DDM) was used for each highway and until the end of the concession. Additionally, the book value was used for those concessions deemed greenfield.

Thereafter, BBVA adjusted FERROVIAL's value with the net corporate debt situation (not considered in the individualised appraising of each one of the businesses), adjusting the dividends distributed in May. It performed other adjustments in the appraising of FERROVIAL in the same way so as to reflect the value of certain real estate assets, basically lands in Poland and a piece of land in Spain (Valdebebas), and in order to combine the value of the negative tax bases of Spain, Portugal, Poland, Chile and the United States.

In connection with the appraising of real estate assets, BBVA used the updated rates of independent experts facilitated by the company as the basis.

The following table shows the results of the analysis done by BBVA. To calculate the maximum and minimum ranges, EBITDA, Market Risk Premium, exchange rate and inflation, etc. sensitivities were performed (both upward and downward).

	EUR/share

	min	max
Construction
	23.4	29.8
Services	9.7	24.0
BAA	5.8	31.6
Cintra (*)	29.2	48.7
Adjustments	-17.7	-17.7

Total Ferrovial	50.3	116.5

Cintra	10.8	18.1

(*) Per/share price calculated, taking into account the number of FERROVIAL shares, adjusted for treasury stock, and FERROVIAL’s stake in CINTRA (66,88%)

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BBVA applied the following formulae for the maximum and minimum limit of the exchange equation implicit in the discounted flows appraisal:

Minimum limit of the range: minimum of FERROVIAL including maximum of CINTRA divided by maximum of CINTRA

Maximum limit of the range: maximum of FERROVIAL including minimum of CINTRA divided by minimum of CINTRA.

Application of the formulae described above resulted in the following exchange equation ranges:

	EUR/share

	min	max

Total Ferrovial	69.9	96.9

Cintra	18.1	10.8

Exchange equation	3.9	9.0

(b)     Analysts’ target prices

For FERROVIAL and CINTRA, BBVA took the values that the analysts have given since February 2009. Only analysts’ firms that would cover both companies were taken.

In appraisals of FERROVIAL, BBVA adjusted the appraisal that each analyst did of CINTRA in the sum of the parts appraisal (stock capitalisation is usually employed) by the Target Price (hereinafter TP) that such firm gives for CINTRA. After having calculated the adjusted TP of FERROVIAL, the exchange equation is calculated for each firm of analysts (adjusted FERROVIAL TP divided by the TP that the same firm gives for CINTRA).

For calculating the maximum and minimum limits, and the mean of the exchange equation range, BBVA took the minimum, mean and maximum from among the implicit exchange equations of the analysts' firms.

The following table shows the results of the analysis done by BBVA:

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	FER	Cintra published	Exchange
	adjusted	(100%)	Equation

	Euro/share

Maximun	45.6	7.0	6.52
Mean			5.19
Minimum	32.8	9.0	3.64

Note (I): the firms of analysts used were the following: Ibersecurities, Deutsche Bank, Credit Suisse, Ahorro Corporación, Merrill Lynch, Santander, La Caixa, Macquarie, UBS, Fidentiis, Kepler and Chevreux

Note (II) The “FER adjusted” and “Cintra published” values are not specified in the mean, since the value comes from the mean of the exchange equations obtained by each firm of analysts.

(c)     Listing

BBVA reviewed listing prices during a broad reference period, making the following analysis:

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Exchange equations implicit in listing
	min	max	On the date	Average
18-Dec-2008 (*)			3.51
Week prior	3.43	3.45		3.45
2 weeks prior	3.28	3.44		3.44
Month prior	3.08	3.38		3.27
3 months prior	3.08	4.25		3.57
6 months prior	3.08	4.75		4.10
12 months prior	3.08	5.06		4.47

	min	max	On the date	Average

27-Jul-09			5.10
Week prior	5.20	5.03		5.12
2 weeks prior	5.12	5.03		5.11
Month prior	5.26	5.03		5.15
3 months prior	5.18	5.04		5.23
6 months prior	5.01	5.04		5.12
12 months prior	5.01	4.29		4.40

(*) Listing prior to FERROVIAL's announcement regarding the start of analyses for an eventual merger with its subsidiary CINTRA

Note: the listings have been adjusted for cash dividends and stock distributed for both companies, as well as for capital increases and reductions

Note that the data corresponding to the average of the exchange equations implicit in the listing of the six months prior to 18 December 2008 - date immediately before the day when the study of a possible merger of CINTRA and FERROVIAL was made known- comes to 4.10, a figure very close to the exchange equation set, which particularly backs up the reasonable nature of the approximate discounting estimate in the listing of CINTRA used in determining its real value.

4.3.5.	Final Considerations

Because of all the foregoing, the Board of Directors of FERROVIAL states its conviction that the exchange ratio proposed in the Merger Project is justified and equitable for the shareholders of both companies. This was confirmed at the time, by the fairness opinions addressed to the respective Boards by BBVA and MERRILL LYNCH (BBVA'S opinion to the Board of Directors of FERROVIAL with respect to that company's shareholders, and that of MERRILL LYNCH to the Board of Directors of CINTRA, with respect to the CINTRA

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shareholders other than its majority shareholder). Confirmation was also given by the independent expert appointed by the Mercantile Registry referred to in section 3.5.2 above, whose conclusions are the following:

“In agreement with the work done, for the sole purpose of complying with article 34 of the Structural Modifications Law and take into account what is described in section 11 above, we consider that:

-
The appraisal methods used in determining the real value of the Companies are adequate in the context and circumstances of the proposed transaction, the exchange rate contemplated in the Common Merger Project being justified.

-	The assets and liabilities contributed by the company taken over is at least equal to the maximum amount of the capital increase of the takeover company contemplated in the Common Merger Project.

Our conclusion must be construed in the context of the scope and procedures employed in our work, without the possibility of any additional liability other than that related to the reasonableness of the appraisal methods used and the exchange rate proposed, arising from such conclusion.

This Special Report has been prepared only for the effects contemplated in article 34 of the Structural Modifications Law and must not be used for any other aim”.

4.4.	Net book value of FERROVIAL assets and liabilities to be transferred to CINTRA

According to the FERROVIAL closing balance at the effective accounting date of the merger, which is 1 January 2009, and as indicated in Section 6.2 of the Merger Project, the value of FERROVIAL treasury stock to be received by CINTRA is 3,545,084,000 €, which, after the corresponding adjustments, gives a net value of the assets and liabilities transferred of 3,502,820,000 € (vid supra 3.4.4).

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5.	IMPLICATIONS OF THE MERGER FOR SHAREHOLDERS, CREDITORS AND WORKERS

5.1.	Implications for shareholders

As a result of the merger current shareholders of FERROVIAL will no longer be classified as such, but rather incorporated as shareholders of CINTRA. Current shareholders of FERROVIAL will receive CINTRA shares in proportion to their respective participation in FERROVIAL capital, according to the exchange ratio set (vid. supra section 4.2). The shares shall be exchanged as described in Section 3.4.3 above; consequently no special document is required by the shareholders OF FERROVIAL.

Effective the date of the merger FERROVIAL will be extinguished and become part CINTRA. Consequently their current standards of corporate governance will no longer be valid. CINTRA will be governed by the bylaws attached to this Report as Annex 1 (which will therefore regulate relations between FERROVIAL shareholders and the corporation resulting from the merger) –understanding that they must first be approved at the CINTRA General Meeting which decides on the merger-. Section 6 of this Report presents a detailed justification of the modifications proposed to the bylaws. The regulation attached to this Report as Annex 2 shall govern the General Meeting of Shareholders of CINTRA upon the completion of the merger –if and when it has been approved by the General Meetings of FERROVIAL AND CINTRA deciding on the merger. Section 6 of this Report also includes a detailed justification of the modifications proposed for the Regulation for the General Meeting. The remaining standards of corporate governance for the corporation resulting from the merger, shall be those currently governing CINTRA.

Finally, it is noted that for the current FERROVIAL shareholders, the merger implies an increase in rights and duties, equal conditions with current shareholders of CINTRA which they are due, pursuant to law and the bylaws, as shareholders. The shareholders of the absorbed corporation shall more specifically have the right to participate in the profits of the absorbing company, obtained beginning 11 January 2009.

5.2.	Implications for creditors

The inverse merger will imply the universal transfer to CINTRA, in a single act, of all the goods, rights and obligations comprising the assets and liabilities of FERROVIAL. Legal

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relations of FERROVIAL, including those entered with its creditors, shall be kept current, even though the owner has changed to CINTRA (except those where the change of owner leads to their cancellation, and which will no longer be effective). Consequently, CINTRA shall become debtor in obligations formerly contracted by FERROVIAL with its creditors.

On the other hand, as explained in Section 3.3 of the Merger Project, some relevant financial creditors of FERROVIAL hold a pledge over CINTRA shares which are currently owned by FERROVIAL. After the merger, the pledge will be substituted by another over the shares of CINTRA INFRAESTRUCTURAS which, upon completion of the scheduled segregations, shall for those purposes be functionally equivalent to the CINTRA shares.

Finally we recall that upon publication of the merger agreement, FERROVIAL creditors whose credits have not expired and which were not incurred before the date of publication of the Merger Project, can exercise their rights to oppose the merger, within the period of one month and until said credits have been guaranteed, under the terms of Article 44 of the SML. Creditors whose credits are sufficiently guaranteed, shall have no right to oppose.

5.3.	Implications for the workers

After the merger, CINTRA, as the take over company, shall act as the head company of Grupo Ferrovial, the head of its different businesses and the company listed on the securities markets. As such it assumes all the organisation and personnel of FERROVIAL to carry out all these functions. Pursuant to the provisions of Article 44 of the Workers Bylaw which regulates the case of succession of the company, CINTRA shall take the place of FERROVIAL in all the labour rights and obligations for said workers.

FERROVIAL shall fulfil its obligations to report and, as applicable, to consult regarding the legal representation of its workers, as provided in labour regulations. Furthermore it shall notify the pertinent labour organisations of the planned merger, and in particular the General Treasury of Social Security.

With  respect  to  the  simplified  merger  of  FERROVIAL,  FERROVIAL  INFRAESTRUCTURAS, AEROPUERTO  DE  BELFAST,  MARJESHVAN  AND  LERNAMARA,  inasmuch  as  none  of  the corporations absorbed has any workers, their dissolutions shall not lead to the extinguishment

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of any labour relationship of any kind, nor to the application of the provisions of Article 44 of the Workers Bylaw and concordant law relating to the succession of companies. For the rest the simplified merger shall have no impact of any kind on employees of FERROVIAL, as this company shall maintain its organisation and its human and material resources intact, without prejudice to the changes resulting from the projected merger of CINTRA and FERROVIAL, as described in the preceding paragraphs.

As such it is believed that the merger will have no negative impact on employment.

6.	BYLAWS AND REGULATION OF THE MEETING OF SHAREHOLDERS OF THE TAKE OVER COMPANY

6.1.	Foundation of the justification

As indicated supra in Section 3.4.9, pursuant to the requirements of Article 31 of the SML, new bylaws have been proposed for the take over company. In addition and although not required by law, a proposed draft of a new regulation for the General Meeting of Shareholders was incorporated. Both the bylaws as well as the regulation shall be submitted for discussion and approval by the General Meetings of Shareholders of CINTRA and of FERROVIAL which shall decide on the merger.

From the CINTRA point of view, the new bylaws must be submitted for approval by the General Meeting, following the regimen of bylaw modifications. As such this report must speak directly and in detail on the proposed modification of the bylaws, not just for the effects of Article 33 of the SML but also for the provisions of Article 144.1 a) of the Public Companies Law. Furthermore the General Meeting of CINTRA must adopt the new draft proposed as its regulation, pursuant to the provisions of Article 113 of the Securities Exchange Law and Article 28 of its Regulation. As such the Board of Directors of CINTRA must present the corresponding proposal to the Meeting, for its agreement.

From the point of view of FERROVIAL, although the proposal of new bylaws do not automatically lead to a modification of the bylaws, inasmuch as these are embedded in a broader operation – the merger – it is appropriate for the General Meeting of Shareholders of FERROVIAL to decide on them. This is the process when making a decision on the Merger Project, to which new bylaws will be included. For the same reason, although the General Meeting of Shareholders of FERROVIAL is not governed by the regulation which is proposed

41

for modification, it is appropriate –insofar as it is integrated in the Merger Project- for it to resolve in this regard.

As such, the justification formulated by the CINTRA Board of Directors regarding the modifications proposed for the bylaws and regulations is copied below, and which is shared and ratified by the Board of Directors of FERROVIAL as required.

6.2.	Justification of the proposed modifications to the bylaws

6.2.1.	Introduction

This justification discusses the proposed modification to the corporate bylaws of CINTRA (hereinafter referred to as the “Corporation”), which shall be submitted for the approval of the General Meeting of Shareholders which will also resolve on the merger of CINTRA and FERROVIAL. This report is presented is prepared for the joint purposes of Articles 33 of the SML and 144.1 a) of the Public Companies Law.

The bylaws determine the rules of organisation and functioning governing the Corporation and furthermore set out the rights and obligations of the shareholders as permitted by Law. The importance of these bylaws as the basic mechanism for ordering corporate life explains their natural tendency to a certain stability in their normative content; however this is in no way incompatible with the possibility of modifying them. On the contrary, corporations undergo various and different vicissitudes and, on occasion, the demands of their economic activity, new legislation and other causes require a revision, update or technical perfection of their organisational structure and the regimen under which they function. A bylaw modification is the ideal instrument for achieving these ends.

As such, and inasmuch as the merger with FERROVIAL has made it necessary to modify some of the precepts of these bylaws, and considering that after the merger CINTRA will inaugurate a new step of its corporate life, it is considered that the best interests of the Corporation require that a new draft of the bylaws be proposed to the General Meeting of Shareholders.

6.2.2.	Form of the proposal

Having realised the extent of the statutory reform proposed, the Board of Directors has considered it appropriate to present the General Shareholders Meeting with a proposal to approve a new text (the “New Bylaws”), so that these will have the unified style and

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systematic coherence required with the bylaws which, if approved, shall be applicable to the Corporation in the future.

Attached to this Report as Annex 1 is the text proposed for the New Bylaws. Attached as Annex 2 is the text of the corporate bylaws currently in effect (the “Current Bylaws”). Finally, and solely to facilitate identification of the changes proposed and an appropriate understanding of same, attached hereto for merely informative purposes is Annex 3, a table comparing the corresponding paragraphs of the New Bylaws and the Old Bylaws.

6.2.3.	General justification of the proposal

The modified bylaws proposed for approval by the General Meeting of Shareholders is in response to three fundamental objectives: (i) reflect some modifications considered appropriate in light of the merger of CINTRA and FERROVIAL; (ii) bring the CINTRA bylaws, which shall remain essentially unchanged, closer in some aspects to those of FERROVIAL; (iii) introduce technical improvements and certain adjustments in line with recent legislation and best corporate governance practices.

1.	Modifications deriving directly from the merger of CINTRA and FERROVIAL

The first object of the reform proposed consists of adapting the bylaws to the new situation of the Corporation after it has merged with FERROVIAL. This would involved changes to (i) the CINTRA name, which will become “Ferrovial, S.A.”, in order to preserve the name and the intangibles associated with the head company, which has formed the framework for the consolidation of the absorbing company; (ii) its legal address, which shall coincide with the current address of FERROVIAL; and (iii) its business capital.

2.	Bring closer to the FERROVIAL Bylaws

As a result of the operation referred to in this Report, CINTRA shall absorb FERROVIAL, its head company. This explains why certain rules governing the organisation of the corporation absorbed should remain in effect in the resulting corporation. As such, this second objective is in reality a concretion of the above. The new elements which are included for this purpose basically refer to (i) remuneration to directors (under the terms

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recently agreed by the General Meeting of FERROVIAL), and (ii) the number of members of the Audit and Control Committee.

3.	Modernisation, technical improvement and adaptation to new legislation and best corporate governance practices in the New Bylaws

The third principal of the reform proposed is more instrumental in nature. Certain reforms and additions proposed are not intended to introduce substantive changes, but rather to modernise and perfect the drafting of current bylaws, clarifying and completing determined precepts to allow a more secure interpretation. In this line the structure of numerous precepts of the Old Bylaws have been modified, in order to adapt them to the methodology governing the New Bylaws.

The reform further is an attempt to adapt the bylaws to recent legislation affecting Spanish corporate law, and in particular the Structural Modifications Law.

Another of the purposes which is grouped under the broader objective of modernisation is to adapt the bylaws to the latest recommendations and best practices for corporate governance, raising the commitment of the Corporation to the basic principles of good governance. More specifically, the recommendations of the Unified Good Governance Code (the “Unified Code”) published by the National Securities Market as Annex I to the Report issued by the Special Task Force on Good Governance in Listed Companies on 19 May 2006 and approved by the National Securities Market Council on 22 May 2006, have been taken into account. A good part of these recommendations had already been incorporated in the Regulation for the General Meeting and the Regulation for the Board of Directors, including proposals corresponding to regulation of the following elements, among others:

(i)	distribution of jurisdiction between the governing bodies of the Corporation;

(ii)	operating principles of the governing bodies;

(iii)	express assignation to the Board of Directors of management and supervisory powers;

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(iv)	establish the creation of value for shareholders as the purpose of the actions of the Board of Directors;

(v)	regulation the Nomination and Remuneration Committee; and

(vi)	the section relating to the directors bylaws.

As indicated above, given the scope of the reform, the Board of Directors has decided to draft a new regulation for the bylaws of the Corporation, and to incorporate them –with all appropriate modifications, deletions and clarifications- in a single text, with the required unanimity of style and method. In addition, each of the articles has been divided into various sections, all differentiated and numbered, to facilitate the process.

6.2.4.	Detailed justification of the proposal

Having laid out the general outlines of the reform, the modifications proposed are justified and explained in greater detail, as follows:

1.	Modification to Article 1 of the bylaws

To promote the market identification of the resulting company as a new entity, as a global infrastructure management company and head of Grupo Ferrovial, the Board of Directors has agreed to propose that the name CINTRA be changed to “Ferrovial, S.A.”, thereby preserving the good will and intangible assets of the corporation absorbed.

2.	Modification of Article 4 of the bylaws

The purpose of this change is to transfer the legal address of the corporation to the corporate domicile registered, before the merger, for FERROVIAL, specifically to Madrid, calle Príncipe de Vergara número 135.

3.	Modification of Article 5 of the bylaws

This modification fulfils the requirement to reflect in the bylaws the capital increase resulting from the merger of CINTRA and FERROVIAL.

Consequently the amount of corporate capital will be ONE HUNDRED FORTY SIX MILLION SEVEN HUNDRED TWO THOUSAND AND FIFTY ONE EUROS

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(146,702,051 €) euros, and the number of shares in circulation will increase to SEVEN HUNDRED THIRTY THREE MILLION FIVE HUNDRED TEN THOUSAND TWO HUNDRED AND FIFTY FIVE (733,510,255), all with no change to the current face value of the Corporate shares.

4.	Technical improvement of Articles 6 and 7 of the bylaws

The change here simply offers a technical improvement to the clauses, with no substantive change made to the content.

Article 6 of the New Bylaws incorporates a new section, which basically clarifies that the book entries made in the corporate books will be done by an entity authorised for this purpose.

Given the importance to shareholders and to improve the technical accuracy of Article 7 of the Current Bylaws, the list of specific rights attributed to shareholders was extracted from Section 1 to form part of Section 2; consequently Section 2 is Section 3 of the New Bylaws.

5.	Introduction of two new bylaws, as new Articles 8 and 9 of the corporate bylaws

New articles 8 and 9 were added to the bylaws to regulate the issuance of non-voting shares and to incorporate a new provision for the issuance of callable shares.

Article 8 of the New Bylaws regulates the regimen of non-voting shares which may in the future be issued by the Corporation, limiting possible issues to a face value of not more than half of paid in capital. It further specifies the terms under which the owners of non-voting shares shall have the right to dividends, setting the minimum annual amount at 5 per cent of paid in capital for each non-voting share; and furthermore under the terms of Article 91.4 of the Public Companies Law, acknowledges that the owners of non-voting shares have pre-emptive subscription rights. Finally some additional reflections are made to facilitate understanding of the legal regimen of the non-voting shares.

Article 9 on the other hand relates to callable shares, numerically limiting possible issues to one fourth of corporate capital. Section 2 expressly regulates their conditions

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to the agreements corresponding to their issue, which shall be made prior to the appropriate modification of the bylaws, which shall determine, according to the law, the rights inherent to each type of these special shares.

6.	Introduction of a new article, as new Article 10 of the corporate bylaws

This legal principle corresponds to Article 8 of the Current Statutes in the case of multiple ownership of the shares. With the reform, each share shall be specifically described as indivisible, and the regulation applicable to cases of co-ownership, pledge, usufruct and other limited real rights over the shares is completed by the determinations set in Articles 66 and following of the Public Companies Law.

7.	Introduction of a new article, as the new Article 11 of the corporate bylaws

The inclusion of this new legal principle incorporates the contents of Article 9 of the Bylaws relating to the transfer of shares, and completes the addition of four new paragraphs (3 through 6) which regulate the different aspects of the transfer of shares deriving from the form in which they are represented (book entries) and the constitution of limited real rights over the shares.

8.	Introduction of a new article as the new Article 12 of the corporate bylaws

This principle reproduces Article 10 of the Current Bylaws regarding capital calls, and adds a new Section 3 referring to delinquency on the part of the shareholders and the consequences of same. In addition the current regulation for the reform introduced by point eight of the Final First Provision of the SML is introduced, modifying Article 42 of the Public Companies Law to introduce the requirement that the maximum for payment of a capital call be set by the bylaws. This period is set at 5 years.

9.	Introduction of a new article as new Article 13 of the corporate bylaws

Article 13 of the New Bylaws is an exact copy of Article 11 of the New Bylaws, relating to capital increases. As such the statutory provision regarding the efficacy of an incomplete capital increase is maintained.

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10.	Introduction of a new article as new Article 14 of the corporate bylaws

Article 14 of the New Bylaws regarding authorised capital, corresponds to Article 12 of the Current Bylaws, however a last incise is introduced in section 1 which in turn is in response to the inclusion of two new articles of non-voting shares and callable shares (vid. supra point 5). The new incise will expressly provide for the possibility that the

Board of Directors can, by virtue of the delegation from the Meeting, issue non-voting or callable shares.

11.	Introduction of a new article, as new Article 15 of the corporate bylaws

Article 15 of the New Bylaws holds the content of Article 13 of the Current Bylaws, introducing the technical novelty of suppressing the right to pre-emptive subscription rights held by owners of convertible bonds, resolved by the Final First Provision, Point 16, of the SML.

12.	Introduction of a new article as new Article 16 of the corporate bylaws

The new Article 16 faithfully reflects Article 14 of the Current Bylaws, which regulates reductions in corporate capital.

13.	Introduction of a new article as new Article 17 of the corporate bylaws

This principle corresponds to the old Article 15 regarding the forced redemption of shares. The content remains unchanged, except to extend the period used to calculate the minimum amount of the compensation payable to owners of redeemed shares, to 3 months.

14.	Introduction of four new articles as new Articles 18, 19, 20 and 21 of the corporate bylaws.

The objective of the reform here is to fix the most relevant aspects relating to the issue of bonds, convertible bonds and exchangeable bonds and the issue of other securities. Principles new points are as follows:

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a)
Article 18 which corresponds to Article 16 of the Old Bylaws, specifies the conditions under which the Meeting can delegate to the Board the power to issue simple or convertible or exchangeable bonds, all in accordance with criteria that have been fully consolidated in our practice and which are justified by analogous application of the provisions of the general regimen for bond issues, in Article 153 of the Public Companies Law and in Article 319 of the Regulation for the Mercantile Registry.

b)
Article 19 as proposed includes the provisions of Article 17 of the Old Bylaws, eliminating section 2 by modification of the First Final Provision, point 16 of the SML, which has eliminated the pre-emptive subscription rights held by owners of convertible bonds.

c)
Article 20 of the New Bylaws, which is new text, is introduced for technical reasons. The purpose is to regulate the syndicate of bondholders, completing the content of the Public Companies Law by limiting the maximum amount of costs incurred by the syndicate to be paid by the Corporation at 1% of the annual interest earned on the bonds issued.

d)	Finally, new Article 21 copies all of Article 18 of the Current Bylaws, regarding the issue of other securities by the Corporation.

15.	Introduction of a new article as new Article 22 of the corporate bylaws

This principle reforms the provisions of Article 19 of the Current Bylaws, for both technical reasons as well as for good corporate governance. In effect it gives an example of the spheres of jurisdiction of the General Meeting which is substantially aligned with the Recommendations of the Unified Code, and also reinforces the legal security of the shareholders in a matter as important as this.

16.	Introduction of a new article as new Article 23 of the corporate bylaws

This principle is a new element intended to reflect, in the bylaws, the principles followed by the governing bodies of the Corporation in their activities: overseeing corporate interest –defined as the common interest of the shareholders- and equal

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treatment. These two principles are inspired not just by the Public Companies Law, but are also identified by mercantile doctrine and good governance codes as fundamental to the activities of corporate bodies (vid. Recommendation No. 7 of the Unified Code).

17.	Introduction of two new articles as new Articles 24 and 25 of the corporate bylaws

These two precepts which regulate the General Meeting and its different types, seeks to improve the structure and clarify the drafting of Articles 20 and 21 of the Current Bylaws, without introducing any substantial change.

18.	Introduction of a new article as new Article 26 of the corporate bylaws

This principle covers the provisions of Article 22 of the Current Bylaws, but improves the wordage and completes the cases presented. It clearly reflects the two perspectives from which the Board of Directors can provide the Notice of General Meeting: power and requirement.

19.	Introduction of a new article as new Article 27 of the corporate bylaws

Article 27 of the New Bylaws substantially corresponds to Article 23 of the Current Bylaws, the provisions of Article 19 of the Current Bylaws although it does incorporate a new element of little substance. It includes a systematic modification to regroup some provisions by section, and another more technical modification which is intended to regulate the shareholders rights to examine relevant information on the proposals contained in the Agenda.

20.	Introduction of three new articles, as new Articles 28, 29 and 30 of the corporate bylaws

The purpose of this group of articles is to regulate the shareholder’s right to attend the General Meeting, the forms of representation admitted for said purpose, and to set the time and place for the meeting. The new articles substantially include the content of Articles 24 and 25 of the Current Bylaws, giving them a better structure and systemization. As such:

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a)
The contents of Article 24 of the Current Bylaws have been grouped into two different articles, 28 and 29. The first establishes the rules regarding attending the General Meeting, while the second regulates in detail the conditions set to represent shareholders. A reference is added regarding representation by public request, expressly referring to the law and regulating of the General Meeting.

b)
Article 30 reproduces Article 25 of the Current Bylaws, although it also grants to the egulation for the General Meeting the possibility of establishing conditions for attending the meeting through simultaneous connection to various places, as an issue within its sphere of influence.

21.	Introduction of a new article as new Article 31 of the corporate bylaws

New Article 31 discusses the rules for constitution of the General Meeting and corresponds to Article 26 of the Current Bylaws. On the one hand it updates the cases for modifications of the bylaws which pursuant to the SML require the presence of a reinforced quorum for the valid adoption of the resolution; and on the other it adds a new paragraph which automatically reduces the Agenda to the points that do not require a special quorum in the absence of the quorum necessary to decide on all the proposals included. It also systemises the old regulation by dividing it into sections.

22.	Introduction of five new articles, as new Articles 32, 33, 34, 35 and 36 of the corporate bylaws

This group of principles regulates different aspects of the General Meeting. The new elements included are, in short, as follows:

a)
New Article 32 regarding the Board of the Meeting of General Shareholders, includes the content of Article 28 of the Current Bylaws, completing some of its aspects. The new draft refers to the Board as the governing body of the Meeting and to its members.

b)	Articles 33 and 34 which respectively establish the bases for preparation of the list of those attending the Board, and the terms under which they carry out their

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discussions and adopt the resolutions, reproduce the content of Articles 29 and 30 of the Current Bylaws.

c)
The proposed Article 35 corresponds to Article 31 of the Current Bylaws, perfecting its structure and content and offering a more comprehensive regulation that is better adapted to the provisions of Article 112 of the Public Companies Law which regards a basic shareholder’s right: information.

d)
Finally, Article 36 provides for the statutory closure of the General Meeting, regulating the minutes and their certification. The modifications introduced over the correlative article of the Current Bylaws, Article 32, are minor and for purely technical reasons.

e)
Finally the regulation for a Universal Meeting, contained in Article 27 of the Current Bylaws, is completely eliminated, since its inclusion in the new bylaws would be superfluous (inasmuch as it is governed by the necessary standards of law) and not necessary, since its qualities as a listed Corporation would make a Universal Meeting of the shareholders highly improbable.

23.	Introduction of a new article as new Article 37 of the corporate bylaws

New Article 37 reproduces Article 33 of the Current Bylaws, except its heading, which is changed to “Structure of the Board of Directors” to understand that it better defines the content and purpose of the concept. The wordage of section 1 was also improved, and the principle that the Board inform the General Meeting not just of the approval of its own regulation, but also of their successive modifications. This last change is due to reasons of transparency and good corporate governance.

24.	Introduction of two new articles as new Articles 38 and 39 of the corporate bylaws

The purpose of including this group of articles is to delimit and systematise the powers corresponding to the Board of Directors as the governing body of the Corporation. In this sense:

a)	Article 38 is a new concept for the purpose of including in the bylaws the essence of Recommendation No. 8 of the Unified Code. Although this Recommendation

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was already included in the Regulation for the Board of Directors, it was considered that due to its relevance it should also be reflected in the regulation for the supreme body.

b)
Article 39 is an adaptation of Article 42 of the Current Bylaws, however eliminating the conditions under which the Board can extend powers to represent it, considering that since these can be dispensed with, their presence could be confusing. In addition Section 2 is introduced with the possible powers of attorney that can be granted by the Corporation, both general and special.

25.	Introduction of a new article as new Article 40 of the corporate bylaws

The purpose of this article is to reflect, in the bylaws, the principle already stated in current Article 7 of the Regulation of the Board of Directors and in Recommendation No. 7 of the Unified Code. As such the new statutory principal provides that the Board of Directors and its delegated bodies shall exercise their powers and carry out their duties to sustainable maximise the long time value of the Company in a way that is to the shareholders’ interest. The concept is completed with the reproduction of third paragraph of Article 7 of the current Regulation for the Board of Directors, referring to the obligation of the Board to see that the Company comply with current legislation regarding the uses and good practices of sectors or countries where the Company performs its activities and observe the additional principles of social responsibility which were voluntarily accepted. As such it consecrates, at the statutory level, principles of great relevance in guiding the activities of the management body, reflected in Recommendation 7 of the Unified Code and which are implemented by the Corporation.

26.	Introduction of two new articles as new Articles 41 and 42 of the corporate bylaws

The purpose of these principles is to regulate a fundamental matter, which is the composition of the Board of Directors, in quantitative and qualitative terms:

a)
Article 41, which deals with the quantitative composition of the Board, contains Article 34 of the Current Bylaws, introducing a new section 7 regarding cases of resignation of board members and the form of covering possible vacancies, which is regulated in Article 40 of the Current Bylaws.

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b)
Article 42, which deals with the composition of the Board from a qualitative perspective, corresponds substantially to Article 35 of the Current Bylaws, although it also includes some minor changes. The first of these is the change in the name to “Qualitative Board Membership”, which is understood to better reflect the spirit and purpose of this principle. Secondly the content of the principle has been structured in a more organised form through the re-grouping of its sections. Finally, new section 5 refers to the Regulation of the Board of Directors (drafted according to the Unified Code) to specify the meaning of the terms external director, domanial director, independent director and executive director.

27.	Introduction of three new articles, as new Articles 43, 44 and 45 of the corporate bylaws

The reform at this point intends to break down and regulate more strictly and in greater detail, the structure of the matters listed in the Current Bylaws under the heading “Duties of the Board of Directors”. The following changes are incorporated:

a)	In Article 43 regarding the President of the Board, new content not contained in the Current Bylaws is added, to specify the functions corresponding to the office.

b)
Article 44, which discuss the Vice President of the Board, improves the regulation of this figure from a technical point of view, providing that successive Vice Presidents are correlatively numbered in order to facilitate substitutions, as applicable.

c)	Finally Article 45 contains the regimen for the Secretary of the Board of Directors, without introducing any changes other than those intended to clarify and systematise the current regulation.

28.	Introduction of a new article as Article 46 of the corporate bylaws

New Article 46 contains and completes the contents of Article 38 of the Current Bylaws, regarding meetings of the Board of Directors. Again, it fundamentally deals with modifications of a technical nature that attempt to perfect and clarify the current

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wordage. The flexibilisation of the form of notice must be pointed out, expressly through the provision of the use of email and, in case of emergency, telephone. Although the wordage of the Current Bylaws leaves these possibilities open, speaking only in generic terms, it is appropriate to specify them to prevent any questions in their interpretation. In addition a last section is added which provides that the minutes must include a declaration of the details relating to constitution of the meeting.

29.	Introduction of a new article as new Article 47 of the corporate bylaws

The new Article 47 substantially corresponds to Article 39 of the Current Bylaws. In addition to small corrections in the wordage to improve its technical accuracy, some new concepts are introduced such as the provision, in section 3, that the directors shall make all efforts to attend the meetings of the Board. Section 6 of Article 39 of the Current Bylaws is deleted, which provides the quorum necessary to modify the regulation of the Board of Directors, as this was understood to deal more with the Regulation, and its inclusion in the bylaws could represent an obstacle to the power of self-organisation which was granted to this body, thus representing a negative influence on its functioning.

30.	Introduction of a new article, as new Article 48 of the corporate bylaws

This article includes the provisions of Article 41 of the Current Bylaws, completing its content and perfecting its drafting. New and more profound concepts include section 2, which incorporates a provision relating to approval of the minutes, and section 4 which refers to certification of the resolutions adopted by the Board of Directors.

31.	Introduction of new Section 4 in Chapter II of the corporate bylaws, relating to delegate bodies and Board committees

To provide the bylaws with a more orderly structure, a new Section 4 was added as part of the Chapter III, with the title “Delegation and Board Committees”, comprising Articles 49 to 53 of the bylaws relative to the delegation of powers, the Audit and Control Committee and the Nomination and Remuneration Committee.

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32.	Introduction of a new article as new Article 49 of the corporate bylaws

New Article 49 reflects the content of Article 43 of the Old Bylaws. Without prejudice to some minor technical improvements and modification of the title of the article which is now “Delegation of Powers”, the principal change in this point incorporate is to provide the supplementary rules under which the Board can appoints it committees.

33.	Introduction of three new articles as new Articles 50, 51 and 52 of the corporate bylaws

This group refers to the composition, responsibilities, operation and duties of the Audit and Control Committee, which matters are regulated in the Current Bylaws in a single paragraph (Article 44). As such the principal changes are, on the one hand, to systematise and order the rules, before separating them into three separate articles; and on the other hand, to amplify the number of members of this Committee so that it adapts to the form already existing in FERROVIAL. As such it establishes that the Committee shall have a minimum of 4 and maximum 6 members, and the period set for the office of President is 4 years.

With regard to the functioning of the Audit and Control Committee, the regulation is simplified in this regard as it is considered unnecessary to cover all the detail in the bylaws, since this is a matter more properly set forth in the Regulation for the Board of Directors.

With regard to the duties of the Audit and Control Committee which are regulated in Article 52, these correspond to the duties attributed in the Current Bylaws, which in turn are related to Recommendation 50 of the Unified Code.

34.	Introduction of a new articles as new Article 53 of the corporate bylaws

This principle relating to the Appointments and Remuneration Committee is included in order to adapt the corporate bylaws to Recommendations Nos. 54 through 58 of the Unified Code. This is a relatively new concept –only regarding CINTRA, which does not figure into this Commission-. Nevertheless, the Commission of Appointments and Compensation already existed in Ferrovial, which had been developing its operations

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according to the abovementioned good governance Recommendations. In that regard, article 53 of the New Bylaws specifies the structure, composition and duties of this Committee, as provided in the Unified Code, inspired by the regulation that already contained the Ferrovial corporate governing rules.

35.	Introduction of new Section 5 in Chapter III of the bylaws, relating to the Directors Bylaws

A new Section 5 is introduced in Chapter III under the title “Directors Bylaws”, comprising Articles 54 to 57 of the New Bylaws regarding the duration of the term of the director, termination and obligations, as well as relating to the form of remuneration. As such it achieves the double objective of making the bylaw structure more orderly and clearly delimiting the different aspects of the position of director, thereby complying with the principles of transparency and finally with best corporate governance practices.

36.	Introduction of three new articles as new Articles 54, 55 and 56 of the corporate bylaws

New Articles 54, 55 and 56  regulate the term, termination and obligations of  the directors, as follows:

a)
Article 54 completes the terms established in Article 37 of the Current Bylaws regarding the term of a director, adding two new sections. The first establishes the need for the General Meeting to ratify the appointment of directors appointed by co-optation, and the second incorporates Recommendation No. 22 of the Unified Code, which limits the term of an independent director to 12 years.

b)
Article 55 partially incorporates the contents of Article 32 of the Regulation for the Board of Directors regarding the causes for termination, adding the time when said termination is considered effective, and including some of the specific causes when a director shall make his position available to the Board of Directors.

c)
Article 56 includes the general obligations of the directors, therefore incorporating, in part, the content of Article 38 of the Regulation for the Board of Directors. The inclusion of this principle is explained by the importance of the

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specific obligations of the directors deriving form the duties for diligence, loyalty, confidentiality and non-competition, and are justified for reasons of good governance.

37.	Introduction of a new article as new Article 57 of the corporate bylaws

New Article 57 is introduced, which is a correlative to Article 36 in the Old Bylaws. This is a faithful reflection of the correlative article in the current FERROVIAL bylaws, which was approved by its General Meeting of 30 April 2009, previously reported by the FERROVIAL Appointments and Remuneration Committee, and was the object of a report by the FERROVIAL Board of Directors. The change was justified by the belief that remuneration to directors should not be tied exclusively to the results of the group, but rather it would be more appropriate for remuneration to be integrated of various concepts that together are tied to the performance of the corporation, with other remuneration for the duties, the assumption of responsibilities implied by same and dedication to the specific tasks assigned within the Board and its Committees.

38.	Introduction of a new Section 6 in Chapter II of the bylaws, relating to the Corporate Governance Report and the corporate web page

A new Section 6 is introduced to Chapter III, under the title “Corporate Governance Report and Web Page”, comprised of Articles 58 and 59 of the New Bylaws.

39.	Introduction of two new articles as new Articles 58 and 59 of the corporate bylaws

The purpose of Articles 58 and 59 of the New Bylaws, with no correspondence the Current Bylaws, is to reflect the provisions of Articles 116 and 117 of the Securities Exchange Law in the bylaws, as well as the rules for their development in the annual corporate governance report and the corporate web page.

Article 58 regulates the preparation of the annual corporate governance report required by Article 116 of the CNMV. New Article 59 in turn establishes the Corporation’s obligation to have a web page which it can use to inform its shareholders, investors and the market in general of economic and other significant facts that occur with regard to the Corporation, in order to achieve the appropriate operating transparency.

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Although the Corporation has for some time prepared an annual corporate governance report and has a web page that complies with all legal requirements, the inclusion of these concepts in the bylaws is considered to be beneficial to shareholders, investors and the market in general due to their informative content, which redounds to the always desirable greater transparency.

40.	Introduction of six new articles as new Articles 60, 61, 62, 63, 64 and 65 of the corporate bylaws

These principles comprise Chapter IV of the bylaws, relating to annual accounts:

a)	Articles 60 and 61 reproduce Articles 45 and 46 of the Current Bylaws, which regulate, respectively, the financial year and preparation of the annual accounts and application of the results.

b)
Article 62, which correlates to Article 47 of the Current Bylaws, discusses verification of the annual accounts, completing the current provisions with the addition of a paragraph on the maximum term for appointment of the corporate auditors.

c)	Article 63, relating to approval of the annual accounts and distribution of dividends, is an integral reproduction of Article 48 of the Current Bylaws.

d)
A new principle is included, Article 64, which regulates the possibility of the General Meeting agreeing on shareholder remuneration programs based on the reinvestment of dividends in new shares, in share repurchasing programs, on the delivery of shares released to repurchase free assignment rights or other equivalent forms, all prior to the adoption of any resolutions to increase or reduce capital, as applicable. The Corporation in this way remains current with recent market practices and opens an array of possibilities for shareholder remuneration which could make investment in shares more attractive.

e)	Finally Article 65 of the New Bylaws reproduces the text of Article 49 of the Current Bylaws, with no changes, dealing with deposit of the annual accounts with the Mercantile Registry.

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41.	Introduction of three new articles as new Articles 66, 67 and 68 of the corporate bylaws

These three articles correspond to Articles 50, 51 and 52 of the Current Bylaws. They regulate, respectively, the dissolution, liquidation and supervening assets and liabilities of the corporation. These articles constitute Chapter V of the bylaws, and except for some formal modifications to their structure have not been changed.

42.	Introduction of new Chapter VI of the corporate bylaws, relating to general provisions

A new Chapter VI is introduced under the title “General Provision”, with Articles 69 and 70. It is included due to matters which are not dealt with by other sections of the bylaws, due to their nature.

43.	Introduction of a new bylaw article as new Article 69 of the corporate bylaws

This article, unprecedented in the Current Bylaws, expressly regulates the submission of the shareholders, waiving their personal jurisdiction to jurisdiction of the Corporate domicile, thereby following a practice of listed corporations and in particular those included in Ibex-35, the vast majority of which opt to expressly submit their corporate conflicts to the courts.

44.	Introduction of a new bylaw article as new Article 70 of the corporate bylaws

New Article 70 represents an innovation to the Corporate Bylaws. Its purpose is to determine the communications mechanisms and media between the corporation, the shareholders and the Directors, for the dual purpose of allowing a legal security to all parties involved and at the same time, bringing the Corporate near to its shareholders through a fluid communication. It expressly provides for the use of electronic and telemetric media, allowing the Board to establish the appropriate procedure for publishing in the web.

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6.3.	Justification of the modifications proposed to the Regulation of the General Meeting of Shareholders

6.3.1.  Introduction

Following is a justification of the modifications to the Regulation for the General Meeting of Shareholders CINTRA, which will be presented to the General Meeting of Shareholders called to decide on the merger between CINTRA and FERROVIAL.

6.3.2.  General justification of the proposal

The proposed reform of the Regulation for the General Meeting of Shareholders is justified principally by the need to adapt this corporate regulation to the form of the bylaws, which will be presented for approval by the same General Meeting of Shareholders of CINTRA. At the same time the reform is intended to update and offer a technical improvement of some aspects of the regulation, so that the highest deciding body of the absorbing corporation has successively optimum ropes of operation which are adapted to the latest developments in corporate governance. Finally some changes, of little depth, are in response to formal changes in the drafting of the regulation, designed to facilitate understanding as much as possible and to prevent possible questions in the interpretation.

Inasmuch as the majority of the modifications proposed basically replicate the reform to the CINTRA bylaws, their justification in this section of the Report will be succinct, as it coincides with the statements of Section 6.2 above regarding the corresponding statutory principles. Nevertheless changes that do not cause any changes to the bylaws will be explained and justified in detail.

To facilitate knowledge and application of the regulations one this reform has been approved, a applicable, and since numerous articles are to be modified, although superficially, to fully adapt the text of the new CINTRA bylaws, the Board of Directors has deemed it appropriate to present the proposal as a new and full text of the Regulation for the General Meeting of Shareholders of the Corporation.

Finally, realising the scarce substance of the changes proposed and consequently for this reform, the order and numbering of the articles will not change. It was considered that the best form of presenting the proposal, for informative purposes, is through a double column text in

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which the left column contains the transcription of the current bylaws, and the right column the same articles with the modifications incorporated. This text is attached as Annex 4.

6.3.3.  Detailed justification of the proposal

Having presented the general lines of the reform, following is a more detailed justification and explanation of the modifications proposed:

1.	Modification of Article 2 of the Regulation of the General Meeting of Shareholders

The form adds a paragraph to the end of Section 2 of the Regulation to complete the rules for interpreting its content and to coordinate them with the powers granted to the President of the Meeting, in Article 87 of the regulation, to resolve any questions deriving from the interpretation or implementation that may arise during the meeting.

2.	Modification of the Preamble, of Articles 3, 4, 5, 6, 7, 10, 11, 12, 15, 16, 19, 25 and 26 of the Regulation of the General Meeting of Shareholders

The only purpose of the reform to these principles is to replicate the corresponding statutory modifications which in turn are justified in Section 6.2 of this Report.

3.	Modification of Article 8 of the Regulation of the General Meeting

In addition to small changes to the wordage, a provision is added that, upon publication of the notice of the General Meeting of Shareholders, any resolutions proposals shall be published in the web page together with an explanation on the justification and appropriateness of same, to reflect what is already a customary practice of the Corporation.

4.	Modification of Articles 9, 14, 21, 22 and 24, of the Regulation of the General Meeting

The modifications in this point are minor, merely formal, and in no case change the meaning and spirit of the current regulation, since their only purpose consists of improving the form in which the regulation is worded from a grammatical and technical point of view.

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5.	Modification of Article 13 of the Regulation of the General Meeting

A new Section 3 is introduced in Article 13, which limits the voting rights corresponding to shares represented by virtue of a public application for representation, by the members of the administrative body and in certain cases when there may be a conflict of interest. The original and justification of this new regulation are found in the provisions of Article 114 of the Spanish Market Law (“Ley del Mercado de Valores”), regarding duties of the directors of listed corporations.

6.	Modification of Article 17 of the Regulation of the General Meeting

The reform introduced here expressly provides the power of the President of the Meeting to expel those who perturb the normal course of the meeting and even resolving that the meeting be momentarily interrupted, as part of his natural powers for order and discipline.

7.	INCREASE OF CAPITAL IN CINTRA

7.1.	Foundation of the report

Finally  and  as  indicated  supra  in  Section  3.4.3,  CINTRA  capital  shall  be  increased  by 164,981,950 shares, which shall be exchanged for FERROVIAL shares in accordance with the exchange equation established in Section 5 of the Merger Project. The corresponding proposal for increase shall be submitted, as integral part of said Project, for discussion and approval by the General Meetings which decide on the merger.

From the CINTRA point of view, the increase and consequent modification of the bylaws are subject to the provisions of Articles 144 and following of the Public Companies Law. As such pursuant to Articles 144 and 152 of said body of law, the Board of Directors of CINTRA must specifically state their justification under the terms set forth below. In addition and for the same reasons stated in Section 6 above, the Board of Directors of FERROVIAL hereby share and adopt said justification, as required.

7.2.	Report justifying the capital increase

As described in detail in Section 3.4.3, a total of 554,949,476 CINTRA shares will have to be exchanged for 138,737,369 shares of FERROVIAL which effectively can be exchanged. The CINTRA Board of Directors will propose to the General Meeting of said corporation, that it

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exchange the 380,229,354 old shares of CINTRA for FERROVIAL shares which shall be owner upon the merger, and as a result thereof, shall become part of Cintra's treasury stock, as well as the 9,738,172 shares that Cintra currently holds as treasury stock. Consequently the 164,981,950 remaining shares, up to the 554,949,476 described, shall be new shares for issue by CINTRA.

More specifically, the CINTRA Board of Directors shall propose at the General Meeting, that it issue 164,981,950 shares with a face value of twenty cents of a euro (0.20 €) each, all of the same class and series of current CINTRA Shares, which will be represented by book entries.

The amount of 1,829,469,610 euros, corresponding to the difference between the net book value of FERROVIAL’s assets and liabilities of 3,502,820,000, less the book value at which FERROVIAL has registered its shareholding in CINTRA OF 1,640,354,000, and the face value of the new shares to be issued by CINTRA of 32,996,390 euros shall be considered as the issue premium (“prima de emission”).

Both the face value of said shares as well as the corresponding issue premium shall be fully paid in as a result of the block transfer of FERROVIAL’S assets and liabilities to CINTRA, which shall acquire the rights and obligations of FERROVIAL by universal succession. The Ernst & Young, S.L. independent expert report which has been exhaustively referred to in section 4.3.5 above, concludes, "the net assets provided by the acquired company is at least equal to the maximum amount of the share capital increase of the acquiring company as foreseen in the Joint Merger Project".

Let it be noted that, in accordance with what is set forth in article 159.4 LSA, the CINTRA shareholders shall not have any pre-emptive right to the subscription of the new shares issued.

Finally, the increase shall be a modification in the amount of corporate capital and the number of shares into which it shall be divided, included herein in Article 5 of the Current Cintra Bylaws. Said modification was considered when formulating the proposed draft of the New Bylaws, Article 5 of which prays as follows:

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“Article 5.    Corporate capital

1.	Corporate capital is ONE HUNDRED FORTY SIX MILLION SEVEN HUNDRED TWO THOUSAND AND FIFTY ONE EUROS (146,702,051 €), which is currently fully subscribed and paid in.

2.
Corporate capital is comprised of SEVEN HUNDRED THIRTY THREE MILLION FIVE HUNDRED TEN THOUSAND TWO HUNDRED AND FIFTY FIVE EUROS (733,510,255) ordinary shares, in a single class and with a face value of twenty cents of a euro (0.20€) each.”

* * *

Madrid, 15 September 2009

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BOARD OF DIRECTORS OF FERROVIAL

Mr. Rafael del Pino y Calvo-Sotelo	Mr. Santiago Bergareche Busquet
Chairman	Deputy Chairman

Mr. Jaime Carvajal Urquijo	Mr. Joaquín Ayuso García
Deputy Chairman	Chief Executive Officer

Ms. María del Pino y Calvo-Sotelo	Portman Baela, S.L.
Director	p.p. Mr. Eduardo Trueba Cortés

[Not signed as he is abroad]
Mr. Juan Arena de la Mora	Mr. Santiago Eguidazu Mayor
Director	Director

Mr. Gabriele Burgio	Mr. Santiago Fernández Valbuena
Director	Director

Mr. José María Pérez Tremps
Director and Secretary

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ANNEX 1

NEW BYLAWS OF THE TAKE OVER COMPANY

CHAPTER I. NAME, PURPOSE, TERM, CORPORATE DOMICILE.

Article 1.    Legal name

The Company is named Ferrovial, S.A., and shall be governed by these Bylaws, the Public Companies Law, and by other applicable laws and provisions.

Article 2.   Corporate purpose

1.	The purpose of the Company is to perform the following activities, both in the Spanish territory and abroad:

a)
Design, build, execute, exploit, operate, manage, administer and conserve public and private works and infrastructures, either directly or through its participation in corporations, groups, consortia or any other similar legal figure legally allowed in the country of interest.

b)	Operate and provide all kinds of services related to urban and interurban transportation infrastructure, either land, sea or air.

c)	Operate and manage all kinds of complementary services and works that could be offered in the areas of influence of public and private works and infrastructures.

d)
Hold, in its own name, all kinds of concessions, subconcessions, authorisations and administrative licenses for works, services and mixed, granted by the State, Autonomous Communities, Provinces, Municipalities, Autonomous Bodies, and in general any foreign State or public administration and any international body or institution

e)
Manage, administer, acquire, promote, transfer, urbanise, rehabilitate and operate in any form, lands, lots, residential developments, real estate zones or promotions, and in general all kinds of real properties.

f)
Manufacture, acquire, supply, import, export, lease, install, maintain, distribute and operate machinery, tools, vehicles, installations, materials, equipment and furnishings of all kinds, including urban utilities and furnishings.

g)	Acquire, operate, sell and assign intellectual and industrial property rights.

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h)	Provide services related to the conservation, repair, maintenance, correction and cleaning of all kinds of works, installations and services, to both public and private entities.

i)	Provide engineering services such as making projects, studies and reports.

j)
Perform projects and studies for the construction, maintenance, operation and sale of all kinds of water and wastewater supply, discharge, transformation and treatment installations and waste products. Research and development in said fields.

k)	Provide services related to the environment such as smoke and noise control, integral waste disposal management including from pick up to purification, transformation and treatment.

l)
Build, manage, operate, exploit and maintain energy production or carrier systems for any kind of energy, not including activities regulated by legal provisions that are not compatible with this part of the corporate purpose.

m)	Research, design, develop, produce, operate and assign programs and in general computer, electronic and telecommunications products.

n)
Research, operate and use of mineral deposits, as well as acquire, use and enjoy permits, licenses, concessions, authorisations and other rights to mine, industrialise, distribute and sell mineral products. These activities do not include activities related to minerals of strategic interest.

o)
Provide management and administrative services to any kind of corporations and companies, as well as consulting and advisory services in the areas of accounting, legal, technical, financial, labour, tax and human resources.

p)
Anything that does not violate activities that are legally reserved by special legislation, and in particular by legislation governing Institutions of Collective Investment and the Securities Market, coordinate and perform on its own all kinds of operations related to securities in any kind of market, national or international; to buy, sell, or in any other way acquire, transmit, swap, transfer, pledge and subscribe all kinds of shares, securities convertible into shares or which grant the right to acquire or subscribe to bonds, rights, payment notes, government bonds, or tradable securities and to acquire holdings in other companies.

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2.
The above listed activities may be undertaken by the Company indirectly, either totally or in part, by means of ownership rights in other companies having an equivalent purpose and with corporate address in Spain or abroad.

Article 3.   Term

The Company is constituted for an indefinite period, and shall begin operations the day of the granting of the public deed of incorporation.

Article 4.     Corporate domicile

1.	The corporate domicile is Madrid, at Calle Príncipe de Vergara number 135.

2.
The corporate domicile can be moved to any other place within the same municipality as agreed by the directing body. The agreement of the General Shareholders’ Meeting is required to move to any other municipality.

3.
The governing body of the Company can agree to create, eliminate or transfer branches, offices, representatives, agencies, delegations, offices, or other dependencies, in Spain or abroad, as it deems appropriate.

CHAPTER II. CORPORATE CAPITAL AND SHARES

Section 1. Capital and shares

Article 5.   Capital

1.	Corporate capital is [●] ([●]) euros, completely subscribed and paid in.

2.	The corporate capital is represented by [●] ([●]) ordinary shares of a single class, with a nominal value of twenty cents of a euro (€0.20) each.

Article 6.   Share representations

1.
Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. The said book entry shall reflect the circumstances included in the public deed of issuance as well as whether or not the shares are fully paid in. Shares shall be governed by provisions of the Securities Market Law and other complementary provisions.

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2.	The entries made in the books of the Company shall correspond to the entity or entities corresponding to said function, according to law.

3.
Legalisation of the right to act as a shareholder, including, as applicable, transfer shares, is obtained through the inscription in the book entry that grants presumption of the legitimate owner and enables the registered owner to demand the Company to recognise him as shareholder. This legalisation could be accredited by exhibition of the appropriate certificates issued by the entity responsible for the book entries.

The Company’s provision of any benefit to the party presumed to be legalised shall release the Company from the corresponding obligation, even if said party is not the real owner of the share, if and when said act is in good faith and free of negligence.

4.
In the event the person or entity appearing as legalised in the book entries bears said legalisation as fiduciary or another similar form, then the Company can request that it reveals the identity of the real owners of the shares, as well as the transfers and encumbrances of same.

Article 7.   Shareholder Rights

1.	Share ownership grants its legitimate owner the condition of shareholder, attributing the individual and minority rights conferred by Law and in these Bylaws.

2.	Under the terms established by Law and except in the cases described therein, the shareholder has at least the following rights:

a)	The right to participate in the distribution of profits and in the capital resulting from liquidation.

b)	The pre-emptive subscription rights for shares or convertible bonds offered as new issues.

c)	The right to attend and vote in the General Meetings and to challenge the corporate resolutions.

d)	The right to be informed, as established by Law and in these Bylaws.

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3.	The shareholder shall exercise his rights with the Company loyally and as required by good faith.

Article 8.   Non-voting shares

1.	The Company can issue non-voting shares for a face value of not more than half of the paid in capital.

2.
Owners of non-voting shares shall have the right to receive an annual dividend of minimum five per cent of the paid in capital for each non-voting share. Upon agreement on the minimum dividend the owners of the non-voting shares shall have the right to the same dividend corresponding to ordinary shares. Minimum dividends not paid in a period shall not accumulate in successive years.

3.
Non-voting shares shall have the pre-emptive subscription right under the same terms as voting shares. However said right can be excluded as provided by Article 159 of the Public Companies Law and in these bylaws for voting shares.

4.	Successive issues of non-voting shares shall not require the approval of previous non- voting shareholders, through a separate voting or special Meeting.

5.	Non-voting shares shall recover voting rights if the Company fails to fully satisfy the minimum dividend for five consecutive years.

Article 9.   Callable Shares

1.	The Company can issue callable shares in a nominal value that shall not exceed one fourth of corporate capital, and in accordance with other legally established requirements.

2.	Callable shares shall grant their owners the rights established in the issue, in accordance with the law and the appropriate amendment of the bylaws.

Article 10.   Multiple Owners

1.	Shares are indivisible.

2.	Shares that are co-owned shall be recorded in the corresponding account in the name of all co-owners. However co-owners of a share shall appoint a single person who will

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exercise the rights as shareholders, and the co-owners shall be jointly liable to the Company for all obligations deriving as shareholders.

The same rule shall apply to other conditions of co-ownership of share rights.

3.
In the case of usufruct of shares, the condition of shareholder shall reside in the owner not benefiting from the shares; however the usufructuary shall in all events have the right to the dividends resolved by the Company during the usufruct. All other shareholder rights shall be exercised by the owner not benefiting from the share.

The usufructuary shall facilitate these rights to the shareholder not benefiting from the shares.

4.	If the shares are pledged, then the share owner shall exercise the shareholder rights. The creditor holding the pledge shall facilitate the exercise of these rights to the shareholder.

If the owner fails to comply with the obligation to pay in the capital calls, then the creditor pledge holder can comply with said obligation or proceed to execute the pledge.

5.	If there are other limited real rights on the shares, then the owner in direct domain of the shares shall exercise the political rights.

Article 11.   Share Transfers

1.	Shares and the economic rights deriving from same, including pre-emptive subscription rights, are transferable by all forms allowed by Law.

2.	Transfers of new shares shall not be effective before the capital increase has been registered in the Mercantile Registry.

3.	Share transfers shall be carried out in the form of book entries.

4.	The transfer in favour of the acquiring party shall have the same effects as traditional transfers of the share certificate.

5.	The constitution of real rights or other encumbrances on the shares shall be recorded in the corresponding account in the Company’s books and accounts.

6.	Inscription of the pledge is equivalent to transferring possession of the certificate.

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Article 12.   Capital calls

1.
When shares are partially paid in, the shareholder shall proceed to pay the portion not paid in, either in cash or in kind, in the form and within the period determined by the administration of the Company, which in any event shall not surpass 5 years from the date of the resolution to increase capital.

2.	Any shareholder who fails to pay the capital calls cannot exercise his voting rights.

3.
Without prejudice to effects of delinquency provided by law, any delay in the payment of capital calls shall accrue legal interest to the Company, beginning the day of expiration and without the need for judicial or extrajudicial proceedings, as well as filing of the proceedings authorised by law in these cases.

Section 2.     Capital Increase and Reduction

Article 13.   Capital Increase

1.
Capital can be increased through the issue of new shares or by raising the nominal value of existing shares; in both cases the compensation may consist of cash contributions, including credit compensations, contributions in kind, or by applying profits or available reserves. Capital can be increased partly through new contributions and partly from available reserves.

2.	If the capital increase has not been fully subscribed within the period set for said purpose, the capital shall be increased by the amount effectively subscribed, unless agreed otherwise.

Article 14.   Authorised Capital

1.
The General Meeting may delegate to the corporate governing body the power to approve, one or more times, the capital increase to a determined amount, at such times and in such amounts as it may decide and within the limits established by law. Such delegations can include the power to exclude pre-emptive subscription rights. Unless the agreement for delegation provides otherwise, the Board of Directors shall be authorised to issue ordinary shares, voting, non-voting or callable.

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2.
The General Meeting may likewise delegate to the corporate governing body the power to determine the date when approved agreement to increase capital, already adopted, shall be carried out and to determine any conditions not previously determined by the Meeting.

Article 15.   Cancellation of pre-emptive subscription rights

1.
The General Meeting or, as applicable, the Board of Directors approving the capital increase, can approve the cancellation of all or part of pre-emptive subscription rights for reasons of corporate interest.

2.
Corporate interest may specifically justify the elimination of the pre-emptive subscription rights when required to allow the Company (i) to acquire assets (including shares or shareholdings in companies) appropriate for developing the corporate purpose; (ii) to place new shares on foreign markets that allow access to sources of financing; (iii) to obtain resources through the use of demand forecast placement techniques designed to maximise the share issue rate; (iv) to obtain an industrial or technological partner; or (v) in general, to carry out any operation that is appropriate for the Company.

3.
Existing shareholders shall not have pre-emptive subscription rights for new shares when the capital increase is due to the conversion of bonds into shares, takeover of another company or part of the capital spin off from another company, or when the Company has made a public offering to buy securities to be paid either all or partially in documents to be issued by the Company.

Article 16.   Capital Reduction

1.
Capital can be reduced by reducing the nominal value of the shares, by redeeming outstanding shares or by grouping them for exchange, and the purpose in both cases can be to return contributions, condone capital calls, constitute or increase reserves or re-establish the balance between corporate capital and net worth.

2.
When capital is reduced by returning contributions, payment to shareholders can be made, either entirely or partially, in kind, if and when said return complies with the terms of Section 5 of Article 62.

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Article 17.   Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Public Companies Law, a share capital reduction to redeem a specific group of shares, if and when said group is defined based on substantive, homogeneous, and non-discriminatory criteria. In that case, the measure shall be approved by the General Shareholders’ Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Computerised Trading System of the Securities Market during the three months prior to the date on which the share capital reduction is approved.

Section 3      Issue of Bonds and other securities

Article 18.   Bond Issues

1.	The Company may issue bonds in compliance with all legally established terms and limits.

2.
The General Meeting may authorise the corporate governing body to issue simple or convertible or exchangeable bonds, including, as applicable, the power to exclude pre- emptive subscription rights held by shareholders of the Company. The Board of Directors may use said authorisation one or more times and during a maximum period of five years.

3.	The General Meeting can likewise authorise the Board to establish the time when the issue agreed shall be carried out and to determine other conditions not indicated in the agreement of the Board.

Article 19.   Convertible and Exchangeable Bonds

Convertible or exchangeable bonds may be issued at a fixed exchange ratio (determined or to be determined) or at a variable exchange rate.

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Article 20.    Bondholders Syndicate

1.	The syndicate of bondholders shall be constituted, after inscription of the issue, by those acquiring the bonds as the securities are received or the corresponding book entries are made.

2.	Normal costs caused by the Syndicate shall be the responsibility of the Company, and shall not in any case exceed 1 per cent of the annual interest earned by the issued bonds.

Article 21.   Other Securities

1.	The Company may issue notes, warrants, preferential shares of other negotiable securities apart from those described in previous articles.

2.	The General Meeting may authorise the corporate governing body to issue said securities. The corporate governing body may use this power one or various times and during a maximum period of five years.

3.
The General Meeting may further authorise the corporate governing body to establish the date when the issue agreed is to take place, and to determine the other conditions provided in the resolution of the General Meeting, according to law.

4.	The Company may also guarantee the issues of securities made by its subsidiaries.

CHAPTER III. CORPORATE GOVERNANCE

Section 1.      Company Bodies

Article 22.   Distribution of responsibilities

1.	The governing bodies of the Company are the General Shareholders’ Meeting, the Board of Directors and the delegated bodies created within the Company.

2.	The General Shareholders’ Meeting shall decide on all matters attributed to it by law or the bylaws, including but are not limited to:

a)	Censure Company management;

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b)	Approve, as applicable, the annual accounts, both individual and consolidated, and resolve on the application of the result;

c)
Appoint and remove members of the Board of Directors, and ratify or revoke appointments of members of the Board made by co-optation, and determine remuneration payable to the Board of Directors referred to in Section 1 of Article 57 of these Bylaws;

d)	Appoint and remove auditors of the Company;

e)	Agree on capital increases and reductions, mergers, spin offs, segregations, transfer the corporate offices abroad, bond issues, and in general any amendment to the Bylaws;

f)	Agree to incorporate entities dependent on the Company for essential activities performed to that time by the Company, including when the Company maintains full domain of said entities;

g)	Agree on the dissolution and liquidation of the Company or any other operation whose result is equivalent to liquidating the Company;

h)	Authorise the Board of Directors to increase corporate capital or proceed with the issue of bonds and other securities; and

i)	Resolve on matters submitted to it for deliberation and approval by the corporate governing body.

3.	Powers not legally or statutorily attributed to the General Shareholders’ Meeting correspond to the corporate governing body.

Article 23.   Principles for action

1.	All the bodies of the Company shall oversee the corporate interest, understood as the common interest of all shareholders.

2.	With regard to the shareholders the corporate bodies shall respect the principle of equal treatment.

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Section 2.      General Shareholders’ Meeting

Article 24.   General Meeting

1.
The General Meeting is the supreme body of the Company and its resolutions are binding on all shareholders, including those absent, dissenting, abstaining and those with no right to vote, without prejudice to the rights and actions that may correspond to them.

2.	The shareholders convened in General Meeting shall resolve, by majority vote, on the matters attributed to it by law.

3.
The General Meeting is governed by these Bylaws and the Law. Legal and statutory regulations of the Meeting shall be drafted and completed through the Regulation of the General Meeting, which shall detail the regime for calling, preparation, information, reporting attendance, development and exercise of political rights by shareholders during the Meeting. The Regulation shall be approved by the Meeting at the motion of the corporate governing body.

Article 25.   Types of General Meetings

1.	General Meetings of Shareholders can be ordinary or extraordinary.

2.
A General Ordinary Meeting must be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.
Any Meeting different from those described in the above paragraph shall be considered Extraordinary. However the General Shareholders’ Meeting, although called Ordinary, may also deliberate and resolve on any matter within its jurisdiction, if it complies with applicable law.

4.	All Meetings, either ordinary or extraordinary, shall be subject to the same rules of procedure and competences.

Article 26.   Power and Requirement to Call a Meeting

1.	The Board of Directors shall call a General Meeting:

a)	When required to call an Ordinary General Meeting pursuant to the terms of the foregoing Article.

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b)
At the request of a number of shareholders owning at least five (5%) of corporate capital. Said request shall further include the matters to be dealt by the General Meeting; in this case the Board of Directors shall have maximum fifteen days, beginning the date requested by notary public, to call the meeting with the minimum notice allowed by law.

c)	Whenever it deems it appropriate for the interest of the Company.

2.	The Board of Directors shall prepare the agenda, necessarily including the matters that were the purpose of the request.

3.
If the Ordinary General Meeting is not called within the legal period, then a Judge of the Mercantile Courts of the corporate domicile can do so at the request of the shareholders and after hearing the directors; and the Court shall further name the person to chair said meeting.

Article 27.   Calling the General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting, unless the law establishes another notice period, in which case that period shall rule.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, when appropriate, are to be included in the announcement pursuant to the provisions established in the Shareholders’ Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call.

3.
Shareholders representing at least five per cent of the share capital may request the publication of a complementary document to the call of a General Shareholders' Meeting, including one or more points in the agenda. Exercise of this right shall be made by certified notice served at the corporate domicile of the Company within five days following publication of the call.

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The complementary document to the call for meeting shall be published at least fifteen days prior to the date scheduled for the Meeting. Failure to publish the complementary document to the call within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall be null and void whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions shall be met.

5.
The call shall include a mention to the shareholders' right to examine in the corporate domicile, consult in the Company web page, or, as applicable, immediately obtain free of charge, the proposals to be submitted to the Meeting for resolutions, documents or reports necessary or mandatory and those which, although not mandatory, are determined by the corporate governing body for each case.

Article 28.   Right to attend

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend the General Shareholders’ Meeting.

2.
In order to attend the General Shareholders’ Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by remote communication means, pursuant to the provisions established in the Shareholders’ Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means, and shall assess, when calling each Shareholders’ Meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues, that shareholders’ identity and status are duly guaranteed, as well as the adequate exercise of their rights,

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the suitability of the telematic means and adequate progress of the meeting, and, all pursuant to the provisions established in the Shareholders’ Meeting Regulations. When deemed appropriate, the call shall include the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the call may indicate that any interventions and proposed resolutions to be made by those attending by telematic means must be sent to the Company before the Meeting is constituted.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly constituted.

5.
The Chairman of the Meeting of Shareholders may authorise Managing Directors and technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

Article 29.   Representation in the General Meeting

1.
Notwithstanding attendance of legal entities that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders’ Meeting through another person, even if not a shareholder. Proxies shall be conferred specifically for each Meeting, in writing or by other means of remote communication that duly guarantee the identity of the represented party and representative, which the governing body may determine, when appropriate, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

2.
The Chairman, Secretary of the Meeting, or the individuals appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and the compliance of the attendance requirements for the Meeting.

3.	The power to represent shall be without prejudice to the provisions of the Law with regard to family representation and the execution of general powers of attorney.

4.	Representations obtained by public request shall be governed by Law and the General Shareholders’ Meeting Regulations.

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Article 30.   Time and Place of Meeting

1.	The General Meeting will be held at the place indicated in the notice within the municipality in which the Company is domiciled.

2.	The Shareholders’ Meeting Regulation may establish the conditions for attending the meeting via simultaneous videoconference or other analogous forms of connection with various places.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the corporate domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the directors or of a number of shareholders representing at least one quarter of the capital present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will be considered to be a single meeting, and a single Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the events and manner established in its own Regulations.

Article 31.   Quorum. Special Cases

1.
The General Meeting shall be validly constituted on the first call when the shareholders present either personally or by proxy own at least twenty five percent of subscribed capital with voting rights. On the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Meeting, be it ordinary or extraordinary, to validly approve a bond issue, a capital increase or reduction, limit or eliminate the pre-emptive right to acquire, as well as approve the transformation, merger or spin-off, global assignment of assets and liabilities and transfer of the corporate domicile abroad, and in general, any amendment of the Bylaws, the presence of shareholders representing at least fifty percent of the subscribed share capital with voting rights shall be required on the first call.

On the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders present represent less than fifty percent of the subscribed share capital with voting rights, the resolutions referred to in the paragraph above can be

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adopted only with the affirmative vote of two thirds of the share capital present at the

Meeting either personally or by proxy.

3.	Shareholders casting their votes by means of remote communication shall be considered as present for quorum purposes.

4.	Absences that may occur after the General Meeting has been convened shall not affect the validity of the meeting.

5.
If the attendance of a determined quorum is required to validly adopt a resolution regarding one or various points on the agenda for the General Meeting, pursuant to applicable law or these Bylaws, and said quorum is not achieved, then the agenda shall be reduced to only include the points that do not require said quorum for valid adoption.

Article 32.   Board of the General Shareholders’ Meeting

1.
The General Meeting’s board shall be constituted, at least, by the Chairman and the Secretary of the General Meeting. The members of the Company Board of Directors present at the session shall also form part of the board.

2.
General Meetings shall be chaired by the Chairman of the Board of Directors, and in the event of absence, illness, or indisposition, by the Vice Chairman. If there are several vice chairmen they shall follow in their numerical order; and if all are absent, the Board Member designated by the attendants shall chair the meeting.

3.
The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall act as Secretary of the Meeting; in the event he does not personally attend the meeting, then the Vice Secretary shall serve. If they are both absent then the person designated by the attendants shall act as Secretary of the Meeting.

Article 33.   List of Attendees

1.
Before starting with the Agenda, the Secretary of the Meeting shall draw up a list of the attendants, expressing each one's nature or proxy and the number of shares with which they attend, either owned by them or third parties.

At the end of the list, the number of shareholders present either personally or by proxy shall be established (indicating separately those who have casted their vote by remote

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communication),  as  will  the  amount  of  capital  owned  by  them,  specifying  which shareholders have voting rights.

2.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it shall be attached as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendance may also be created in a file or using a computer program. In such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 34.   Deliberation and adoption of resolutions

1.
Once the list of attendance has been drawn up, the Chairman, if applicable, will declare the General Shareholders' Meeting validly constituted and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. He will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	Shareholders may request information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in deliberations on items on the Agenda, although the Chairman, in use of his powers, is authorised to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.	Once the matter has been sufficiently debated, the Chairman will call for a vote.

6.
Shareholders with voting rights may exercise them by mail, e-mail or any other means of remote communication which duly guarantees the identity of the shareholder exercising his right to vote, as determined by the Board at the time each Meeting is called, pursuant to the Company's Regulation for General Shareholders’ Meetings.

7.	The affirmative vote of half plus one of all voting shares present, either personally or by proxy in the General Meeting, shall be required to adopt a resolution, without prejudice

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to the cases in which the Law or these Bylaws stipulate a greater majority. Each share has one vote.

8.
The votes shall be counted in the form regulated in the Shareholders’ Meeting Regulation. The Chairman shall decide on the voting system that he considers most appropriate and direct the corresponding process.

Article 35.   Right to Information

1.
Beginning the date of publication of the call for the General Meeting and until the seventh day prior to the celebration of the meeting, inclusive, shareholders can request, in writing, the clarifications or information that they deem pertinent or submit, in writing, the questions that they deem pertinent to the issues included in the agenda.

Shareholders can also, in the same time and form, request information or clarifications or pose questions, in writing, regarding the public information provided by the Company to the Spanish Securities Exchange Commission since the date of the last General Meeting.

2.	During the General Meeting shareholders can verbally request the information or clarifications that they deem appropriate regarding the matters included in the agenda.

3.
Directors must provide the information requested in accordance with the two foregoing paragraphs, and within the period set by law, except when this is legally inadmissible and, in particular, when in the opinion of the Chairman, publication of that information would be harmful to the Company’s interest. This last exception shall not apply when the request is made by shareholders representing at least one fourth of the corporate capital

4.
The Shareholders’ Meeting Regulation shall describe the applicable regime to the right for information. The Company shall include the pertinent information on its web page, so that the shareholder can exercise his right to be informed.

Article 36.   Minutes of the Meeting and Certifications

1.
Resolutions adopted during the General Meeting shall be reflected in the Minutes which will be written or transcribed into the pertinent Minutes Book. The Minutes may be approved by the General Meeting itself, or failing that, within fifteen days by the

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Chairman and two Controllers, one representing the majority, and the other representing the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.
The Board of Directors shall request the presence of a Notary Public who shall prepare the Minutes of the Meeting; this shall be required when so established by law. The notarial minutes need not be approved.

3.	Certifications of the resolutions shall be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
The public formalisation of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Section 3.      Corporate governing body

Article 37.   Structure of the Board of Directors

1.	The Company shall be governed and managed by a Board of Directors.

2.
The Board of Directors shall be governed by all applicable legal standards and by these Bylaws. The Board shall develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 38.   Administrative and Supervisory Powers

1.	The Board of Directors shall have the broadest powers to manage the Company and, except as reserved to the competence of the General Meeting, shall be the maximum deciding body of the Company.

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2.	The Board shall, in all cases, assume the powers legally reserved directly to it as non- delegable, as well as others necessary for a responsible exercise of the general supervisory function.

3.	The Regulation of the Board shall describe in detail the specific content of the functions reserved to the Board of Directors.

Article 39.   Powers to Represent

1.	The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority.

2.	The provisions of this Article are understood to be without prejudice to any others that may be granted, both general as well as special.

Article 40.   Creation of value for the shareholder

1.
The Board of Directors, its delegated bodies and the management team of the Company shall exercise their powers and in general, carry out their duties in order to sustainably maximise the long time value of the Company in a way that is to the shareholders’ interest.

2.
The Board of Directors shall likewise see that the Company faithfully complies with current legislation regarding the uses and good practices of sectors or countries where the Company performs its activities and observe the principles of social responsibility which were voluntarily accepted.

Article 41.   Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Meeting shall determine the number of Board members within the range established above. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members.

3.	Members of the Board can renounce to their position; the appointment can be revoked, and members can be re-elected.

4.	It is not necessary to be a shareholder to be appointed as a director; both individuals and companies may be appointed.

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5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

7.
The Board shall accept the reason for resignation by any of the members, accepting same if applicable. In the event any vacancies should occur during the period for which the directors were appointed, the persons to occupy said vacancies shall be appointed from among the shareholders, until the next General Meeting is held.

Article 42.   Qualitative Board Membership

1.
The Board of Directors, using its power to propose to the GeneralMeeting and co-optation in order to fill vacancies, shall endeavour to ensure that external or non-executive directors form the majority. For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

2.
The Board shall also endeavour that the majority group of external directors of the Company shall include owners or representatives of those who hold a legally significant shareholding in the Company, and proxies or those appointed due to their condition as shareholders, although their capital shareholding is not significant (all domanial directors) and those who perform their functions although not related to the Company, significant shareholders or directors (independent directors).

3.	In any event, at least one third of all directors shall be independent directors.

4.
The provisions of the preceding paragraphs do not affect the sovereignty of the General Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when share groupings occur as provided in Article 137 LSA.

5.
For purposes of these Bylaws, the term external director, domanial director, independent director and executive director shall have the meaning given in these Bylaws or specified in the Regulation for the Board of Directors.

Article 43.   The Chairman of the Board

1.	The Board will appoint a Chairman from among its members.

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2.	The Chairman shall call meetings of the Board of Directors, prepare the agenda and direct the debates and voting.

Article 44.    The Vice Chairman or Vice Chairmen of the Board

1.	The Board shall appoint a Vice Chairman, or more Vice Chairmen, who shall be correlatively numbered.

2.
The Vice Chairman or Vice Chairmen, in the order established, and in their absence the director corresponding according to the numbering fixed by the Board, shall substitute the Chairman in the event of absence, illness, or indisposition.

Article 45.   The Secretary of the Board

1.	The Board shall appoint a Secretary, and can also appoint a Vice Secretary, who need not be directors.

2.	The Secretary shall attend the meetings of the Board and shall have the right to speak but not vote, unless he is also a director.

3.
The Vice Secretary shall act as Secretary in the event that the position is vacant, or in the event the Secretary is absent or ill. The Vice Secretary may further attend meetings of the Board together with the Secretary when so decided by the Chairman.

Article 46.   Meetings of the Board

1.
The Board shall meet as often as necessary for the correct performance of its functions, when called by the Chairman. The Chairman shall call the Board to meet on his own initiative or when requested by at least two of its members, in which case the meeting shall be called to meet within the fifteen days following said request.

2.
The call to ordinary meetings shall be made in any written form, including e-mail, and shall be authorised by the Chairman or the Secretary or the Vice Secretary by order of the Chairman. The call shall be served minimum forty eight hours in advance and include the agenda.

3.
The Chairman may call the members to an extraordinary meeting of the Board by telephone and without the advance period and other requirements established in the foregoing paragraph when, in the opinion of the Chairman, circumstances justify so.

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4.
Meetings shall ordinarily be held in the corporate domicile, but can also be held in the place determined by the Chairman, who can also authorise, for justified reasons, that the meetings be held with the simultaneous attendance by the members in different places, connected by audiovisual or telephonic means, given that the recognition of those attending can be assured as well as their interactivity and intercommunication in real time, and therefore as a single act. In this case, the notice shall state the connection system and, if applicable, the places where the necessary technical means can be found to attend and participate in the meeting. Resolutions shall be considered adopted in the place where the largest number of directors is present and, when there are equal numbers, in the place where the person chairing the meeting is located.

5.
As an exception and if no member opposes, the Board can also be validly celebrated without session and in writing. In this case the members can send via email their votes and considerations to be included in the minutes.

6.
In any event the Secretary of the Board of Directors shall certify all these details in the minutes and certify that the meeting was validly convened and held, listing the number of members attending, the place where each member attended the meeting, if he was present physically or by proxy, and, as applicable, the form of remote attendance used.

Article 47.   Board Meeting Procedures

1.	The Board of Directors shall be validly constituted when more than half of its members are present either personally or by proxy.

2.	Notwithstanding the above, the Board will also be validly constituted without prior notice, when all of its members are present either personally or by proxy.

3.
Members shall make all efforts to attend the meetings of the Board. When they cannot do so personally, they shall grant their proxy to another member of the Board. There is no limit to the number of proxies that can be held by each member. In any case the proxy shall be granted in writing, with special instructions for each member.

4.
Unless the Law or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors that are present. In case of a tie, the Chairman shall have the deciding vote. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

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5.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

Article 48.   Minutes and Certifications of the Board Meetings

1.
The discussions and resolutions of the Board Meeting shall be extended or transcribed into the Minutes Book. The minutes of each Board Meeting shall be prepared by the Secretary of the Board or, in his absence by the Vice Secretary; in the event both are absent then the minutes shall be prepared by the person appointed by the attendants as Secretary of the meeting.

2.	The minutes shall be approved by the Board at the end of or immediately following the meeting, or by the Chairman together with at least the Vice Chairman and another member of the Board.

3.	The minutes shall be signed by the Secretary or Vice Secretary of the meeting, with the approval of the person who chaired the meeting.

4.	Resolutions adopted by the Board shall be certified by the Secretary of the Board or, as appropriate, the Vice Secretary, with the approval of the Chairman or, as appropriate, the Vice Chairman.

5.
The formalization in public document may de carried out by any of the members of the Board, as well as the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Section 4.      Delegation and Board Committees

Article 49.   Delegation of powers

1.
The Board of Directors may appoint from among its members an Executive Committee and one of more Managing Directors, specifying the persons who will hold those positions and the manner in which they shall act. The Board may delegate in them, totally or partially, temporarily or permanently, all delegable powers, as established by

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law. Likewise, the Board of Directors may establish other Committees formed by members of the Board with consultative or advisory.

2.
If the Board of Directors creates the Executive Committee or any of the above- mentioned consultative or advisory Committees, it will also establish their membership and operating rules. However, until the Board has determined or regulated the functioning of its Committees, the terms of these Bylaws and the Public Companies Law regarding operation of the Board of Directors shall apply.

3.	The Board of Directors may also permanently delegate its representative powers to one or several Directors; in the latter case it shall determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or powers of attorney.

Article 50.   Audit and Control Committee: Composition and responsibilities

1.	The Board of Directors shall establish an Audit and Control Committee comprised of minimum four and maximum six members. All of its members shall be external or non- executive directors.

2.	The Audit and Control Committee shall have the rights to be informed, to supervise, advise and propose matters within its jurisdiction.

3.
The members of the Audit and Control Committee shall appoint a Chairman from among themselves, who shall also be an independent Director. The Chairman shall remain in office for a period of 4 years; he may be re-elected after one year has passed from the date of his cessation. However, the Chairman can leave his position before the end of the 4 year period if so required by the bylaws with regard to his term as director. The Secretary of the Committee shall be either the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

Article 51.   Audit and Control Committee Rules of Operation

1.
The Audit and Control Committee shall meet whenever called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever suitable for the proper exercise of its functions.

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2.	The Chairman of the Audit and Control Committee shall chair the meetings and direct the deliberations on the matters presented.

3.	Any member of the management team or other Company personnel who is requested to do so shall attend the Audit and Control Committee meetings, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

4.
The Audit and Control Committee shall be validly constituted when more than half of its members are present either personally or by proxy. The rules of operation established in the Bylaws for meetings of the Board of Directors shall apply to the call, quorum and adoption of resolutions, except when these are not compatible with the nature and function of the Audit and Control Committee. The Board of Directors, and the Audit and Control Committee, by delegation of the former, can establish complementary rules of operation.

Article 52.   Duties of the Audit and Control Committee

1.	Without prejudice to other tasks that may be assigned to it by the Board of Directors, the Audit and Control Committee will be responsible for the following:

a)	Inform the General Meeting, on matters brought up by the shareholders at the meeting which falls under its authorities.

b)
Raise a proposal to the Board of Directors, for submission to the General Meeting, regarding the appointment of external auditors, including conditions for their hiring, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervise the internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. It shall in particular liaise with the external auditors in order to receive information regarding matters which might endanger the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or

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by technical audit rules.

f)	Supervise compliance with internal corporate government regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receive information and, if appropriate, issue reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervise the information that must be approved by the Board of Directors and included in the Company's public annual report.

i)
Support the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

2.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

Article 53.   Nomination and Remuneration Committee

1.
The Company shall have a Nomination and Remuneration Committee comprised of minimum four and maximum six directors, appointed by the Board of Directors. All members of the committee shall be external or non-executive directors with the majority independent directors.

2.	The Chairman of the Nomination and Remuneration Committee shall be appointed by the Board of Directors amongst its independent members.

The Nomination and Remuneration Committee shall appoint a secretary, who need not be a member of the committee.

3.	The Nomination and Remuneration Committee shall have, amongst others, the following responsibilities,:

a)
Formulate and review the criteria to be followed regarding the composition of the Board of Directors and selection of candidates. The Committee shall, in particular, assure that the candidate selection process do not suffer from any implicit faults which hinder the selection of directors due to personal circumstances.

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b)	Report on proposed appointments of directors so that the Board can directly proceed with their appointment (co-optation) or accept the proposals for decision by the Board.

c)	Report on the appointment of the Managing Director.

d)	Report on the appointment of Secretary and Vice Secretary to the Board of Directors.

e)	Propose members who shall form part of each of the Committees, considering their knowledge, skills and experience and the tasks of each Committee.

f)	Propose the system and amount of annual remunerations of the directors and report on the individual remuneration of the executive directors and other conditions of their contracts.

g)	Propose the basic conditions of the contracts for senior management and report on their remuneration.

h)	Analyse the process that allows an orderly succession of Chairman and Managing Director.

4.
The Nomination and Remuneration Committee shall meet whenever called by its Chairman, who in turn shall do so when requested by the Board or its Chairman to issue a report or to adopt proposals, and in any event, whenever appropriate for the good performance of its functions.

5.
The Nomination and Remuneration Committee shall be validly constituted with the attendance of at least more than half of its members, present personally or by proxy; resolutions shall be adopted by majority vote of those attending. Unless provided otherwise, the Nomination and Remuneration Committee shall be responsible for consulting and making proposals to the Board.

Section 5.   Directors Bylaws

Article 54.   Term

1.
Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated when the next General Shareholders' Meeting has been held, or when

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the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

2.	Directors who are appointed by co-optation shall exercise his duties until the first General Meeting to which his appointment shall be submitted for ratification.

3.	In no case shall independent directors remain in office as such, for a period in excess of twelve years.

Article 55.   Trmination of directors

1.
Directors shall be terminated from their position when so decided by the General Meeting, when they notify the Company of their resignation and at the expiration of the period for which they were appointed. The effective date in this last case shall be the date of the first General Meeting.

2.
Directors shall make their position available to the Board of Directors and formalise the corresponding resignation, if the Board considers it appropriate, in the following cases: (a) when the executives removed from their positions were appointed as directors based on their position; (b) when they incur any of the causes of incompatibility or prohibition provided by law; (c) when they have committed a serious violation of their obligations as director; or (d) when their stay on the Board may endanger the interests of the Company, negatively affect the credit or reputation of the Board, or when the reasons for which they were appointed disappear (for example when a domanial director transfers or reduces its shareholding in the Company).

Article 56.   General obligations of the directors

1.	Pursuant to the provisions of Article 40, the directors are responsible for guiding and controlling company management in order to maximise its value to the benefit of shareholders.

2.	In performing his functions, the director shall act with the diligence of an orderly businessman.

3.
The director shall further act in his relations with the Company, in accordance with the demands of a loyal representative. The duty to loyalty requires that he place the interests of the Company before his own interests, and specifically to observe the rules contained in Articles 127 and others of the Public Companies Law.

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4.
The Regulation of the Board of Directors shall describe the specific obligations of the directors deriving from the duties for diligence, confidentiality, non-competition and loyalty. As such, particular attentions shall be given to situations representing a conflict of interest, possibly providing for said purpose the procedures and requirements necessary to authorise or dispense according to the terms established in Articles 17 and others of the Public Companies Law.

Article 57.   Board of Directors Remuneration

1.
Members of the Board of Directors shall receive, as consideration for their duties as such, remuneration pursuant to the Bylaws, the total yearly amount of which will be determined by the General Shareholders’ Meeting and reviewed and updated accordingly in keeping with the indices or criteria established by the General Shareholders’ Meeting. Said remuneration will comprise the following items: (i) a fixed payment; (ii) allowances for effective attendance at the meetings of the Board of Directors and its delegate or advisory committees; and (iii) the lesser of the two following amounts: (a) the amount that must be added to the two aforementioned concepts to make up the total combined remuneration established by the General Shareholders’ Meeting; or (b) an amount equivalent to 0.5% of consolidated profits for the financial year earmarked for allocation to the Company. In any case, the amount stipulated in section (iii) above may only be effectively paid following compliance with the requirements set forth in article 130 of the Public Companies Law.

2.
The Board of Directors shall, for each financial year, define the method and time of payment and shall likewise agree upon the exact allocation among its members of the total remuneration prescribed by the Bylaws, as described in paragraph one above. Said allocation may be calculated individually, based on the relative involvement of each Board member in performing the duties of the Board.

3.
The compensation set forth in the preceding two sections will be compatible and without prejudice to fixed salaries; variable remuneration (based on attainment of business/corporate and/or personal performance targets); severance pay following the removal of directors for any reason other than breach of their duties; pensions; insurance policies; employee benefit schemes; deferred payment items; and remuneration

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formulae involving the delivery of shares, options on same or pegged to value thereof; all the foregoing for those members of the Board of Directors who perform executive functions.

4.	The Company can purchase civil liability insurance for its Directors.

5.
The Board of Directors shall annually approve a report on the remunerations policy which states the criteria and foundations used to determine remunerations to the directors during the last year and the year in progress, making it available to the shareholders at the time of the call to the Ordinary General Meeting. The content of the report shall be regulated by the Board of Directors Regulation.

Section 6.      Corporate Governance Report and Web Page

Article 58.   Annual Corporate Governance Report

1.
The Board of Directors shall prepare an annual corporate governance report with special attention given to (i) the degree of compliance of good governance recommendations contained in official reports; (ii) functioning of the General Meeting and development of the meetings; (iii) related and intragroup transactions; (iv) risk control systems; (v) the ownership structure of the Company; and (vi) the governing structure of the Company and other content imposed by applicable regulations.

2.
The annual corporate governance report shall be made available to shareholders on the Company web page no later than the date of publication of the call to the Ordinary General Meeting which shall resolve on the annual accounts for the year referred to in the report.

Article 59.   Web page

1.	The Company shall have a web page where it shall inform its shareholders, investors and the market in general of the economic and all other significant facts occurred with regard to the Company.

2.	Without prejudice to the additional documentation required by applicable regulations, the Company web page shall include at least the following information and documents:

a)	The rules regulating the organisation and corporate governance of the Company,

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and identification of the structure and composition of the corporate governing body;

b)	The internal code of conduct in the securities markets;

c)	The annual accounts corresponding to the year in progress and at least the previous two financial years;

d)	The annual corporate governance report;

e)	Documents relating to the Ordinary and Extraordinary General Meetings held during the periods stated by the CNMV for said purposes;

f)	Communications channels open between the Company and shareholders, and in particular explanations to the shareholder pertaining to the reporting year; and

g)	Regulatory disclosures relating to the period stated by the CNMV.

CHAPTER IV. ANNUAL ACCOUNTS

Article 60.   Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 61.   Preparation of the annual accounts and application of the results

1.
Within the established legal deadlines, the corporate governing body will prepare the annual accounts, the management report and the proposal for distribution of results once these have been reviewed and reported by the Company auditors and presented to the General Meeting, as applicable.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit reservations. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of the discrepancies.

Article 62.   Verification of the Annual Accounts

The Company's annual accounts and management report shall be reviewed by the Auditors appointed by the General Meeting, before the closing of the financial year to be audited, for a determined period which shall not be less than three nor more than nine years, from the beginning date of the year to be audited. The auditors can be re-elected by the General Meeting for maximum periods of three years, at the expiration of the initial period.

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Article 63.   Approval of the Annual Accounts

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Meeting will decide on the financial year's application of result.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen by Law and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits shall be allocated to cover the losses.

4.
If the General Meeting agrees to pay out dividends, it shall determine the amount, payment date and method of payment. The determination of these details may be delegated to the governing body, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, if and when:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market at the time of the agreement, or pertinent mechanisms have been put in place to make them liquid within maximum one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The General Meeting and the Board of Directors may approve the distribution of interim dividends, with the limitations and requirements established by Law.

Article 64.   Other forms of shareholder remuneration
The General Meeting can likewise resolve on shareholder remuneration programs based on reinvestment of dividends in new shares, in share repurchasing programs, on the delivery of shares released to repurchase free assignment rights or other equivalent forms, all prior to the adoption of any resolutions to increase or reduce capital.

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Article 65.   Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register corresponding to the Company's domicile, certification of the resolutions adopted by the General Meeting approving the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V. DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 66.   Dissolution

1.	The Company may be dissolved by resolution of the General Shareholders’ Meeting adopted at any time, in accordance with the Law and for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Meeting, the corporate governing body shall call a meeting within two months from the time said cause arises, so that the Meeting may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, it shall proceed pursuant to Law.

3.
If the Company is to be dissolved because its net worth falls below half the share capital, dissolution can be avoided by resolution increasing or reducing capital or through the appropriate reintegration of net worth. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 67.   Liquidation

1.
If the General Shareholders' Meeting, resolves to dissolve the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the powers established by law and any others which may have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the receivers shall jointly and severally represent the Company.

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Article 68.   Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers shall assign the corresponding additional amounts to the ex-shareholders, once the assets have been converted into cash if necessary.

2.
After six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if the additional amounts have not been assigned to the ex-shareholders, or if there are no receivers, any interested party may ask the Courts pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfil his functions.

3.
Ex-shareholders will be jointly and severally liable for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

4.
To comply with requirements relating to legal acts prior to the cancellation of the entries of the Company, or whenever necessary, existing receivers may formalise the legal documents necessary in the name of the extinguished Company, after the cancellation of the Company's registration. If there are no receivers, then any interested party can request the formalisation from the Court sitting in the domicile of the former company.

CHAPTER VI. GENERAL PROVISIONS

Article 69.   Jurisdiction

The shareholders, waiving jurisdictions to which they have a right, expressly submit themselves to the jurisdiction of the Company domicile.

Article 70.   Communications

Without prejudice to the provisions of these Bylaws, communications and information, mandatory or voluntary, between the Company, the shareholders and the directors, regardless of who is the issuer and who the addressee of same, may be made via electronic and telematic media, except in the cases expressly excluded by law and in all cases respecting the security guarantees and shareholders’ rights. As such, the Board of Directors may establish the technical and pertinent mechanisms, reporting same through the web page.

* * *

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ANNEX 2

BYLAWS CURRENTLY IN EFFECT AT CINTRA

ANNEX 2

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

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BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

CHAPTER I

NAME, OBJECT, DURATION, DOMICILE

Article 1.-   Name

The Company is called "CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A." and is governed by these bylaws, by the Company’s Act and by other applicable regulations.

Article 2.-   Corporate Purpose

1.	The purpose of the Company is to carry out the following activities, both domestically and abroad:

1º
Design, construction, execution, operation, management, administration and conservation of infrastructures and public and private works, either directly or by holding a stake in companies, groups, consortiums, or any other similar legal entity which is legally permitted in the pertinent country.

2º	Operation and provision of all kinds of services related to urban and intercity transport infrastructure, be it by land, sea or air.

3º	Operation and management of all kinds of construction work and complementary services that may be provided in the sphere of influence of public and private infrastructures and works.

4º
Holding the title to all kinds of concessions, sub-concessions, authorizations and administrative licenses for construction work, services and mixed jobs from the State, Autonomous Regions, Provinces, Municipalities, Autonomous Agencies, Autonomous Entities, and, in general, from any foreign State or Public Administration, international agencies and institutions.

5º
Management, administration, acquisition, promotion, sale, development, renovation and operation of all kinds of sites, land, residential developments, housing estates or property developments, and in general, all kinds of property assets.

6º	Manufacture, purchase, supply, import, export, lease, installation, maintenance, distribution and operation of

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         machinery, tools, vehicles, facilities, materials, equipment and furniture of all kinds, including urban furniture and equipment.

7º	Acquisition, operation, sale, and assignment of industrial and intellectual property rights.

8º	Provision of services related to the conservation, repair, maintenance, and sewage of all kinds of works, facilities and services, for both private and public entities.

9º	Provision of engineering services, such as preparing projects, studies and reports.

10º
Drawing up projects and studies, construction, maintenance, operation and sale of all kinds of facilities and services for the supply, transformation and treatment of all kinds of waters and waste materials. research and development in those same fields.

11º	Provision of services related to the environment, such as the control of smoke and noise, and comprehensive solid waste management, involving collection, purification, treatment and transformation.

12º
Construction, management, operation, and maintenance of facilities that produce or transport all kinds of energy. All activities regulated by legislation that is incompatible with this paragraph of the bylaws are excepted.

13º	Research, design, development, manufacture, operation and transfer of programs and, in general, computer, electronic and telecommunications products.

14º
Research, operation and exploitation of mineral deposits, as well as the purchase and use of permits, concessions, licenses, authorizations and other mining rights, and the industrialization, distribution and sale of mineral products. Activities involving minerals of strategic interest are excluded.

15º
Providing management and administration services, as well as consultancy and advice in the fields of accounting, and legal, technical, financial, tax, labor, and human resources support to all kinds of companies and corporations.

16º
In all matters that do not involve a collision with activities legally set aside by special legislation, and specifically, by legislation governing Collective Investment Institutions and the Stock Market, agree upon and carry out on its own behalf all kinds of operations involving securities in all kinds of markets, be it domestic or international, purchase, sell or otherwise acquire, transfer, replace, sell, pledge and subscribe all kinds of shares, securities that are convertible into shares, or that provide the right to acquire or subscribe them, obligations, rights, bonds, warrants, public securities or financial assets, and holdings in other companies.

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2.
The activities listed above may be performed by the Company, totally or partially, in an indirect manner, by taking a stake in other Companies with similar corporate purposes, domiciled in Spain or in any other country.

Article 3.-   Duration

The Company is incorporated for an indefinite time period, and began operations on the day the deed of incorporation was granted.

Article 4.-   Corporate Domicile

1.	The Company's corporate domicile will be in Madrid, Plaza Manuel Gomez Moreno, 2, Edificio Alfredo Mahou.

2.
The corporate domicile may be transferred to another location within the same municipality by approval of the corporate governing body. A transfer to a different municipality will require the approval of the General Shareholders' Meeting.

3.
The Company's corporate governing body may approve the creation, elimination or transfer of such branches, representatives, agencies, regional offices, local offices and other facilities, in Spain or abroad, as it shall deem fit.

CHAPTER II
SHARE CAPITAL

Section 1. Share capital and shares

Article 5.-   Share Capital

The share capital is ONE HUNDRED AND THIRTEEN MILLION SEVEN HUNDRED AND FIVE THOUSAND SIX HUNDRED AND SIXTY ONE EUROS (113.705.661) and is fully subscribed and paid in.

The share capital consists of FIVE HUNDRED AND SIXTY EIGHT MILLION FIVE HUNDRED AND TWENTY EIGHT THOUSAND THREE HUNDRED AND FIVE (568.528.305) ordinary shares with a nominal value of 0.20 Euros each, all of them of the same class and the same series. All shares are fully paid in

Article 6.-   Share Representation

1.	Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. They will be governed by

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the Stock Market Act and other additional legislation.

2.
The legitimation to exercise shareholder's rights, including if appropriate the right to transfer, is obtained as a result of the recording in the book entry, which accredits legitimate ownership and entitles to the recorded titleholder the right to demand that the Company recognize him as a shareholder. Said legitimation may be accredited by exhibiting the pertinent certificates, which will be issued by the entity in charge of the book entries.

3.
If the Company provides any type of benefit to the presumed legitimate owner, it is deemed to have discharged the corresponding obligation, even if the latter is not the real owner of the share, provided that it has acted in good faith and without gross fault.

4.
If the person or company that appears to be legitimated in the book entry records holds said legitimacy as a fiduciary or similar status, the Company may require him to reveal the identity of the real owners of the shares, as well as all pertinent transfer and encumbrances of the same.

Article 7.-   Shareholder Rights

1.
Legitimate share owners automatically become shareholders and are granted the individual minority rights which are legally and statutorily established, and, in particular, the right to take part in the distribution of profits and of such assets as may be left over upon dissolution; a preferred subscription right when new shares or convertible bonds are issued; the right to be present at and vote in General Shareholders' Meetings; the right to challenge corporate agreements; and the right to information and study. The scope of all the shareholder's rights is established by law and by these bylaws.

2.	The shareholder will exercise his rights vis a vis the Company loyally and in good faith.

Article 8.-   Ownership of shares

1.	Share co-owners must designate a single person who will exercise shareholder rights.

2.
In case of usufruct, pledge and other limited rights to the shares, the exercise of the shareholder's voting rights will belong to, respectively, the bare owner, the pledge holder and the titleholder of the direct domain.

3.	The rules mentioned in the previous paragraphs are only valid vis a vis the Company. Internal relations will be governed by agreements between the parties.

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Article 9.-   Share Transfers

1.	The shares and their derived financial rights, including the right to pre-emptive subscription rights, are freely transferable by all legally accepted means.

2.	The transfers of new shares cannot be completed before the share capital increase has been recorded in the Mercantile Register.

Article 10.-   Capital calls

1.	When there are partially paid-in shares, the shareholder must pay the part that has not been paid in, in cash or in kind, in such form and time as may be determined by the corporate governing body.

2.	Shareholders who are past-due in the payment of capital calls cannot exercise voting rights.

Section 2.   Share Capital Increase and Decrease

Article 11.-   Share Capital Increase

1.
Share capital increases may be achieved by issuing new shares or by raising the nominal value of existing shares; in either case, the compensation may consist in cash contributions, including credit compensations, in kind contributions, or by applying available profits or reserves. The share capital increase can be achieved partly with new contributions and partly against available reserves.

2.	If the share capital increase has not been totally subscribed by the established deadline, the capital will be increased by the amount actually paid in, unless otherwise agreed previously.

Article 12.-   Authorized Share Capital

1.
The General Shareholders' Meeting may delegate to the corporate governing body the power to approve in one or more times a share capital increase, to a specific maximum figure, at such times and in such amounts as it may decide, within the legally established limitations. This delegation may include the power to cancel pre-emptive subscription rights.

2.
The General Shareholders' Meeting may likewise delegate in the corporate governing body the power to determine the date on which the already approved agreement to increase the share capital must actually be implemented, and to determine any conditions that have not been determined by the Meeting.

Article 13.-   Cancellation of Pre-emptive Subscription Rights

1.	The General Shareholders' Meeting or, should it be the case, the Board of

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Directors approving a share capital increase may approve the total or partial cancellation of pre-emptive subscription rights, due to corporate interests.

2.
Specifically, corporate interest may justify the cancellation of pre-emptive subscription rights when necessary to enable the Company (i) to buy assets (including shares or participations in companies) that are suitable to further the corporate purpose; (ii) to place the new shares in foreign markets that allow access to financing sources; (iii) to obtain resources by using demand forecast placement techniques which can maximize the new share issue price; (iv) to obtain an industrial or technological partner; and (v) in general, to perform any operations that are suitable for the Company.

3.
Existing shareholders and convertible bond holders will not be entitled to pre-emptive subscription rights when the share capital increase is due to the conversion of bonds into shares, to the takeover of another company, as part of spin off of assets from another company, or when the Company has made a public share offering with payment consisting, entirely or in part, in new shares to be issued by the Company.

Article 14.-   Share Capital Decrease

1.
A share capital decrease can be performed by reducing the nominal value of the shares, by redeeming outstanding shares, or by grouping them for exchange, and, in such cases, the object may be to return contributions, condone capital calls, establish or increase reserves, or re-establish a balance between corporate capital and assets.

2.	When share capital is decreased by returning contributions, payment to shareholders may be made totally or partially in kind, as long as the contents of paragraph 5, Article 48 are complied with.

Article 15.-   Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Corporations Act, a share capital decrease to redeem a specific group of shares, as long as such a group is defined according to substantive, homogeneous, and non-discriminatory criteria. In that case, the measure must be approved by the General Shareholders' Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Automated Quotation System of the Spanish Stock Exchanges during the month prior to the date on which the share capital decrease is approved.

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Section 3.   Bond Issues and Other Securities

Article 16.-   Bond Issues

1.	The Company may issue bonds in compliance within all legally established terms and limits.

2.
The General Shareholders' Meeting may delegate to the corporate governing body the power to issue simple, convertible and/or exchangeable bonds. Likewise, it may authorize it to determine when the approved issue should take place, and to establish any other conditions not foreseen in the Shareholders Meeting resolution.

Article 17.-   Convertible and Exchangeable Bonds

1.	Convertible and/or exchangeable bonds may be issued at a fixed exchange rate (determined or to be determined) or with a variable exchange rate.

2.
The pre-emptive subscription rights for convertible bonds may be cancelled according to the legal and statutory regulations that apply to the cancellation of pre-emptive subscription rights for shares.

Article 18.-   Other securities

1.	The Company may issue notes, warrants or other negotiable securities, apart from those detailed in previous articles.

2.
The General Shareholders' Meeting may delegate in the Board of Directors the power to issue such securities. The Board of Directors may use such a delegation in one or more times for a period of up to five years.

3.
The General Shareholders' Meeting may also authorize the Board of Directors to establish the date on which the approved issuance should take place, as well as to establish any other conditions that are not detailed in the General Shareholders' Meeting resolution, as legally provided.

4.	The Company may also guarantee any security issues made by its subsidiaries.

CHAPTERIII

CORPORATE GOVERNANCE

Section 1.   Company bodies

Article 19.-   Division of responsibilities

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1.	The Company's governing bodies are the General Shareholders' Meeting, the Board of Directors and any delegated bodies that may be created within the company.

2.	The General Shareholders' Meeting is responsible for decisions on all matters legally or statutorily determined.

3.	Any responsibilities that are not legally or statutorily determined for the General Shareholders' Meeting will belong to the Board of Directors.

Section 2.   General Shareholders' Meeting

Article 20.-   General Shareholders' Meeting

1.
The General Shareholders' Meeting is governed by the provisions of Law, the Company’s Bylaws and the General Shareholders' Meeting Regulation which complete and develop legal and statutory regulations as regards calling, preparing, and holding the Meeting, as well as the exercise of the right of shareholders to information, attendance, representation, and voting. The General Shareholders' Meeting Regulation must be approved by the Meeting, at the proposal of the Board.

2.	The shareholders, convened in the General Shareholders' Meeting have the power to decide by majority vote on the matters attributed by Law to the Meeting.

3.
The General Shareholders' Meeting is the Company's sovereign body. All shareholders, including any dissidenters and absentees shall be bound by the agreements reached at the General Shareholders' Meeting, without prejudice to the rights and actions to which they are entitled by law.

Article 21.-   Types of Meetings

1.	General Shareholders' Meetings may be ordinary or extraordinary.

2.
A General Ordinary Meeting shall necessarily be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results, notwithstanding its competence to handle and decide on any other matter included in the agenda. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.	All Meetings not covered by the previous section shall be considered Extraordinary General Meetings.

4.
Nevertheless, a General Shareholders' Meeting, even if called as an ordinary meeting, may also discuss and decide on any issue within its competence, provided that applicable regulations are fulfilled.

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Article 22.-   Calling the General Shareholders' Meeting

1.General Shareholders' Meetings must be called by the Board of Directors.

2.
The Board of Directors may call a General Shareholders' Meeting whenever it considers such a meeting to be in the corporate interest, and must do in the circumstances foreseen in paragraph two of the previous Article, and whenever it is requested by shareholders who represent, at least five percent of the share capital.

Article 23.- Announcement of the calling of a General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, as the case may be, are to be included in the announcement pursuant to the provisions established in the Shareholders Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting.

3.
Shareholders who represent at least five per cent of the share capital may request the publication of a complementary document to the calling of a General Shareholders' Meeting, including one or more points in the agenda. For this purpose, each shareholder shall indicate the number of shares it owns or represents. This right shall be exercised by certifiable means received at the registered address within five days following the publication of the calling.

The complementary document to the calling shall be published at least fifteen days prior to the date scheduled for the Meeting.

Non-publication of the complementary document to the calling within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall not be effective whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions must be fulfilled.

Article 24.- Right of attendance and representation

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend a General Shareholders Meeting.

2.	In order to attend a General Shareholders Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book

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entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by distance communication means, pursuant to the provisions established in the Shareholders Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means , and shall assess , when the calling of each shareholders meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues ,that shareholder's identity ,status are duly guaranteed, as well as the adequate exercise of its rights, the suitability of the telematic means and adequate progress of the meeting, pursuant to the provisions established in the Shareholders Meeting Regulations. In such case, if deemed appropriate, the calling shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the calling may indicate that any interventions and proposed resolutions to be made by those who will attend by telematic means be sent to the Company prior to the Meeting is convened.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly convened.

5.
The Chairman of the Shareholders Meeting may authorise Managing Directors and Technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

6.
Notwithstanding attendance of legal entity that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders Meeting through another person, even if not a shareholder.

7.
Proxies shall be conferred specifically for each Meeting, in writing or by other of long-distance communication means that duly guarantee the identity of the represented party and representative, which the management body may determine, as the case may be, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

8.
The Chairman or Secretary of the Shareholders Meeting, or those persons appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and whether the requirements for Meeting attendance are met.

9.	The ability to grant proxies shall be without prejudice to the provisions of the Law with regard family representation and the execution of general powers of attorney."

Article 25.-   Time and Place of Meeting

1.	The General Shareholders' Meeting will be held at the location shown on the notice within the municipality in which the Company is domiciled.

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2.
Attendance at the General Shareholders' Meeting will take place by going to the location at which the meeting will be held, or, if the Board has so decided and so stated in the notice, to other locations which are connected to the meeting location by a video conference system (or similar) which permit the recognition and identification of those attending, interaction between attendants in real time regardless of their location, and taking part and voting also in real time.

The main meeting location must be in the same municipality as the Company's domicile, but this requirement does not affect the additional locations. Persons attending any of the locations will be considered, for all purposes related to the General Shareholders' Meeting, as attendants at the one and only meeting. The meeting will be understood to be held at the main location.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the Company's registered domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the administrators or of a number of shareholders representing, at least one quarter of the share capital who are present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will considered to be a single meeting, and only one set of Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the cases and manner established in its own Regulations.

Article 26.-   Quorum. Special Cases

The General Shareholders' Meeting shall be validly convened in the first call when the shareholders present or by proxy own at least twenty five percent of the subscribed share capital with voting rights. At the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Shareholders' Meeting, be it ordinary or extraordinary, to validly approve a bond issue, the increase or decrease of share capital, the transformation, merger or spin-off, dissolution or windup of the Company and, in general, any amendment of the Bylaws, will require, at the first call, shareholders present or by proxy owning at least fifty percent of the subscribed share capital with voting rights. At the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders who are present represent less than fifty percent of the subscribed share capital with voting rights, the agreements to which this paragraph refers can only be adopted with the favorable vote of two thirds of the share capital present or by proxy at the Meeting.

3.	Any absences that arise after the General Shareholders' Meeting has

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been convened shall not affect the meetings validity.
Article 27.-   Universal Shareholders' Meeting

A Universal Shareholders' Meeting shall be understood to have been called and validly convened to discuss any and all matters whenever the entire share capital is present or by proxy and the attendees unanimously accept to hold a Meeting. At such a Universal Shareholders' Meeting, the minimum number of shares needed to attend a General Shareholders' Meeting to which Article 24.1 above refers, will not apply.

Article 28.-   Chairmanship of the General Shareholders' Meeting

1.
General Shareholders' Meetings shall be presided by the Chairman of the Board of Directors, and in his absence, by the Vice President (and if there are several, in their numerical order). In the absence of both, by the Board Member designated by the General Shareholders' Meeting.

2.	The Chairman will be assisted by a Secretary, by a Vice Secretary or both, of the Board of Directors and, otherwise, by the person designated by the Meeting.

Article 29.-   List of Attendants

1.
Before starting with the Agenda, the Secretary of the General Shareholders' Meeting shall draw up a list of attendants, expressing each one's character or proxy and the number of shares, their own or otherwise, with which they attend.

2.	At the end of the list, the number of shareholders present or by proxy shall be established, as will the share capital they own, specifying which shareholders have voting rights.

3.
If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it must be enclosed as an Annex signed by the Secretary with the approval of the Chairman.
The list of attendants may also be created in a file or using a computerized method; in such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 30.-   Deliberation and Adoption of Agreements

1.
Once the list of attendants is drawn up, the Chairman, should it be the case, will declare t the General Shareholders' Meeting validly convened and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

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2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. For that purpose, he will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	The shareholders may ask for information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in the deliberation of the items on the Agenda, although the Chairman, making use of his powers, is authorized to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.
Once the matter has been debated sufficiently, the Chairman will call for a vote. Shareholders with voting rights may exercise them by mail, e-mail or any other distance communication means which, duly guaranteeing the identity of the shareholder who is exercising his right to vote, may be determined by the Board at the time each Meeting is called, pursuant to the Company's General Shareholders' Meeting Regulations.

6.
The majority needed for approval of an agreement will require the favorable votes of half of all the shares plus one share with voting rights who are present or by proxy at- 13-the General Shareholders' Meeting. Without prejudice to those cases in which the Act or these Bylaws stipulate a greater majority. Each share has one vote.

7.
The result of votes for or against agreements will be performed as established in the General Shareholders' Meeting Regulations. The Chairman will decide the voting system which he considers the most appropriate and for managing the resulting process.

Article 31.-   Right to Information

Shareholders shall have the right to information as foreseen by law. The administrators are obliged to provide, in the manner and within the deadlines established by Law such information as, pursuant to the Law, shareholders shall request, except in those cases in which it is legally inappropriate and, specifically, when, in the Chairman's judgment, making such information public would be against the corporate interest. The latter exception will not be applicable if the request is supported by shareholders representing at least one quarter of the share capital. The General Shareholders' Meeting Regulations will detail the system that governs the right to information. The Company shall include on its website the explanations that permit the shareholder to exercise his right to information.

Article 32.-   General Shareholders' Meeting Minutes and Certifications

1.	The resolutions of the General Shareholders' Meeting shall be reflected in the Minutes which will be written into the pertinent Minutes Book. The

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Minutes may be approved by the General Shareholders' Meeting itself, or failing that, within fifteen days by the Chairman and two Auditors, one on behalf of the majority, and the other one on behalf of the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.	The notarial Minutes need not be approved.

3.	Certifications of the agreements will be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
Granting a public deed that contains the agreements is the responsibility of those persons who are authorized to certify them. This can also be done by any member of the Board of Directors whose appointment is in force and has been recorded in the Mercantile Register, without the need for a specific delegation Any other person who grants a public deed of the Minutes will require the pertinent powers of attorney, which could be a general power of attorney for all types of resolutions.

Section 3.  Corporate Administration Body

Article 33.-   Regulation of the Board of Directors

1.	The Company will be administered by a Board of Directors.

2.
The Board of Directors will be governed by all applicable legal rules and by these bylaws. The Board will develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 34.-   Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Shareholders' Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Shareholders' Meeting shall determine the number of Board members. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members, up to the maximum limit established in the previous paragraph.

3.	Members of the Board can renounce their position; the appointment can be revoked, and members can be reelected.

4.	It is not necessary to be a shareholder to be appointed as an administrator; both individuals and companies may be appointed.

5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to

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positions in the Company.
6.	Board Members shall not be required to provide the Company with any guarantees.

Article 35.-   Types of Board Members and Board Equilibrium

1.
The Board of Directors, using its power to propose to the General Shareholders' Meeting and co-option in order to fill vacancies, shall endeavor to ensure that external or non-executive directors form the majority.

2.	For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group

3.
The Board shall also endeavor to ensure that within the majority group of external directors, there shall be the owners or proxies of the owners of significant stable shareholders of the Company's share capital and those, or the parties representing them, which have been appointed for being shareholders, although their stake in the capital is not significant (nominee directors) and persons who, appointed in view of their personal and professional conditions, can exercise their functions without being conditioned by relations with the Company, its significant shareholders or their executives (independent directors). In all cases, independent directors will constitute at least one third of the total number of directors.

4.
The provision of the preceding paragraphs do not affect on the sovereignty of the General Shareholders' Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when there are share groupings as foreseen in Article 137 of the Corporations Act.

Article 36.-   Board of Directors Remuneration

1.
The Directors in their capacity as members of the Board of Directors, shall be remunerated by the Company a set annual amount. The amount that the Company shall pay for this concept to the Board of Directors shall be set by the General Shareholders Meeting. The power to set the exact amount to be paid out within the said figure, the terms and conditions to be met and the way it is to be shared out among the different Directors shall be agreed by the Board of Directors.

2.
Furthermore, any board members performing executive functions in the Company shall be remunerated as follows: (a) a fixed amount in relation to the services being rendered and responsibilities assumed taken on; (b) a variable amount related to some kind of performance

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indicator for the company or the director in question; (c) social assistance; and (d) compensation in case of dismissal for reasons not imputable to the Director.

Setting the amount of the fixed remuneration, the calculation criteria or indicators of the variable remuneration, the cost of social assistance and the reference parameters to quantify compensation for dismissal shall be the responsibility of the General Shareholders' Meeting.

The Board of Directors may individualize each Directors remuneration and define any other conditions that may be required to obtain said remuneration within the limits agreed by the General Shareholders' Meeting. Any executive Director affected shall abstain from attending and taking part in the Board's deliberations. The Board shall ensure that the remuneration are in accordance with market conditions and take into account the responsibility and level of commitment each Director is asked to perform.

3.
In addition, Directors may be remunerated with shares in the Company or in any other listed companies belonging to the group of which it forms part, as well as with stock options on said shares or with financial instruments linked to market price. When referred to the Company’s shares, such remuneration shall be agreed by the General Shareholders Meeting. In such an event, the resolution shall set forth the number of shares to be granted, the exercise option price, the share value to be taken as a reference and the duration of this kind of remuneration.

4.	The Company is authorized to arrange a civil liability insurance policy for its Directors.

5.
The remuneration of the external Directors and executive Directors, for the latter the remuneration as Directors not including their executive functions, shall be set forth on an individual basis in the Annual Report. The remuneration for executive Directors corresponding to their executive functions shall be grouped together broken down by the different concepts and items.

Article 37.-   Duration

Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated once the next General Shareholders' Meeting has been held, or when the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

Article 38.-   Board Meetings

1.	The Board of Directors will meet on the days it has itself agreed

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upon, and whenever its Chairman decides or at the request of at least two of its members, in which case the Chairman must call the meeting within fifteen days of the request. The call may be made by any written means sent personally to each Director, at least two days prior to the date of the meeting; unless the Chairman determines that there are extraordinary circumstances, in which case it may be called without said prior notice.

2.
The Board Meeting may also be held simultaneously in various places, as long as interactivity and intercommunication between the locations is provided in real time by audiovisual means or by telephone and, therefore, the meeting takes place as a single event. In that case, the call notices for the meeting shall include the connection system to be used and, if appropriate, the locations where the technical means are available in order to attend and participate at the meeting in the meeting. The agreements shall be considered to be adopted in the location where the Chairman presides.

3.
The Board shall meet at the corporate domicile or at the location or locations designated by the Chairman. Exceptionally, if none of the Directors objects, the Board may hold a session without meeting and in writing.

Article 39.-   Board Meeting Procedures

1.	The Board of Directors shall be validly convened when more than half of its members are either present or by proxy.

2.
Notwithstanding the above, the Board will also be validly convened without prior notice, when all of its members are either present or by proxy. The proxy for the Board Meeting must necessarily be granted to another Director, must be granted in writing, and specifically for each Board meeting.

3.
Unless the Act or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors present. In case of a tie, the Chairman's vote will be decisive. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

4.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

5.
Specifically, the modification of the Board of Directors Regulations shall require the favorable vote of at least two thirds of the Directors present or by proxy at the meeting at which said modification is discussed.

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Article 40.-   Board Positions

1.	The Board will appoint a Chairman among its members.

2.
The Board will also appoint a Vice Chairman who will replace the Chairman in case of impossibility or absence. The Board may also name additional Vice Chairmen, in which case the described functions will be performed by the First Vice Chairman, who will, in turn, be replaced if needed by the Second Vice Chairman, and so on.

3.
The Board shall also appoint the person who will act as Secretary and, if appropriate, a Vice Secretary, neither of them need to be a Director. The Secretary will attend Board meetings with the right to speak but not vote, unless he or she is also a Director.

The Vice Secretary will replace the Secretary in cases of vacancy, absence or illness, and may also attend Board meetings with the Secretary with the approval of the Chairman.

4.
The Board will accept the resignation of the Directors and will proceed, if appropriate, and if there are any vacancies during the period for which they were appointed as directors, to designate from among the shareholders the persons who shall occupy the vacancies until the following General Shareholders' Meeting.

5.	The Chairman will moderate debates, allow directors to speak in the same order as requested, and will supervise votes.

Article 41.-   Board Meeting Minutes and Certifications

1.
The discussions and resolutions of the Board Meeting shall be extended in the Minutes, which shall be written or transcribed into the Minutes Book, and will be signed by the Chairman or by the Vice Chairman as appropriate, and by the Secretary or Vice Secretary. Certifications of the Minutes will be issued by the Secretary of the Board of Directors or by the Vice Secretary, with the approval of the Chairman or the Vice Chairman, as appropriate.

2.	A public deed with the Minutes may be granted by any member of the Board as well as by the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Article 42.-   Company Representation

The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority , as established in these Bylaws, with wide-ranging powers to contract, perform all kinds of acts and transactions, be they obligational or dispositive, of ordinary or

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extraordinary administration and of rigorous domain, regarding all types of assets, moveable or immovable, cash, securities and commercial paper, with no other exceptions than those matters which fall within the scope of the General Shareholders' Meeting, or those which are not included in the corporate purpose.

Article 43.-   Delegation

1.
The Board of Directors may appoint from among its members an Executive Committee and one or more Managing Directors, specifying the persons who will hold those positions and the manner they must act; the Board may delegate in them, totally or partially, temporarily or permanently, all the delegable powers, as established by law. Likewise, the Board of Directors may establish other Committees with consultative functions or giving advice, not excluding the possibility that, exceptionally, they may be assigned some powers of decision.

2.	If the Board of Directors creates the Executive Committee or any of the above- mentioned Committees, it will also establish its membership and its operating rules.

3.	The Board of Directors may also delegate permanently its representative powers to one or several Directors; in the latter cas it shall, determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or authorized signatories.

Article 44.-   Audit and Control Committee

1.
The Board of Directors shall establish an Audit and Control Committee that will consist of a minimum of three and a maximum of five members. All of its members shall be external or non-executive directors.

2.	The Audit and Control Committee shall have the faculties to inform, supervise, advice and propose matters within its competence.

3.
The members of the Audit and Control Committee shall appoint a Chairman among themselves, who must an independent Director. The appointment of the Chairman will be for a period of 3 years; and, he may be re-appointed after one year after cessation The Secretary of the Committee shall be the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

4.
The Audit and Control Committee shall meet whenever it is called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever it will be suitable for the proper exercise of its functions. Likewise, the Chairman shall call the Audit and Control Committee for a meeting when

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requested by at least two of its members, within fifteen days of the request.

5.
Any member of the management team or other Company personnel who is requested to do so shall attend the meetings of the Audit and Control Committee meeting, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

6.
The Audit and Control Committee shall be validly convened when more than half of its members are either present or by proxy, and shall adopt its resolutions by majority vote of the attendees. In case of a tie, the Chairman's vote will be decisive. The Chairman of the Audit and Control Committee will chair the meetings and will manage the deliberations on the matters to be discussed.

The rules established by the Bylaws for the Board of Directors meeting shall apply here, as regards calling, quorum and adoption of resolutions, except when they are incompatible with the nature and purpose of the Audit and Control Committee. Likewise, the Board of Directors and, by delegation of the Board, the Audit and Control Committee itself, may establish additional operating rules. Unless otherwise established, the Audit and Control Committee has a consultative function and makes proposals to the Board.

7.
Without prejudice to other tasks that may be assigned to it by the Board of Directors or included in the Board of Directors Regulations, the Audit and Control Committee will be responsible for the following:

a)	Informing the General Shareholders' Meeting, through its Chairman or Secretary, on the matters brought up by the shareholders at the meeting which fall within its competence.

b)
Raise a proposal to the Board of Directors, for submission to the General Shareholders' Meeting, regarding the appointment of external auditors, including the engagement conditions, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervising internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. In particular liaise the external auditors in order to receive information regarding matters which might affect the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or by technical audit rules.

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f)	Supervising compliance with internal corporate government Regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receiving information and, if appropriate, issuing reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervising information that must be approved by the Board of Directors and included in the Company's annual public information.

i)
Supporting the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

8.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

CHAPTER IV

ANNUAL ACCOUNTS

Article 45.-   Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 46.-   Preparation of the Annual Accounts

1.
The corporate governing body, within the legal deadlines, will prepare the annual accounts, the management report and the proposal for profit distribution, as well as, if pertinent, the consolidated accounts and management report.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit discrepancies. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of its discrepancies.

Article 47.-   Verification of the Annual Accounts

The Company's annual accounts and management report, as well as the consolidated annual accounts and management report, must be reviewed by the Auditor in the terms provided by Law.

Article 48.-   Approval of the Annual Accounts and Distribution of Profits

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1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Shareholders' Meeting will decide on the financial year's profit distribution.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen in the Act and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits must be allocated to cover the losses.

4.
If the General Shareholders' Meeting agrees to pay out dividends, it shall determine the payment date and method. The determination of these details may be delegated to the Board of Directors, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, as long as:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market -at the time the agreement is taken- or the pertinent mechanisms have been put in place to make them liquid within no more than one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

7.	The Board of Directors may approve the distribution of interim dividends, with the limitations and fulfilling all the requirements established by Law.

Article 49.-   Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register that corresponds to the Company's domicile, a certification of the agreements of the General Shareholders' Meeting that approved the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 50.-   Dissolution

1.	The Company may be dissolved by a General Shareholders' Meeting resolution adopted at any time, in accordance with the Law and

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for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Shareholders' Meeting, the corporate governing body must call such a meeting within two months from the time said cause arises, so that it may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, the dissolution must proceed pursuant to Law. If the Company has to be dissolved because its net worth falls below half the share capital, the dissolution may be avoided by a resolution to increase or decrease the share capital or by restoring the net worth appropriately. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 51.-   Liquidation

1.
If the General Shareholders' Meeting, resolves the dissolution of the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the legally established powers and any others which have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the power of representation will be jointly and severally in the hands of the receivers.

Article 52.-   Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers must assign to the ex- shareholders the corresponding additional amounts, once the assets have been converted into cash if necessary.

Once six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if they have not assigned the additional amounts to the ex-shareholders, or if there are no receivers, any interested party may ask the Lower Court Judge pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfill his functions.

2.
The ex-shareholders will be liable jointly and severally for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

3.
To comply with formal requirements regarding legal transactions prior to the cancellation of the Company's books, or whenever they may be necessary, the ex-receivers may formalize legal transactions on behalf of the dissolved Company after the company's registration is cancelled. If there are no receivers, any interested party may request the Lower Court Judge

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pertaining to the Company's last corporate domicile to formalize them.

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ANNEX 3

TABLE COMPARING THE CORRESPONDING PARAGRAPHS OF CINTRA'S
NEW BYLAWS AND THE BYLAWS CURRENTLY IN EFFECT

NEW BYLAWS.	CURRENT BYLAWS.
ARTICLESNUMBER AND TITLE	EQUIVALENT ARTICLE NUMBER
Article 1. Legal name	Article 1
Article 2. Corporate purpose	Article 2
Article 3. Term	Article 3
Article 4. Corporate domicile	Article 4
Article 5. Capital	Article 5
Article 6. Share Representations	Article 6
Article 7. Shareholders Rights	Article 7
Article 8. Non-voting shares	New Article. No former equivalence.
Article 9. Callable Shares	New Article. No former equivalence.
Article 10. Multiple Owners	Article 8
Article 11. Share Transfers	Article 9
Article 12. Capital Calls	Article 10
Article 13. Capital Increase	Article 11
Article 14. Authorised Capital	Article 12
Article 15. Cancellation of pre-emptive subscription rights	Article 13
Article 16. Capital Reduction	Article 14

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Article 17. Forced Redemption	Article 15
Article 18. Bond Issues	Article 16
Article 19. Convertible and Exchangeable Bonds	Article 17
Article 20. Bondholders Syndicate	New Article. No former equivalence.
Article 21. Other Securities	Article 18
Article 22. Distribution of responsibilities	Article 19
Article 23. Principles for action	New Article. No former equivalence.
Article 24. General Meeting	Article 20
Article 25. Types of General Meetings	Article 21
Article 26. Power and Requirement to Call a Meeting	Article 22
Article 27. Calling the General Meeting	Article 23
Article 28. Right to attend	Article 24
Article 29. Representation in the General Meeting	Article 24
Article 30. Time and Place for Meeting	Article 25
Article 31. Quorum. Special Cases	Article 26
Article 32. Board of the General Shareholders’ Meeting	Article 28
Article 33. List of Attendees	Article 29
Article 34. Deliberation and adoption of resolutions	Article 30
Article 35. Right to Information	Article 31

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Article 36. Minutes of the Meeting and Certifications	Article 32
Article 37. Structure of the Board of Directors	Article 33
Article 38. Administrative and Supervisory Powers	New Article. No former equivalence.
Article 39. Powers to Represent	Article 42
Article 40. Creation of value for the shareholder	New Article. No former equivalence.
Article 41. Quantitative Board Membership	Article 34
Article 42. Qualitative Board Membership	Article 35
Article 43. The Chairman of the Board	Article 40
Article 44. The Vice Chairman or Vice Chairmen of the Board	Article 40
Article 45. The Secretary of the Board	Article 40
Article 46. Meetings of the Board	Article 38
Article 47. Board Meeting Procedures	Article 39
Article 48. Minutes and Certifications of the Board Meetings	Article 41
Article 49. Delegation of powers	Article 43
Article 50. Audit and Control Committee: Composition and responsibilities	Article 44
Article 51. Audit and Control Committee Rules of Operation	Article 44
Article 52. Duties of the Audit and Control Committee	Article 44

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Article 53. Nomination and Remuneration Committee	New Article. No former equivalence.
Article 54. Term	Article 37
Article 55. Termination of directors	New Article. No former equivalence.
Article 56. General obligations of the directors	New Article. No former equivalence.
Article 57. Board of Directors Remuneration	Article 36
Article 58. Annual Corporate Governance Report	New Article. No former equivalence.
Article 59. Web Page	New Article. No former equivalence.
Article 60. Financial Year	Article 45
Article 61. Preparation of the annual accounts and application of the results	Article 46
Article 62. Verification of the Annual Accounts	Article 47
Article 63. Approval of the Annual Accounts	Article 48
Article 64. Other forms of shareholder remuneration	New Article. No former equivalence.
Article 65. Deposit of the annual accounts	Article 49
Article 66. Dissolution	Article 50
Article 67. Liquidation	Article 51
Article 68. Supervening Assets and Liabilities	Article 52
Article 69. Jurisdiction	New Article. No former equivalence.
Article 70. Communications	New Article. No former equivalence.

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ANNEX 4

TABLE COMPARING THE REGULATIONS FOR WHICH MODIFICATION IS SUGGESTED

CURRENT TEXT OF THE SHAREHOLDERS’ MEETING REGULATIONS OF CINTRA	CHANGE PROPOSED TO THE SHAREHOLDERS MEETING
PREAMBLE	PREAMBLE
These Regulations were approved by the General Shareholders’ Meeting of Cintra Concesiones de Infraestructuras de Transporte, S.A. (hereinafter, “Company”) pursuant to the provisions set forth in article 113 of Act 24/1998, July 28th , of the Stock Market, introduced by Law 26/2003, July 17th . The present Regulations are meant to systematise and develop rules governing the organization and functioning of the General Shareholders’’ Meeting of the Company. In the preparation of the Regulations, aside from legal rules and Bylaws, the recommendations of the Unified Code of Governance for Listed Companies. have been taken into account. The final objective is to facilitate shareholders’ participation in the General Meeting, fostering transparency and the disclosure of the procedures involved in the preparation, holding and development of the General Meeting, specifying, developing and broadening the ways of which  the Company shareholders’ may exercise their political rights.

These Regulations are adopted by the General Shareholders’ Meeting of Ferrovial, S.A. (hereinafter, the “Company”) pursuant to the provisions set forth in article 113 of  Act 24/1988, July 28th, of the Stock Market, introduced by Law 26/2003, July 17th. These Regulations are meant to systematise and develop rules governing the organization and functioning of the General Shareholders’’ Meeting of the Company. In the preparation of the Regulations, aside from legal rules and Bylaws, the recommendations of the Unified Code of Governance for Listed Companies. have been taken into account. The final objective is to facilitate shareholders’ participation in the General Meeting, fostering transparency and the disclosure of the procedures involved in the preparation, holding and development of the General Meeting, as well as, specifying, developing and broadening the ways of which the Company shareholders’ may exercise their political rights.

TÍTULO I. INTRODUCTION	TÍTULO I. INTRODUCTION
Article 1.- Purpose of Regulation	Article 1.- Purpose of Regulation
The purpose of these Regulations is to regulate the notice, preparation and development of the General Meeting, the information related thereto, the attendance to the meetings, as well as the exercise of shareholders’ voting rights, all subject to the provisions of the Law and Company’s Bylaws.

The purpose of these Regulations is to regulate the notice, preparation and development of the General Meeting, the information related thereto, the attendance to the meetings, as well as the exercise of shareholders’ voting rights, all subject to the provisions of the Law and Company’s Bylaws.

Article 2.- Interpretation	Article 2.- Interpretation
1. These Regulations shall be interpreted in accordance with the applicable law and	1. These Regulations shall be interpreted in accordance with the applicable law and

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Bylaws.	Bylaws.
2.         In general it is the responsibility of the Secretary of the Board of Directors, after consulting with the Chairman or the Managing Director when he/she considers it necessary, to solve any doubts arising from the application of these Regulations, pursuant to general criteria for the interpretation of legal rules.

2.         In general it is the responsibility of the Secretary of the Board of Directors, after consulting with the Chairman or the Managing Director when he/she considers it necessary, to solve any doubts arising from the application of these Regulations, pursuant to general criteria for the interpretation of legal rules. However, in conformity with the provisions in Article 17 of these Regulations, any doubts on the interpretation or application arising during a meeting shall be solved by the Chairman of the Meeting.

TITLE II. GENERAL SHAREHOLDERS’ MEETING: TYPES AND COMPETENCE	TITLE II. GENERAL SHAREHOLDERS’ MEETING: TYPES AND COMPETENCE
Article 3. The General Meeting	Article 3. The General Meeting
1. The General Meeting is the maximum decision-making body of the Company as regards its competence.
1.         The General Meeting is the sovereign body of the Company and its resolutions are binding upon all of the shareholders, including those absent, dissenting, or who abstain from voting or those who do not have voting rights, without prejudice to the rights and actions to which they are entitled.

2.         The shareholders convened in the General Meeting shall decide by majority on the matters for which the meeting is competent. All the shareholders, including dissenters and absentees, shall be bound by the shareholders meeting resolutions, without prejudice of their rights and remedies as recognized by law.

2. The shareholders convened in the General Meeting shall decide by majority on the matters for which the meeting is competent according to the law.
Article 4. Classes of Meetings	Article 4. Classes of General Meetings
1. The General Meeting of Shareholders may be ordinary or extraordinary.	1. The General Meeting of Shareholders may be ordinary or extraordinary.
2. The General Meeting is ordinary when it shall necessarily meet within the first six months of each year in order to review the Company’s management, and approve, if appropriate, the accounts for	2. The ordinary General Meeting must necessarily be held within the first six months of each year in order to review the Company’s management,

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the preceding year and decide upon the distribution of results.
and approve, if appropriate, the accounts for the preceding year and decide upon the distribution of results. The ordinary General Meeting shall be valid even if notice is given or it is held outside the established term.

3.        However, the General Meeting of Shareholders, even if it has been called as an ordinary Meeting, may also deliberate and decide upon any matters within its scope, in compliance, as the case may be, with the applicable regulations.

3.         Any Meeting other than that established in the preceding section shall be deemed to be an extraordinary General Meeting. However, the General Meeting of Shareholders, even if it has been called as an ordinary Meeting, may also deliberate and decide upon any matters within its scope, in compliance, as the case may be, with the applicable regulations.

4. Any Meeting that is not foreseen in paragraph 2 hereinabove shall be considered extraordinary General Meeting.	4. All Meetings, whether ordinary or extraordinary, are subject to the same rules of procedure and competence.
Article 5. General Shareholders’ Meeting Competence	Article 5. General Shareholders’ Meeting Competence
1. The General Shareholders’ Meeting has the competence to decide upon any matters attributed to it by law or the Bylaws. Particularly, by way of illustration only, it is empowered to:	1. The General Shareholders’ Meeting has the competence to decide upon any matters attributed to it by law or the Bylaws. Particularly~~,~~ by way of illustration only, it is competent for:
a) Reviewing the management of the Company;	a) reviewing the management of the Company;
b) Approving, if applicable, the individual and consolidated annual accounts, and deciding upon the distribution of results;	b) approving, if applicable, the individual and consolidated annual accounts, and deciding upon the distribution of results;
c) Appointing and removing members of the management body, as well as ratifying or revoking appointments of members of the Board of Directors by co-option. Establish the remuneration of the Board of Directors referred to in article 36.1 of the Company Bylaws;

c) appointing and removing members of the Board of Directors, as well as ratifying or revoking appointments of members of the Board of Directors by co-option, and establishing the remuneration of the Board of Directors referred to in article 57.1 of the Company Bylaws;

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d) Appointing and dismissing the Company’s auditors;	d) appointing and dismissing the Company’s auditors;
e) Resolving upon the increase or reduction of the share capital, the dissolution, transformation, merger and spin-off of the Company, the issue of bonds and, in general, any amendments of the Bylaws;
e) resolving upon the increase or reduction of the share capital, the, transformation, merger, spin-off, segregation, the moving of the Company’s registered address abroad, the issue of bonds and, in general, any amendments of the Bylaws;

f) Resolving to grant activities thus far developed by the Company to other entities controlled by the Company, even if the latter has the full control of said entities;	f) resolving to grant activities thus far developed by the Company to other entities controlled by the Company, even if the latter has the full control of said entities;
g) Resolving to wind up and liquidate the Company or any other operations with an effect equivalent to the liquidation of the Company;	g) resolving to wind up and liquidate the Company or any other operations with an effect equivalent to the liquidation of the Company;
h) Authorising the Board of Directors to increase the share capital or to issue bonds and other securities;	h) authorising the Board of Directors to increase the share capital or to issue bonds and other securities;
i) Deciding upon the matters submitted by the governing body for deliberation and approval;	i) deciding upon the matters submitted by the governing body for deliberation and approval; and
j) The approval of these Regulations and subsequent amendments thereto;	j) the approval of these Regulations and subsequent amendments thereto;
TITLE III. NOTICE AND PREPARATION OF THE GENERAL MEETING	TITLE III. NOTICE AND PREPARATION OF THE GENERAL MEETING
Article 6. Calling of the General Meeting	Article 6. Faculty and obligation of calling the General Meeting
1.General Shareholders’ Meetings shall be called by the management body.	1.General Shareholders’ Meetings shall be called by the Board of Directors.

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2. The management body shall call an ordinary General Meeting to necessarily meet within the first six months of each financial year.	2. The Board of Directors shall call a General Meeting
3.         The management body may call an extraordinary General Meeting provided this is deemed appropriate in the corporate interest. Furthermore, an extraordinary General Meeting shall be called whenever this is requested by shareholders who hold, at least, five per cent of the share capital, indicating in the request the issues to be discussed at the Meeting. In this case, an extraordinary General Meeting shall be called in order to be held within the next thirty days following receipt by the directors of the request, by notarial means. The directors shall draw up the agenda and shall necessarily include the issues described in the request.

a) When appropriate pursuant to the provisions in Article 4 above for the ordinary General Meeting.

b) When it is requested by a number of shareholders holding at least, five per cent (5%) of the share capital, indicating in the request the issues to be discussed at the Meeting; in this case, the Board of Directors shall have a maximum of fifteen days, starting from when notice was served by notarial means to call the meeting with the minimum notice required by law.

c) Whenever it deems it appropriate in the interest of the Company.

3. The Board of Directors shall prepare the agenda, necessarily including the matters that were requested.

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4.         If the ordinary General Meeting is not called within the legal term established in section 2 above, it may be called, at the request of the shareholders and with the presence of the members of the management body Directors, by the Commercial-Law Judge of the registered address by a Judge of First Instance corresponding to the company’s registered address, who shall also appoint an individual to chair the General Meeting. An extraordinary General Meeting shall be likewise called, if requested by the number of shareholders referred to in section 3 above.

5.        An ordinary General Meeting shall be valid even if called or held outside the term established.

4.         If the ordinary General Meeting is not called within the legal term, it may be called, at the request of the shareholders and with the presence of the Directors, by a Judge of First Instance corresponding to the company’s registered address, who shall also appoint the person who is to chair the meeting.

Article 7. Announcement of the calling	Article 7. Notice of the General Meeting
1.         Notice for both ordinary and extraordinary General Meetings shall be given by means of an announcement published in the Official Gazette of the Mercantile Registry (“BORME”) and in one of the most widely distributed newspapers in the province corresponding to the registered address, at least one month before the date scheduled for holding the meeting, except in cases where the law foresees a longer term. The governing body shall consider whether it is appropriate to disseminate the notice of meeting through a larger number of public media.

1.         Notice for both ordinary and extraordinary General Meetings shall be given by means of an announcement published in the Official Gazette of the Mercantile Registry (“BORME”) and in one of the most widely distributed newspapers in the province corresponding to the registered address, at least one month before the date scheduled for holding the meeting, except in cases where the law establishes a different term, in which case what is provided by law shall apply. The governing body shall consider whether it is appropriate to disseminate the notice of meeting through a larger number of public media.

2. The announcement of the calling shall state the date, place and time of the meeting at first call, with all the matters to be discussed and any other issues	2. The announcement shall state the date, place and time of the meeting at first call, together with all the matters to be discussed and any other

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which, as the case may be, are to be included therein in conformity with the provisions in these Regulations. Furthermore, the announcement may also indicate the date on which the General Meeting shall be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting. To the extent possible, shareholders shall be advised of the greater probability of the Meeting being held at first or second call.

issues which, as the case may be, are to be included therein in conformity with the provisions in these Regulations. Furthermore, the announcement may ALSO indicate the date on which the General Meeting shall be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting. To the extent possible, shareholders shall be advised of the greater probability of the Meeting being held at first or second call.

3.         En The notice shall clearly and concisely describe all the matters to be discussed. When drawing up the agenda, the Directors may take into account any suggestions or proposals made in writing by the shareholders which, in relation to the Company’s activities or interests, it may deem of interest for the Meeting.

3.        En The notice shall clearly and concisely describe all the matters to be discussed. When drawing up the agenda, the Directors may take into account any suggestions or proposals made in writing by the shareholders which, in relation to the Company’s activities or interests, it may deem of interest for the Meeting.

4.         Shareholders representing at least five per cent of the share capital may request that a supplement be published in addition to the notice of a general shareholders’ meeting, including one or more items on the agenda. For such purpose, such shareholders shall indicate the number of shares they own or represent. This right shall be exercised by means of a certified notification, to be received at the registered address within five days following the publication of the notice.

4.         Shareholders representing at least five per cent of the share capital may request that a supplement be published in addition to the notice of a General Shareholders’ Meeting, including one or more items on the agenda. For such purpose, such shareholders shall indicate the number of shares they own or represent. This right shall be exercised by means of a certified notification, to be received at the registered address within five days following the publication of the notice.

The supplement to the notice shall be published at least fifteen days before the date scheduled for the meeting.
The supplement to the notice shall be published at least fifteen days before the date scheduled for the Meeting. The non-publication of the supplement to the notice within the legally established term shall render the Meeting null and void.

5. The non-publication of the supplement to the notice within the legally established	5. The provisions in this article shall have no effects where a legal provision

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term shall render the meeting null and void.	demands different requirements for Meetings dealing with certain matters, in which case what is specifically established must be heeded.

6.        The notice shall mention the shareholders’ right to examine the resolution proposals that are to be submitted to the Meeting for approval, the necessary or mandatory documents or reports and any others which, not being mandatory, are determined by the Directors in each case, at the registered address, to consult them on the Company’s website and, as the case may be, to obtain them free of charge and immediately.

6.         When calling each General Meeting, the governing body shall examine whether means of remote communication are available to enable shareholders to vote and/or delegate their vote, guaranteeing the identity of the party exercising its right to vote or, in the case of a delegation, the identity of the representative and the represented party, as well as the feasibility of using those means.

If the governing body determines that such means are available and may be used, it shall include on the notice a description of the specific means of remote communication that the shareholders may use to exercise or delegate their vote, including the instructions that must necessarily be followed in this regard.

7.         When calling each General Meeting, the governing body shall examine whether means of remote communication are available to enable shareholders to vote and/or delegate their vote, duly guaranteeing the identity of the party exercising its right to vote or, in the case of a delegation, the identity of the representative and the represented party, as well as the feasibility of using those means.

If the governing body determines that such means are available and may be used, it shall include on the notice a description of the specific means of remote communication that the shareholders may use to exercise or delegate their vote, including the instructions that must necessarily be followed in this regard.

7.        The Company shall forward the announcement of the notice of the General Meeting to the Spanish Securities Exchange Commission, as well as to the Governing Companies of the Stock Exchanges (“Sociedades Rectoras de las Bolsas de Valores”) on which the Company’s shares are listed, in order to be

8.         The Company shall forward the announcement of the notice of the General Meeting to the Spanish Securities Exchange Commission, as well as to the Governing Companies of the Stock Exchanges (“Sociedades Rectoras de las Bolsas de Valores”) on which the Company’s shares are listed, in order to

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inserted in the corresponding Stock Exchange Bulletins, in accordance with the applicable regulations in each case. Likewise, the text of the announcement shall be published on the Company’s website.
be inserted in the corresponding Stock Exchange Bulletins, in accordance with the applicable regulations in each case. Likewise, the text of the announcement shall be published on the Company’s website.

8.         Subject to all the foregoing, whenever the governing body is aware of the likely date on which the next General Meeting will be held, it may notify this particular on the Company’s website or by any other means it deems appropriate.

9.         Subject to the foregoing, whenever the governing body is aware of the likely date on which the next General Meeting will be held, it may notify this particular on the Company’s website or by any other means it deems appropriate.

Article 8. Availability of information on the Company’s website after a meeting is called.	Article 8. Availability of information on the Company’s website after a meeting is called.
1.         Aside from the requirements established by law or in the Bylaws and pursuant to these Regulations, as from the date of publication of the notice of a General Meeting, the Company shall publish on its website the text of any resolution proposals already prepared by the Directors in relation to the items on the agenda, as well as any reports that are mandatory or determined by the governing body.

1.         Aside from the requirements established by law or in the Bylaws and pursuant to these Regulations, as from the date of publication of the notice of a General Meeting, the Company shall publish on its website the text of any resolution proposals prepared by the Directors in relation to the items on the agenda, together with an explanation on the justification and appropriateness of same, as well as any reports that are mandatory or determined by the governing body.

2.         Furthermore, as from the date the notice is announced, the Company website shall include any information that is considered useful or appropriate to enable the attendance and participation of the shareholders at the Meeting, including, as the case may be and by way of illustration only, the following:

2.         Furthermore, as from the date the notice is announced, the Company website shall include any information that is considered useful or appropriate to enable the attendance and participation of the shareholders at the Meeting, including, as the case may be and by way of illustration only, the following:

(a) The procedure for obtaining an attendance card;	(a) the procedure for obtaining an attendance card;
(b) Instructions for exercising or delegating a remote vote through the means that have been provided, as the case may be, in the notice of the Meeting;	(b) instructions for exercising or delegating a remote vote through the means that have been provided, as the case may be, in the notice of the Meeting;
(c) Information on the place where the Meeting will be held and the way in which it may be reached and	(c) information on the place where the Meeting will be held and the way in which it may

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accessed;	be reached and accessed;
(d)  Instructions for attending the Meeting by any telematic means provided, as the case may be, in the notice of the Meeting, pursuant to the provisions established in the Bylaws and in these Regulations;

(d)  instructions for attending the Meeting by any telematic means provided, as the case may be, in the notice of the Meeting, pursuant to the provisions established in the Bylaws and in these Regulations;

(e) Information, as the case may be, on any systems or procedures enabling the Meeting to be followed;	(e) information, as the case may be, on any systems or procedures enabling the Meeting to be followed; and
(f) Information on the Shareholder Assistance Department (telephone number, e-mail, offices, working hours and other similar data).	(f) information on the Shareholder Assistance Department (telephone number, e-mail, offices, working hours and other similar data).
Article 9. Right to information prior to the General Shareholders’ Meeting	Article 9. Right to information prior to the General Shareholders’ Meeting
1.         From the day on which the notice of General Meeting is published up to seven days before the date on which it is scheduled to take place, shareholders may request, in respect of the items included on the agenda, in writing the information or explanations they consider necessary, or they may also submit in writing questions they consider relevant.

Furthermore, with the same advance and in the same manner, shareholders may request information or explanations or submit questions in writing on the information available to the public that the Company has forwarded to the Spanish Securities Exchange Commission since the last General Meeting.

1.         From the day on which the notice of General Meeting is published up to seven days before the date on which it is scheduled to take place, shareholders may request~~,~~ in writing the information or explanations they consider necessary, or they may also submit in writing questions they consider relevant in respect of the items included on the agenda.

Furthermore, with the same term and in the same manner, shareholders may request information or explanations or submit questions in writing on the information available to the public that the Company has forwarded to the Spanish Securities Exchange Commission since the last General Meeting.

2. Directors shall be under the obligation of furnishing in writing any information requested up until the day when the	2. Directors shall be under the obligation of furnishing in writing any information requested pursuant to the provisions in

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General Meeting is held, except in the cases in which (i) the disclosure of the data requested may harm, at the Chairman’s discretion, the interests of the Company; (ii) the request of information or explanation is not about matters included on the agenda or about the information available to the public furnished by the Company to the Spanish Securities Exchange Commission since the last General Meeting was held; (iii) the requested information or explanation is considered abusive; or (iv) is the result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

the preceding paragraph up until the day when the General Meeting is held, except in the cases in which (i) the disclosure of the data requested harm, the interests of the Company; (ii) the request of information or explanation is not about matters included on the agenda or about the information available to the public furnished by the Company to the Spanish Securities Exchange Commission since the last General Meeting was held; (iii) the requested information or explanation is considered abusive; or (iv) is the result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.        The Board of Directors may empower any of its members, the Presidents of Board Commissions or the Secretary to answer requests for information made by shareholders, in the name and on behalf of the Board.

3.         The Board of Directors may empower any of its members, the Presidents of Board Commissions or the Secretary to answer requests for information made by shareholders, in the name and on behalf of the Board.

4.        The means for sending the information requested by shareholders shall be the same one used to submit the corresponding request, unless the shareholder indicates another means for such purpose from among those stated as suitable pursuant to the provisions in this article. In any case, Directors may send said information by certified mail with acknowledgement of receipt requested or by registered facsimile.

4.         The means for sending the information requested by shareholders shall be the same one used to submit the corresponding request, unless the shareholder indicates another means for such purpose from among those stated as suitable pursuant to the provisions in this article. In any case, Directors may send said information by certified mail with acknowledgement of receipt requested or by registered facsimile.

5. The Company may include on its website the information related to the answers given to shareholder’s questions submitted in the exercise of their information right regulated herein.	5. The Company may include on its website the information related to the answers given to shareholder’s questions submitted in the exercise of their information right regulated herein.

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TITLE IV. GENERAL SHAREHOLDERS’ MEETING	TITLE IV. GENERAL SHAREHOLDERS’ MEETING
Chapter I: Attendance and Representation	Chapter I: Attendance and Representation
Article 10. Right of attendance	Article 10. Right of attendance
1. All shareholders who, individually or grouped together with other shareholders, own at least one hundred (100) shares, may attend the General Meeting, including those who do not have voting rights.	1. All shareholders who, individually or grouped together with other shareholders, own at least one hundred (100) shares, may attend the General Meeting, including those who do not have voting rights.
2.        Any shareholders who own less than one hundred shares may group them until that minimum number is reached, for the purposes of attending and voting at Meetings, and such groups may be represented by any one of the shareholders in the group. A group shall be accredited by means of a written document signed by all of the shareholders involved, specifically for each Meeting. Otherwise, any of them may confer their representation at the Meeting to another shareholder with a right of attendance who may hold this right according to law, thereby grouping their shares together with that other shareholder.

2.        Any shareholders who own less than one hundred (100) shares may group them until that minimum number is reached, for the purposes of attending and voting at Meetings, and such groups may be represented by any one of the shareholders in the group. A group shall be accredited by means of a written document signed by all of the shareholders involved, specifically for each Meeting. Otherwise, any of them may confer their representation at the Meeting to another shareholder with a right of attendance who may hold this right according to law, thereby grouping their shares together with that other shareholder.

3.        In addition, in order to attend a General Meeting, shareholders must have the corresponding attendance card issued by the entity participating in the Company managing the securities registration, clearing and liquidation systems applicable in each case, by the Company or by whomever is expressly determined in each notice.

3.         In order to attend a General Meeting, shareholders must have their share titles entered into the corresponding register of book entries five days before the date on which the Meeting is to be held, and they must have the corresponding attendance card issued by the entity participating in the Company managing the securities registration, clearing and liquidation systems applicable in each case, by the Company

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or by whomever is expressly determined in each notice.
4.        Any shareholders who attend in person or through their representatives and who are present at the place where the Meeting is held on the scheduled date shall present their attendance card, pursuant to the provisions established in article 18.1 of these Regulations.

4.          Any shareholders who attend in person or through their representatives and who are present at the place where the Meeting is held on the scheduled date shall present their attendance card, pursuant to the provisions established in Article 18.1 of these Regulations.

5.        Shareholders with a right of attendance may attend General Meetings by telematic means, pursuant to the provisions established below.

The directors shall examine the technical means and legal grounds which enable and guarantee remote attendance, and when each General Meeting is called they shall assess the possibility of arranging attendance to the meeting through telematic means.

5.         Shareholders with a right of attendance may attend General Meetings by telematic means, pursuant to the provisions established below.

The directors shall examine the technical means and legal grounds which enable and guarantee remote attendance, and when each General Meeting is called they shall assess the possibility of arranging attendance to the meeting through telematic means.

For such purpose, the Directors shall verify, among other issues, if each shareholder’s identity and status are duly guaranteed, as well as the adequate exercise of their rights, the suitability of the telematic means and adequate progress of the meeting. In such event, if it is deemed appropriate, the notice shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard.

Furthermore, if so determined by the Governing Body, the notice may indicate that any interventions and resolution proposals to be made by those attending by telematic means be sent to the Company prior to the holding of the Meeting.

For such purpose, the directors shall verify, among other issues, if each shareholder’s identity and status are duly guaranteed, as well as the adequate exercise of their rights, the suitability of the telematic means and adequate progress of the meeting, all of the foregoing in conformity with what is established in their Regulations. In such event, if it is deemed appropriate, the notice shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard.

Furthermore, if so determined by the Governing Body, the notice may indicate that any interventions and resolution proposals to be made by those attending by telematic means be sent to the Company prior to the holding of the Meeting.

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In the event that attendance is possible by telematic means, being so agreed by the Governing Body and having been included in the notice, if due to technical circumstances not attributable to the Company attendance to the Meeting is not possible through the means established in the manner foreseen, or during the Meeting any such communication is interrupted or stopped, this circumstance shall not represent an illegitimate deprivation of the shareholders’ rights.

In the event that attendance is possible by telematic means, being so agreed by the governing body and having been included in the notice, if due to technical circumstances not attributable to the Company attendance to the Meeting is not possible through the means established in the manner foreseen, or during the Meeting any such communication is interrupted or stopped, this circumstance shall not represent an illegitimate deprivation of the shareholders’ rights.

6.        Any shareholders wishing to attend by telematic means or to vote by means of remote communication, if any of these possibilities are considered in the notice of the Meeting, must accredit their identity and shareholder status in the manner and within the term established by the governing body in the notice.

6.         Any shareholders wishing to attend by telematic means or to vote by means of remote communication, if any of these possibilities are considered in the notice of the Meeting, must accredit their identity and shareholder status in the manner and within the term established by the governing body in the notice.

Article 11. Presence of third parties at the General Meeting	Article 11. Presence of third parties at the General Meeting
1.        The members of the governing body and the independent auditors of the Company must attend the General Meetings, but failure to attend by any of them for any reason shall in no event prevent a valid Meeting from taking place.

1.         The members of the governing body and the independent auditors of the Company must attend the General Meetings that are held, but failure to attend by any of them for any reason shall in no event prevent a valid Meeting from taking place.

In any event, when the ordinary General Meeting is held, the Chairman of the Audit and Control Committee shall inform the shareholders of the main actions carried out by the Committee	In any event, when the ordinary General Meeting is held, the Chairman of the Audit and Control Committee shall inform the shareholders of the main actions carried out by the Committee
2.        The Chairman of the General Meeting may authorise the attendance of the managers of the Company and, if it corresponds, of the parent company, technical staff and any other persons with, in his/her opinion, an interest in the progress of Company affairs.
2. The Chairman of the General Meeting may authorise the attendance of the managers, technical staff and any other persons with an interest in the progress of Company affairs.
3. In order to promote the widest dissemination of the development of the meetings and the resolutions adopted, the	3. In order to promote the widest dissemination of the development of the meetings and the resolutions adopted, the

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Chairman may allow the media and financial analysts to have access to the General Meeting.	Chairman may allow the media and financial analysts to have access to the General Meeting.
4. Any people who were invited by the Chairman of the Board of Directors may also attend the Shareholders’ Meeting.	4. Any people who were invited by the Chairman of the Board of Directors may also attend the Shareholders’ Meeting.
5. Notwithstanding paragraph 2 and 4 above, the General Meeting may revoke the invitations for attending the meeting sent by the Chairman to third parties.	5. Notwithstanding paragraph 2 and 4 above, the General Meeting may revoke the invitations for attending the meeting sent by the Chairman to third parties.
Article 12. Representation	Article 12. Representation
1.        Notwithstanding the attendance of shareholder legal entities through the party holding powers of representation, any shareholder who is entitled to attend may be represented at a General Meeting by another person, even if that person is not a shareholder.

1.         Notwithstanding the attendance of shareholder legal entities through the party holding powers of representation, any shareholder who is entitled to attend may be represented at a General Meeting by another person, even if that person is not a shareholder.

2.        Representation is always revocable. As a general rule, and provided that the date may be ascertained, the last activity carried out by the shareholder before the Meeting shall be deemed valid. If this certainty cannot be obtained, the shareholder’s vote shall prevail over any delegation. In any event, the personal attendance to the General Meeting by the represented party shall revoke any representation.

2.         Representation shall be conferred for each particular Meeting, in writing or by the remote communication means which, duly guaranteeing the identity of the represented party and the representative, are determined by the governing body, as the case may be, when serving notice for each Meeting.

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3.         Representation shall be conferred for each particular Meeting, in writing or by the means of long-distance communication expressly foreseen by the management body in the calling, provided that the requirements foreseen in said calling are met and, in any case, if the represented party’s identity is duly guaranteed.

3.         Representation is always revocable. As a general rule, and provided that the date may be ascertained, the last activity carried out by the shareholder before the Meeting shall be deemed valid. If this certainty cannot be obtained, the shareholder’s vote shall prevail over any delegation. In any event, the personal attendance to the General Meeting by the represented party shall revoke any representation.

4.        If the identity of the representative is not specified in the proxy, it shall be understood that representation was indistinctly granted to the Chairman of the Board of Directors, the Managing Director or the Secretary of the Board of Directors.

4.         If the identity of the representative is not specified in the proxy, it shall be understood that representation was indistinctly granted to the Chairman of the Board of Directors, the Managing Director or the Secretary of the Board of Directors.

5.         The Chairman or Secretary of the General Meeting, or the individuals appointed by same, shall be deemed to be authorised to determine the validity of the representations conferred and the fulfilment of the requirements for attending the Meeting.

5.         The Chairman or Secretary of the General Meeting, or the individuals appointed by same, shall be deemed to be authorised to determine the validity of the representations conferred and the fulfilment of the requirements for attending the Meeting.

6. The power of representation shall be understood as being subject to the provisions established by Law for cases of family representation and the granting of general powers of attorney.	6. The power of representation shall be understood as being subject to the provisions established by Law for cases of family representation and the granting of general powers of attorney.

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Article 13. Public application for representation	Article 13. Public application for representation
1.         In those cases where the Company Directors themselves, the depositories of securities or the persons in charge of book entries request a representation on their behalf or on behalf of others and, in general, whenever an application is publicly made, the rules contained in the Public Companies Law and the regulations developing same shall apply. In particular, the proxy shall indicate how the representative shall vote in the absence of accurate instructions and in any event subject to the provisions established by Law. Delegations may also include any items which, even if they are not stated on the agenda of the notice of the Meeting, are discussed at the General Meeting because the Law allows them to be discussed, and representatives may also vote in the manner they deem most appropriate for the interests of their principal in the event that no voting instructions were given in relation to matters not included on the agenda.

1.         In those cases where the Company Directors themselves, the depositories of securities or the persons in charge of book entries request a representation on their behalf or on behalf of others and, in general, whenever an application is publicly made, the rules contained in the Public Companies Law and the regulations developing same shall apply. In particular, the proxy shall indicate how the representative shall vote in the absence of accurate instructions and in any event subject to the provisions established by Law. Delegations may also include any items which, even if they are not stated on the agenda of the notice of the Meeting, are discussed at the General Meeting because the Law allows them to be discussed, and representatives may also vote in the manner they deem most appropriate for the interests of their principal in the event that no voting instructions were given in relation to matters not included on the agenda.

2. A public application for representation shall be deemed to have been made whenever one same person holds the representation of more than three shareholders.	2. A public application for representation shall be deemed to have been made whenever one same person holds the representation of more than three shareholders.

3.         Pursuant to section 114 of the Spanish Market Law (“Ley del Mercado de Valores”), a Director who is publicly appointed as representative cannot exercise the voting rights corresponding to the shares that are represented in respect of the items on the agenda in respect of which that Director is in a situation of conflict of interest and, in any event, in respect of the following decisions:

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a) His/her appointment or ratification as a member of the Board of Directors;

b) His/her removal, separation or resignation as a member of the Board of Directors;

c) The exercise of Company action for liability against said Director; and

d) The approval or ratification, where appropriate, of Company operations with that Director, with companies controlled by, represented by or acting on behalf of that Director.

Considering the possibility of such conflict arising, representation could be conferred to another person alternatively and subsidiarily.

Article 14. Planning, means and venue of the General Meeting	Article 14. Planning, means and venue of the General Meeting
1. The governing body may decide, considering the circumstances, to use means or systems enabling a greater and better following of the General Meeting or a wider dissemination of its development.	1. The governing body may decide, considering the circumstances, to use means or systems enabling a greater and better following of the General Meeting or a wider dissemination of its development.
2. Specifically, the governing body may:	2. Specifically, the governing body may:
a) allow the shareholders to follow the course of the meeting remotely via audiovisual means;	a) allow the shareholders to follow the course of the Meeting remotely via audiovisual means;
b) provide simultaneous translation facilities;	b) provide simultaneous translation facilities;
c) establish the adequate measures for access control, surveillance, protection and security;	c) establish the adequate measures for access control, surveillance, protection and security; and
d) adopt measures to enable disabled shareholders to access the room where the Meeting is held.	d) adopt measures to enable disabled shareholders to access the room where the Meeting is held.

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3.        In the room or rooms where the Meeting is held, the attendees shall not use photograph or video cameras, recorders, cell phones or similar devices, except to the extent allowed by the Chairman. Control mechanisms established at the entrance may be used in order to enable the accomplishment of said measure

3          In the room or rooms where the Meeting is held, the attendees shall not use photograph or video cameras, recorders, cell phones or similar devices, except to the extent allowed by the Chairman. Control mechanisms established at the entrance may be used in order to enable the accomplishment of said measure

4.        The General Meeting shall be held at the place indicated in the announcement of the notice within the municipality in which the Company has its address. If the venue is not set forth in the announcement, it shall be understood that the Meeting will be held at the registered office of the Company.

4.         The General Meeting shall be held at the place indicated in the announcement of the notice within the municipality in which the Company has its address. If the venue is not set forth in the announcement, it shall be understood that the Meeting will be held at the registered office of the Company.

If for any reason, the General Meeting has to be held in separated rooms, audiovisual means shall be used to allow the intercommunication among them in real time and therefore, the development as a single act. If the rooms are located in different places, the meeting shall be considered to be held at the main venue.

If for any reason, the General Meeting has to be held in separated rooms, audiovisual means shall be used to allow the intercommunication among them in real time and therefore, the development as a single act. If the rooms are located in different places, the meeting shall be considered to be held at the main venue.

In such case, the main venue of the Meeting shall be located within the municipality of the registered address of the Company, without the need for the accessory places to be within it. Those attending any of the indicated places shall be considered, insofar as they meet the requirements set forth in these Regulations and Bylaws, as attending the General Meeting.

In such case, the main venue of the Meeting shall be located within the municipality of the registered address of the Company, without the need for the accessory places to be within it. Those attending any of the indicated places shall be considered, insofar as they meet the requirements set forth in these Regulations and Bylaws, as attending the General Meeting.

5.        When entering the place or places where the General Meeting is going to be held, those present shall be given a copy of the text of the resolution proposals that will be submitted to the General Meeting, as well as the Directors’ reports that have been given to the shareholders in relation to the resolution proposals. Any

5.        When entering the place or places where the General Meeting is going to be held, those present shall be given a copy of the text of the resolution proposals that will be submitted to the General Meeting, as well as the Directors’ reports that have been given to the shareholders in relation to the resolution proposals. Any

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proposals that could not be incorporated to the rest of the documentation that is furnished are excepted from this obligation. Likewise, the shareholders upon request may have a copy of all the information that, by virtue of the legal provisions, has been made available to the shareholders since the notice of the Meeting.

proposals that could not be incorporated to the rest of the documentation that is furnished are excepted from this obligation. Likewise, the shareholders upon request may have a copy of all the information that, by virtue of the legal provisions, has been made available to the shareholders since the notice of the Meeting.

Chapter II: Constitution of the Meeting	Chapter II: Constitution of the Meeting
Article 15. Constitution of the General Meeting. Special cases	Article 15. Constitution of the Meeting. Special cases
1.        The General Shareholders’ Meeting shall be validly held at first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed capital with voting rights. At second call, it shall be validly held regardless the attending capital.

1.        The General Shareholders’ Meeting shall be validly held at first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed capital with voting rights. At second call, it shall be validly held regardless the attending capital.

2.        In order for the ordinary or extraordinary General Meeting to validly approve resolutions on an issue of bonds, an increase or reduction of capital, as well as the change of corporate form, merger or spin-off, the dissolution and winding-up of the Company, and, in general, any amendments to the Bylaws, it shall be necessary, at first call, for shareholders holding at least fifty per cent of the subscribed capital with voting right to be present in person or by proxy.

In the second call, the presence of twenty five per cent of said capital shall be enough, although when shareholders who represent less than fifty percent of the subscribed capital with voting rights attend, the resolutions to which the paragraph hereon refers, may only be validly adopted with the favorable vote of two thirds of the present or represented capital at the Shareholders’ Meeting.

2.         In order for the ordinary or extraordinary General Meeting to validly approve resolutions on an issue of bonds, the elimination or limitation of pre-emption rights, as well as the change of corporate form, merger or spin-off, the global assignment of the assets and liabilities and the transfer of the registered office abroad and, in general, any amendments to the Bylaws, it shall be necessary, at first call, for shareholders holding at least fifty per cent of the subscribed capital with voting right to be present in person or by proxy.

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At second call, the presence of twenty-five per cent of said capital shall be sufficient, although when shareholders representing less than fifty per cent of the subscribed capital with the right to vote are present, the resolutions referred to in the preceding paragraph may only be validly passed with the favourable vote of two thirds of the capital present or represented at the Meeting.

3. Any absences taking place once the Meeting is constituted shall not affect the validity thereof.
3.         Shareholders casting their votes remotely, insofar as it is provided in the Company Bylaws and in these Regulations and pursuant to same, shall be taken into account as being present for purposes of the quorum for the Meeting.

4. Any absences taking place once the Meeting is constituted shall not affect the validity thereof.

5.         If in order to validly adopt a resolution in respect of one or more of the items on the agenda for the General Meeting, it is necessary, pursuant to the applicable legislation or to the regulations of the Company Bylaws, the presence of a certain quorum and that quorum is not reached, the agenda shall be reduced to the rest of the items that do not require said quorum in order to validly approve resolutions.

Article 16. Board of the General Meeting	Article 16. Board of the General Meeting
1. The Board of the General Meeting shall be constituted by the Chairman and the Secretary and by the members of the management body of the Company.
1.         The Board of the General Meeting shall be constituted at least by the Chairman and the Secretary of the General Meeting. It shall also include the members of the Board of Directors of the Company present at the meeting.

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2.        The General Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence of the latter, by the Vice-Chairman, and in the absence of the Chairman and Vice-Chairman, by the director appointed by the General Shareholders’ Meeting itself.

2.         The General Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence, impossibility of attending or indisposition thereof, by the Deputy Chairman of the Board. If there are several Deputy Chairmen, their numerical order shall apply and, in the absence thereof, the Meeting shall be chaired by the Director appointed for such purpose by the attendants.

3.        The Chairman shall be assisted by a Secretary, or by a Vice-Secretary, or by both of them. The Secretary of the Board of Directors shall be the Secretary of the General Meeting and, if he/she does not attend in person, the Deputy Secretary will take his/her place. Otherwise, the Secretary shall be the shareholder chosen by the attendants.

3.         The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall be the Secretary of the General Meeting and, if he/she does not attend in person, the Deputy Secretary will take his/her place. In the absence of both of the foregoing, the Secretary shall be the person who, being proposed by the Chairman, is chosen by the attendants.

4.        If for any reason, while the General Meeting of Shareholders is being held, the Chairman or Secretary has to leave the meeting, the substitution in the execution of their tasks shall proceed pursuant to what is stipulated in the previous section.

4.         If for any reason, while the General Meeting of Shareholders is being held, the Chairman or Secretary has to leave the meeting, the substitution in the execution of their tasks shall proceed pursuant to what is stipulated in the previous paragraph.

5.        The Chairman, even when he/she is present at the meeting, may entrust the control of the discussions to the Director he/she deems appropriate. Likewise, the Chairman may be assisted by any expert that he/she considers convenient.

5.         The Chairman, even when he/she is present at the meeting, may entrust the control of the discussions to the Director he/she deems appropriate. Likewise, the Chairman may be assisted by any expert that he/she considers convenient.

Article 17. Order of the Meeting	Article 17. Order of the Meeting
Subject to the provisions in the Bylaws, the Chairman shall be in charge of declaring the Meeting validly held, directing and establishing	Subject to the provisions in the Bylaws, the Chairman shall be in charge of declaring the Meeting validly held, directing and establishing

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the order of the deliberations and interventions and the time allocated to them pursuant to the provisions in these Regulations, putting an end to debates when he/she estimates that the item has been sufficiently discussed and ordering the voting, clarifying any doubts arising in respect of the Agenda and the list of attendants, proclaiming the approval of the resolutions, adjourning the meeting and, if applicable, deciding the interruption thereof, and, in general, exercising all the powers, including the ones of order and discipline, that are required for the orderly development of the meeting, including the interpretation of the provisions in these Regulations.

the order of the deliberations and interventions and the time allocated to them pursuant to the provisions in these Regulations, putting an end to debates when he/she estimates that the item has been sufficiently discussed and ordering the voting, clarifying any doubts arising in respect of the Agenda and the list of attendants, proclaiming the approval of the resolutions, adjourning the meeting and, if applicable, deciding the interruption thereof, and, in general, exercising all the powers, that are required for the orderly development of the meeting, including the interpretation of the provisions in these Regulations, as well as exercising order and discipline, with the possibility of having those who perturb the normal course of the meeting expelled from same and even resolving that the meeting be momentarily interrupted.

Article 18. Register of Shareholders	Article 18. Register of Shareholders
1.        At the place and on the day scheduled for the General Meeting to be held, at first or second call, and up to two hours before the time scheduled for the meeting to begin (unless otherwise specified in the announcement of the notice), the shareholders or their valid representatives may present the staff in charge of the Register of Shareholders their respective attendance cards and, as the case may be, any documents verifying the representation conferred. Attendance cards and appointments as representative presented to the staff in charge of the Register of Shareholders after the time scheduled for the commencement of the General Meeting shall not be accepted.

1.         At the place and on the day scheduled for the General Meeting to be held, at first or second call, and up to two hours before the time scheduled for the meeting to begin (unless otherwise specified in the announcement of the notice), the shareholders or their valid representatives may present the staff in charge of the Register of Shareholders their respective attendance cards and, as the case may be, any documents verifying the representation conferred. Attendance cards and appointments as representative presented to the staff in charge of the Register of Shareholders after the time scheduled for the commencement of the General Meeting shall not be accepted.

2.        In the event that the notice of the Meeting provides for attendance by telematic means, any shareholders who decide to attend through these established means shall register according to the terms of the notice itself.

2.         In the event that the notice of the Meeting provides for attendance by telematic means, any shareholders who decide to attend through these established means shall register according to the terms of the notice itself.

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3.        The register of shareholders present and represented, whether attending in person or, as the case may be, by telematic means, shall be handled by the persons appointed for this purpose by the Secretary, using, as the case may be, any technical means that are deemed appropriate.

3.        The register of shareholders present and represented, whether attending in person or, as the case may be, by telematic means, shall be handled by the persons appointed for this purpose by the Secretary, using, as the case may be, any technical means that are deemed appropriate.

4.        Any shareholders who issue long-distance votes, to the extent and pursuant to the provisions established in the company By-laws and in these Regulations, shall be taken into account as present when the meeting is held.

Article 19. List of attendants	Article 19. List of attendants
1. Upon completion of the process to register attendance cards and proxies and if a sufficient quorum is ascertained, before proceeding with the agenda, the the list of attendants shall be drawn up.
1.         Upon completion of the process to register attendance cards and proxies and if a sufficient quorum is ascertained, before proceeding with the agenda, the Secretary of the General Meeting shall draw up the list of attendants, stating the nature of each one or representation and the number of shares, whether their own or of others, that they hold.

At the end of the list the number of shareholders present (indicating those who have cast their vote remotely) or represented shall be determined, as well as the amount of the capital they hold, specifying how much corresponds to shareholders with the right to vote.

2.         At the end of acceptance of all attendance cards and representations, the shareholders or their representatives, as the case may be, who arrive at the place where the General Meeting is held after the scheduled time shall be given an invitation so that, if they wish to, they may follow the development of the meeting (in the same meeting room or in an adjoining room, if it is deemed

2.          At the end of acceptance of all attendance cards and representations, the shareholders or their representatives, as the case may be, who arrive at the place where the General Meeting is held after the scheduled time shall be given an invitation so that, if they wish to, they may follow the development of the meeting (in the same meeting room or in an adjoining room, if it is deemed

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appropriate by the Company in order to avoid confusions during the Meeting); however, these shareholders and representatives (including the represented parties) shall not be included on the list of attendants.

appropriate by the Company in order to avoid confusions during the Meeting); however, these shareholders and representatives (including the represented parties) shall not be included on the list of attendants.

3.         The General Meeting shall begin at the place, on the day and at the time scheduled, at first or second call, as the case may be, once the Board is established and the list of attendants is drawn up.

3.         The General Meeting shall begin at the place, on the day and at the time scheduled, at first or second call, as the case may be, once the Board is established and the list of attendants is drawn up.

First of all, the Secretary shall confirm that the meeting is legally called, by reading the announcement or by providing a summary thereof. Next, the Secretary shall read out the global data resulting from the list of attendants, specifying the number of shareholders with a right to vote who are present, either in person or, as the case may be, through telematic means, and the represented parties attending the meeting, the number of shares held by the former and the latter, the percentage of capital they represent, specifying what is held by shareholders with a right to vote. Thereafter, the Chairman shall declare the General Meeting as validly held at first or second call, as the case may be..

First of all, the Secretary shall confirm that the meeting is legally called, by reading the announcement or by providing a summary thereof. Next, the Secretary shall read out the global data resulting from the list of attendants, specifying the number of shareholders with a right to vote who are present, either in person or, as the case may be, through telematic means, and the represented parties attending the meeting, the number of shares held by the former and the latter, the percentage of capital they represent, specifying what is held by shareholders with a right to vote. Thereafter, the Chairman shall declare the General Meeting as validly held at first or second call, as the case may be, and shall determine if they can go on to consider all of the items comprised on the agenda or, in the absence thereof, if the Meeting must be limited to just some of them.

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Once the Meeting is declared validly held and notwithstanding the right to make as many declarations are deemed appropriate at the intervention turn, all of the shareholders present may request the Notary Public (or the Secretary, in the absence of a Notary Public) to record in the minutes of the Meeting any reservations or opposition regarding the valid incorporation of the Meeting or the global data included on the list of attendants that was previously read out, without this entailing a delay, interruption or deferral in the normal course of the meeting.

Once the Meeting is declared validly held and notwithstanding the right to make as many declarations are deemed appropriate at the intervention turn, all of the shareholders present may request the Notary Public (or the Secretary, in the absence of a Notary Public) to record in the minutes of the Meeting any reservations or opposition regarding the valid incorporation of the Meeting or the global data included on the list of attendants that was previously read out, without this entailing a delay, interruption or deferral in the normal course of the meeting.

4.        If the list of attendants is not included at the beginning of the minutes of the General Meeting, it may be attached thereto on an annex signed by the Secretary with the approval of the Chairman.

A list of attendants may also be provided in a file or in a computerised medium. In these cases, the minutes shall record the means used and the sealed cover of the file or medium shall include the necessary verification of identification, signed by the Secretary with the approval of the Chairman.

4.        If the list of attendants is not included at the beginning of the minutes of the General Meeting, it may be attached thereto on an annex signed by the Secretary with the approval of the Chairman.

A list of attendants may also be provided in a file or in a computerised medium. In these cases, the minutes shall record the means used and the sealed cover of the file or medium shall include the necessary verification of identification, signed by the Secretary with the approval of the Chairman.

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Chapter III: Turn for intervention of shareholders	Chapter III: Turn for intervention of shareholders
Article 20. Requests for intervention	Article 20. Requests for intervention
1.         Meeting has commenced and with the purpose of organising the turn of intervention, the Chairman shall ask the shareholders wishing to participate in the Shareholders’ Meeting or, as the case may be, wishing to ask for information or explanations related to the items of the agenda or make proposals, to speak to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting them, stating their name and surname(s), the number of shares they hold and the number of shares they represent.

1.         Once the General Shareholders’ Meeting has commenced and with the purpose of organising the turn of intervention, the Chairman shall ask the shareholders wishing to participate in the Shareholders’ Meeting or, as the case may be, wishing to ask for information or explanations related to the items of the agenda or make proposals, to speak to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting them, stating their name and surname(s), the number of shares they hold and the number of shares they represent.

2.         If the shareholder (or representative) wishes to ask to have his/her intervention literally recorded in the minutes of the Meeting, he/she shall hand it in writing, at the time of his/her identification, to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting him/her, so that it can be compared when the shareholder’s intervention takes place.

2.         If the shareholder (or representative) wishes to ask to have his/her intervention literally recorded in the minutes of the Meeting, he/she shall hand it in writing, at the time of his/her identification, to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting him/her, so that it can be compared when the shareholder’s intervention takes place.

3.         The shareholder interventions shall take place once the Board has the list of shareholders wishing to participate, after the words or reports, as appropriate, addressed to those present by the Chairman, the Managing Director, the Presidents of the various Board of Directors’ Committees, other Directors, or any other persons appointed for the purpose by the governing body and, in any case, before the discussion and voting on the matters included on the agenda take place.

3.        The shareholder interventions shall take place once the Board has the list of shareholders wishing to participate, after the words or reports, as appropriate, addressed to those present by the Chairman, the Managing Director, the Presidents of the various Board of Directors’ Committees, other Directors, or any other persons appointed for the purpose by the governing body and, in any case, before the discussion and voting on the matters included on the agenda take place.

Article 21. Shareholders’ interventions.	Article 21. Shareholders’ interventions.
1. The shareholders’ interventions shall take place in the order in which they	1. The shareholders’ interventions shall take place in the order in which they

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are called by the Board for such purpose, once the Chairman has fixed the turns for intervention.	are called by the Board for such purpose, once the Chairman has fixed the turns for intervention.
2. When exercising his/her authority to organise the development of the Meeting and notwithstanding any other action whatsoever, the Chairman shall be able to:	2. When exercising his/her authority to organise the development of the Meeting and notwithstanding any other action whatsoever, the Chairman shall be able to:
(i) establish the maximum amount of time allocated to each intervention, which shall initially be equal for all of them;	a) establish the maximum amount of time allocated to each intervention, which shall initially be equal for all of them;
(ii) agree, as the case may be, to extend the amount of time originally allocated to each shareholder for his/her intervention or reduce it, according to the purpose and content of the intervention;	b) agree, as the case may be, to extend the amount of time originally allocated to each shareholder for his/her intervention or reduce it, according to the purpose and content of the intervention;
(iii) limit the floor granted to shareholders when he/she considers that an issue has been sufficiently discussed;	c) limit the floor granted to shareholders when he/she considers that an issue has been sufficiently discussed;
(iv) request the participating shareholders to clarify issues when he/she considers that have not been clearly explained during their intervention;	d) request the participating shareholders to clarify issues when he/she considers that have not been clearly explained during their intervention;
(v) control shareholder interventions so that they are confined to the issues of the Meeting and they refrain from making inappropriate remarks or from exercising their right in an abusive or obstructive manner;

e) control shareholder interventions so that they are confined to the issues of the Meeting and they refrain from making inappropriate remarks or from exercising their right in an abusive or obstructive manner;

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(vi) tell the participating shareholders that the time for their intervention is about to finish so that they can sum up their speech and, when the time for their intervention has come to an end or if they keep on acting as described under(e) above, he/she may interrupt their speech;

f) tell the participating shareholders that the time for their intervention is about to finish so that they can sum up their speech and, when the time for their intervention has come to an end or if they keep on acting as described under (e) above, he/she may interrupt their speech;

(vii) if the Chairman considers that the shareholder’s intervention may alter the normal course of the meeting, he/she may ask them to leave the place and, as the case may be, he/she may adopt the auxiliary measures deemed necessary for such effect; and

g) if the Chairman considers that the shareholder’s intervention may alter the normal course of the meeting, he/she may ask them to leave the place and, as the case may be, he/she may adopt the auxiliary measures deemed necessary for such effect; and

(viii) in the event any of the participating shareholders tries to answer back, the Chairman may grant the floor or otherwise, as he/she deems appropriate.	h) in the event any of the participating shareholders tries to answer back, the Chairman may grant the floor or otherwise, as he/she deems appropriate..
Article 22. Right to information during the Meeting	Article 22. Right to information during the Meeting
1.        During the intervention turn, shareholders may orally request the information or explanations they consider necessary on the issues included on the agenda. To do so, the shareholder must first identify himself/herself pursuant to the provisions in article 20 above.

1.         During the intervention turn, shareholders may orally request the information or explanations they consider necessary on the issues included on the agenda. To do so, the shareholder must first identify himself/herself pursuant to the provisions in article 20 above.

2.        The Directors shall be under the obligation of furnishing the requested information, pursuant to the preceding paragraph in the way and within the terms prescribed by the law, except in cases where (i) the disclosure of the data requested may harm the interests of the Company, in the opinion of the Chairman; (ii) the request of information or explanation does not refer to matters included on the agenda; (iii) the requested information or explanation is unnecessary in order to form an opinion on the issues submitted to the Meeting or

2.        The Directors shall be under the obligation of furnishing the requested information, pursuant to the preceding paragraph in the way and within the terms prescribed by the law, except in cases where (i) the disclosure of the data requested may harm the interests of the Company, in the opinion of the Chairman; (ii) the request of information or explanation does not refer to matters included on the agenda; (iii) the requested information or explanation is unnecessary in order to form an opinion on the issues submitted to the Meeting or

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for any reason it is considered abusive; or (iv) it is thus considered as a result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

for any reason it is considered abusive; or (iv) it is thus considered as a result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.        The requested information or explanation shall be provided by the Chairman or, otherwise, and when indicated by the Chairman, by the Managing Director, the Presidents of the Board Commissions, the Secretary, any of the Directors or, when deemed convenient, by any employee or expert on that matter.

3.         The requested information or explanation shall be provided by the Chairman or, otherwise, and when indicated by the Chairman, by the Managing Director, the Presidents of the Board Commissions, the Secretary, any of the Directors or, when deemed convenient, by any employee or expert on that matter.

4.        In the event it is not possible to satisfy the right of the shareholder during the Meeting, the Directors shall provide, in writing, the requested information to the shareholder involved within seven days following the end of the Meeting.

4.         In the event it is not possible to satisfy the right of the shareholder during the Meeting, the Directors shall provide, in writing, the requested information to the shareholder involved within seven days following the end of the Meeting.

Article 23. Extension and adjournment of the General Meeting	Article 23. Extension and adjournment of the General Meeting
1.        The General Meeting may agree to extend the meeting over one or more consecutive days, when so proposed by the Directors or by a number of shareholders representing at least one fourth of the share capital attending the meeting. Regardless of the number of sessions, the Meeting shall be considered as one, drawing up only one set of minutes for all of the sessions. Therefore, it shall not be necessary to repeat during the following sessions the fulfilment of the requirements set forth by Law, the Bylaws or these

Regulations for its valid constitution. If any of the shareholders included on the record of attendance do not subsequently attend the following sessions, the majorities required for the adoption of resolutions shall still be determined at said meetings based upon the data arising from that record.

1.        The General Meeting may agree to extend the meeting over one or more consecutive days, when so proposed by the Directors or by a number of shareholders representing at least one fourth of the share capital attending the meeting. Regardless of the number of sessions, the Meeting shall be considered as one, drawing up only one set of minutes for all of the sessions. Therefore, it shall not be necessary to repeat during the following sessions the fulfilment of the requirements set forth by Law, the Bylaws or these

Regulations for its valid constitution. If any of the shareholders included on the record of attendance do not subsequently attend the following sessions, the majorities required for the adoption of resolutions shall still be determined at said meetings based upon the data arising from that record.

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2.        Exceptionally and in the event of disturbances that may significantly affect the good course of the meeting or any other unusual conditions that may temporally prevent or hinder the normal course of the meeting, the Chairman of the Meeting may decide the adjournment during the appropriate period of time, with the purpose of assuring the reestablishment of the necessary conditions for its continuance. Likewise, the Chairman may adopt the measures he/she deems appropriate to guarantee the safety of those present and to avoid the repetition of conditions preventing or hindering the normal course of the meeting.

2.        Exceptionally and in the event of disturbances that may significantly affect the good course of the meeting or any other unusual conditions that may temporally prevent or hinder the normal course of the meeting, the Chairman of the Meeting may decide the adjournment during the appropriate period of time, with the purpose of assuring the reestablishment of the necessary conditions for its continuance. Likewise, the Chairman may adopt the measures he/she deems appropriate to guarantee the safety of those present and to avoid the repetition of conditions preventing or hindering the normal course of the meeting.

Chapter IV: Voting and documenting the resolutions	Chapter IV: Voting and documenting the resolutions
Article 24. Voting of the resolution proposals	Article 24. Voting of the resolution proposals
1.        Once the shareholders’ interventions have come to an end and the necessary information or explanations have been provided pursuant to the provisions in these Regulations, the resolution proposals on the matters included on the agenda shall be subject to voting, and if there are any other resolutions which, due to legal order, were not included on the agenda, they shall also be voted. The Chairman shall be in charge of deciding the voting order of the latter resolutions.

1.         Once the shareholders’ interventions have come to an end and the necessary information or explanations have been provided pursuant to the provisions in these Regulations, the resolution proposals on the matters included on the agenda shall be subject to voting, and if there are any other resolutions which, due to legal order, were not included on the agenda, they shall also be voted. The Chairman shall be in charge of deciding the voting order of the latter resolutions.

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It shall not be necessary for the Secretary to previously read out the resolution proposals the text of which has been submitted to the shareholders at the beginning of the meeting, except where it is requested by any shareholder for any or all the proposals or when the Chairman deems it convenient. In any event, the attendants will be told the item of the agenda to which the resolution proposal being subject to voting refers.

It shall not be necessary for the Secretary to previously read out the resolution proposals the text of which has been submitted to the shareholders at the beginning of the meeting, except where it is requested by any shareholder for any or all the proposals or when the Chairman deems it convenient. In any event, the attendants will be told the item of the agenda to which the resolution proposal being subject to voting refers.

2.        Each of the items on the agenda will be subject to vote separately. However, if the circumstances make it advisable, the Chairman may decide that proposals corresponding to different items on the agenda be voted jointly; in such event the result of the vote shall be considered individually for each proposal if none of those present states that they wish to change their vote in respect of any of said items. Conversely, the minutes shall record the voting changes stated by each shareholder and the voting result corresponding to each proposal as a consequence of such changes. In any event, there will be a separate vote for the appointment and ratification of members of the Board of Directors and, in the event of an amendment of the Bylaws, each article or group of articles which are substantially independent shall be voted separately.

2.         Each of the items on the agenda will be subject to vote separately. However, if the circumstances make it advisable, the Chairman may decide that proposals corresponding to different items on the agenda be voted jointly; in such event the result of the vote shall be considered individually for each proposal if none of those present states that they wish to change their vote in respect of any of said items. Conversely, the minutes shall record the voting changes stated by each shareholder and the voting result corresponding to each proposal as a consequence of such changes. In any event, there will be a separate vote for the appointment and ratification of members of the Board of Directors and, in the event of an amendment of the Bylaws, each article or group of articles which are substantially independent shall be voted separately.

3.        The process for the adoption of resolutions shall be carried out following the agenda provided in the notice of the Meeting. The resolutions proposed by the Board of Directors shall be subject to voting in the first place. In any event, once a resolution proposal is approved all the other proposals related to the same issue that are incompatible with it will automatically be excluded, not being subject to voting.

3.         The process for the adoption of resolutions shall be carried out following the agenda provided in the notice of the Meeting. The resolutions proposed by the Board of Directors shall be subject to voting in the first place. In any event, once a resolution proposal is approved all the other proposals related to the same issue that are incompatible with it will automatically be excluded, not being subject to voting.

4. As a general rule and notwithstanding any alternative systems that may be	4. As a general rule and notwithstanding any alternative systems that may be

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implemented if the Chairman so decides due to the conditions and nature or content of the proposal, the counting of votes for the resolution proposals shall be carried out as follows:	implemented if the Chairman so decides due to the conditions and nature or content of the proposal, the counting of votes for the resolution proposals shall be carried out as follows:
(i) Affirmative votes shall be those corresponding to all shares attending the meeting, whether present and represented, deducting (a) those votes corresponding to the shares whose holders or representatives have cast a vote against, a blank vote or abstain from voting, by communicating their vote or the abstention to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her), so that it can be placed on record; (b) votes corresponding to the shares whose holders have cast a vote against, a blank vote or have expressly stated their abstention from voting, via the remote means of communication mentioned in section 6 below of this article; and (c) votes corresponding to shares whose holders or representatives have left the meeting before the voting for the resolution proposal took place and who have recorded such fact with the Notary Public (or, in the absence thereof, with the Secretary).

a) Affirmative votes shall be those corresponding to all shares attending the meeting, whether present and represented, deducting (i) those votes corresponding to the shares whose holders or representatives have cast a vote against, a blank vote or abstain from voting, by communicating their vote or the abstention to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her), so that it can be placed on record and (ii) votes corresponding to the shares whose holders have cast a vote against, a blank vote or have expressly stated their abstention from voting, via the remote means of communication mentioned in section 6 below of this article; and (iii) (iii) votes corresponding to shares whose holders or representatives have left the meeting before the voting for the resolution proposal took place and who have recorded such fact with the Notary Public (or, in the absence thereof, with the Secretary).

(ii) The communications or statements to the Notary Public (or, in the absence thereof, to the Secretary or to the staff assisting him/her) provided in the preceding section and related to the way a vote is cast or abstention may be carried out individually with respect to each resolution proposal or jointly for several or all of them, by stating to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her) the identity and status (shareholder or

b) The communications or statements to the Notary Public (or, in the absence thereof, to the Secretary or to the staff assisting him/her) provided in the preceding section and related to the way a vote is cast or abstention may be carried out individually with respect to each resolution proposal or jointly for several or all of them, by stating to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her) the identity and status (shareholder or representative)

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representative) of whom is carrying them out, the number of shares referred to and whether the way the vote was cast or abstention, as the case may be.	of whom is carrying them out, the number of shares referred to and whether the way the vote was cast or abstention, as the case may be.
(iii) For the adoption of resolutions related to matters not included on the agenda, the shares of shareholders who have participated at the Meeting via remote voting systems shall not be considered to be shares attending the meeting whether present or represented. For the adoption of any of the resolutions referred to in section 114.1 of the Spanish Market Law, the shares which cannot exercise voting rights due to the application of what is established in said provision shall not be considered to be present or represented at the Meeting.

c) For the adoption of resolutions related to matters not included on the agenda, the shares of shareholders who have participated at the Meeting via remote voting systems shall not be considered to be shares attending the meeting whether present or represented. For the adoption of any of the resolutions referred to in section 114.1 of the Spanish Market Law, the shares which cannot exercise voting rights due to the application of what is established in said provision shall not be considered to be present or represented at the Meeting.

5. Among the alternative voting systems, insofar as it is technically possible and the fulfilment of all legal conditions is guaranteed, the Directors may establish electronic vote counting systems.	5. Among the alternative voting systems, insofar as it is technically possible and the fulfilment of all legal conditions is guaranteed, the Directors may establish electronic vote counting systems.
It will be possible to divide votes so that financial agents who appear as legitimate shareholders acting on behalf of different clients may cast their vote in conformity with the instructions of their clients.

It will be possible to divide votes so that financial agents who appear as legitimate shareholders acting on behalf of different clients may cast their vote in conformity with the instructions of their clients.

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6.        If pursuant to Article 7 of these Regulations, the notice of the Meeting accepts the possibility of casting votes remotely via one or several remote voting systems and, subject to the specific instructions established therein for each of these systems, in order for the vote to be valid and hence to be accepted by the Company, the document on which the vote is recorded shall include al least the following indications:

6.         If pursuant to Article 7 of these Regulations, the notice of the Meeting accepts the possibility of casting votes remotely via one or several remote voting systems and, subject to the specific instructions established therein for each of these systems, in order for the vote to be valid and hence to be accepted by the Company, the document on which the vote is recorded shall include al least the following indications:

(i) The date on which the Meeting is held and the Agenda;	a) the date on which the Meeting is held and the agenda;
(ii) The shareholder’s identity;	b) the shareholder’s identity;
(iii) The number of shares held by the shareholder;	c) the number of shares held by the shareholder; and número de acciones de las que es titular el accionista; y
(iv) A statement of the way the vote is cast in respect of each item on the agenda.	d) a statement of the way the vote is cast in respect of each item on the agenda.
Article 25. Adoption of resolutions and end of the Meeting	Article 25. Adoption of resolutions and end of the Meeting
1.         The resolutions shall be approved when the affirmative votes for the proposal exceed half of the votes corresponding to the shares attending the meeting, present and represented shares, except for the cases in which the Law or Bylaws establish a higher majority. In the resolutions referred to in article 24.4 (iii) above, the shares which, according to what is established in said paragraph, are not considered to be present or represented, shall not be considered among the total shares for the purpose of calculating the above-mentioned majority.

1.         The majority needed for a resolution to be approved will require the affirmative vote plus one of the shares with voting rights that are present or represented at the General Meeting, except for the cases in which the Law or the Bylaws establish a higher majority. Each share confers one vote. In the resolutions referred to in Article 24.4 (c) above, the shares which, according to what is established in said paragraph, are not considered to be present or represented, shall not be considered among the total shares for the purpose of calculating the above-

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mentioned majority.
2.         The Chairman shall state that the resolutions are approved once there is record of the existence of sufficient affirmative votes, notwithstanding the record in the Minutes of the way the vote is cast or abstention by shareholders attending the meeting who make the relevant indication to the Notary Public (or, in the absence thereof, to the Secretary or staff assisting him/her).

2.        The Chairman shall state that the resolutions are approved once there is record of the existence of sufficient affirmative votes, notwithstanding the record in the Minutes of the way the vote is cast or abstention by shareholders attending the meeting who make the relevant indication to the Notary Public (or, in the absence thereof, to the Secretary or staff assisting him/her).

3. Once the voting of the resolution proposals is over and the result is proclaimed by the Chairman, the Meeting shall come to an end and the Chairman shall adjourn the meeting.	3. Once the voting of the resolution proposals is over and the result is proclaimed by the Chairman, the Meeting shall come to an end and the Chairman shall adjourn the meeting.
Article 26. Minutes of the Shareholders’ Meeting	Article 26. Minutes of the Shareholders’ Meeting
1.         The resolutions of the General Shareholders’ Meeting shall be recorded on the minutes that shall be, in turn, recorded or transcribed in the Minutes Book kept for the purpose.The minutes may be approved by the General Meeting itself, or, otherwise, and within a term of fifteen days, by the Chairman and two Controllers, one representing the majority and the other one the minority.

1.         The resolutions of the General Shareholders’ Meeting shall be recorded on the minutes that shall be, in turn, recorded or transcribed in the Minutes Book kept for the purpose. The minutes may be approved by the General Meeting itself, or, otherwise, and within a term of fifteen days, by the Chairman and two Controllers, one representing the majority and the other one the minority.

2. The minutes approved in any of these two ways shall be effective as from the date of approval thereof.	2. The minutes approved in any of these two ways shall be effective as from the date of approval thereof.
3.         The board of directors may require the presence of a Notary Public to draw up minutes of the General Meeting and they shall be bound to do so whenever, five days before the date established for the General Meeting to be held, it is requested by shareholders representing at least one percent of the share capital.

3.         The Board of Directors may require the presence of a Notary Public to draw up minutes of the Meeting and they shall be bound to do so whenever, five days before the date established for the General Meeting to be held, it is requested by shareholders representing at least one percent of the share capital. The minutes drawn up by a Notary Public do not need to be approved.

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4. The notarial instrument shall be considered the minutes of the Shareholders’ Meeting and it will not need its approval.	4. The resolution certificates shall be issued by the Secretary or by the Deputy Secretary of the Board of Directors with the approval of the Chairman or the Deputy Chairman, as the case may be.

5.         The public formalization of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Article 27. Disclosure of resolutions	Article 27. Disclosure of resolutions
Notwithstanding the recording with the Mercantile Registry of the resolutions that can be recorded and the legal provisions applicable regarding the disclosure of Company resolutions, the Company shall report the approved resolutions to the Spanish Securities Exchange Commission, by means of the appropriate notice of a significant disclosure, either literally or by means of by a summary of its contents. The text of the resolutions corresponding to the Meetings held during the current year and the previous year shall likewise be available on the Company’s website. Also, upon request by a shareholder or the shareholder’s representative at the General Meeting, the Secretary shall issue a certification of the resolutions or of the minutes, notarial when applicable.

Notwithstanding the recording with the Mercantile Registry of the resolutions that can be recorded and the legal provisions applicable regarding the disclosure of Company resolutions, the Company shall report the approved resolutions to the Spanish Securities Exchange Commission, by means of the appropriate notice of a significant disclosure, either literally or by means of by a summary of its contents. The text of the resolutions corresponding to the Meetings held during the current year and the previous year shall likewise be available on the Company’s website. Also, upon request by a shareholder or the shareholder’s representative at the General Meeting, the Secretary shall issue a certification of the resolutions or of the minutes, notarial when applicable.

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TITLE V. APPROVAL, DISCLOSURE AND EFFECTIVE TERM	TITLE V. APPROVAL, DISCLOSURE AND EFFECTIVE TERM
Article 28. Approval, disclosure and effective term of the Regulations	Article 28. Approval, disclosure and effective term of the Regulations
1.        The General Meeting of Shareholders shall be in charge of approving these Regulations and the amendments thereof; said General Meeting of Shareholders shall be held with the quorum foreseen in article 15, section 1 of these Regulations.

1.        The General Meeting of Shareholders shall be in charge of approving these Regulations and the amendments thereof; said General Meeting of Shareholders shall be held with the quorum foreseen in Article 15, section 1 of these Regulations.

2.        After approval thereof, these Regulations shall be communicated to the Spanish Securities Exchange Commission and recorded with the Mercantile Registry. Likewise, they shall be included on the Company website.

2.         After approval thereof, these Regulations shall be communicated to the Spanish Securities Exchange Commission and recorded with the Mercantile Registry. Likewise, they shall be included on the Company website.

3.        The Regulations shall be effective indefinitely as from the date of approval by the General Meeting of Shareholders and they shall apply to all of the General Meetings called after the Meeting at which the approval thereof was resolved.

3.         The Regulations shall be effective indefinitely as from the date of approval by the General Meeting of Shareholders and they shall apply to all of the General Meetings called after the Meeting at which the approval thereof was resolved.

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ANNEX 4

MERGER BALANCE SHEET OF CINTRA AND AUDITOR’S REPORT

CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Balance Sheet at 30 April 2009

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Balance Sheet at 30 April 2009

CONTENTS

Balance Sheet	3

Notes included in the Balance Sheet
1.	COMPANY ACTIVITIES	4
2.	MERGER AND SEGREGATION PROJECT	4
3.	BASIS OF PRESENTATION	6
4.	MEASUREMENT POLICIES	7
5.	INTANGIBLE ASSETS	19
6.	PROPERTY, PLANT AND EQUIPMENT	19
7.	EQUITY INSTRUMENTS IN GROUP AND ASSOCIATED COMPANIES	20
8.	NON-CURRENT ASSETS HELD-FOR-SALE	23
9.	DERIVATIVES	24
10.	CASH AND CASH EQUIVALENTS	25
11.	LOANS AND RECEIVABLES	26
12.	BORROWINGS AND PAYABLES	31
13.	EQUITY	35
14.	BANKS BORROWINGS	37
15.	DEFERRED TAXES	37
16.	CORPORATE INCOME TAX AND TAX SITUATION	38
17.	COMPENSATION FOR THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT	40
18.	STOCK OPTION COMPENSATION PLAN	40
19.	INFORMATION ON TRANSACTIONS WITH RELATED PARTIES	42
20.	EVENTS AFTER THE BALANCE SHEET DATE	44
21.	COMMENTARY TO EXHIBITS	45

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Balance Sheet at 30 April 2009

(Thousand euros)
A S S E T S	Note	30/04/09
NON-CURRENT ASSETS		1,126,289
Intangible assets	5	3
Computer software		3
Property, plant and equipment	6	1,827
Fixtures. fittings. tools and equipment		1,827
Long-term investments in group and associated companies		1,110,058
Equity instruments	7	1,108,573
Loans to companies	11	1,485
Long-term financial investments		459
Loans to third parties	11	179
Derivatives	9	0
Other financial assets		280
Deferred tax assets	15	13,942

CURRENT ASSETS		1,604,115
Non-current assets held for sale	8	367,480
Debtors		17,803
Trade receivables for sales and services	11	1,397
Receivables from Group and associated companies	11	9,333
Sundry receivables		21
Receivables from employees		57
Current tax assets	16	5,419
Other receivables from public entities	16	1,576
Short-term investments in group and associated companies	11	819,849
Loans to companies		807,629
Other financial assets		12,220
Short-term financial investments		365
Debt securities		58
Other financial assets		307
Short-term accrual accounts		114
Cash and other cash equivalents	10	398,504

TOTAL ASSETS		2,730,404
LIABILITIES
EQUITY		1,981,026
Equity	13	1,980,893
Capital		113,706
Share premium		1,202,174
Reserves		738,213
Legal reserve		22,741
Other reserves		715,472
Treasury shares		-68,461
Profit for the period		-8,393
Other equity instruments		3,654
Measurement adjustments		133
Hedging operations		74
Other		59

NON-CURRENT LIABILITIES		137,720
Long-term borrowings		28,613
Derivatives	9	28,613
Deferred tax liabilities	15	109,107
CURRENT LIABILITIES		611,658
Short-term borrowings		50,030
Bank borrowings		0
Other financial liabilities	12	50,030
Short-term borrowings from Group and associated companies		551,829
Trade and other payables		9,786
Trade payables	12	3,972
Trade payables. Group and associated companies	12	2,496
Receivables from employees	12	2,739
Current tax liabilities		0
Other payables to public entities	16	579
Short-term accrual accounts		14

TOTAL LIABILITIES		2,730,404

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Explanatory notes for the Balance Sheet at 30 April 2009

1.      COMPANY ACTIVITIES

Cintra, Concesiones de Infraestructuras de Transporte, S.A., hereinafter Cintra or the Company is the parent company of Cintra Group. It was incorporated on 3 February 1998 as a public limited liability company and its registered office is at Plaza Manuel Gómez Moreno, 2, planta 14, Edificio Alfredo Mahou, 28020 Madrid. It is registered with the Madrid Mercantile Registry and it holds tax identification number A-81939209.

Cintra pertains to a group lead by Grupo Ferrovial, S.A, which indirectly controls 66.88%.

According to the Company’s by-laws its corporate purpose consists mainly of the following activities: design, construction, execution, operation, management, administration and maintenance of all types of public and private infrastructures and projects. It includes the execution and rendering of all types of services relating to urban and intercity transportation infrastructure.

The above activities may be fully or partially carried out by Cintra through shareholdings in other Spanish or foreign companies, groups or consortiums with a similar corporate purpose.

2.       MERGER AND SEGREGATION PROJECT

The balance sheet closed on 30 April 2009 has been prepared to serve as the merger and segregation balance sheets for Cintra Concesiones de Infraestructuras de Transporte, S.A. in accordance with the merger projects that will be approved by the Boards of Directors of Grupo Ferrovial S.A., Ferrovial Infraestructuras S.A., Aeropuerto de Belfast S.A., Cintra Concesiones de Infraestructuras de Transporte S.A. and the joint administrators of Marjeshvan S.L. and Lernamara S.L. and the segregation Project that will be approved by the Boards of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Cintra Infraestructuras, S.A.

Structure

The merger between Cintra and Grupo Ferrovial S.A. is structured through a series of complex corporate transactions that are briefly described below:

1. Simplified merger:

As a prior inseparable step within the merger of Cintra and Grupo Ferrovial S.A., the latter will take-over Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan, S.L. and Lernamara, S.L., resulting in the extinguishment, through dissolution without liquidation of the target companies and the transfer of all their assets and liabilities to the acquiring company, resulting in its universal succession to all of their rights and obligations.

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2. Segregation of Cintra:

Also as part of this complex integration transaction, Cintra will “affiliate” its business equity –basically consisting of the shares its holds in concessionaire companies through which it carries out the transportation infrastructure business- through its segregation and transfer in full to a wholly owned vehicle, Cintra Infraestructuras, S.A., which will be structured through a total, special segregation transaction which will consist, for tax purposes, of the contribution of a line of business.

It should be noted that Cintra recently transferred ownership of the shares in the company Cintra Aparcamientos, S.A. to a third party and therefore these shares do not form part of the segregated equity.

3.  Merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Finally, Grupo Ferrovial S.A. will be merged into Cintra Concesiones de Infraestructuras de Transporte S.A., extinguishing the former through liquidation and the transfer of all its assets and liabilities to the acquiring company, which will universally succeed to all the target company’s assets and liabilities (“inverse” merger). As a result of this transaction the shareholders of Grupo Ferrovial S.A. will receive shares in Cintra in exchange without any supplementary cash compensation. Cintra will increase share capital by the amount necessary to cover the swap of shares in Grupo Ferrovial S.A., which may be reduced through the delivery of Cintra treasury shares.

Accounting effects of the transactions

Both in the “simplified merger” and in the merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A., as from 1 January 2009 the transactions carried out by the target companies will be considered to have been carried out by the acquiring companies, subject to compliance with certain suspensive conditions (1). The segregation operation and the transfer of Cintra’s equity to Cintra Infraestructuras, S.A. is considered to take effect retroactively as from 30 June 2009.

(1) Suspensive conditions:

-	Execution of the relevant merger and segregation deeds.
-	Serving of notifications, obtainment of the necessary administrative authorisations and completion of registration formalities.
-	Cancellation of the pledge on Cintra’s shares currently held by Ferrovial.

The merger and segregation projects will be submitted for the approval of shareholders at general meetings held by the companies involved, as appropriate for each one.

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3.      BASIS OF PRESENTATION

3.1. True and fair view

The Balance Sheet has been prepared to meet the requirements of the merger and segregation project described in Note 2 of this Document.

The Balance Sheet at 30 April 2009 has been obtained from the Company's accounting records and is presented in accordance with the Spanish General Accounting Plan approved by Royal Decree 1514/2007 and the accounting standards established in commercial legislation such that it reflects a true and fair view of the Company's financial situation and its results.

The Company has majority stakes in the capital of certain subsidiaries and has shareholdings that are equal to or exceed 20% of the share capital in others. The Balance Sheet at 30 April 2009 does not reflect any increases or decreases in equity that would result from the application of consolidation policies using the full consolidation method with respect to majority stakes or the equity method for other significant shareholdings.

The consolidated annual accounts for Cintra Group prepared in accordance with International Financial Reporting Standards present consolidated equity attributable to the parent company at 30 April 2009 totaling €533,847k, and profits attributable to the parent company totaling €8,415k, assets totaling €12,038,425k and other liabilities totaling €11,504,578k.

The information contained in the Balance Sheet at 30 April and the explanatory notes is presented in thousands of euros.

3.2. Accounting principles

The balance sheet at 30 April 2009 has been prepared in accordance with the accounting standards stipulated by current commercial legislation.

3.3. Key aspects of the measurement and estimation of uncertainty

The preparation of the Balance sheet requires the Company to apply certain forward-looking estimates and judgments that are evaluated on a continuous basis and are based on past experience and other factors, including expectations of future events that are deemed to be reasonable under current circumstances.

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and judgments that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Fair value of derivatives and other financial instruments

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses judgments to select a variety of methods and to develop assumptions that are primarily based on the market conditions existing at each balance sheet date.

Transactions carried out by the Company involving financial derivatives are generally considered to be hedges.

The Company has continued with its strategy of avoiding speculative positions and to limiting exchange rate and interest rate risks.

The policy for hedging exchange rate risks is intended to ensure that foreseeable cash flows are not affected by changes in exchange rates. Accordingly, hedges are used for the following transactions:

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•
Multi-currency projects involving planned or pending transactions. These are understood to be those in which payments made or received are not denominated in the same currency. The purpose of the hedges for these transactions is to ensure that the profit on the transaction (difference between payments made and received) is not affected by exchange rate fluctuations.

•
Profits obtained by foreign subsidiaries and dividends or refunds of capital that are expected to be received from those subsidiaries. The objective in this case is to obtain hedges for cash flows that are expected to take place in the short or medium term.

3.4. Grouping of items

For clarity, the balance sheet is presented in a summarized form. When appropriate, an analysis is provided in the relevant notes to the balance sheet.

4.      MEASUREMENT POLICIES

The main measurement policies used by the Company when preparing the Balance Sheet are as follows:

4.1. Intangible assets

“Intangible assets” on the accompanying balance sheet at 30 April 2009 are initially recognized at their acquisition price or production cost, including capitalizable financial expenses, and are subsequently measured at cost less accumulated amortization and any impairment losses. Intangible assets with a definite useful life are amortized on a straight-line basis over their useful life up to a maximum of 3 years.

The intangible assets recorded by the Company relate to computer applications. Software licenses acquired from third parties are capitalized on the basis of the costs incurred in their acquisition and preparation for the use of the specific program.

4.2. Property, plant and equipment

The assets included in this heading of the Balance Sheet at 30 April 2009 are carried at acquisition price or production cost, less any provisions and depreciation charged.

Own work capitalized is measured, for each investment, by adding to the price of the materials used the direct or indirect costs attributable to the investment.

Upkeep and maintenance expenses for property, plant and equipment are recorded under expenses in the period incurred.

Work performed by the Company on its own assets is stated at actual cost.

Costs relating to extensions, modernization or improvements which increase productivity or extend the useful lives of the assets are capitalized as an increase in the cost of the assets concerned.

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Depreciation of property, plant and equipment

The Company depreciates its property, plant and equipment on a straight-line basis distributing the amortizable cost of assets over their estimated useful lives, in accordance with the effective depreciation arising due to wear and tear.
The property, plant and equipment that the Company records consists of furniture and data processing equipment whose useful lives are 10 and 3 years, respectively.

4.3. Non-current assets held for sale

 A company classifies a non--current assets as being held-for-sale if its book value will essentially be recovered through its sale instead of through continued use, provided that the following requirements are met:

a) The asset must be available in its current state for immediate sale, subject to the usual and habitual terms of sale; and

b) Its sale must be highly likely because the following circumstances are in place:

b.1) The company must be committed to a plan to sell the asset and have started a program to find a buyer and fulfill the plan.

b.2) The sale of the asset must be actively negotiated at an adequate price with respect to its present fair value.

b.3) The sale is expected to be completed within one year following the date on which the asset is classified as held-for-sale, unless due to events or circumstances outside of the company's control the sale period must be lengthened and there is sufficient evidence that the company continues to be committed to its plan to dispose of the asset.

b.4) The actions taken to fulfill the plan indicate that it is unlikely that there will be substantial changes in the plan or that it will be withdrawn.

Non-current assets held-for-sale will be stated at the lower of the following two amounts at the time of classification under this category: their book value and their fair value less selling costs. The Company has reclassified the carrying value of the investments in Cintra Chile, Ltd. and subsidiaries, and Cintra Aparcamientos, S.A. subsidiaries as non-current assets held-for-sale.

4.4. Financial assets

4.4.1. Investments held to maturity, loans and receivables:

Investments held to maturity, loans granted and receivables are initially recognized at fair value, less attributable costs, and subsequently at amortized cost, recording the interest accrued based on the effective interest rate. The effective interest rate is the discount rate that brings the initial price of the financial instrument exactly into line with all its estimated cash flows to maturity.

Notwithstanding the above, loans for commercial operations maturing within one year are stated; both at the time of initial recognition as well as subsequently, at their nominal value provided that the effect of not restating flows is not significant.

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At least at the end of the period value adjustments are made as necessary for impairment losses if there is objective evidence that not all amounts due will be collected. The amount of the impairment loss is the difference between the book value of the asset and the present value of estimated future cash flows, discounted at the effective interest rate in place at the time of initial recognition. Value corrections, as well as their reversal, are recognized in the income statement. The amount of the provision is the difference between the carrying value of the asset and the present value of  estimated future cash flows, discounted at the effective interest rate.

Financial assets are written off the balance sheet when the risks and rewards of ownership of the assets are substantially transferred. In the specific case of accounts receivable, the understanding is that this takes place in general when the risks of insolvency and default have been transferred.

4.4.2. Investments in the equity of group, multigroup and associated companies

These items are stated at cost less any accumulated amount relating to impairment corrections. However, when there is an investment prior to being classified as a group, multigroup or associated company the carrying value before being so classified is considered to be a part of the investment cost. The prior measurement adjustments that are directly recorded under equity are maintained there until written off.

If there is objective evidence that the carrying value cannot be recovered, the appropriate adjustments will be made in the amount of the difference between the book value and the recoverable amount, which is understood to be the higher of fair value less costs of sale and the present value of future cash flows deriving from the investment calculated either by estimating those expected to be received as a result of the distribution of dividends by the investee company and the disposal or elimination in the accounts of the investment in that company, either by estimating the share in the cash flows that are expected to be generated by the investee company from both ordinary activities as well as its disposal or elimination from the accounts.

Unless better evidence of the recoverable amount from investments is available, the estimate of the impairment of this type of assets will take into consideration the equity of the investee company as adjusted by any tacit capital gains existing at the measurement date. The measurement adjustment and, if appropriate, its reversal, is recorded in the income statement in which this operation takes place.

4.5. Financial derivatives

Derivatives are initially measured at market value on the contract date. Subsequent changes to fair value are also recognized at each balance sheet close. The recognition of resulting gains or losses on derivatives depends on whether the instrument is or is not a designated hedge and, if applicable, on the type of hedge. The various rates are as follows:

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Cash flow hedge:

A cash flow hedge covers exposure to highly probable future transactions and changes in cash flows. The gain or loss on the ineffective portion of the hedging instrument is recognized in the consolidated income statement while the effective portion is recognized directly under equity in the consolidated balance sheet. The amount deferred in equity is not recognized in the income statement until the gain or loss of the hedging transaction is recognized in the income statement or until the transactions mature. The amount in question is recognized in the same results caption as the hedged item.

Finally, should the hedge become ineffective, the amount recognized in equity to date is taken to the income statement on a proportionate basis during the term of the derivative contract.

4.6. Cash and cash equivalents

Cash and cash equivalents include petty cash, demand deposits at credit institutions and other short-term, highly-liquid investments that initially mature within three months.

4.7. Equity

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are presented under equity as a deduction, net of taxes.

Acquisitions of the parent company’s treasury shares, in the amount paid, including attributable related costs, are deducted in equity. When treasury shares are sold or reissued, any amount received is taken to equity, net of costs.

4.8. Provisions and contingent liabilities

The Group recognises a provision for a commitment or obligation vis-à-vis a third party that meets the following requirements: It is a present obligation (legal or implicit) arising from past events, the settlement of which is expected to result in an outflow of funds and the amount or timing of which are not known for certain but can be reliably estimated.

Provisions are stated at the present value of the payments that are expected to be necessary to settle the obligation using a pre-tax rate that reflects an evaluation of the current market, the current value of money and the specific risks of the obligation. Adjustments to the provision deriving from restatements are recognized as a financial expense as they accrue.
Provisions maturing in one year or less with no significant financial effect are not discounted.

Contingent liabilities are considered to be potential liabilities deriving from past events, the existence of which are subject to the occurrence of one or more future events that lie outside the control of the Company. These contingent liabilities are not recorded in the accounts but are described in the notes presenting the financial statements Note 4.16).

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4.9. Provisions for pensions and similar obligations

The Company does not have any pension plans or similar obligations.

In accordance with current employment legislation, the Company is required to pay indemnities to employees who, under certain conditions, are dismissed from the Company. The Company considers a significant payment of this type will not take place in the future.

4.10. Financial liabilities

4.10.1. Borrowings and payables

These liabilities are initially carried at fair value net of transaction costs and subsequently remeasured at amortised cost using the effective interest method. The effective interest rate is the discount rate that brings the expected flow of future payments to the liability’s maturity exactly into line with the initial amount received. In the event that the effective interest rate is initially considered to be different from the market interest rate, the liability is measured based on the present value of future flows at the market rate, in the case of interest-bearing loans. Where no effective interest rate is specified, the flows are also measured at the market interest rate.

In the event of the renegotiation of existing debts, the financial liability is not deemed to change significantly when the lender of the new loan is the same as the initial lender and the present value of cash flows, including origination and arrangement costs, applying the effective interest method, is not more than 10% higher or lower than the present value of future cash flows pending payment on the original liability calculated using the same method.

4.10.2. Financial liabilities at fair value through changes in profit or loss:

Financial liabilities at fair value through profit or loss are considered to be all those liabilities held for trading that are issued with the intention of being required in the short-term or which form part of an identified securities portfolio that is jointly managed to obtain short-term profits, as well as financial liabilities designated by the Company at initial recognition to be included under this category as it provides more relevant information. Derivatives are also classified as held for trading provided that they do not consist of a financial guarantee and have not been designated as hedging instruments.

These financial liabilities are measured, both initially and subsequently, at fair value and any changes affecting this value are taken to the income statement for the year. Costs that are directly attributable to the issue are recognized in the income statement for the year.

4.11. Income tax and deferred taxes

Corporate income tax income or expense is the amount accruing in this respect during the year and includes both current tax income or expense and deferred taxes.

Both current and deferred tax income and expense is recorded in the income statement. However, equity records the tax effect relating to items that are recorded directly under equity.

Deferred tax assets and liabilities are stated at the amounts that are expected to be paid to or recovered from tax authorities, in accordance with current or approved legislation at the date these accounts were approved.

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Deferred income tax is calculated, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts. However, if the deferred taxes arise from the initial recognition of an asset or liability on a transaction other than a business combination that at the time of the transaction has no effect on book profits or the tax base the tax gain or loss is not accounted for. The deferred tax is determined by applying legislation and the tax rates approved or about to be approved at the balance sheet date and which are expected to be applied when the corresponding deferred tax asset is realized or the deferred tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be offset.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and combined businesses except where the timing of the reversal of the temporary differences is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

4.12.  Conversion of transactions denominated in foreign currency

The conversion of the transactions carried out by the company in a currency other than its functional currency (euro) takes place through the application of the exchange rate in force at the time each transaction takes place or the year-end exchange rate in the event of active balances at the date this Balance Sheet was prepared.

Foreign currency gains and losses resulting from the settlement of transactions and translation at the year- end exchange rates of monetary assets and liabilities denominated in foreign currency, are recognized in the income statement, unless they are deferred in equity as qualified cash flow hedges and qualified net investment hedges.

4.13. Stock option plans

The Company operates a share-based payment plan. The Company recognizes employee services received in exchange for the granting of an option as an expense at the time the right is obtained, and through the relevant increase in equity. The total amount that will be expensed during the accrual period is based on the fair value of the options granted.

Stock option plans are measured at fair value when the options are initially granted, based on an improved binomial model that accounts for the strike price, volatility, exercise period, expected dividends, risk-free interest rate and the assumptions made to incorporate the effects of expected early exercise. The initial value is not subsequently reassessed. This value is recognized in staff expenses in proportion to the stipulated period of time during which the employed must remain at the company, with a balancing entry in liabilities.

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4.14. Accounting estimates and judgments

In the Balance Sheet at 30 April 2009, estimates made by the Directors have been used to measure certain assets, liabilities, income, expenses and commitments. The following estimates have been used:

-	Useful lives of property, plant and equipment and intangible assets
-	Measurement of stock options
-	Assessment of possible legal and tax contingencies

4.15. Related-party transactions.

In general, transactions between group companies are recorded initially at their fair value. If appropriate, when the agreed price differs from the fair value the difference is recorded in accordance with the financial reality of the transaction. The subsequent valuation is applied in accordance with the provisions of the relevant rules.

4.16. Financial risk management.

a)      Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on uncertainty in financial markets and seeks to minimize the potential adverse impact on its financial profitability. The Company uses derivative financial instruments to hedge certain risk exposures.

Risk management is controlled by the Company’s Treasury Department which identifies, evaluates and hedges against financial risks in accordance with established policies.

Among the financial risks to which the company is exposed, are those deriving from the guarantees and pledges that are necessary to carry out its activity.

At 30 April 2009 the Company records bank guarantees provided to third parties and guarantees for other Group companies in order to carry out their activities.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

At 30 April 2009, Cintra has provided guarantees to third parties to cover potential risks. Details of these guarantees, based on the institutions providing them, are as follows:

Institution	Currency	Thousand	Thousand euros	Guarantee limits
	UF(*)	350	9,565
	USD	61,106	61,106
SANTANDER			70,671	70,671
	UF	366	9,989
	USD	83,900	63,517
	EUR	27,075	27,075
BBVA			100,581	125,000
	USD	13,750	10,410
FORTIS			10,410	30,000
	UF	17	451
	EUR	81,793	81,793
POPULAR			82,244	85,000
Total			263,906	310,671
(*) UF: Currency Unit (Chile)

On 24 June 2009 the Company has obtained two new guarantees, one from Banco Espirito Santo for €35,000k and another from Bancaja for €2,250k.

At 30 April 2009 guarantees classified in accordance with their purpose are as follows:

Item	Institution	Thousand euros
Collipulli- Temuco	BBVA	5,464
Santiago Talca	B. Santander	6,342
Talca Chillan	BBVA	4,524
Temuco Rio Bueno	B. Santander	5,464
Autopista del Maipo	Banco Popular	4,711
Nea Odos	Banco Popular	44,802
Nea Odos	BBVA	26,672
Central Greece	Banco Popular	30,731
Central Greece	B. Santander	26,672
Scut Azores (1)	B. Santander	27,707
Autopista Madrid Levante	BBVA	11
Autopista Alcala- O´donell	SCH	4,074
Total Concessions		187,174
North Tarrant	BBVA	42,585
LBJ	BBVA	20,819
LBJ	FORTIS	10,410
Algarve Litoral	Banco Popular	2,000
Total Bids		75,814
Other		918
Total Guarantees		263,906
(1)   Guarantee obtained by Cintra which is subdivided into a further two guarantees, the first totaling €27,606k and another for  Ferrovial Agromán, S.A., in the amount of €101k, a company that participates in Euroscut Azores.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The expenses incurred up to April 2009 for the guarantees described above totaled €256k and the average interest rate applied to the financial guarantees (for concessions) totaled 0.05% per quarter and for technical guarantees (for bids) totaled 0.03% per quarter.

The guarantees presented for bids, totaling €75,814k, are mandatory in these processes as they guarantee the presentation of the bid by the Company. Guarantees are also presented for the payment of rights and to supplement obligations, as is established in the various concession agreements involving investee companies, totaling €187,174k. These guarantees are in place to guarantee subsequent construction and operation by the concessionaire companies.

The Company believes that unforeseen liabilities at 30 April 2009 that could derive from any guarantees that have been presented would not be significant.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

At 30 April 2009 Cintra has furnished guarantees as the parent company in connection with the following projects:

Project	Purpose	Term	Amount
Talca-Chillán (Chile)	Increase in construction Costs	Term of the debt	Amount of departure above 10% of base case
	Increase in operating costs	Term of the debt	Amount of departure above 6.5% of base case
	Increase in ordinary maintenance costs	Term of the debt	Amount of departure above 10% of base case
	Increase in extraordinary maintenance costs	Term of the debt	Amount of departure above 10% of base case
	Increase in financial costs (interest rates)	Term of the debt	Amount of departure above 10% of base case
Santiago Talca (Chile)	Guarantee of completion of construction work (by 31-12-2011)	Definitive delivery	Amount for completing the work and eventually the amount of the debt.
Norte Litoral (Portugal)	Excess cost of expropriations, base case	Expropriation period	Amount of departure above agreed limit
Radial 4 (Spain)	Debt servicing and refinancing	Term of the debt	Limited to the amount of interest and refinancing, 23 M€.
Ocaña-La Roda (Spain)	Debt servicing	Term of the debt	Amount of cash shortfall, limited to €6.4M (100%)
Azores (Portugal)	Art 35 of the Commercial Companies Act (cause for dissolution due to reduction of equity)	To 2017	Limited to 11.4 M€ (100%)

SH 130 (USA)	Excess expropriation costs	Expropriation period	Limited to 35 M USD (100%)
	Cash shortfall	First 5 years of operation	Limited to 30 M USD (100%)
Autema (Spain)	Intra-group loan for concession refinancing	Up to 15/01/2010	Limited to 434.66 M€ (100%)
Loan repayable in cash or shares in Autema to Inversora de Autopistas de Cataluña, S.L

As the parent company, Cintra has pledged shares in some of its investee companies. In general, the concession company debts include a package of guarantees for lenders comprising asset pledges (receivables under insurance policies, current accounts, receivables under the concession contract, etc.) and, in some cases, the pledge of shares in the concessionaire company is included as a guarantee.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The following is noted with respect to the status of expropriations at 30 April 2009 involving some Cintra Group companies:

In 2008 these companies recognized an increase in the value of expropriations. The amount of the expropriations is estimated based on the rulings from the relevant Expropriation Jury, by directly applying the amount stated in the ruling, if applicable. Where no amount is stated, the amount stated in similar cases is used and adjustments are made, if appropriate, to account for specific circumstances. Estimated accrued interest is also taken into consideration.

During 2008, the Supreme Court sent notice of rulings relating to the valuation of land in toll road expropriations in the Madrid region.

In general, with respect to the land expropriated to build the radial toll roads, the rulings state that the land must be valued based on its classification and, therefore, that non-building land must be valued as such rather than under the general system. However, the rulings significantly raise the value of non-building land initially envisaged. Moreover, as regards the land expropriated to execute the M-45 ring road in Madrid, the Supreme Court has stated that the land expropriated forms part of a general system and must therefore be valued as building land, irrespective of the specific classification of that land. The value of the non-building land, in particular, is therefore considerably higher than initially envisaged. It is reasonable to assume that this approach is also applicable to the land required for the Madrid M-50 ring road, in accordance with the stance already adopted by the Madrid High Court.

In any event, the Company considers that the concession companies in Madrid will reasonably be entitled to receive indemnities to restore the financial balance of the concession.

On 2 June 2009 Autopista Alcalá O’Donnell, presented to the Madrid Regional Transportation and Infrastructure Office within application to terminate the concession agreement, based on the modification of the construction budget exceeding 20% of the original budget as a result of modifications made to the project by the granting authority. The case file is currently suspended while the Company negotiates alternatives to continue executing the agreement. In any event, the termination of the agreement due to the reason behind the application will not cause any harm to the concessionaire company which, due to express legislation, will maintain the right to recover all investments made plus associated costs incurred.

In addition, other companies pertaining to Cintra group are defendants in several lawsuits and the effect of that legal action on the accompanying financial statements should not be significant.

Market risk: Foreign exchange  risk

The Company operates internationally and is therefore exposed to foreign exchange risk arising from currency transactions, primarily with respect to the US dollar, Canadian dollar, Chilean peso and Polish zloty. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

Management has established a risk management policy governing exchange rates applicable to its functional currency. To manage exchange rate risk deriving from future commercial transactions and recognized assets and liabilities, term contracts are used as negotiated by the Treasury Department. Foreign exchange risk arises when future commercial transactions, recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency.

The Company has several investments in foreign operations, whose net assets are exposed to foreign currency risks. The exchange risk on the net assets of the Group’s foreign operations is mainly managed through

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borrowings denominated in the relevant foreign currency.

During the period several euro-Canadian dollar exchange rate hedges have been obtained to cover dividends from the 407 motorway ETR Concession Company. At 30 April 2009 there are no hedged amounts.

Market risk: Credit risk

Credit risk is managed by groups. Credit risk derives from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as wholesale and retail customers, including outstanding receivables and transaction commitments. Only banks and financial institutions with a minimum independent rating of “A” are accepted.

Market risk: Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Given the dynamic nature of the underlying businesses, the Company's Treasury Department has the objective of maintaining flexible financing through available credit facilities.

Management monitors liquidity reserve projections for the Company (which includes credit availability (Note 12 and 14) and cash and cash equivalents (Note 10) based on expected cash flows.

b)	Fair value estimation

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses a variety of methods and develops assumptions that are based on market conditions existing at each balance sheet date. For long-term debt market prices or agent quotation prices are used. Other techniques, such as estimated discounted cash flows, are used to determine fair value for other financial instruments. The fair value of forward foreign exchange contracts is determined using listed forward exchange market rates at the balance sheet date.

The carrying value of trade receivables and payables is assumed to approximate their fair value. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Company for similar financial instruments.

4.17. Environmental policy

Given the activity in which the Company is involved, they have no environmental liabilities, expenses, assets, provisions or contingencies that could be significant with respect to its equity, financial situation and results. For this reason no specific breakdowns are provided in these Notes regarding environmental information.

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5.      INTANGIBLE ASSETS

The composition and movements under intangible assets at 30 April 2009 are as follows:

Thousand euros
Intangible assets	Balance at 01.01.09	Additions	Disposals	Balance at 30.04.09
Investment in computer software	88	0	0	88
Amortization of computer software	-84	-1	0	-85
Total computer software	4	-1	0	3

Total intangible assets	4	-1	0	3

At 30 April 2009 no adjustments for the impairment of any intangible asset has been recognized or reversed.

At 31 December 2009 fully amortized intangible assets with a carrying value of €75k are still in use. In 2009 there were no disposals.

6.      PROPERTY, PLANT AND EQUIPMENT

The composition and movements under property, plant and equipment at 30 April 2009 are as follows:

Thousand euros
Property, plant and equipment	Balance at 1/1/09	Additions	Disposals	Balance at 30/04/09
Furnishings	2,060	4	0	2,064
Depreciation of furniture	-310	-57	0	-367
Total Furnishings	1,750	-53	0	1,697
Data-processing equipment	439	17	0	456
Depreciation of data processing equipment	-286	-39	0	-325
Total data processing equipment	153	-22	0	131

Total property, plant and equipment	1,902	-75	0	1,827

At 30 April 2009 no adjustments for the impairment of any property, plant and equipment has been recognized or reversed.

At 30 April 2009 data processing equipment with an original cost of €135k is fully depreciated and still in use.

At 30 April 2009 furniture with an original cost of €7k is fully depreciated and still in use.

The Company has taken out a number of insurance policies to cover risks relating to tangible fixed assets. The coverage provided by these policies is considered to be sufficient.

At the balance sheet date no interest or exchange differences have been capitalized.

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No property, plant and equipment is linked to guarantees, there are no subsidies relating to assets not subject to reversal and there are no assets not involved in operations.

7.    EQUITY INSTRUMENTS IN GROUP AND ASSOCIATED COMPANIES

At 30 April 2009 movements in this heading break down as follows:

Thousand euros
Equity instruments in group and associated companies	Balance at 1/01/09	Additions	Disposals	Balance at 30/04/09
Equity instruments	1,104,000	9,712	-1,742	1,111,970
Measurement adjustments	-5,860	0	2,463	-3,397
Total equity instruments	1,098,140	9,712	721	1,108,573

At 30 April 2009 shareholdings in group companies are as follows:

Companies	Thousand euros
	Investment	Provision	Payments pending	Net carrying value
Autopista del Sol, S.A.	187,734		-957	186,777
Autopista Terrasa-Manresa, S.A.	43,939			43,939
Autopista Trados-45, S.A.	12,535			12,535
Inversora de Autopistas del Sur, S.L.	177,041			177,041
Inversora Autopistas de Levante, S.L.	47,838			47,838
Autopista de Toronto, S.L.	9,265			9,265
407 Toronto Highway BV	369,126			369,126
Algarve International BV	14			14
Euroscut Norte Litoral, S.A.	76,103			76,103
Euroscut Algarve, S.A.	35,312			35,312
Euroscut Açores, S.A.	30,544			30,544
Autostrada Poludnie, S.A.	12,506			12,506
Laertida, S.L.	7,060			7,060
Cintra Autopistas Integradas, S.A.	5,060	-4,397		663
Eurolink Motorway	2,805			2,805
Financinfrastructures Ltd	64,580			64,580
Nea Odos Concession, S.A.	19,287			19,287
Central Greece Motorway Concession	13,171			13,171
Cintra Inversora de Autopistas Cataluña S.L.	6			6
Total Net Carrying Cost	1,113,927	-4,397	-957	1,108,573

Measurement adjustments involving investments in the equity of group and associated companies have been calculated and recognized in accordance with the policies established under Section 3 of the Accounting Policies.

The main transactions carried out up to 30 April 2009 are as follows:

-	Euroscut Azores, S.A. increased share capital by €6,356k, €3,017k in January 2009 and €3,339k in April 2009.

-	In March 2009 Inversora Autopistas del Sur, S.L. increased capital by €3,355k.

-
In February 2009 the company Autoestrada per la Lombardia, SPA, was liquidated and the shareholding in the amount of €6,800k, pending payments totaling €5,100 and provisions amounting to €1,463k were eliminated.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

Appendix I presents details regarding all subsidiaries and associated companies in which the Company participates either directly or through some other group company, indicating their activity, domicile and the shareholding held.

The following table presents details as to the carrying cost and the main components of the equity (not audited for the period covered by these explanatory notes) of the companies in which the company holds a direct interest at 30 April 2009 (Thousand euros):

Thousand euros
Companies (1)	Net carrying value	Capital	Other equity	Net profit for the period	Total equity

Autopista del Sol, S.A.	186,777	141,862	17,396	454	159,712
Autopista Terrasa–Manresa, S.A.	43,939	83,411	62,129	7,575	153,115
Autopista Trados-45, S.A.	12,535	25,069	36,087	2,660	63,816
Inversora de Autopistas del Sur, S.L.	177,041	44,184	99,405	-6,131	137,458
Inversora Autopistas de Levante, S.L.	47,838	67,918	-36,210	-5,558	26,150
Autopista de Toronto, S.L.	9,265	9,265	2,216	65	11,546
Laertida, S.L. (1)	7,060	103	4,919	-449	4,573
Cintra Autopistas Integradas, S.A. (2)	663	5,060	-4,397	-628	35
Cintra Inversora de Autopistas Cataluña S.L. (1)	6	6	-73,352	-5,180	-78,526
407 Toronto Highway BV	369,126	18	49,388	32,261	81,667
Algarve International BV	14	18	3,242	176	3,436
Euroscut Norte Litoral, S.A.	76,103	100,757	24,728	222	125,707
Euroscut Algarve, S.A.	35,312	45,266	7,023	-165	52,124
Euroscut Açores, S.A.	30,544	33,835	-11	-2	33,822
Autostrada Poludnie, S.A.	12,506	11,280	1,981	101	13,362
Eurolink Motorway	2,805	4,250	-14,669	-241	-10,660
Financinfrastructures Ltd	64,580	64,580	3,071	281	67,932
Nea Odos Concession, S.A.	19,287	57,851	54,005	0	111,856
Central Greece Motorway Concession	13,171	39,504	73,814	0	113,318

Total	1,108,573
(1)	Unaudited data
(2)	Cintra has granted a participating loan to these companies to restore their financial positions, see note 11.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

A summary at 30 April 2009 of the motorway concessions operated by the various investee companies is as follows:

Motorway	%(1)	Investment managed (M€)	Length (Km)	Concession term	Remaining years	Toll type	Location	Date opened
Canada
407 ETR	53,23%	242,8	108,0	1999-2098	89	Actual / Closed	O	May 1999
USA
Chicago Skyway	55,00%	234,7	12,5	2005-2104	95	Actual / Closed	O	January 2005
Indiana Toll Road	50,00%	251,9	252,6	2006-2081	72	Actual / Both	O	June 2006
SH 130	65,00%	54,7	64,0	2007-2062	55	Actual / Open	C	-
Spain
Ausol I	80,00%	187,7	82,7	1996-2046	37	Actual / Open	O	June 1999
Ausol II	80,00%		22,5	1999-2054	45	Actual / Open	O	August 2002
Autema	76,28%	43,9	48,3	1986-2036	27	Actual / Open	O	June 1989
M-45	50,00%	12,5	14,5	1998-2029	20	Shadow	O	March 2002
Radial-4	55,00%	172,3	97,2	2000-2065	56	Actual / Open	O	April 2004
Madrid-Levante	52,19%	47,8	182,8	2004-2040	31	Actual / Closed	O	July 2006
Ausol I	80,00%	187,7	82,7	1996-2046	37	Actual / Open	O	June 1999
M-203	100,00%	64,8	12,3	2005-2035(2)	26	Real / Cerrado	C	-
Chile (*)
Santiago-Talca	100,00%	98,0	265,0	1999-2024(3)	15	Real / Abierto	O	October 2001
Talca-Chillán	67,61%	39,4	193,3	1996-2015(3)	6	Actual / Open	O	October 1999
Collipulli-Temuco	100,00%	70,7	144,0	1999-2024(3)	15	Actual / Open	O	June 2001
Temuco-Río Bueno	75,00%	15,9	171,0	1998-2023	14	Actual / Open	O	September 2001
Santiago-Talca	100,00%	98,0	265,0	1999-2024 (3)	15	Real / Abierto	O	October 2001
Chillán-Collipulli	100,00%	43,3	160,0	1998-2021	14	Real / Abierto	O	June 2003
Portugal
Algarve	77,00%	35,3	129,8	2000-2030	21	Shadow	O	January 2004
Norte-Litoral	75,53%	76,1	119,0	2001-2031	22	Shadow	O	February 2006
Azores	89,00%	24,2	93,7	2006-2036	30	Shadow	C	-
Ireland
M4-M6	66,00%	25,2	36,0	2003-2033	24	Real / Abierto	O	December 2005
M3	95,00%	37,1	50,0	2007-2052	45	Real / Abierto	C	-
Greece
Central Greece	33,34%	13,2	231,0	2006-2036	30	Real / Abierto	-	-
Ionian Roads	33,34%	19,3	379,5	2006-2036	30	Real / Mixto	Both	-
TOTAL		1,811 M€	2,870 Km

O: Operating  C: Under construction
(1) Direct and indirect shareholding held by CINTRA.
(2) May be extended for an additional year based on accident rates
(3) Extended or reduced in accordance with the MDI.

(*) If the investment and length of the motorways managed in Chile are not taken into account with the consideration that they relate to a non-current asset held-for-sale, the total investment managed would be €1,544k and the total length would amount to 1,937 km.

In addition the Company has been awarded three concessions that are currently being negotiated: Toll motorway A1 in Poland (179 km  and a 35 year concession) , North Tarrant Express in Texas USA (21 km of motorway and a 52 year concession)  and LBJ Infrastructure Group, also located in Texas USA (27 km of motorway and a 52 year concession).

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The summary at 30 April 2009 of the parking concessions that are operated by various investee companies, whose investments have been reclassified as held-for-sale, is as follows:

Activity	Country	Spaces	Status
ORA	Spain	149,110	O
Maintenance	Spain	10,063	O
	Andorra	825	O
	U.K	28,363	Management
	Spain	53,632	C-O
	Spain	32,124	Management
Rotation		114,944
Residents		27,008	O
Total		301,125
C: Construction    O: In Operation

8.      NON-CURRENT ASSETS HELD-FOR-SALE

The investments relating to the companies pertaining to Cintra Aparcamientos, S.A. and Cintra Chile, Ltda.  were presented in 2008 as held-for-sale, in accordance with the Board's approval to start a specific divestment plan. Both transactions are expected to be completed in 2009. At 30 April 2009 they continue to be presented in the same manner since the circumstances have not changed.

The breakdown of the investments held-for-sale during the period is as follows:

Thousand euros
Companies	Net carrying value	Capital	Other equity	Net profit for the period	Total equity

Cintra Chile, Ltda. (1)	304,912	321,775	186,290	17,249	525,314
Cintra Aparcamientos, S.A. (1)	62,568	67,701	51,274	21,804	140,779

Total	367,480

At 30 April the Company does not record any provisions or outstanding payments regarding these shareholdings.

The market value less selling costs is higher than the cost of Cintra’s shareholding in those companies.

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In addition, at 30 April 2009 Cintra, S.A. records other asset and liability items with both companies that have not been reclassified as Non-current assets held-for-sale, as follows:

	Thousand euros
Companies	Short-term loans	Short-term borrowings	Suppliers	Trade receivables
Cintra Aparcamientos. S.A.	113,116	0	-107	1,662
Balsol, S.A.	0	9	0	0
Dornier, S.A.	0	52	0	10
Femet, S.A.	91	10	0	0
Cintra Chile Limitada	1	0	-1	260
Ruta de los Ríos	0	0	0	35
Ruta de la Araucania	0	0	0	109
Autopista del Maipo, S.A.	0	0	0	112
Balance of assets held-for-sale	113,208	71	-108	2,188

9.      DERIVATIVES

The breakdown of hedges and their fair values at 30 April 2009, as well as the maturity dates for the associated notional amounts, is as follows:

Thousand euros		Notional maturities
Instrument type	Fair value at 30/04/09	31/12/09	31/12/10	31/12/11	31/12/12	31/12/13 and subsequent	TOTAL
Equity swaps	-28,613	922	1,868	13,220	3,567	24,411	43,988
Total liability balances	-28,613	922	1,868	13,220	3,567	24,411	43,988

Total financial hedges	-28,613	922	1,868	13,220	3,567	24,411	43,988

The notional maturities stated in this table include all amounts contracted at 30 April 2009. Accordingly, maturities are presented as positive amounts and future increases already contracted are presented as negative amounts.

Description of the main hedging transactions and their impact on results and equity

The explanation for the change in the fair value of financial hedges at 30 April 2009, as well as the main characteristics of the derivatives obtained by the Company, are as follows:

Thousand euros	Fair value			Impact on the Balance Sheet			Impact on the Income Statement

Instrument type	Balance at 30.04.09	Balance at 01.01.09	Change	Impact on reserves	Differences on exchange	Other effects	Fair value	Other effects	TOTAL
Equity swaps	-28,613	-26,700	-1,913	0	0	0	-1,913		-1,913
Euro forward sale	0	1,760	1,760	-1,760	0	0	0	0	-1,760

Total financial hedges	-28,613	-24,940	-153	-1,760	0	0	-1,913	0	-3,673

Equity Swaps include the financial swap contracts that the Group obtains for the exclusive purpose of hedging the financial impact of stock option plans. These contracts are not recorded in accordance with hedge accounting.

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Equity Swaps include the financial swap contracts that the Group obtains for the exclusive purpose of hedging the financial impact of stock option plans. These contracts are not recorded in accordance with hedge accounting.

Due to the fall in the price of shares, during the period an impairment loss totaling €1,914k was recorded for the options.

In 2009 the euro-Canadian dollar exchange rate hedges that were pending at 31 December 2008 (€1,760k) have been realized.

10.     CASH AND CASH EQUIVALENTS

The balance of active cash deposits at 30 April 2009 recorded by the Company, as well as accrued interest yet to be collected at that date, is as follows:

Thousand euros
30/04/09
Cash	148
Other cash equivalents	398,356
Total	398,504

The Company uses short-term instruments, usually maturing on a weekly basis, to place cash surpluses.

The policy for placing surpluses is based on the Company's diversification policy for risk, liquidity and investment asset quality, and also to take advantage of the interest income.

The breakdown of cash deposits at 30 April 2009 is as follows:

Thousand euros
Entity	Deposited	Maturity date	Interest rate	Principal
CAJA MADRID	20/04/09	4/05/09	0.950%	60,723
SABADELL	27/04/09	11/05/09	1.050%	30,325
POPULAR	21/04/09	4/05/09	0.940%	59,587
LA CAIXA	27/04/09	18/05/09	1.000%	81,024
BBVA	30/04/09	4/05/09	0.400%	2,700
BBVA	27/04/09	4/05/09	0.550%	84,300
BANESTO	27/04/09	4/05/09	0.900%	79,729
Total				398,388

The average cash balance during the period totaled €374,993k, the average interest rate was 1.4% and the interest generated at 30 April 2009 amounted to €1,767k.

At 30 April 2009 22% of cash surpluses have been placed in government debt (with an AA+ rating) and the rest are in bank products (promissory notes and euro deposits) for which the rating of the banks concerned was not lower than AA-.

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11.     LOANS AND RECEIVABLES

At 30 April 2009 loans and receivables are as follows.

Thousand euros
30/04/09
Long-term loans and receivables:
Loans to group companies	1,485
- Long term loans to personnel	179
Total long-term	1,664
Short-term loans and receivables:
- Loans to group companies	819,850
- Trade receivables	1,397
- Receivables from Group companies	9,333
- Sundry receivables	21
- Personnel	57
- Short-term accrual accounts	114
Total short-term	830,772
Total	832,436

11.1.  LONG-TERM LOANS TO PERSONNEL

The balance of €179k reflects loans to personnel that are granted for 3 years on average, and bear an average interest rate of 1.5%.

11.2.  SHORT AND LONG-TERM LOANS TO GROUP COMPANIES

The breakdown of the balances recorded by the Company with Group companies at the Balance Sheet date is as follows:

	Thousand euros
Companies	Short-term loans	Long term loans
Ferrovial Aeropuertos, S.A.	10	0
Total Ferrovial Group	10	0
Autopista Trados 45	5	0
M203 Alcalá O´Donell, S.A.	7	0
Cintra Inversora de Autopistas de Cataluña, S.L.	100,152	0
Inversora Madrid - Levante	0	1,485
Autopista Madrid-Levante, C.E.S.A.	36	0
Inversora de Autopistas del Sur, S.L.	7,719	0
Autopista Madrid Sur, C.E.S.A.	120	0
Autopista de Toronto, S.L.	577	0
Cintra Autopistas Integradas, S.A.	58,411	0
Laertida, S.L.	538,497	0
407 Toronto Highway BV.	276	0
Skyway Concession Company	28	0
Cintra Texas Coporation	2	0
Cintra Developement, LLC	802	0
Cintra Chile Limitada (1)	1	0
Femet, S.A. (1)	91	0
Cintra Aparcamientos. S.A. (1)	113,116	0
Total Cintra Group	819,840	1,485
Total Group companies	819,850	1,485
(1) These investments have been classified as held-for-sale

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The breakdown of long and short-term loans to group and associated companies at 30 April 2009 is as follows:

Thousand euros

Company	Type of loan	Limit	Date granted/Renewed	Maturity date	Drawn down	Uncapitalized interest	Interest rate applied

Inversora Madrid Levante	Participating loan	55,374 (1)	29/10/08	29/10/13	1,485		50% surplus cash flow
Total long-term loans to Group companies					1,485
Cintra Autopistas Integradas, S.L.	Loan	70,000	31/12/08	31/12/09	53,070	0	EURIBOR 3M + 2%
Cintra Autopistas Integradas,S.L.	Participating loan	5,013	31/12/08	31/12/09	5,013	4	0.25%+ 20% s/FCF
Laertida, S.L.	Participating loan	537,598	31/12/08	31/12/09	537,598	637	0.25%+ 20% s/FCF
Laertida, S.L.	Loan	100,000	31/12/08	31/12/09	0	0	EURIBOR 3M + 2%
Cintra, Inversora de Autopistas de Cataluña, S.L.	Participating loan	98,436	2/06/08	31/12/09	98,436	1.709	EURIBOR - 1%
Cintra Developments	Loan	3,000	1/06/05	4/07/09	800	3	EURIBOR 3M + 2%
Cintra Aparcamientos, S.A.	Loan	180,000	7/02/05	7/02/10	110,361		EURIBOR 3M + 2%
Cintra Aparcamientos, S.A.	Loan	15,000	27/10/04	26/10/09	0	0	EURIBOR 3M + 0.4%
Other current accounts					12,219		4%
Total short-term loans to Group companies					817,497	2,353	819,850

The breakdown and movements at April 2009 are as follows:

•
On 30 July 2004, Ferrovial Infraestructuras, S.A. granted a participating loan to the company Inversora Madrid Levante for a maximum initial amount of €55,374k. According to the contract, as from the time at which Cintra becomes a shareholder it would assume the obligations held by Ferrovial Infraestructuras, S.A. on a joint and several basis. When Cintra was listed on the stock market this obligation was assumed. The first drawdown of the loan took place on 29 October 2008 and totaled €1,485k. The loan bears a variable interest rate of 50% of surplus cash flow. To date no interest has been accrued. This participating loan is subordinate to the company's senior credit agreement. No draw downs took place during this period. This limit was reduced at 30 April 2009, since the company Inversora Madrid Levante chose to increase capital over the past few years, such that the maximum limit of the participating loan at that date was €6,412k.

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•
In January 2009 Cintra decided to continue the financing through a €70,000k line of credit granted to Cintra Autopistas Integradas, S.A. to finance its operations and cash needs concerning the capital increase for  Autopista Alcalá O’Donnell. The line of credit is in place for one year and may be renewed for further one-year periods.  At 30 April 2009 the balance of debt, including the capitalization of interest, totals €53,070k (€52,283k in capital and €787k in interest). During the period draw downs totaled €375k. The line of credit bears interest at 3-month EURIBOR plus 2%, and the interest rate applied in April totaled 3.51%. Up until April 2009 €787k in interest has accrued.

•
In January 2009 Cintra granted a participating loan totaling €5,013k to Cintra Autopistas Integradas, S.A., which matures on 31 December 2009 and may be renewed for one-year periods. The interest rate that was agreed consists of a fixed rate of 0.25% per year and a variable rate consisting of 20% of free cash flows generated during the period by Cintra Autopistas Integradas, S.A. The sum of the two yields may not exceed the 1-year EURIBOR rate plus 3%. The interest accrued during the period totaled €4k.

•
On 1 January 2009 Cintra granted Laertida, S.L. a participating loan totaling €537,598k, which may be renewed for one-year periods. The loan bears a fixed yield consisting of 0.25% and a variable yield consisting of 20% of free cash flows generated during the period by the company. The sum of both yields cannot exceed the 1-year EURIBOR plus 3%. The interest accrued during the period totaled €637k.

•
At 1 January 2009 Cintra decided to continue the €100,000k line of credit granted to Laertida, S.L. The line of credit is in force for one-year, may be renewed for one-year periods and bears interest at 3-month EURIBOR plus 2%. No draw downs took place during this period.

•
On 7 May 2008 Cintra Inversora de Autopistas de Cataluña, S.L.U. (CINCA), obtained a syndicated loan from a group of financial institutions led by Banco Español de Crédito (Agent Bank) for a maximum of €725,000k. The Banks have agreed to grant the financing and provide Autopistas de Cataluña, S.L.U. (INCA)  and Autopista Terrasa Manresa, S.A. (through INCA) with the resources, consisting of intra-group loans, that are necessary for the Concessionaire Company to amortized the refinanced debt and INCA will grant Cintra and intra-group loans and also finance the Concessionaire Company's liquidity needs. On 7 May 2008 a participating loan was agreed by Cintra and CINCA for an initial amount of €93,000k and which began to fall due on 31 December 2008. It was automatically renewed at that date for one-year up until 31 December 2009 and will continue to automatically renew until the final day of the year in which it was renamed and for no longer than the date on which the Senior Loan Contract ends, which is expected to take place on 30 June 2035. The fixed interest rate is 1-year EURIBOR plus -1%. The variable interest-rate will consist of 40% of the financial income deriving from the loan granted to INCA. The sum of both interest rates may not exceed the 1-year EURIBOR plus 5%. The rate used at 30 April is 8.09%. The interest accrued during the period totaled €1,709k. The balance at 30 April totals €98,436k.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

•
In January 2009 the Company has decided to continue providing the €3,000k line of credit to Cintra Developments, LLC to cover cash needs. The line of credit is in place for one year and may be renewed for further one-year periods. The line of credit bears interest at a rate of EURIBOR plus 2%. Interest totaling €12k has accrued and €10k has been capitalized at the end of the first quarter.

•
As from 7 February 2005 Cintra has maintained a line of credit initially totaling €50,000k with Cintra Aparcamientos, S.A., which was subsequently modified on several occasions. The first modification took place on 4 July 2008 extending the limit to €120,000k. The second modification took place on 27 March 2009 and the limit was again extended to €180,000k.  Finally, on 25 May 2009, the final modifications of this line of credit to place consisting of a change in the margin applied to the interest rate to quarterly EURIBOR plus 2%, applicable retroactively to February 2009. The Line of credit falls due in one year and may be tacitly renewed on an annual basis up until 7 February 2010. The amount drawn down at 30 April 2009 totals €110,361k. This line of credit bears interest at quarterly EURIBOR plus 2%. Interest is capitalized on a quarterly basis. During the period interest totaling €1,563k accrued.

•
On 27 October 2004 Cintra granted a loan with an initial balance of €15,000k to Cintra Aparcamientos, S.A., and at the Balance Sheet date there are no draw downs. The loan falls due on an annual basis and may be renewed each year up to a maximum of five years. The loan bears interest at quarterly EURIBOR plus 0.4%.

•
The rest involves current accounts with group companies used to make and receive payments among those companies, and the balance bears an average interest rate of 4%. The most representative balances in these accounts relate to Cintra Aparcamientos, S.A. due to the collection of the outstanding part of 2008 consolidated corporate income tax (€2,373k)  and Inversora Madrid Sur, S.L. (€7,718k) due to the payment on behalf of the company of the Agent Bank’s commission relating to the refinancing of its debt.

•
In January 2005 the Company provided lines of credit totaling a maximum of €250k to the following group companies: Cintra US Corp, Cintra Skyway LLC and Cintra Texas Corp. These facilities were not renewed in 2009.

•	All the participating loans provided by the Company to its investee companies are considered to be book equity for the purposes of potential capital reductions and liquidations of companies.

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11.3.  TRADE RECEIVABLES

At 30 April 2009 trade receivables from group and related companies are as follows:

Thousand euros
Companies	Trade receivables
Grupo Ferrovial, S.A.	130
Ferrovial Infraestructuras, S.A.	321
Ferrovial Aeropuertos, S.A.	54
Ferrovial Agromán	190
Ferrovial Agromán USA	29
Ferrovial Servicios, S.A.	3
Cespa, S.A.	1
Total Ferrovial Group	728
Autopista del Sol, S.A.	321
Autopista Terrassa- Manresa, S.A.	168
Autopista Trados 45	82
M203 Alcalá O´Donell	45
Autopista Madrid-Levante, C.E.S.A.	80
Autopista Madrid Sur, C.E.S.A.	99
Inversora de Autopistas del Sur, S.L.	4
Cintra Sucursal Portugal	161
Euroscut Norte Litoral, S.A.	397
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	103
Euroscut Açores, S.A.	122
Eurolink Motorway Operation (M4 M6) Ltd.	198
Eurolink Motorway Operation (M3) Ltd.	143
Nea Odos, S.A.	1,526
Central Greece Motorway	16
407 Toronto Highway BV.	62
407 ETR Concesión Co	538
Skyway Concession Company	490
ITR Concession Company	778
SH 130Concession Company LLC.	85
Cintra Zachry, LP	28
Cintra Developement, LLC	971
Cintra Chile Limitada (1)	260
Ruta de los Ríos (1)	35
Ruta de la Araucania (1)	109
Autopista del Maipo, S.A. (1)	112
Cintra Aparcamientos. S.A. (1)	1,662
Dornier, S.A. (1)	10
Total Cintra Group	8,605
Total Group companies	9,333
(1) These investments have been classified as held-for-sale

Receivables from group companies relate to services rendered to subsidiaries in support of technical and financial management during bidding, construction and operating periods.

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Balances receivable from third parties relate mainly to services rendered to shareholders when involved with the same bidding projects as the Company, as well as the recharging of expenses incurred on bidding projects totaling €1,397k at the Balance Sheet date.

At 30 April 2009 outstanding trade receivables have not suffered any impairment loss.

Age	30/04/09
Up to three months	4,250
Between 3 and 6 months	3,894
> 6 months	2,586
Total Trade Receivables and Receivables from Group companies	10,730

The fair value of loans and receivables from group companies is similar to their carrying value.

12.     BORROWINGS AND PAYABLES

At 30 April 2009 borrowings and payables are as follows.

Thousand euros
30/04/09
Long-term borrowings and payables
Total long-term	0
Short-term borrowings and payables
- Bank borrowings	32
- Other financial liabilities	50,030
- Suppliers	3,972
- Trade payables, Group and associated companies	2,496
- Accounts payable to related parties	551,828
- Personnel	2,739
- Short-term accrual accounts	14
Totalh short-term	611,111

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12.1.  SHORT-TERM BORROWINGS FROM GROUP COMPANIES

The breakdown of the balances recorded by the Company with Group companies at the Balance Sheet date is as follows:

Thousand euros
Companies	Short-term borrowings
Grupo Ferrovial, S.A.	3,105
Total Ferrovial Group	3,105
Autopista del Sol, S.A.	4,007
Autopista Terrassa- Manresa, S.A.	4,021
Cintra Inversora de Autopistas de Cataluña	1,368
Inversora de Autopistas de Cataluña, S.A.	427,331
Autopista de Toronto, S.L.	14,180
Laertida, S.L.	2,993
Cintra Sucursal Portugal	12
Eurolink Motorway Operation (M4 M6) Ltd.	8
Autostrada Poludnie, S.A.	12,210
407 Toronto Highway BV.	82,515
407 ETR Concesión Co	4
Cintra Developement, LLC	4
Balsol, S.A. (1)	9
Dornier, S.A. (1)	52
Femet, S.A. (1)	10
Total Cintra Group	548,724
Total group companies	551,829
(1) Companies held for sale

The breakdown of long and short-term borrowings from group companies at 30 April 2009 is as follows:

Thousand euros
	Limit	Date granted/Renewed	Maturity date	Drawn down	Interest	Rate applied:
Company
Autoestrada Poludnie, S.A	12,289	20/04/09	20/05/09	12,193	17	WIBOR 1M + 1.5%
Autopista de Toronto, S.L.	30,000	1/01/09	31/12/09	14,145	35	EURIBOR 3M + 1.5%
Laertida, S.L.	50,000	1/01/07	31/12/09	2,982	11	EURIBOR 3M + 1.5%
407 Toronto Highway BV	150,000	1/01/07	31/12/09	82,334	181	EURIBOR 3M + 1.5%
Inversora de Autopistas Cataluña S.L.	423,160	2/06/08	7/05/09	423,160	3,695	EURIBOR 12M +3%
Other current accounts				13,075	0
Total drawn down and outstanding interest				547,889	3,939
Total short-term borrowings from Group and associated companies					551,828

The breakdown and movements up until April 2009 are as follows:

•
In 2009 the loan received from Autostrada Poludnie, S.A. has been successively renewed as from January 2009 in the amount of 53,051k  zlotys, €12,887k. On 20 April 2009 Cintra again renewed the loan received from Autostrada Poludnie, S.A. in the amount of 54,274k zlotys, €12,289k, maturing on 20 May 2009 at which time it was again renewed until 15 June, when it was repaid. The rate applied is the 1-month WIBOR plus 1.5%. Accrued interest totals 76k zlotys, €17k. The interest rate in force at 20 April is 5.04% and the loan principal presents an exchange difference totaling €96k in the balance sheet.

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•
As from 1 January 2009 Cintra has continued to receive financing through a line of credit from  Autopista de Toronto, S.L. that has a limit of €30,000,000 and matures each year, but may be renewed for further one-year periods. It accrues interest at 3-month EURIBOR +1.5%. Cintra will settle and pay interest at the end of each interest period and in the event that interest is not settled at the time an interest period matures, the interest will be capitalized at the end of the relevant quarter. The principal drawn down at 30 April 2009 totals €14,145k, which accrued €189k in interest, of which €154k has been capitalized.

•
On 1 January 2009, Laertida continued to finance Cintra using a line of credit totaling €50,000k. The maturity date is 31 December 2009 and may be renewed for 1-year periods. The rate applied is the 3-month EURIBOR plus 1.5%. The balance at 30 April totaled €2,982k, mainly relating the dividend paid by Chicago Skyway CC. Accrued interest totals €34k, of which €23k has been capitalized.

•
On 1 January 2009, 407 Toronto Highway BV  continue to finance Cintra through a line of credit with a limit of €150,000k. During the period there have been draw downs and cancellations totaling €31,653k and €324k, respectively, and therefore the capital drawn down to date amounts to €82,334k. The draw downs taking place during the year relate to the dividends distributed by 407 ETR Internacional Inc. The credit facility is in force for one year and may be renewed for further 1-year periods and accrues interest at a rate of quarterly EURIBOR + 1.5%. Interest totaling €821k has accrued and during the first quarter €640k of that interest was capitalized.

•
Inversora de Autopistas Cataluña, S.L.U. (INCA) has granted a loan totaling €423,160k to Cintra. The loan accrues interest equal to the higher of 1-year EURIBOR plus 3% or the funds that Cintra receives from Autema during the relevant interest period, bearing in mind that the annual calculation will not exceed 1-year EURIBOR plus 5%. The loan falls due on 7 May 2009 and automatically renews up to no later than 15 January 2010. Cintra may repay the principal of the loan in cash or through the delivery of shares in Autopista Terrasa-Manresa, Autema, Sociedad Concessionaria de la Generalitat de Catalunya, which represents 76.275% of its capital, in accordance with the amended share acquisition/sale commitment agreement and the intra-group loan agreement concluded by the parties. In the event that the acquisition takes place at any time the loan is in force, the acquisition of the shares in Autema would have the price of the loan principal not repaid at the purchase date, plus accrued interest not paid at that date.

•
The amount of payables in current accounts mainly relates to pending consolidated 2008 corporate income tax refunds (for example: Autopista del Sol, S.A. €6,066k; Autopista Terrassa- Manresa, S.A. €4,023k; Cintra Inversora de Autopistas de Cataluña, S.L. €1,368k) and a payable to Grupo Ferrovial, S.A. totaling €3,105k.

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12.2.  SUPPLIERS

At 30 April 2009 trade payables to group companies are as follows:

Thousand euros
Companies	Suppliers
Grupo Ferrovial, S.A.	2,146
Ferrovial Infraestructuras, S.A.	9
Ferrovial Servicios, S.A.	77
Total Ferrovial Group	2,232
Autopista del Sol, S.A.	17
Autopista Madrid-Levante, C.E.S.A.	4
Autopista Madrid Sur, C.E.S.A.	8
407 ETR Concesión Co	89
Skyway Concession Company	38
Cintra Aparcamientos. S.A. (1)	107
Cintra Chile Limitada (1)	1
Total Cintra Group	264
Total Group companies	2,496
(1) Companies held-for-sale

Transactions carried out among group companies relate to services received with respect to bidding, computers and management support. The item pending payment to group companies relates mainly to Ferrovial Group. The rendering of services to Cintra by Ferrovial Group is covered by a framework contract dated 6 October 2004 and a service agreement dated 21 June 2005 as well as the addendum signed on 29 January 2008.

The rest of the third-party balances pending payment mainly relate to bidding activities deriving from, among other things, the analysis of investment opportunities in other markets. These invoices are mainly in progress given that the services received have not yet been completed.

12.3.  OTHER FINANCIAL LIABILITIES

This item records the amount of dividends payable at the end of the period totaling €50,030k, which was paid on 7 May 2009 and a total of €34,043k was paid to Ferrovial Group.

12.4.  PERSONNEL

This item records the amount of provisions for bonus payments accrued at 30 April 2009 but not yet paid at that date.

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13.    EQUITY

The breakdown of equity at 30 April 2009 and 31 December 2008 is as follows:

Thousand euros
Equity	30/04/09	31/12/08
Capital	113,706	113,706
Share premium	1,202,174	1,202,174
Reserves	738,213	724,423
Legal reserve	22,741	21,658
Other reserves	715,472	702,765
Treasury shares	-68,461	-68,461
Profit for the period	-8,393	63,821
Other equity instruments	3,654	3,359
Total	1,980,893	2,039,022

Equity

Authorized capital consists of 568,528,305 fully-paid ordinary shares represented by book entries, each with a value of €0.2 each and all carrying the same rights. There are no restrictions on the free transfer of the shares.

All of the shares are listed on the Madrid, Barcelona, Valencia and Bilbao stock markets. The share price on the final business day of the Period was €4.16.

At 30 April 2009 companies with a shareholding of 3% or more are as follows:

Company	No. of shares	Shareholding
Ferrovial Infraestructuras, S.A.	352,659,211	62.030%
Marjeshvan, S.L	27,570,143	4.849%
Ferrovial Group	380,229,354	66.880%
Other	188,298,951	33.120%
Total	568,528,305	100.000%

Others includes treasury shares held by the Company (9,738,172 shares representing 1.713%)

Share premium Account

The share premium totals 1,202,173,795 euros and forms a freely distributable reserve in accordance with the revised Spanish Companies Act.

Legal reserve

Appropriations to the legal reserve are made in compliance with Article 214 of the Spanish Companies Act, which stipulates that 10% of the profits for the period must be transferred to this reserve until it represents at least 20% of share capital.

The legal reserve is not available for distribution. Should it be used to offset losses in the event of no other reserves being available, it must be replenished out of future profits.

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At 30 April 2009 the legal reserve had reached 20% of share capital after the distribution of profits for 2008.

Voluntary reserves

Voluntary reserves totaling €716,284k at 30 April 2009 were freely available.

Voluntary reserves that are unavailable due to capital reductions

These voluntary reserves totaling €149k are unavailable due to capital reductions.

Transition reserves

The reserve for the transition to the new general accounting plan covers the adjustment for the accumulated effect, calculated at the start of 2008, of changes in equity items affected by the eventual active application of the new standards which total - €970k.

Differences on conversion of capital to euro

This reserve totaling €9k is not available.

Treasury shares

During 2009, the Company did not carry out any transactions involving treasury shares. At 30 April 2009 the balance sheets recorded a total of 9,738,178 shares valued at €68,461k in accordance with the price paid.

Other equity instruments

Other equity instruments records personnel expenses incurred for the stock option plans (see Note 18), as well as other expenses incurred on transactions involving treasury shares.

Distribution of 2008 profit

The proposal presented to the General Meeting regarding the distribution of 2008 profits, and approved in April 2009, is as follows:

Euros
Item	2008

Available for distribution
Profit/(loss) for the year	63,820,932.39

Application

Legal reserve	1,082,911. 20
Voluntary reserves	12,707,530.35
Dividends	50,030,490.84
Total	63,820,932.39

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The distribution of results is explained below:

•	€1,082,911.20 was proposed to be transferred to the legal reserve to reach 20% of share capital.

•	A dividend of €50,030,490.84 was proposed to be paid out, entailing an outlay of €0.088 per share. This payment was made in May 2009.

As stipulated by law, the Company’s treasury shares will not receive the relevant amount of agreed dividends, which will be added to the dividends paid to the shareholders, entailing a dividend per share of €0.0895.

•	The remainder, €12,707,530.35 is to be taken to voluntary reserves.

14.     BANK BORROWINGS

The breakdown of lines of credit not drawn down at 30 April 2009 is as follows:

Entity	Limit	Reference	Margin	Interest rate for month in progress	Maturity date
BNP	45,000	EURIBOR 1M	0.25	1.39%	1/07/09
CITIBANK	20,000	EURIBOR 1M	0.20	1.19%	5/08/09
BBVA	1,200	EURIBOR 1M	0.25	1.19%	20/07/09
BBVA	20,000	EURIBOR 1M	0.65	1.44%	20/07/09
Total	86,200

The objective of the available lines of credit that have not yet been drawn down has always been to cover the need to have available funds in the event of no cash surpluses being available elsewhere, mainly to cover capital payments committed to projects.

The Company has the intention of renewing the lines of credit in force at 30 April until December.

15.     DEFERRED TAXES

The breakdown of movements in 2009 of deferred tax assets and liabilities is as follows:

Thousand euros
Deferred tax liabilities	Asset	Liability
Balance at 31.12.08	13,309	109,635
Generation of deferred taxes	574	0
Reversal of deferred taxes	-1,294	-528

Balance at 30/04/09	12,589	109,107

Movements in 2009 by nature are as follows:

Thousand euros
30/04/09
Assets
Opening balance	13,309
Deferred tax asset - Equity Swap	574
Deferred tax asset-Derivatives	59
Closing balance	13,942
Liabilities
Opening balance	109,635
Deferred tax liability-Derivatives	-528
Closing balance	109,107

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The allocation for deferred tax assets totaling €574k is due to the provision created for the Equity Swap totaling €1,913k. The reversal of deferred tax liabilities totaling €528k is due to the application of the exchange rate hedges that were pending and valued at €1,760k.

The breakdown by nature of the accumulated balance of deferred taxes at 30 April 2009 is as follows:

Thousand euros
30/04/09
Assets
Deferred tax asset - Tax bases	3,796
Deferred tax asset - Equity Swap provision	8,587
Deferred tax asset - Stock Options	239
Deferred tax asset – CAI provision	1,319
Total deferred tax assets	13,941
Liabilities
Deferred tax liability-Derivatives	-45
Deferred tax liability – Tax provision	108,734
Deferred tax liability - Stock Options	418
Total deferred tax liabilities	109,107

The deferred tax liability relating to the tax provision totaling €108,734k records €68,646k relating to the provision for  407 Toronto Highway BV;  €5,685k for the tax provision relating to the investment in Inversora Madrid Sur, S.L. and Inversora Madrid Levante, S.L.;  €24,285k relating to portfolio divestments; and €10,118k relating to the eliminations deriving from the corporate restructuring transactions carried out in 2004 due to the listing of the company on the stock market.

16.     CORPORATE INCOME TAX AND TAX SITUATION

Balances relating to taxes at 30 April 2009 are set out below:

Thousand euros
Item	Asset	Liability
Corporate income tax refundable	3,024	0
Corporate income tax withholdings	106	0
Corporate income tax interim payments	2,289	0
VAT refundable	1,208	0
Input VAT	368	0
Output VAT	0	244
Personal income tax withholdings	0	134
Personal income tax withholdings payable	0	4
Capital gains tax withholdings payable	0	2
Other taxes payable	0	4
Non-resident withholdings payable	0	7
Social security	0	184
Total tax balances	6,995	579

Since 2002 the Company has filed corporate income tax returns on a consolidated basis together with other subsidiaries (Autopista de Toronto, S.L., Autopista Terrasa-Manresa, S.A. and Autopista del Sol, S.A.). In 2005 another seven companies joined the tax group (Cintra Aparcamientos, S.A., Donier, S.A., Balsol 2001, S.A., FEMET, S.A., Cintra Autopistas Integradas, S.A., Laertida, S.L. and Autopista Alcalá O’Donnell, S.A.). In 2008 the companies Cintra Autopistas de Cataluña S.L.U. and Inversora de Autopistas de Cataluña, S.L.U. joined the tax group.

Because certain items are treated differently for tax and financial reporting purposes, the tax profit differs from the profit reported in these accounts.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The reconciliation between individual reported profits and taxable profits as at 30 April 2009 is set out below:

	Thousand euros
	Income statement			Income and expenses taken directly to equity
Operating results			-11,990	59
Profit before income tax			-11,990	59
	Increases	Decreases
Permanent differences
Temporary differences:	1,914		1,914
- arising during the period	1,914		1,914
- arising in prior years
Taxable result			-10,076	59
Tax payable			3,023

The breakdown of permanent and temporary differences in 2009 is as follows:

Thousand euros
Permanent differences
Total permanent differences	0
Temporary differences
Non-deductible Equity Swap expenses	1,914
Total temporary differences	1,914

At 30 April 2009 the Company has recorded corporate income tax revenue totaling €3,596k in the income statement, consisting of the following items:

Thousand euros
Current year corporate income tax	3,022
Deferred taxes	574
Corporate income tax revenue for the period	3,596

The deferred tax liability totaling €574k relates to the change made to the equity swap provision in 2009.

The reconciliation of corporate income tax is as follows:

Thousand euros
Profit before income tax	-11,990
Permanent/temporary differences	1,914
Initial taxable income	-10,076
Tax revenues (30%)	3,022
Deferred tax revenues (30%)	574
Total tax revenues	3,596

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

The Company maintains the same policy applied in prior years of not capitalizing deductions that have not been applied to date, mainly because most of the deductions relate to the years 1998-2001, i.e. generated before the creation of the Tax Consolidated Group and therefore an essential requirement is that Cintra must generate sufficient taxable income on an individual level and due to its activity it normally does not generate such taxes payable so that it may applied the deductions. Therefore, the deductions will be applied when there are significant non-recurring profits.

The years 1998, 1999 and 2002 have become statute barred without having been inspected. In 2005 the tax inspection action that started in May 2003 and covering 2000 and 2001 was completed, and the Company accepted assessments in an insignificant amount.

In January 2008 and inspection of corporate income tax for 2003, 2004 and 2005 and all other taxes for 2004 and 2005 commenced. In December 2008 the Inspectorate requested an extension of the scope of inspection and therefore at this time the collection and analysis of data by the Inspectorate has been completed and the final report from the Inspectorate is pending. As a result of actions that may be undertaken by the tax authorities in connection with the years open to inspection, contingent tax liabilities could arise that the company believes will not be higher than those taken into consideration.

At the Balance Sheet date the corporate income tax return for 2008 has not been filed.

17.     COMPENSATION FOR THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT: PREPAYMENTS AND LOANS

At 30 April 2009 no prepayments were loans have been granted to the Company's Directors or to Directors who are in turn members of the governing bodies of other Group, multigroup or associated companies. At 30 April 2009 the Company has granted loans to senior managers totaling €60.8k.

18.     STOCK OPTION COMPENSATION PLAN

At 30 April 2009 Cintra has the following stock option plans:

Participants	Grant date	Number of options granted	Strike price (euro)
Managers and senior managers	October 2005 July 2007	948,441 39,582	8.98 10.90
CEO	November 2006	67,720	10.54
CEO	July 2007	54,596	11.90
Managers and senior managers	November 2007	871,175	10.72
CEO	April 2008	256,562	9.09
TOTAL		2,238,076

All the stock options may be exercised within five years once three years have elapsed after the grant date, provided certain minimum returns are achieved.

The strike price is calculated as the arithmetic mean of the weighted average price in the twenty stock market sessions prior to the grant date.

The above data have changed since the respective grant dates as a result of the fully-paid capital increases

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

carried out by the Company in 2006, 2007 and 2008. These updates are merely automatic adjustments to maintain the relative percentages stipulated in the stock option plans approved, as necessary in order to protect the rights granted and in accordance with the relevant plan regulations.

Movements in the Company’s stock option plans in 2009 are set out below:

Nº. options
Number of shares at the start of the period	2,238,040
Options granted	0
Waivers and other	0
Options exercised	0
Number of options at the end of the period	2,238,040

Cintra has contracted equity swaps to hedge any loss that may be incurred when the stock options are exercised. These hedges ensure that Cintra will collect an amount equal to the increase in the share price when the options are executed by the beneficiaries. The financial institution will pay cash amounts to Cintra in an amount equal to the yield on the share, in return for a payment from Cintra.

For accounting purposes, these contracts are treated as derivative financial instruments, this being the general treatment afforded to this type of financial products (Note 3.3). In 2009 a loss totaling €1,914k has been recorded with respect to these contracts.

At 30 April 2009, certain Company Directors (not the independent external directors) and managers participate in the following stock option plans of Grupo Ferrovial, S.A.:

Participants	Grant date	Number of options granted	Strike price (euro)
Managers and senior managers	October 2005	84,960	63.54
Managers and senior managers	July 2007	142,840	28.96-73.54
Senior management	April 2008	75,000	48.50
TOTAL		302,800

These plans have the same exercise periods and conditions as are indicated above in connection with the shares of Cintra, S.A. for the same period.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

Movements in this plan in 2009 are as follows:

Nº. options
Number of options at the start of the period	302,800
Options granted	0
Waivers and other	0
Options exercised	0
Number of options at the end of the period	302,800

As is the case with compensation systems at Cintra, S.A., financial swap contracts were executed at the grant date.

19.     INFORMATION ON TRANSACTIONS WITH RELATED PARTIES

Set out below is a description of the main contractual relations between the Company, its significant shareholder and its group of companies:

a) Framework agreement between Grupo Ferrovial, Ferrovial Agroman and Cintra

As a result of the flotation, Grupo Ferrovial, S.A. Ferrovial Agroman, S.A. and Cintra signed a Framework Agreement that came into force on 27 October 2004, the purpose being to regulate relations between Grupo Ferrovial and its subsidiaries, other than Cintra, (hereinafter Ferrovial) and Cintra and its subsidiaries (hereinafter Cintra), in connection with:

1.- Development of Transport Infrastructure Projects (toll roads and car parks):

The Framework Agreement regulates the commitments and obligations of Cintra and Ferrovial in relation to the toll road and car park transport infrastructure concessions.

The Framework Agreement excludes Projects in which the amount of the design and build work is equal to or lower than 3 million euro (an amount that increases with inflation, resulting in a figure of €3,436k for 2008 based on the 2007 inflation rate) or in which the successful bidder is required (by the bidding specifications or by law) to contract the work to a pre-established party other than Ferrovial and not controlled by Cintra.

The Framework Agreement provides a system of pre-emptive and exclusive rights between Cintra and Ferrovial, in tenders and related activities, in relation to the concession and operation of toll road and car park infrastructures.

Having regard to Project execution, the Agreement provides for the distribution of tasks. If Cintra and Ferrovial wish to participate in a Project, Cintra will coordinate, prepare and submit the bid and will take charge of all substantive aspects other than those related to construction; Ferrovial will be responsible for the technical and financial content and documentation relating to the construction work.

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2.- The Framework Agreement will be applicable to specific contracts for services related to projects (cleaning, gardening, etc.) valued at over 3 million euro (an amount that increases with inflation, resulting in a figure of €3,436k for 2008 based on the 2007 inflation rate).

3.- Provision of inter-group services:

Among other issues, the above-mentioned Framework Agreement provided for the reciprocal provision of services between Grupo Ferrovial and its group of companies and Cintra and its group of companies. To this end, on 21 June 2005 Grupo Ferrovial and Cintra entered into a Master Corporate Services Agreement.

Grupo Ferrovial provides Grupo Cintra with services related to information systems, and management assistance and support; Grupo Cintra provides Grupo Ferrovial with assistance and support in the management of Grupo Ferrovial companies operating in the infrastructures area; both groups receive remuneration for the services rendered.

The services rendered by the two groups are mutually beneficial, assure adequate levels of quality and enhance the efficiency and effectiveness of their respective organizations. Additionally, in order to guarantee an adequate service at all times, as well as to ensure that the services received and/or rendered are advisable and justified, the Parties have agreed that the nature, scope, price and quality of the services must be reviewed annually.

The Related-Party Transactions Committee is responsible for supervising compliance with the Framework Agreement and, in general, for supervising transactions between Grupo Ferrovial and Cintra.

Set out below are details of the main transactions between Cintra and Grupo Ferrovial companies during the period:

A)  Provision of services between Grupo Ferrovial and Cintra: Services rendered under the Master Corporate Services Agreement dated 21 June 2005. In 2007, Grupo Ferrovial, S.A. and Cintra invoiced a total of €2,858k and €109k, respectively.

B) Contracts for construction work between Ferrovial Agroman and Cintra Group companies: In general, these are construction contracts between concession holders in which Cintra and Ferrovial Agroman or the UTE construction company (controlled by Ferrovial Agroman) hold interests, for design and build work during the relevant project. According to Cintra’s records, the following amounts were billed at 30 April 2009:

1.	Autopista del Sol Concesionaria Española de Autopistas, S.A.: €20k.
2.	Euroscut Açores, Sociedade Concessionaria da Scut dos Açores, S.A. (Portugal): €10,030k.
3.	Eurolink Motorway Operations (M3) Ltd (Ireland): €29,887k.
4.	Autopista ITR Concession Company LLC (USA): €4,389k.
5.	Autopista SH 130 Concession Company LLC (USA): €4,091k
6.	Autopista del Maipo Sociedad Concesionaria, S.A. (Chile): €9,081k.
7.	Ruta de la Araucanía, S.A. (Chile): €1,256k.
8.	Nea Odos Concession, S.A. (Greece): €19,550k.
9.	Central Greece Motorway Concessions, S.A. (Greece): €2,536k
10.	Car parks: construction of several underground car parks: €608k.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

C) Provision of cleaning and maintenance services:   This relates to ordinary office cleaning and maintenance services provided by Ferrovial Group companies (Ferrovial Servicios) to Cintra Group companies, including the Company itself and toll road and car park concession companies. These services amounted to €171k.

D) The dividend paid by the Company to Ferrovial Infraestructuras, S.A. and Marjeshvan, S.L. in May 2009, out of 2008 profits, totaled €33,460k.

Cintra and group companies have carried out arm's-length transactions with Banesto for  €311,317k. This information is furnished under section two of Order EHA 3050/2004, as some of Cintra’s directors sit on the Boards of Directors of the above-mentioned company.

Finally, as regards transactions effected by the Company that are not eliminated on consolidation, services provided and billed by Cintra to Autopista Trados M45, S.A. totaled €55 and services rendered to Indiana Toll Road Concession Company LLC and to Nea Odos Concession, S.A. amounted to €137k and €90k, respectively.

20.     EVENTS AFTER THE BALANCE SHEET DATE

Cintra reached an agreement to sell its entire stake in the subsidiary Cintra Aparcamientos, S.A. (Cintra Aparcamientos), consisting of 99.92% of its capital, to a consortium formed by Assip, S.G.P.S. S.A., Es Concessoes, S.G.P.S. S.A., Espirito Santo Infrastructure Fund I Fundo de Capital de Risco, Transport Infrastructure Investment Company (SCA) SICAR, Ahorro Corporación Infraestructuras, FCR, Ahorro Corporación Infraestructuras 2, SCR, SA,  and Banco Espirito Santo de Investimento, S.A. The amount of the transaction totals €451 million, of which €51 million relates to the amounts owed by Cintra Aparcamientos to banks.

The consortium led by Cintra, with a 75% stake, has been awarded by the Texas Department of Transportation the design, construction and operation of 21.4 km of toll motorway parallel to the pre-existing motorways (“managed lanes”) IH 820, SH 183 and IH 35W (North Tarrant Express), located in the  Dallas/Fort Worth area of Texas, United States. The other member of the consortium is Meridiam Infrastructure Managers S.a.r.l., which holds a 25% stake.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

21.     COMMENTARY TO EXHIBITS

Exhibit I contains a list of Group companies, distinguishing between fully- and the equity-consolidated companies. This list of presented by geographic area, indicating whether they are audited, domiciles and net cost of the shareholding.

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Cintra, Concesiones de Infraestructuras de Transporte, S.A.

MOTORWAYS AND PARKING FACILITIES
SUBSIDIARIES (fully-consolidated companies)
Company	Auditor (1)	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address

SPAIN
Autopista del Sol, C.E.S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	80%	187	Madrid
Autopista Terrasa Manresa, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	76.28%	44	Barcelona
Autopista de Toronto S.L		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	9	Madrid
Inversora de Autopistas del Sur, S.L	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	55%	177	Madrid
Autopista Madrid Sur C.E.S.A	PWC	Inversora de Autopistas del Sur, S.L	100%	659	Madrid
Inversora de Autopistas del Levante, S.L	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	51.84%	48	Madrid
Autopista Madrid Levante, C.E.S.A	PWC	Inversora de Autopistas del Levante, S.L	100%	510	Madrid
Laertida, S.L.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	7	Madrid
Cintra Autopistas Integradas, S.A.		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	1	Madrid
M-203 Alcalá-) O'Donnell	PWC	Cintra Autopistas Integradas, S.A.	100%	65	Madrid
Cintra Inversora Autopistas de Cataluña, S.A.	PWC	Cintra, Concesiones de Infraestructuras de Transporte, S.A	100%	6	Barcelona
Inversora Autopistas de Cataluña, S.A.	PWC	Cintra Inversora Autopistas de Cataluña, S.A.	100%	3	Barcelona
Cintra Aparcamientos, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	99.92%	63	Madrid
Dornier, S.A	PWC	Cintra Aparcamientos, S.A	100%	21	Madrid
Femet, S.A	PWC	Cintra Aparcamientos, S.A (i)	99.50%	1	Madrid
Guadianapark, S.A.		Cintra Aparcamientos, S.A	75%	1	Madrid
Balsol 2001, S.A		Cintra Aparcamientos, S.A (ii)	100%	3	Gerona
Estacionamientos Alhóndiga, S.A	Attest	Cintra Aparcamientos, S.A	50%	1	Bilbao
Aparcamientos de Bilbao, S.A.	Attest	Cintra Aparcamientos, S.A	75%	1	Bilbao
Aparcamientos Guipuzcoanos, S.L.		Estacionamientos Guipuzcoanos S.A	60.13%	1	San Sebastián
Estacionamientos Guipuzcoanos S.L.	PWC	Cintra Aparcamientos, S.A	100%	41	San Sebastián
Estacionamiento y Galería Comercial Indauxtu, S.A.		Cintra Aparcamientos, S.A	100%	0	Bilbao
Guipuzcoa Parking Siglo XXI, S.A.	Attest	Estacionamientos Guipuzcoanos S.A	60%	1	San Sebastián
Serrano Park, S.A.	Deloitte	Cintra Aparcamientos, S.A	50%	9	Madrid
Cintra Car Parks UK, Ltd.	Bird Luckin	Cintra Aparcamientos, S.A	100%	0	Reino Unido
Concha Parking, S.A.		Estacionamientos Guipuzcoanos S.A	60%	2	Madrid

PORTUGAL
Euroscut Norte Litoral, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	75.53%	76	Portugal
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	77%	35	Portugal
Euroscut Azores S.A.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	89%	31	Portugal

(1) Audited at 31/12/08

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Continuation of Exhibit I

Company	Auditor (1)	Parent company	% Interest	Net cost of the shareholding (million euros)	Address
NETHERLANDS
Algarve International B.V.	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	77%	0	Netherlands
407 Toronto Highway B.V.		Cintra, Concesiones de Infraestructuras de transporte, S.A	100%	369	Netherlands

CHILE
Cintra Chile Limitada	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	305	Chile
Cintra Inversiones Chile Ltda.	PWC	Cintra Chile Limitada	100%	0	Chile
Collipulli Temuco, S.A.	PWC	Cintra Chile Limitada	100%	58	Chile
Temuco Rio Bueno, S.A.	PWC	Cintra Chile Limitada	75%	5	Chile
Talca-Chillán, sociedad conceionaria S.A	PWC	Cintra Chile Limitada	67.61%	11	Chile
Autopista del Bosque, S.A.	PWC	Cintra Chile Limitada	100%	7	Chile
Autopista del Maipo, S.A	PWC	Cintra Chile Limitada	100%	93	Chile

POLAND
Autostrada Poludnie, S.A		Cintra, Concesiones de Infraestructuras de transporte, S.A	90%	13	Poland

CANADA
407 International Inc.	PWC/ Deloitte	4352238 CANADA INC	53.23%	261	Canada
4352238 CANADA INC		407 Toronto Highway B.V.	100%	0	Canada

IRELAND
Eurolink Motorway Operation (M4-M6), Ltd.	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	66%	3	Ireland
Financinfrastructures	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	65	Ireland
Cinsac, Ltd		Cintra, Concesiones de Infraestructuras de transportes, S.A	100%	0	Ireland
Eurolink Motorway Operation (M3), Ltd.	PWC	Cinsac, Ltd	95%	0	Ireland

UNITED STATES
Cintra Zachry, LP (iv)		Cintra Texas Corp	84.15%	2	United States
Cintra Zachry, GP		Cintra Texas Corp	85%	0	United States
Cintra Texas Corp		Cintra US Corp	100%	3	United States
Cintra Developments, LLC		Cintra Texas Corp	100%	0	United States
Cintra Skyway LLC		Cintra US Corp	100%	196	United States
Cintra US Corp		Laertida	100%	538	United States
SCC Holding LLC		Cintra Skyway LLC	55%	196	United States
Skyway Concession Co.	PWC	SCC Holding LLC	100%	440	United States
Cintra ITR LLC		Cintra US Corp	100%	266	United States
Cintra Texas 56, LLC		Cintra US Corp	100%	58	United States
SH-130 Concession Company, LLC	PWC	Cintra Texas 56, LLC	65%	58

ANDORRA
Aparcament Escaldes Centre, S.A.		Cintra Aparcamientos, S.A	100%	11	Andorra

		(i) Other 0.5% Dornier, S.A.
		(ii) Other 50% Dornier, S.A.
		(iii) Other 1% Cintra Zachry, GP

(1) Audited at 31/12/08

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Continuation of Exhibit I

MOTORWAYS AND PARKING FACILITIES
ASSOCIATED AND JOINTLY CONTROLLED COMPANIES (Equity method consolidated)
Company	Auditor (1)	Parent company	% Interest	Net cost of the shareholding (million euros)	Address

SPAIN
Autopista Trados M-45, S.A	PWC	Cintra, Concesiones de Infraestructuras de transporte, S.A	50%	13	Madrid
Sociedad Municipal de Aparcamientos y Servicios, S.A.	CYE Auditores Asociados S.A.	Cintra Aparcamientos S.A	24.50%	4	Málaga
Estacionamientos y Servicios Extremeños, S.A		Cintra Aparcamientos S.A	25.00%	0	Badajoz
Infoser Estacionamientos A.I.E.		Dornier, S.A	16.66%	0	Madrid
Estacionamientos Urbanos de León, S.A	CIA Valdeon Auditores, S.L.	Dornier, S.A	43.00%	0	León

GREECE
Nea Odos, S.A. (IP)	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	19	Greece
Central Greece Motorway (E65) (IP)	PWC	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	13	Greece

UNITED STATES
Statewide Mobility Partners LLC		Cintra ITR LLC	50%	266	United States
ITR Concession Company Holdings		Statewide Mobility Partners LLC	100%	532	United States
ITR Concession Company	PWC	ITR Concession Company Holdings	100%	532	United States

(1) Audited at 31/12/08

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CINTRA, CONCESIONES DE
INFRAESTRUCTURAS DE TRANSPORTE, S.A.

Audit report on the balance sheet
at 30 April 2009

PricewaterhouseCoopers Auditores, S.L. Paseo de la Castellana, 43 28046 Madrid España Tel.: +34 915 684 400 +34 902 021 111 Fax: +34 913 083 566 www.pwc.com/es

  Free translation of the auditor’s report on the balance sheet as at 30 April 2009 originally issued in
Spanish. In the event of a discrepancy, the Spanish language version prevails.

REPORT OF THE AUDITORS

To the shareholders of Cintra, Concesiones de Infraestructuras de Transporte S.A.

We have audited the balance sheet for Cintra, Concesiones de Infraestructuras de Transporte, S.A. at 30 April 2009 and the explanatory notes, the preparation of which is the responsibility of the Company’s Directors. Our responsibility is to express an opinion on the aforementioned balance sheet taken as a whole, based on the work carried out in accordance with auditing standards generally accepted in Spain which require the examination, on a test basis, of evidence supporting the balance sheet and an evaluation of their overall presentation, the accounting principles applied and the estimates made.

As is indicated in Note 2, the accompanying balance sheet at 30 April 2009 has been prepared for the exclusive purpose of meeting the requirements for corporate mergers and segregations established by Articles 36 and 73 of the Law regarding corporate restructuring and with respect to the proposed merger with Grupo Ferrovial, S.A. and the proposed segregation presented by Directors to shareholders at the General Meeting.

In our opinion, the accompanying balance sheet and the explanatory notes express, in all material respects, a true and fair view of the equity and financial situation of Cintra, Concesiones de Infraestructuras de Transporte, S.A. at 30 April 2009 and contain all necessary and sufficient information for an adequate understanding, in accordance with accounting principles and standards generally accepted under Spanish legislation, applied on a consistent basis.

PricewaterhouseCoopers Auditores, S.L.

Gonzalo Sanjurjo Pose
Partner – Auditor

29 July 2009

ANNEX 5

MERGER BALANCE SHEET OF FERROVIAL AND AUDITOR’S REPORT

Grupo Ferrovial, S.A Merger Balance Sheet and Explanatory Notes 30 April 2009 Board of Directors 28 July 2009

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.
GRUPO FERROVIAL, S.A.
MERGER BALANCE SHEET (thousand euro)

A S S E T S	30/04/2009

NON-CURRENT ASSETS	3,788,228
Intangible assets	0
Computer software	0
Property, plant and equipment	11,980
Land and buildings	4,997
Plant and machinery	55
Fixtures, fittings, tools and equipment	2,369
Other PPE	4,559
L/T investments in Group companies and associates	3,675,784
Equity instruments	1,950,023
Loans to Group companies	1,725,761
Long-term financial assets	245
Loans to third parties	98
Other financial assets	147
Deferred tax assets	100,218
CURRENT ASSETS	1,354,188
Inventories	933
Goods purchased for resale	22
Raw materials and other consumables	810
Finished products	101
Trade and other receivables	10,401
Trade receivables for sales and services	74
Trade receivables, Group companies and associates	4,341
Sundry receivables	2,588
Loans to employees	153
Current tax assets	2,507
Other credits with public administrations	738
S/T investments in Group companies and associates	1,276,877
Loans to companies	1,276,877
Short-term financial assets	61,194
Derivatives	14,862
Other financial assets	46,332
Short-term prepayments and accrued income	3,040
Cash and cash equivalents	1,743

TOTAL ASSETS	5,142,415

L I A B I L I T I E S	30/04/2009

EQUITY	2,031,081
Shareholders' equity	2,025,830
Share capital	140,265
Share premium	193,192
Reserves	1,791,543
Legal reserve	28,053
Other reserves	1,761,542
Revaluation reserve (RDL-7/96)	1,948
Own equity interests	-52,197
Result for the period	-46,973
Value change adjustments	5,251
Hedging transactions	5,251
NON-CURRENT LIABILITIES	1,239,868
Long-term provisions	207,401
Other provisions	207,401
Long-term payables	844,734
Bank borrowings	736,886
Derivatives	107,848
Payable to Group companies and associates	117,598
Deferred tax liabilities	70,135
CURRENT LIABILITIES	1,871,466
Short-term provisions	553
Short-term payables	440,532
Bank borrowings	231,913
Other financial liabilities	208,619
Payable to Group companies and associates	1,395,091
Trade and other payables	35,278
Trade payables	14,951
Trade payables, Group companies and associates	306
Sundry payables	30
Accrued wages and salaries	11,105
Other debts with Public Administrations	8,551
Advance payments from customers	335
Short-term accruals and deferred income	12

GENERAL TOTAL	5,142,415

Grupo Ferrovial, S.A.

2 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

1.       COMPANY’S ACTIVITIES

Grupo Ferrovial, S.A. was incorporated on 6 June 1979 under the name Ferrovial Internacional, S.A. It is entered in the Madrid Mercantile Register and its tax code is A-28606556. The Company’s registered office is at calle Príncipe de Vergara, 135, 28002, Madrid.

Grupo Ferrovial, S.A.’s corporate objects consist mainly of investing in financial assets and in shareholdings in other companies, the provision of management and administration services to all kinds of companies, and the construction business in general.

The Annual General Meeting held on 8 May 1992 approved the change of the Company’s name from Ferrovial Internacional, S.A. to Grupo Ferrovial, S.A.

At present, it is the parent of the Ferrovial Group and is engaged mainly in managing and coordinating all the activities of the Group companies.

Grupo Ferrovial, S.A.’s shares have been listed on the continuous market since 5 May 1999 and are included in the IBEX– 35 index.

2.       BASIS OF PRESENTATION OF THE MERGER BALANCE SHEET

2.1.    Fair view and basis of presentation

The merger balance sheet has been obtained from the Company’s accounting records, which include the temporary joint ventures (UTEs) in which the Company has an interest at 30 April 2009, and is presented in accordance with the Chart of Accounts introduced under Royal Decree 1514 (2007) and the accounting standards contained in corporate legislation so as to give a fair view of the Company’s net equity and financial situation.

The Company holds majority interests in certain subsidiaries and has shareholdings of 20% of more in others. The merger balance sheet does not reflect the increases or decreases in equity that would arise were consolidation methods applied through the full consolidation of the majority shareholdings and the proportionate or equity consolidation, as applicable, of other shareholdings.

Moreover, Grupo Ferrovial, S.A. has interests in certain temporary joint ventures the activities of which have been discontinued at 30 April 2009. Balances pending settlement have been included on a proportionate basis, in line with the percentage interest in the temporary joint ventures, in each of the merger balance sheet captions.

The amounts reflected in the merger balance sheet are expressed in thousands of euros.

The main figures presented in the consolidated financial statements at 30 April 2009 under International Financial Reporting Standards are as follows (unaudited data):

Million euro
Equity	3,729
Total assets	45,358

2.2.    Merger project

The balance sheet closed at 30 April 2009 has been prepared for use as Grupo Ferrovial, S.A.’s merger balance sheet, pursuant to the merger plans that will be drawn up by the Boards of Directors of Grupo Ferrovial, S.A., Ferrovial Infraestructuras S.A., Aeropuerto de Belfast S.A. and Cintra Concesiones de Infraestructuras de Transporte S.A., and by the Joint Administrators of Marjeshvan S.L. and Lernamara S.L.

2.2.1.           Structure

The merger between Cintra and Grupo Ferrovial S.A. is structured through a series of complex corporate transactions that are briefly described below:

Grupo Ferrovial, S.A.

3 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

1. Simplified merger:

As a prior inseparable step within the merger of Cintra and Grupo Ferrovial S.A., the latter will take-over Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan, S.L. and Lernamara, S.L., resulting in the extinguishment, through dissolution without liquidation of the target companies and the transfer of all their assets and liabilities to the acquiring company, resulting in its universal succession to all of their rights and obligations.

2. Segregation of Cintra:

Also as part of this complex integration transaction, Cintra will “affiliate” its business equity –basically consisting of the shares its holds in concessionaire companies through which it carries out the transportation infrastructure business- through its segregation and transfer in full to a wholly owned vehicle, Cintra Infraestructuras, S.A., which will be structured through a total, special segregation transaction which will consist, for tax purposes, of the contribution of a line of business.

It should be noted that Cintra recently transferred ownership of the shares in the company Cintra Aparcamientos, S.A. to a third party and therefore these shares do not form part of the segregated equity.

3.  Merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Finally, Grupo Ferrovial S.A. will be merged into Cintra Concesiones de Infraestructuras de Transporte S.A., extinguishing the former through liquidation and the transfer of all its assets and liabilities to the acquiring company, which will universally succeed to all the target company’s assets and liabilities (“inverse” merger). As a result of this transaction the shareholders of Grupo Ferrovial S.A. will receive shares in Cintra in exchange without any supplementary cash compensation. Cintra will increase share capital by the amount necessary to cover the swap of shares in Grupo Ferrovial S.A., which may be reduced through the delivery of Cintra treasury shares.

2.2.2.           Accounting effects of the operations

In the case of both the “simplified merger” and the merger of Grupo Ferrovial, S.A. into Cintra Concesiones de Infraestructuras de Transporte S.A., the target companies’ operations will be deemed to be effected for accounting purposes by the acquiring companies as from 1 January 2009, subject to verification of compliance with certain suspensive conditions (1).

(1) Suspensive conditions:

-	Execution of the relevant merger and segregation deeds.
-	Serving of notifications, obtainment of the necessary administrative authorisations and completion of registration formalities.
-	Cancellation of the pledge on Cintra’s shares currently held by Ferrovial.

The merger plans will be submitted for approval to the Annual General Meetings of the companies involved.

2.3.    Accounting principles

The merger balance sheet has been prepared in accordance with the accounting principles contained in prevailing corporate legislation.

2.4.    Going concern principle

The merger balance sheet has been prepared on a going concern basis. In this regard, although working capital (defined as the difference between current assets and current liabilities) stands at -517,278 thousand euro, it should be noted that Grupo Ferrovial, S.A.'s current liabilities include payables to Group companies (1,395,091 thousand euro) that relate to current accounts which, though bearing interest similar to market rates, have no defined maturities, the due dates being subject to the decision of Grupo Ferrovial, S.A. as the majority shareholder of the companies.

2.5.    Critical measurement issues and estimates of uncertainty

Grupo Ferrovial, S.A.
4 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

When preparing the merger balance sheet, the Company has been required to use certain estimates and judgements in relation to the future which are continually evaluated and are based on historical experience and other factors, including expectations of future events that are deemed reasonable in the circumstances. The resulting accounting estimates will, by definition, seldom equate the related actual results. These estimates basically refer to:
-	Useful lives of property, plant and equipment and intangible assets
-	Measurement of stock options
-	Estimates related to the fair value of assets acquired in business combinations and other assets and liabilities
-	Assessment of possible legal and tax contingencies.

The estimates and judgements that entail a significant risk of giving rise to a material adjustment to the carrying amounts of the assets and liabilities in the following financial year are explained below.

Fair value of derivatives and other financial instruments

The fair value of financial instruments not traded on an active market is determined using valuation techniques. The Company applies judgement to select a variety of methods and to make assumptions based mainly on market conditions at each balance sheet date.

2.6.    Groupings of items

Although the items reflected in the merger balance sheet are grouped together, the necessary breakdowns are included in the notes, for clarity.

3.       ACCOUNTING POLICIES

The main accounting policies applied by the Company to prepare the merger balance sheet are as follows:

3.1.    Intangible assets

“Intangible assets” in the merger balance sheet are initially carried at acquisition price or production cost, including capitalisable financial expenses, and are subsequently measured at cost less accumulated amortisation and any impairment losses. Intangible assets with a finite useful life are amortised on a straight-line basis over a maximum of three years.

Intangible assets with an indefinite useful life are not amortised and are tested annually for impairment.

3.2.    Property, plant and equipment

The assets included in this merger balance sheet caption are carried at acquisition price or production cost, less any provisions and depreciation charged. Their cost was restated in accordance with Royal Decree-Law 7/1996.

Own work capitalised is measured, for each investment, by adding to the price of the consumable materials used the direct or indirect costs attributable to the investments.

Repair and maintenance costs generated on property, plant and equipment are expensed in the period they are incurred.

Own work capitalised is carried at the cost actually incurred.

Costs relating to extensions, modernisation or improvements that increase productivity or extend the useful lives of the assets are capitalised as an increase in the cost of the assets concerned.

Grupo Ferrovial, S.A.

5 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Impairment losses on property, plant and equipment

Property, plant and equipment are tested for impairment provided that an event or change in circumstances indicates that their carrying amount might not be recoverable. An impairment loss is recognised in the amount by which the asset’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped together at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Impaired assets are reviewed at least at the year end in order to reverse the impairment loss if appropriate.

Depreciation of property, plant and equipment

The Company depreciates machinery, equipment and tools using the declining-balance method and the rest of its property, plant and equipment using the straight-line method, over their estimated useful lives.

Property, plant and equipment are depreciated over the following years of useful life:

Total estimated useful life
Buildings and other structures	33 – 50
Machinery, equipment and tools	5
Fixtures and fittings	10
Vehicles	5

3.3.    Financial assets

3.3.1.           Investments held to maturity and receivables

Investments held to maturity, loans granted and receivables are initially carried at fair value plus attributable costs and are subsequently measured at amortised cost. Accrued interest is recognised applying the effective interest rate. The effective interest rate is the discount rate that brings the initial price of the financial instrument exactly into line with all its estimated cash flows to maturity. This notwithstanding, trade receivables falling due in less than one year are carried at their face value at both initial recognition and subsequent measurement, provided the effect of not discounting flows is not significant. At the year end, at minimum, the necessary value adjustments are made to account for impairment when there is objective evidence that all the amounts receivable will not be collected. The amount of the impairment loss is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate prevailing at the date of initial recognition. Value adjustments, and reversals, if applicable, are recognised in the income statement. The amount of the provision is the difference between the carrying amount of the asset and the present value of estimated future cash flows, discounted to the effective interest rate. Financial assets are written off the balance sheet when the risks and rewards of ownership of the assets are substantially transferred. In the specific case of receivables, this is assumed to occur, in general, when insolvency and default risks have been transferred.

3.3.2.           Shareholdings in Group companies, jointly-controlled entities and associates

These investments are carried at cost less any accumulated impairment losses. However, where the investment was made prior to its classification as a Group company, jointly-controlled entity or associates, the cost of the investment is its carrying amount prior to such classification. Previous valuation adjustments recognised directly in equity remain in equity until they are written off. If there is objective evidence that the carrying amount is not recoverable, the necessary value adjustments are made in the amount of the difference between the carrying amount and the recoverable amount, this being the higher of fair value less costs to sell and the present value of the investment cash flows. Barring better evidence of the recoverable amount, the impairment of these investments is estimated taking into account the investee’s equity adjusted for any latent gains existing at the measurement date. The value adjustment and, if applicable, its reversal are taken to the income statement for the period in question.

3.4.    Derivative financial instruments

Derivative financial instruments are initially recognised at their fair value on the contract date. Subsequent changes to fair value are also recognised at each balance sheet close. The recognition of resulting gains or losses on derivatives depends on whether the instrument is or is not a designated hedge and, if applicable, on the type of hedge. The types of hedge are described below:

Grupo Ferrovial, S.A.
6 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

a.
Cash flow hedge: A cash flow hedge covers exposure to highly probable future transactions and changes in cash flows. The gain or loss on the ineffective portion of the hedging instrument is recognised in the income statement while the effective portion is recognised directly in equity in the balance sheet. The amount deferred in equity is not recognised in the income statement until the gain or loss on the hedged transactions is recognised in the income statement or until the transactions mature. The amount in question is recognised in the same results caption as the hedged item. Finally, should the hedge become ineffective, the amount recognised in equity to date is taken to the income statement on a proportionate basis during the term of the derivative contract.

b.
Fair value hedge: A fair value hedge covers exposure to changes in the value of a recognised asset or liability, or a firm commitment relating to a future transaction. The gain or loss on the hedging instrument and on the hedged asset or liability is recognised in the income statement.

c.
Hedge of net investments in foreign operations: This hedge covers changes in the value of net investments in foreign operations attributable to foreign exchange fluctuations. Gains or losses are recognised in equity and taken to the income statement when the investment is sold or matures.

Gains or losses on derivatives not qualifying for hedge accounting are recognised in the income statement.

3.5.    Inventories

Raw materials and other consumables are carried at the lower of acquisition cost (average price) and net realisable value.

When the net realisable value of inventories is below cost, the necessary value adjustments are made and an expense is recorded in the income statement. If the circumstances that caused the value adjustment cease to exist, the adjustment is reversed and recognised as income in the income statement.

Assets received as payment for debts are carried at the lower of the value of the debt offset and their realisable value.

3.6.    Cash and cash equivalents

Cash and cash equivalents include petty cash, deposits held at call with banks and other short-term, highly-liquid investments with original maturities of three months or less.

3.7.    Equity

Ordinary shares are classified as share capital. Incremental costs directly attributable to the issue of new shares are presented under equity as a deduction, net of taxes. Acquisitions of the parent company’s treasury shares, in the amount paid, including attributable related costs, are deducted in equity. When these shares are subsequently sold or reissued, any amount received is taken to equity net of costs.

3.8.    Provisions and contingent liabilities

The Company recognises a provision for a commitment or obligation vis-à-vis a third party that meets the following requirements: it is a present obligation (legal or implicit) arising from past events or constructive obligations, the settlement of which is probable and is expected to result in an outflow of funds the amount or timing of which are not known for certain but can be reliably estimated.

Provisions are carried at the present value of forecast payments that are expected to be required to settle the obligation, using a rate before taxes that reflects the current market assessment of the time value of money and the specific risks of the obligation. Adjustments made to update the provision are recognised in financial expense as they accrue. Provisions expiring in one year or less the financial effect of which is immaterial are not discounted.

A contingent liability is a potential obligation arising from past events, the materialisation of which is dependent on the occurrence or non-occurrence of one or more future events beyond the Company’s control. Liabilities are classed as contingent either because it is not feasible to make a reliable estimate or because the outflow of funds is not deemed probable and they are not recognised in the accounts, although a breakdown is provided in the notes (Note 15).

3.9.    Provisions for pensions and similar commitments

The Company has no pension plans or similar obligations.

Under current labour regulations, the Company is required to pay severance indemnities to employees dismissed under certain conditions. The Company does not envisage significant indemnity payments in the future.

3.10.  Financial liabilities

Grupo Ferrovial, S.A.
7 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

3.10.1.          Creditors and payables

These liabilities are initially carried at fair value net of transaction costs and subsequently remeasured at amortised cost using the effective interest method. The effective interest rate is the discount rate that brings the expected flow of future payments to the liability’s maturity exactly into line with the initial amount received. In the event that the effective interest rate is initially considered to be different from the market interest rate, the liability is measured based on the present value of future flows at the market rate, in the case of interest-bearing loans. Where no effective interest rate is specified, the flows are also measured at the market interest rate.

In the event of the renegotiation of existing debts, the financial liability is not deemed to change significantly when the lender of the new loan is the same as the initial lender and the present value of cash flows, including issue and arrangement fees, using the effective interest method, is not more than 10% higher or lower than the present value of cash flows pending payment on the original liability, calculated using the same method.

3.11.  Income tax and deferred taxes

Grupo Ferrovial, S.A. has filed consolidated tax returns since 1993 together with its subsidiaries.

Deferred taxes are not recognised when the transaction has no effect on reported and/or taxable amount of the relevant assets or liabilities. Deferred tax assets and liabilities are calculated using the tax rates in force at the balance sheet date that are expected to be applicable during the period in which the asset is realised or the liability settled. They are charged or credited to the income statement, except for items that are recognised directly in equity, which are charged or credited to equity accounts. Deferred tax assets and tax credits for tax-loss carryforwards are recognised when it is likely that the Group may recover them in the future, regardless of when they will be recovered, provided this is within the maximum period provided by law. Deferred tax assets and liabilities are not discounted and are classified as a non-current asset/(liability) in the balance sheet. Deferred taxes recognised are reviewed at each account close.

3.12.  Conversion of foreign currency transactions

The Company’s transactions effected in currencies other than the functional currency, which is the euro, are converted to euros by applying the exchange rate in force at the transaction date or the exchange rate at the account closing date in the case of balances outstanding at the balance sheet preparation date.

Foreign currency gains and losses resulting from the settlement of transactions and translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currency are recognised in the income statement, except when deferred in equity as qualifying cash flow hedges or qualifying net investment hedges.

3.13.  Stock option-based compensation systems

Stock option plans are measured when the options are initially granted using the interest method, based on an improved binomial model that accounts for the strike price, volatility, exercise period, expected dividends, risk-free interest rate and the assumptions made to incorporate the effects of expected early exercise. The initial value is not subsequently reassessed. That value is recognised in staff expenses for the Company’s employees and as an increase in the value of the shareholdings for employees of each business division, in proportion to the stipulated period of time that the employee must remain at the relevant company, with a balancing entry in equity.

3.14.  Related-party transactions

In general, transactions between Group companies are initially recognised at fair value. If applicable, where the agreed price differs from the fair value, the difference is recognised based on the economic reality of the transaction. Transactions are subsequently measured in accordance with applicable standards.

3.15.  Financial risk management

The Company’s overall risk management program focuses on uncertainty in financial markets and seeks to minimise the potential adverse impact on its financial profitability. The Company uses derivatives to hedge certain risks. Risk management is performed by the Company’s Finance Department, which identifies, evaluates and hedges financial risks in accordance with the policies approved by the Board of Directors.

3.15.1.          Foreign exchange risk

The Company has international operations and is therefore exposed to foreign exchange risk in currency transactions, particularly in relation to pounds sterling. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

3.15.2.          Interest rate risk

Grupo Ferrovial, S.A. manages interest-rate risk to achieve an adequate balance between its positions in fixed- and variable-rate debt in order to be able to adapt to different market circumstances and, in any event, guarantee the fulfilment of its business plans.

Accordingly, a high proportion of reference rates are fixed rates either contracted at inception or hedged by means of derivative financial instruments.

Grupo Ferrovial, S.A. applies a proactive management approach to the part of the debt that is finally held at variable rates, paying particular attention to the evolution of market rates in order to obtain the lowest rates where possible.

3.15.3.          Liquidity risk

In the current market environment, in which a major financial crisis has caused a generalised credit crunch during the financial year to date, Grupo Ferrovial has adopted a proactive approach to liquidity management, based on the preservation of the Company’s liquidity.

This policy has focused on two main areas:

1.- Comprehensive working capital management to ensure timely fulfilment of collection commitments by customers.

2.- Implementation of an integrated cash system to optimise the Group companies’ daily liquidity positions.

The Group has also sought to always utilise available cash to settle payment obligations and debt commitments in advance.

3.15.4.          Fair value estimation

The fair value of financial instruments traded in active markets is based on market prices at the balance sheet date. The quoted price used for financial instruments is the current bid price.

3.16.  Environmental policy

In view of Grupo Ferrovial, S.A.’s activities, there are no environmental liabilities, costs, assets, provisions or contingencies that could be significant in relation to the Company’s net worth and financial situation.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

4.       INTANGIBLE ASSETS

Set out below is an analysis of intangible assets showing movements at 30 April 2009:

	Thousand euro
Intangible assets	Balance at 31/12/2008	Additions	Disposals	Balance at 30/04/2009
Investment in computer software	1,394	0	0	1,394
Amortisation of computer software	-1,394	0	0	-1,394
Total computer software	0	0	0	0
Total intangible assets	0	0	0	0

At 30 April, investments in intangible assets total 1,394 thousand euro, consisting of computer software that is fully amortised.

There are no movements at 30 April.

No value adjustment has been made to any intangible assets.

5.       PROPERTY, PLANT AND EQUIPMENT

Set out below is an analysis of property, plant and equipment showing movements at 30 April 2009:

	Thousand euro
Property, plant and equipment	Balance at 31/12/2008	Additions	Disposals	30/04/2009
Investment in land and buildings	7,230	0	0	7,230
Depreciation of land and buildings	-2,203	-30	0	-2,233
Total land and buildings	5,027	-30	0	4,997
Investment in plant and machinery	1,810	0	0	1,810
Depreciation of plant and machinery	-1,751	-4	0	-1,755
Total plant and machinery	59	-4	0	55
Fixtures, fittings, tools and equipment	5,719	257	0	5,976
Depreciation of fixture, fittings, tools, equipm.	-3,508	-98	0	-3,606
Total fixtures, fittings, tools and equipment	2,211	159	0	2,370
Other PPE	17,035	1,346	-3	18,378
Depreciation of other PPE	-13,159	-663	3	-13,819
Total other PPE	3,876	683	0	4,559
Total property, plant and equipment	11,173	808	0	11,981

The main investment in land and buildings relates to the Company’s Madrid headquarters.

Additions to fixtures, fittings, tools and equipment at the merger balance sheet date relate basically to the acquisition of air-conditioning equipment (106 thousand euro), communications equipment (93 thousand euro) and furniture (57 thousand euro).

Additions to other PPE relate to the acquisition of computer equipment (1,346 thousand euro).

No investments have been made outside Spain, no assets are subject to guarantees or reversion, and there are no grants relating to property, plant and equipment.

At 30 April 2009, no impairment adjustments have been recognised or reversed in respect of property, plant and equipment.

At the merger balance sheet date there are no capitalised interest or exchange differences.

Fully-amortised property, plant and equipment amount to 14,849 thousand euro at 30 April 2009, relating mainly to data-processing equipment and furniture.

At 30 April 2009, net accumulated restatements made under RD-Law 7/1996 (7 June) total 1,948 thousand euro.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

6.       EQUITY INSTRUMENTS IN GROUP COMPANIES AND ASSOCIATES

Set out below is an analysis of this item showing movements at 30 April 2009:

	Thousand euro
Equity instr. in Group comp./associates	Balance at 31/12/2008	Additions	Disposals	Balance at 30/04/2009
Equity instruments	2,212,269	16,511	0	2,228,780
Value adjustments	-278,757	0	0	-278,757
Total equity instruments	1,933,512	16,511	0	1,950,023

Additional relate basically to the cancellation of uncalled amounts on shares held in Ferrocorp UK Ltd (134 thousand euro) and the recognition of an increase in the value of the Company’s investments in the operating companies in respect of contributions made through share-based payments made to employees (16,337 thousand euro).

Exhibit I contains a breakdown of all the subsidiaries and associates in which the Company’s holds direct or indirect interests, stating their activity and address and the percentage shareholding.

The following tables show a breakdown of the net carrying amount and the main equity items of Grupo Ferrovial, S.A.’s main direct shareholdings at 30 April 2009:

	Thousand euro
Companies	% shareholding	Carrying amount	Value adjustments	Net carrying amount	Capital (*)	Net other equity (*)	Net result for the period (*)
Ferrovial Infraestructuras, S.A.	100%	973,703	0	973,703	878,041	1,277,807	17,885
Ferrovial Servicios, S.A.	99.88%	576,184	0	576,184	573,043	61,496	-13,450
Ferrovial Agromán, S.A.	99.99%	325,427	0	325,427	191,816	503,351	10,296
Betonial, S.A.	99%	35,699	-187	35,512	3,660	32,211	1,452
Ferrovial Financiera AIE	4.67%	20,000	0	20,000	432,499	5,081	-1,179
Grimaldi Investments, BV	99.50%	288,581	-275,259	13,322	20	14,587	-10
Alkes Reinsurance Ltd.	100%	3,000	0	3,000	3,000	(i) 0	(ii)
Ferrovial Inmobiliaria S.A.	99%	1,792	-600	1,192	600	-103,868	-7,992
Autovía de Aragón, S.A.	15%	579	-35	544	3,862	-9,288	-375
Promotora Ibérica de Negocios, S.A.	99%	582	-153	429	60	373	6
Ferrovial Telecomunicaciones, S.A.	99%	102	0	102	100	-381	-2
Ferrocorp UK Ltd.	100%	210	0	210	210	(i) -17	(ii)
Ferrovial Inversiones, S.A.	99.98%	200	0	200	600	96	26
Frin Gold, S.A.	99%	89	-17	72	62	11	0
Remtecolex, S.A.	99%	60	-2	58	60	-2	0
Baroslia, S.A.	99%	60	-3	57	60	-3	0
Burety S.L.	99%	6	0	6	3	8,058	168
Lernamara, S.L.	99%	3	-3	0	3	-27,463	-80,172
Other	-	2,504	-2,499	4	1,947	-25,693	84,200
Total		2,228,780	-278,757	1,950,022	2,089,647	1,736,372	10,853

(*) Unaudited figures
(i) Figure at 31 December 2008.
(ii) Figure not available at 30 April 2009.

The value adjustments made to the investments in Group companies and associates have been calculated and recognised as explained in point three of the accounting policies.

At 30 April 2009, there are no balances in this caption in currencies other than the euro.

The listed companies are Grupo Ferrovial, S.A., Cintra, S.A. and Budimex, S.A. Details of their share prices are set out below:

Share price (euros/share)	Grupo Ferrovial S.A.	Cintra S.A.	Budimex S.A.
At 30 April 2009	22.07	4.16	15.79
Average price for 1Q 2009	19.98	4.03	12.82

The prices shown in the above table are expressed in euros per share. In the case of Budimex, S.A., the share price has been converted to euros using the exchange rate at 30 April 2009 (4.4326 PLZ/EUR), both for the price at 30 April 2009 and the average price for the first quarter.

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

7.       DERIVATIVE FINANCIAL INSTRUMENTS

7.1.           Derivatives

Set out below is an analysis of derivative hedges showing their fair values and notional maturities at 31 April 2009:

Thousand euro				Notional maturities
Type of instrument	Fair value at 30/04/2009	31/12/2009	31/12/2010	31/12/2011	31/12/2012	31/12/2013 and after	TOTAL
Euro forward sale and other	14,862	110,691	0	0	0	0	110,691
Total asset balances	14,862	110,691	0	0	0	0	110,691
Equity swaps	-107,848	10,118	20,503	46,495	30,214	92,755	200,085
Total liability balances	-107,848	10,118	20,503	46,495	30,214	92,755	200,085

The notional amounts contained in this table include all the amounts contracted at 30 April 2009 and the notional maturities are therefore shown as positive figures.

Description of the main hedging transactions and their impact on results and equity

Set out below is an explanation of changes in the fair value of derivative hedges at 30 April 2009 and the main features of the derivatives contracted by the Company:

Thousand euro	Fair value			Impact on balance sheet			Impact on income statement
Type of instrument	Balance at 30/04/2009	Balance at 31/12/2008	Change	Impact on reserves	Exchange differences	Other impacts	Fair value	Other impacts	TOTAL
Euro forward sale and other	14,862	21,690	-6,828	0	0	0	-6,828	0	-6,828
Equity swaps	-107,848	-111,493	3,645	0	0	-5,910	9,555	0	3,645
Total hedges	-92,986	-89,803	-3,183	0	0	-5,910	2,727	0	-3,183

Equity swaps include swaps contracted by the Company solely to hedge the impact on equity of the stock option plans. These contracts are classed as ineffective derivatives and the resulting gain or loss is recognised through financial results. Note 17 contains a description of these equity swap contracts.

The impact of the equity swaps on results for the period is due to the increase in Grupo Ferrovial, S.A.’s share price from 19.58 euros/share at 31 December 2008 to 22.07 euros/share at 30 April 2009.

Grupo Ferrovial, S.A. has granted a short-term sterling loan to its subsidiary Lernamara in the amount of 164,716 thousand pounds (nominal value). In order to avoid fluctuations in cash flows from that loan due to the foreign exchange rate, the Company has contracted a euro-sterling forward.  The notional amount hedged accounts for 60% of the nominal amount of the loan.

8.       OTHER SHORT-TERM FINANCIAL ASSETS

At 30 April 2009, the balance in this caption relates to the Company’s deposits (restricted cash) securing the settlement of the equity swaps contracted (35,050 thousand euro) and to the dividend approved to provide a return on the shares tied to the Company’s swap contracts (11,282 thousand euro), the terms of which are described in Note 17.

Movements during the period derived basically from the settlement at maturity of the investment in Treasury bonds recognised by the Company at 31 December 2008 (-21,500 thousand euro), which bore 2.02% interest, and the recognition of the returns referred to in the preceding paragraph (11,282 thousand euro).

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

9.       BALANCES RECEIVABLE FROM AND PAYABLE TO GROUP COMPANIES

Set out below is a breakdown of the balances recognised by the Company with its Group companies at the merger balance sheet date:

	Thousand euro
Companies	Long-term receivables	Trade receivables	Short-term receivables	Long-term payables	Short-term payables	Trade payables
Ferrovial Agromán, S.A.	0	235	274	0	1,272,626	34
Lernamara, S.A.	380,797	0	190,296	0	0	0
Ferrovial Financiera AIE	0	0	81,592	117,598	19,600	0
Grimaldi Investment, BV	20,191	0	45	0	0	0
Ferrovial Inversiones, S.A.	0	0	0	0	400	0
Ferrovial Infraestructuras, S.A	859,177	0	0	0	54,591	0
Autovía de Aragón	1,501	0	53	0	3	0
Ferrovial Servicios, S.A	339,048	89	983,532	0	0	118
Can-am	0	0	0	0	1,181	0
Inversiones Trenza	47	0	0	0	58	0
Ferrovial Fisa	125,000	130	1,170	0	0	0
Cintra, S.A	0	2,167	3,115	0	0	126
Dornier	0	0	4	0	0	0
Ferrovial Aeropuertos	0	1,280	11,156	0	0	0
Triconitex	0	0	5,618	0	0	0
Burety	0	0	0	0	13,933	0
Ferrovial Emisiones, S.A	0	0	0	0	26,204	0
Aeropuerto Belfast	0	0	0	0	5,921	0
Cespa, S.A	0	46	0	0	0	13
Cadagua	0	12	0	0	0	4
Other	0	382	22	0	574	11
Total Group companies	1,725,761	4,341	1,276,877	117,598	1,395,091	306

Long-term receivables consist of long-term loans and participating loans the terms of which are generally established based on the company’s results. Short-term payables and receivables with Group companies are the main items in the Company’s current assets and liabilities.
Loans granted to Group companies bear interest similar to market interest rates (between 4% and 4.75%), irrespective of the loan term.

Additionally, the Company provides certain management support services that are charged as services rendered to the subsidiaries of the Ferrovial Group.

10.       INVENTORIES

The Company’s inventories are analysed below at 30 April 2009:

Thousand euro
Balance at
Inventories	30/04/2009
Goods purchased for resale	22
Value adjustments	0
Total goods purchased for resale	22
Raw materials and other consumables	810
Value adjustments	0
Total raw materials and other consumables	810
Finished products	108
Value adjustments	-7
Total finished products	101
Total inventories	933

At 30 April 2009 there are no purchase or sale commitments, capitalised financial expenses or inventories subject to ownership restrictions or pledged to secure liabilities.

At that date there are also no attachments on or restrictions on the availability of any of the Company’s inventories.

11.       SHAREHOLDERS’ EQUITY

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Capital and share premium

At 30 April 2009, Grupo Ferrovial, S.A.’s share capital consists of 140,264,743 fully-subscribed and paid up shares with a par value of one euro each.

All the shares are listed on the Madrid Stock Exchange.

The share premium amounts to 193,192 thousand euro and is an unrestricted reserve.

At 30 April 2009, the shareholder that owns more than 10% of Grupo Ferrovial, S.A. is Portman Baela, S.L., which holds a 58.3% interest.

Legal reserve

In accordance with the revised Spanish Companies Act, 10% of profits must be transferred to the legal reserve each year until it represents, at least, 20% of share capital. The legal reserve may be used to increase capital in the amount that exceeds 10% of the increased capital figure.

Except as mentioned above, until the legal reserve exceeds 20% of capital it may only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

The legal reserve is fully provisioned at 30 April 2009.

Treasury shares

At 30 April 2009, the Company holds 1,250,374 own shares with an average cost of 41.745 euros/share.

The Company had no dealings in treasury shares during the period.

Revaluation reserve (Royal Decree-Law 7/1996)

The Company availed itself of Royal Decree-Law 7/1996 to restate the values of its property, plant and equipment.

During 1998, the tax authorities approved the balance in this reserve, amounting to 1,948 thousand euro, and it may now be used, free of tax, as follows:

-	Offset prior-year losses.

-	Increase share capital.

-
Transfer to unrestricted reserves as from 31 December 2007 (although it may not be distributed until the monetary gain has been realised). The monetary gain will be deemed to have been realised as the restated assets are depreciated, sold or written off.  At 30 April 2009, only a part of the reserve may be distributed (443 thousand euro) because the monetary gain has not been fully realised.

Distribution of results

During the period, the profit for 2008 (109,698 thousand euro) was credited to voluntary reserves (40,190 thousand euro) and to dividends (69,507 thousand euro). The interim dividend amounts to 0.5 euros per share on account of 2008 profits, as agreed by the Board of Directors on 30 October 2008.

Dividend pay-out

During the period, as approved by the General Meeting held on 30 April 2009, a dividend of 1.5 euros per share (208,522 thousand euro) was paid out of voluntary reserves.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

12.     LONG-TERM PROVISIONS

The Company records in this caption a provision of 109,518 thousand euro for the losses of its subsidiary Ferrovial FISA S.L. generated by the value adjustments made by the subsidiary to certain financial assets and investment properties.  Moreover, during the period the Company recognised in this caption a provision of 1,469 thousand euro for the negative equity of its subsidiary Triconitex S.L.

The main movement at 30 April 2009 is the value adjustment for the investment in the Company’s subsidiary Lernamara, S.L., the only asset of which is a 4.85% shareholding in FGP Topco (BAA Group) in the amount of 96,435 thousand euro. As the Company has fully provisioned its shareholding in Lernamara S.L. the above-mentioned provision for liabilities and charges has been set up to cover the risk affecting the loans granted to the subsidiary, in view of its equity situation.

The value adjustment is the result of the impairment of the BAA Group’s assets based on the latest estimate of the possible selling price of Gatwick Airport and on the update of the business plans of the other airports. The value of the investment has been calculated as the difference between the present value of future flows, as per each airport’s business plan for each year, using the Adjusted Present Value (APV) method, and the nominal value of that group’s debt.

The main assumptions used in the valuations are as follows:

-	Return on assets of between 6.2% and 7.1%.
-	Forecast investment in the next 10 years, in real terms, of 15,000 million pounds sterling.
-	Deleveraged discount rates of between 7.73% and 8.06% applied to calculate the recoverable amount of the regulated airports.

13.     BANK BORROWINGS

Set out below is a table showing the evolution of Grupo Ferrovial, S.A.’s bank borrowings at 30 April 2009:

Thousand euro
Bank borrowings	Balance at 30/04/2009
Short-term maturities	231,913
Long-term maturities	736,886
Total bank borrowings	968,799

The borrowings reflected in this caption bore interest during the period at a weighted average rate of 1.49% and none of the loans are secured by real property guarantees.

Set out below is a breakdown of the nominal maturities of the main bank borrowings:

		Thousand euro
Bank borrowings (nominal value)	2009	2010	2011	2012	2013	TOTAL
Financing contract 2004	200,000					200,000
Financing contract 2006		152,043	152,043	101,362		405,447
Financing contracts 2008		75,000	100,000	75,000	82,500	332,500
Other contracts	30,496					30,496
Total bank borrowings (nominal value)	230,496	227,043	252,043	176,362	82,500	968,443

The differences between the nominal amounts shown above and reported debt at 30 April 2009 are explained mainly by the difference between the nominal values and carrying amounts of the debts, as certain adjustments are made in accordance with applicable accounting regulations.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

In order to complete the information on exposure to interest rate risk, set out below is an analysis of debt components indicating the portion subject to fixed interest rates, the portion hedged by derivatives and variable-rate debt:

Thousand euro
Type of debt	Balance at 30/04/2009%
Fixed-rate debt	0	0%
Hedged debt	0	0%
Variable-rate debt	968,799	100%
Total bank borrowings	968,799	100%

Some of the Company’s financing agreements contain ratio covenants and therefore the Company is required to achieve certain key performance indicators. The Company complied with the applicable covenants on its main borrowings at 31 December 2008.

As regards the Company’s exposed borrowings, a fluctuation of 100 basis points in the interest rate would have an impact of 9,684 thousand euro on the income statement (6,779 on net results).

14.     DEFERRED TAXES AND TAX SITUATION

Set out below is a breakdown of movements in deferred tax assets and liabilities during the period:

Thousand euro
Deferred income tax	Asset	Liability

Balance at 31/12/2008	74,160	71,908

Deferred taxes generated	28,930
Deferred taxes reversed	-2,873	-1,773

Balance at 30/04/2009	100,218	70,135

Movements in deferred tax assets relate to the tax effect of the reversal of non-deductible provisions (-2,873 thousand euro) and the tax impact of the provisions for the negative equity of Trinonitex S.L. and the losses of Lernamara S.L. mentioned in Note 12 (28,930 thousand euro).

The movement in deferred tax liabilities relates to the fair value measurement of derivative financial instruments.

The movement in current tax assets at 30 April 2009 relates basically to the current income tax expense generated in 2009, calculated by applying the tax rate (30%) to the pre-tax profit at that date, adjusted for the reversal and/or recognition of non-tax deductible provisions.

On 16 July 2007, the Company was informed of the start of a tax inspection of corporate income tax for 2002-2005, value added tax for 2003-2005 and personal income tax for 2003-2005.

At 30 April 2009, the corporate income tax inspection is in the phase in which documentation is submitted for verification.

As regards the value added tax inspection, at 30 April 2009 an assessment of 5,312 thousand euro has been raised against the Company and the proceeding is in the allegation phase prior to the definitive assessment decision.

The inspection of personal income tax for 2003-2005 has been completed. The resulting assessments total 64 thousand euro and have been accepted by the Company.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

15.     GUARANTEES FURNISHED TO THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

The Company’s contingent liabilities include amounts arising from the ordinary liability of construction companies for the execution and completion of their construction work contracts, which in the case derives from contracts entered into by the temporary joint ventures (UTEs) in which the Company has interests. The Company is also involved as a defendant in a number of lawsuits. In the opinion of the Company’s directors, the possible impact of the facts referred to above on the accompanying financial statements should not be significant.

At 30 April 2009, the Company has issues guarantee letters for a total of 531 million euro. Of this amount, 496 million euro relates to guarantees provided by the Company for the debt of its subsidiary Ferrovial Infraestructuras S.A. and the remaining 35 million euro relates to guarantees provided for the debt of its subsidiary Marjeshvan S.L., in compliance with the subsidiary’s contractual obligations with the relevant financial institutions.

These debts are subject to a ratio covenant whereby the market value of the assets pledged must be at least 130% of the amount drawn down on the loan. The guarantee letters were issued by Grupo Ferrovial in order to comply with that covenant.

Additionally, at 30 April 2009 the Company is party to a contentious-administrative appeal before the High Court of Andalusia against an Assessment of transfer tax and stamp duty and the penalty imposed, in the amount of 2,286 thousand euro, plus late-payment interest. The appeal was filed on 8 March 2002, the statement of claims was submitted and the voting and ruling phases are pending. In the opinion of the Company’s directors, there are sound legal grounds for defending the procedural position adopted by the Company and the ruling is expected to be entirely favourable.

16.     REMUNERATION OF BOARD DIRECTORS AND SENIOR MANAGERS ADVANCES AND LOANS

At 30 April 2009, advances on 2009 remuneration total 608,750 euros.  This amount relates to the per diems received by the Board directors in 2008 which the Board of Directors agreed to allocate to remuneration for 2009 or subsequent years, as the amount in question exceeded the maximum limit of 3% of consolidated profits for the year attributable to the Company, following the approval of the relevant annual accounts (Article 25 of the Articles of Association).

The following table shows the sums received by each Board director:

Total advances
Board	(euro
Rafael del Pino y Calvo-Sotelo	70,250.00
Santiago Bergareche Busquet	62,250.00
Jaime Carvajal Urquijo	68,250.00
Joaquín Ayuso García	56,250.00
Portman Baela,	41,750.00
Juan Arena de la Mora	54,250.00
Santiago Eguidazu Mayor	54,250.00
Gabriele Burgio	61,750.00
María del Pino y Calvo-Sotelo	56,250.00
Santiago Fernández Valbuena	27,250.00
José María Pérez Tremps	56,250.00
TOTAL	608,750.00
At 30 April 2009 there are no balances outstanding with senior managers (1).

At 30 April 2009 there are no balances outstanding with senior managers (1).

(1) For the purposes of this note, and pursuant to the Board Regulations, the following persons form part of senior management: Executive Board directors, members of the Management Committee of Grupo Ferrovial, S.A. and all persons reporting directly to the administrative body, to the Executive Committee or to a CEO, in addition to the Internal Audit Director, in any event.

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

17.     STOCK OPTION PLANS

The following stock option plans are currently in force in relation to the shares in Grupo Ferrovial, S.A.:

Stock option plan (Participant / Grant date)	Number of options granted	Strike (euro)
Ferrovial Group management / July 2003	1,800,000	24.2
Ferrovial Group executives / April 2004	1,583,000	33.6
Amey - Cespa management / June 2004	130,00	34.0
Ferrovial Group management / October 2005	1,606,360	63.5
Ferrovial Group executives / May 2006	898,00	65.9
BAA management / February 2007	1,276,203	73.19 -78.54
BAA management / July-November 2007	1,212,062	61.40 – 73.80
Ferrovial Group management / November 2007	2,000,000	59.9
Ferrovial Group senior management / April 2008	1,522,800	48.5
BAA management / July-November 2008	1,626,880	24.07 – 43.30
Extensions to plans for Ferrovial Group management	301,80	28.96 – 73.53

All the stock option plans have an exercise period of three years as from the grant date and five years in the case of senior managers and executives of Grupo Ferrovial  S.A. and its subsidiaries (pending approval in the case of senior managers), provided certain minimum returns are obtained on the Ferrovial Group’s consolidated equity (EBITDA in relation to net productive assets).

The strike price is calculated as the arithmetic mean of weighted average changes in the previous 20 stock market sessions, each option being equivalent to an option exercised at that price.

Movements in the Company’s stock option plans are summarised below at 30 April 2009:

Stock options	Number of options
Options at 31/12/2008	11,890,38
Waivers	-
Options at 30/04/2009	11,852,66

No new plans were granted during the period.

Equity swaps were contracted by Grupo Ferrovial at the grant date in order to hedge against possible losses resulting from the exercise of stock options. These hedges ensure that Grupo Ferrovial will collect an amount equal to the rise in the share price when the options are executed by employees.

Under the equity swap contract, the financial institution undertakes to pay to Grupo Ferrovial cash amounts equal to the return on Grupo Ferrovial’s shares, in return for a payment by the company. The main features of equity swaps are as follows:

-	The number of shares used to calculate returns is equal to the number of options granted under each plan.

-	The share price used to calculate returns is the same as the strike price employed to calculate the increase in the share’s value.

-	Grupo Ferrovial will pay a yield to the financial institution calculated by applying the EURIBOR rate plus a margin to the result of multiplying the number of shares by the strike price.

-	The financial institution will pay to Grupo Ferrovial an amount equal to all the dividends generated by those shares.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Grupo Ferrovial may opt to partially or totally terminate the contract, in which case:

-	If the share price is below the strike price at which the contract was concluded, the company must pay the difference to the financial institution.

-	If the share price is above the strike price, the company will receive the difference between the two amounts.

For accounting purposes, these contracts are treated as derivative financial instruments, this being the general treatment afforded to this type of financial products. At 30 April 2009, a profit of 9 million euro is recognised, entailing an impact of 7 million euro on Grupo Ferrovial, S.A.’s net result in relation to those contracts.

The amount paid by Grupo Ferrovial, S.A. to the financial institution for the return referred to above, net of dividends paid out on the shares linked to the swap contracts, totals 1 million euro. The rest of the costs arising from those instruments is charged to the operating companies based on the number of shares handed over to the executives of each division. Any settlements are also charged to the operating companies in the event that the share price is below the strike price at maturity, with respect to any of the plans in force at a given moment.

18.     INFORMATION ON TRANSACTIONS WITH RELATED PARTIES

18.1.  Approval of transactions

In accordance with the Board Regulations, all professional or commercial transactions involving Grupo Ferrovial, S.A. or its subsidiaries and the persons referred to below require Board authorisation, subject to a report from the Audit and Control Committee. In the case of ordinary transactions involving companies of the Ferrovial Group, the general approval of the Board of Directors will suffice. This authorisation is not necessary, however, for transactions that simultaneously fulfil the following three conditions:

1.	Performed under contracts containing standard terms and applied en masse to many customers.

2.	Effected at prices or rates established on a general basis by the party acting as the supplier of the good or service in question.

3.	Amount does not exceed 1% of the Company’s annual revenues.

The following persons are subject to these rules:

-	Directors of Grupo Ferrovial, S.A. The person requesting authorisation must leave the meeting room while the Board deliberates and votes and may not exercise or delegate his or her voting rights.

-	Controlling shareholders.

-	Individuals representing Directors that are legal entities

-	Senior managers.

-	Other managers designated individually by the Board of Directors.

-	Persons related to the above persons, as defined in the Board Regulations.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

18.2.  Transactions with related parties

Set out below are details of the balances at 30 April 2009 derived from transactions effected to the date of the merger balance sheet with each related party, in the ordinary course of the Company’s and the Group’s business.

The Company provides this information in compliance with the definitions and criteria set forth in Order EHA/3050/2004 (15 September) from the Ministry of Economy and Finance and in Circular 1/2005 (1 April) from the National Securities Market Commission (CNMV).

Significant shareholders

The following table contains a breakdown of the most relevant balances included in the merger balance sheet with the significant shareholders (debtor balances are shown as positive and creditor balances as negative), with members of the "controlling family group" (except for the individuals who are also company Board directors, who are included in the following section) and entities related through shareholdings to persons from the “controlling family group" (1):

				Balance outst. at
		Nature of		30/04/2009
Name/Company name	Ferrovial Group company	transaction	Type of transaction	(Thousand
Members of the controlling family group / their related companies	Ferrovial Servicios S.A.	Commercial	Integrated services management at Madrid offices	17
	Ferrovial Agroman S.A.	Commercial	Services management	3

(1) According to information submitted to the CNMV and to the Company on 28 May 2008, the "official family group" formed by Mr Rafael del Pino y Moreno and his children María, Rafael and Leopoldo indirectly control, through Portman Baela, S.L., 58.317% (percentage updated at 31 December 2008) of the share capital of Grupo Ferrovial, S.A. It should be noted that Mr Rafael del Pino y Moreno passed away on 14 June 2008.

Transactions with Board directors and senior management

At 30 April 2009, in addition to the balances referred to in Note 16 above, the Company records the following balances with Board directors and senior managers, or with companies in which certain Company Board directors are, or were during the period, members of the Board of Directors or of senior management, pursuant to Section Two of Order EHA/3050/2004. These balances are analysed below (debtor balances are shown as positive and creditor balances as negative):

				Balance outst. at
		Nature of		30/04/ 2009
Name/Company name	Ferrovial Group company	transaction	Type of transaction	(Thousand
		Commercial	Derivative transactions contracted	-
Banesto	Ferrovial Group companies	Commercial	Balance utilised on guarantee lines	-
		Commercial	Balance utilised on confirming and documentary credit lines	-
		Commercial	Balance utilised on credit facilities	-
Cepsa	Ferrovial Agroman S.A.	Commercial	Civil engineering	99
Cepsa	Cespa Group	Commercial	Fuel supplies	-
Cepsa	Cespa Group	Commercial	Solid municipal waste and gardening services	3
Telefónica	Ferrovial Group companies	Commercial	Telephony services	-
Ericsso	Ferrovial Servicios S.A.	Commercial	Integrated building management	3
Other related companies	Ferrovial Group companies	Commercial	Sundry services	1

Other information on transactions with shareholders, Board directors and senior managers

At 30 April there are no balances outstanding relating to the private use by Board members of Grupo Ferrovial’s company aeroplane.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

19.     EVENTS AFTER THE BALANCE SHEET DATE

Having regard to the inspection of corporate income tax mentioned in Note 14, on 1 June 2009 assessments were raised and accepted for a total of (3,702 thousand euro), which will be paid in the voluntary period that ends on 20 August. This amount is fully provisioned and will not have any impact on the Company’s income statement.

On the same date, assessments were raised and contested in the amount of (565 thousand euro). An appeal will be filed and payment will be suspended by submitting a bank guarantee.

With respect to the inspection of value added tax referred to in the same note, in June the Company received the definitive assessment decision confirming the assessment raised on the Company and in the allegations phase. This decision will be appealed and payment will be suspended by submitting a bank guarantee.

Although the tax criteria that may be adopted by the tax authorities in relation to the years open to inspection could give rise to other contingent tax liabilities, the amounts may not be objectively quantified and, in the opinion of Company management, the resulting liabilities would not be significant.

On 30 June, Grupo Ferrovial, S.A. announced the obtainment of a three-year loan from 35 banks in the amount of 3,300 million euro in order to group together on a single level the parent company’s corporate debt. Setting aside the financing obtained by its financially separate subsidiaries, the Group’s parent has thereby simplified its current financial structure while guaranteeing the liquidity necessary to implement the business plan. This new structure has grouped together the loan of Ferrovial Infraestructuras (1,764 million euro), the syndicated loans obtained in 2004 and 2006, and the bilateral loans and working capital facilities obtained by the Group.

20.     COMMENTARY TO EXHIBITS

Exhibit I

Exhibit I contains a list of Group companies, distinguishing between fully- and proportionately-consolidated companies and the equity-consolidated associates. The companies are presented by business segment, indicating the identity of their auditor and the companies that are consolidated for tax purposes.

Grupo Ferrovial, S.A.

21 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT
Grupo Ferrovial S.A. and subsidiaries

SUBSIDIARIES

CORPORATION

Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address

SPAIN
Grupo Ferrovial, S.A.(a)	Price Waterhouse Coopers				Madrid
Can-Am, S.A, Sociedad Unipersonal (a)		Grupo Ferrovial, S.A.	100	0	Madrid
Ferrovial Inversiones, S.A. (a)		Grupo Ferrovial, S.A. (i)	99.98	0	Madrid
Betonial, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	3	Madrid
Burety, S.L. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Frin Gold, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Inversiones Trenza, S.A. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Promotora Ibérica de Negocios, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Alkes Reinsurance Limited	Price Waterhouse Coopers	Grupo Ferrovial, S.A.	100	3	Ireland
Marjeshvan		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Remtecolex, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Sotaverd, S.A.(L)		Grupo Ferrovial, S.A. (ii)	49	0	Barcelona
Triconitex, S.L. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Ferrocorp Uk		Grupo Ferrovial, S.A.	100	1	United Kingdom
Dirgenfin (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Finecofer (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Baroslia, S.A. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid

(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries	(i) Rest of shareholding through Can-am, S.A. S.U.
(L) in liquidation		(ii) Ferrovial Inversiones, S.A. 28.47%

CONSTRUCTION
				Net cost of the
			Direct or indirect	shareholding (million
Company	Auditor	Parent company	stake %	euros)	Address

SPAIN
Ferrovial Agromán, S.A. (a)	Price Waterhouse Coopers	Grupo Ferrovial, S.A. (i)	99.99%	317	Madrid
Aplicación Recursos Naturales, S.A. (a)	N/A	Ferrovial Agromán, S.A.(i)	99.97%	0	Barcelona
Cadagua, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.99%	79	Bilbao
Compañía de Obras Castillejos, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.70%	8	Madrid
Encofrados Deslizantes y Técnicas Especiales, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.07%	2	Madrid
Ditecpesa, S.A.(a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.90%	1	Madrid
Ferrovial Conservación, S.A.(a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.01%	2	Madrid
Urbaoeste, S.A. (a)	N/A	Ferrovial Agromán, S.A.(i)	99.90%	1	Cartagena
Ferrovial Medioambiente y Energía, S.A (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.55%	1	Madrid
Discota XXI, S.L., S.Unipersonal (a)	N/A	Ferrovial Agromán, S.A.	100%	98	Madrid
Norvarem, S.A.U. (a)	N/A	Ferrovial Agromán, S.A.	100%	0	Madrid
Ferrovial Financiera A.I.E.	N/A	Ferrovial Agromán, S.A.(ii)	61.27%	265	Madrid
Tecnológica Lena, S.L.	Attest Consulting	Ferrovial Agromán, S.A.	50.0%	0	Asturias
Técnicas del Pretensado y Servicios Auxiliares, S.L (a)	Price Waterhouse Coopers	Edytesa, S.A.(i) (a)	99.07%	3	Madrid
Sociedad Concesionaria de Prisiones Lledoners, S.A.U (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	16	Cataluña
Concesionaria de Prisones Figueres, S.A.U. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	11	Cataluña
Cadagua Ferrovial Industrial México		Cadagua, S.A. (vii)	75.10%	0	Mexico

POLAND
Budimex, S.A.	Deloitte Audit Sp. z o.o.	Valivala Holdings B.V.	59.06%	97	Varsovia
Budimex Dromex, S.A.	Deloitte Audit Sp. z o.o.	Budimex, S.A.	100%	108	Varsovia
Budimex Inwestycje Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex, S.A.	100%	22	Varsovia
Budimex Dromex ComputerLand s.j.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	67%	0	Varsovia
Unibud Sp z.o.o.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	7	Bielsk Podlaski
Mostostal Kraków S.A.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	3	Cracovia
Sprzęt Transport Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	6	Cracovia
Centrum Konferencyjne Budimex Sp. z o.o.	N/A	Budimex Inwestycje Sp. z o.o.	100%	0	Licheń
Autopark Bydgoszcz Sp. z.o.o.	N/A	Budimex Inwestycje Sp. z o.o.	100%	3	Bydgoszcz
Budimex Nieruchomości Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex Inwestycje Sp. z o.o. (i)	50%	37	Varsovia
Zarat S.A.	Deloitte Audit Sp. z o.o.	Budimex Inwestycje Sp. z o.o.	100%	0	Varsovia
		(i) El 50% restante a través de Grimaldi Investment BV

CHILE
Ferrovial Agromán Chile, S.A.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	13.38%	4	Chile
Ferrovial Agromán Empresa Constructora Ltda.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(iii)	99.00%	0	Chile
Constructora Agromán Ferrovial Limitada	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(v)	56.57%	0	Chile
Ferrovial Agromán Compañía Constructora Ltda.	Price Waterhouse Coopers	Ferrovial Agromán, S.A. (vii)	99.95%	0	Chile
Ferrovial Agromán Chile, S.A.	Price Waterhouse Coopers	Ferrovial Agromán Empresa Constructora Ltda.	86.62%	10	Chile
Ferrovial Agromán Latinoamérica, Ltda.	Price Waterhouse Coopers	Constructora Agromán Ferrovial Limitada (vi)	50%	0	Chile

CANADA
Ferrovial Agromán Canada, Inc	N/A	Ferrovial Agromán, S.A.	100%	0	Canada

NETHERLANDS
Valivala Holdings B.V.	Not audited	Discota XXI, S.L., S.Unipersonal (a)	100%	98	Netherlands

PUERTO RICO
Ferrovial Agroman LLC	BDO	Compañía de Obras Castillejos	100%		Puerto Rico

UNITED STATES
Ferrovial Agromán 56, LLC	BDO	Ferrovial Agromán Texas, LLC	100%	0	USA
Ferrovial Agromán US Corp.	BDO	Ferrovial Agromán, S.A.	100%	0	USA
Ferrovial Agromán Indiana, LLC	BDO	Ferrovial Agromán US Corp.	100%	0	USA
Indiana Toll-Roads Contractors, LLC	BDO	Ferrovial Agromán Indiana, LLC	75%	0	USA
Ferrovial Agromán Texas, LLC	BDO	Ferrovial Agromán US Corp.	100%	0	USA
Ferrovial Zachry Contractors, LLC	BDO	Ferrovial Agromán 56, LLC	50%	0	USA
W.W.Webber, LLC	BDO	Norvarem	100%	49	USA
Webber Management Group, LLC	BDO	Norvarem	100%	41	USA
Southern Crushed Cincrete, LLC	BDO	Norvarem	100%	87	USA
Webber Barrier Sevices, LLC	BDO	Norvarem	100%	0	USA

IRELAND
Ferrovial Agromán Ireland Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	0	Ireland

UNITED KINGDOM
Ferrovial Agromán UK, Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	7	United Kingdom
Ferrovial Agromán Airports UK, Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%		United Kingdom

GERMANY
PKZ Budimex	N/A	Budimex, S.A.	50%	0	Colonia
Budimex Bau	N/A	Budimex, S.A.	100%	0	Walluf

(a) Included in Tax Consolidated Group of Grupo Ferrovial, S.A.and subsidiaries	(i) Rest stake through Can-Am, S.A.
(ii) 3,5% Ferrovial Servicios, 4,67% Grupo Ferrovial, 30,64% Ferrovial Aeropuertos
(iii) Rest stake through Ferrovial Agromán Chile
(iv) 41,1% through Budimex Dromex, S.A.
(v) 2,75% Ferrovial Agromán Chile, 40,37% Ferrovial Agromán Empresa Constructora Limitada
(vi) 50% through Ferrovial Agromán Empresa Constructora Limitada
(vii) 1% through Ferrovial Agromán Chile
(viii) The remaining 24,90% through Ferrovial Medioambiente y Energía, S.A.

Groupo Ferrovial, S.A.
22 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

AIRPORTS

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address

UNITED
FGP Topco Limited	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A. (i)	51	3,58	United Kingdom
ADI Finance 1 Ltd	Price Waterhouse Coopers	FGP Topco Limited	100	42	United Kingdom
ADI Finance 2 Ltd	Price Waterhouse Coopers	ADI Finance 1 Ltd	100	42	United Kingdom
BAA Limited (*)	Price Waterhouse Coopers	ADI Finance 2 Ltd	100	42	United Kingdom
BAA Airports Holdco Limited	Price Waterhouse Coopers	BAA Limited	100	5,85	United Kingdom
BAA (Non des Topco) Limited	Price Waterhouse Coopers	BAA Limited	100	2	United Kingdom
BAA (NDH2) Limited	Price Waterhouse Coopers	BAA Limited	100	2	United Kingdom

SPAIN
Ferrovial Infraestructuras, S.A. (a)	Price Waterhouse Coopers	Grupo Ferrovial, S.A.	100	97	Madrid
Ferrovial Aeropuertos, S.A. (a)	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A.	100	16	Madrid
Aeropuerto de Belfast, S.A.(a)	Price Waterhouse Coopers	Ferrovial Aeropuertos, S.A.	99	0	Madrid
Lernamara S.L.(a)		Grupo Ferrovial, S.A.	100	0	Madrid

CHILE
Aeropuerto Cerro Moreno Sociedad Concesionaria, S.A	Price Waterhouse Coopers	Ferrovial Aeropuertos, S.A.	99	2	Chile

AUSTRALIA
Ferrovial Sidney, Airport Investment Trust (L)	Deloitte	Ferrovial Aeropuertos, S.A.	100		Sidney
Ferrovial Aeropuertos Australia Manag Ltd (L)		Ferrovial Aeropuertos, S.A.	100		Sidney
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Lernamara, S.L 4.87%
(L) in liquidation
(*) A list of the BAA Group companies is included at the end of the exhibit.

TOLL ROADS AND CAR

				Net cost of shareholding
Company	Auditor	Parent	% shareh.	(million)	Address

SPAIN
Cintra, Concesiones de Infraestructuras de Transporte, S.A (b)	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A (i)	63.11	1,36	Madrid
Autopista del Sol, C.E.S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	80	18	Madrid
Autopista Terrasa Manresa, S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	76.28	4	Barcelona
Autopista de Toronto S.L (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	100	9	Madrid
Inversora de Autopistas del Sur, S.L (c)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	55	17	Madrid
Autopista Madrid Sur C.E.S.A (c)	Price Waterhouse Coopers	Inversora de Autopistas del Sur, S.L	100	65	Madrid
Inversora de Autopistas del Levante, S.L (d)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	51.84	4	Madrid
Autopista Madrid Levante, C.E.S.A. (d)	Price Waterhouse Coopers	Inversora de Autopistas del Levante, S.L	100	51	Madrid
Laertida, S.L. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	100	7	Madrid
Cintra Autopistas Integradas, S.A. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A (i)	100	1	Madrid
M-203 Alcalá-O'Donnell (b)	Price Waterhouse Coopers	Cintra Autopistas Integradas, S.A.	100	6	Madrid
Cintra Inversora Autopistas de Cataluña, S.A. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de Transporte, S.A	100	6	Barcelona
Inversora Autopistas de Cataluña, S.A. (b)	Price Waterhouse Coopers	Cintra Inversora Autopistas de Cataluña, S.A.	100	3	Barcelona
Cintra Aparcamientos, S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	99.92	6	Madrid
Dornier, S.A (b)	Price Waterhouse Coopers	Cintra Aparcamientos, S.A	100	2	Madrid
Femet, S.A (b)	Price Waterhouse Coopers	Cintra Aparcamientos, S.A (ii)	99.50	1	Madrid
Guadianapark, S.A.		Cintra Aparcamientos, S.A	75	1	Madrid
Balsol 2001, S.A.(b)		Cintra Aparcamientos, S.A (iii)	100	3	Gerona
Estacionamientos Alhóndiga, S.A (IP)	Attes	Cintra Aparcamientos, S.A	50	1	Bilbao
Aparcamientos de Bilbao, S.A.	Attes	Cintra Aparcamientos, S.A	75	1	Bilbao
Aparcamientos Guipuzcoanos, S.L.		Estacionamientos Guipuzcoanos S.A	60.13	1	San Sebastián
Estacionamientos Guipuzcoanos S.L.	Price Waterhouse Coopers	Cintra Aparcamientos, S.A	100	4	San Sebastián
Estacionamiento y Galería Comercial Indauxtu, S.A.		Cintra Aparcamientos, S.A	100	0	Bilbao
Guipuzcoa Parking Siglo XXI, S.A.	Attes	Estacionamientos Guipuzcoanos S.A	60	1	San Sebastián
Serrano Park, S.A.	Deloitte	Cintra Aparcamientos, S.A	50	9	Madrid
Cintra Car Parks UK, Ltd.	Bird Luckin	Cintra Aparcamientos, S.A	100	0	United Kingdom
Concha Parking, S.A.		Estacionamientos Guipuzcoanos S.A	60	2	Madrid

PORTUGAL
Euroscut Norte Litoral, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	75.53	7	Portugal
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	77	3	Portugal
Euroscut Azores S.A.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	89	3	Portugal

NETHERLAND
Algarve International B.V.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	77	0	Netherlands
407 Toronto Highway B.V.		Autopista de Toronto S.L	100	36	Netherlands

CHILE
Cintra Chile Limitada	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	100	30	Chile
Cintra Inversiones Chile Ltda.	Price Waterhouse Coopers	Cintra Chile Limitada	100	0	Chile
Collipulli Temuco, S.A.	Price Waterhouse Coopers	Cintra Chile Limitada	100	5	Chile
Temuco Rio Bueno, S.A. (a)	Price Waterhouse Coopers	Cintra Chile Limitada	75	5	Chile
Talca-Chillán, sociedad conceionaria S.A	Price Waterhouse Coopers	Cintra Chile Limitada	67.61	1	Chile
Autopista del Bosque, S.A.	Price Waterhouse Coopers	Cintra Chile Limitada	100	7	Chile
Autopista del Maipo, S.A	Price Waterhouse Coopers	Cintra Chile Limitada	100	9	Chile

POLAND
Autostrada Poludnie, S.A		Cintra, Concesiones de Infraestructuras de transporte, S.A	90	1	Poland

CANADA
407 International Inc.	Price Waterhouse Coopers/ Deloitte	Cintra Canada Inc.	53.23	26	Canada
Cintra Canada Inc.	Price Waterhouse Coopers/ Deloitte	407 Toronto Highway B.V.	100	0	Canada

IRELAND
Eurolink Motorway Operation (M4-M6), Ltd.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	66	3	Irleand
Financinfrastructures	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	100	6	Ireland
Cinsac,		Cintra, Concesiones de Infraestructuras de transportes, S.A	100	0	Ireland
Eurolink Motorway Operation (M3), Ltd.	Price Waterhouse Coopers	Cinsac,	95	0	Ireland

US
Cintra Zachry, LP (iv)		Cintra Texas Corp	84.15	2	USA
Cintra Zachry, GP		Cintra Texas Corp	85	0	USA
Cintra Texas Corp		Cintra US Corp	100	3	USA
Cintra Developments, LLC		Cintra Texas Corp	100	0	USA
Cintra Skyway LLC	Price Waterhouse Coopers	Cintra US Corp	100	19	USA
Cintra US Corp	Price Waterhouse Coopers	Laertida	100	53	USA
SCC Holding LLC	Price Waterhouse Coopers	Cintra Skyway LLC	55	19	USA
Skyway Concession Co.LLC	Price Waterhouse Coopers	SCC Holding LLC	100	44	USA
Cintra ITR	Price Waterhouse Coopers	Cintra US Corp	100	26	USA
Cintra Texas 56, LLC	Price Waterhouse Coopers	Cintra US Corp	100	5	USA
SH-130 Concession Company, LLC	Price Waterhouse Coopers	Cintra Texas 56, LLC	65	5	USA

ANDORRA
Aparcament Escaldes Centre, S.A.		Cintra Aparcamientos, S.A	100	1	Andorra
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Rest through Marjesvan and stock market
(b) Form part of tax consolidation group of Cintra Concesiones de Infraestructuras de Transporte, S.A.		(ii) Remaining 0.5% Cintra Aparcamientos, S.A.
( c) Form part of tax consolidation group of Inversora de Autopistas del Sur, S.L.		(iii) Remaining 50% Dornier, S.A.
(d) Form part of tax consolidation group of Inversora de Autopistas de Levante, S.L.		(iv) Remaining 1% Cintra Zachry, GP

Groupo Ferrovial, S.A.
23 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

SERVICES

				Net cost of the
			Direct or indirect	shareholding (thousand
Company	Auditor	Parent company	stake %	euros)	Address

SPAIN
Ferrovial Servicios, S.A (a)	BDO	Grupo Ferrovial, S.A. (i)	99.88%	572	Madrid
Eurolimp, S.A (a)	BDO	Ferrovial Servicios S.A (i)	99%	10	Madrid
Grupisa Infraestructuras, S.A (a)	BDO	Ferrovial Servicios S.A (i)	99.97%	18	Madrid
Viales de Castilla y León, S.A (a)	BDO	Grupisa Infraestructuras, S.A.	100%		Ávila
Andaluza de Señalizaciones, S.A Soc. Unipersonal (a)	BDO	Grupisa Infraestructuras, S.A.	100%		Málaga
Compañía Española de Servicios Públicos Auxiliares S.A (a)	Deloitte	Ferrovial Servicios S.A (i)	99.99%	1	Barcelona
Autovía de Aragón, Sociedad Concesionaria, S.A.	Price Waterhouse Coopers	Grupisa Infraestructuras, S.A.	60%	8
Oñeder S.A	Deloitte	Cespa Conten S.A	51.61%	1	Guipúzcoa
Contenedores Reus S.A (a)	Deloitte	Cespa Gestion Residuos S.A.	75.50%	1	Reus
Cespa Gestión Tratamientos de Residuos, S.A.(a)	Deloitte	Cespa Gestion Residuos S.A.	100.00%	21	Madrid
Econenergia Can Mata AIE	Deloitte	Cespa Gestion Residuos S.A.	70.00%	0	Barcelona
Econenergia Can Mata AIE	Deloitte	Cespa S.A.	30.00%	0	Barcelona
Tratamiento de Residuos y Energias Valencianas S.A	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	55.00%	3	Valencia
Cespa Inversiones Ambientales S.A	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A (ii)	60.00%	6	Bilbao
Compañía Española de Servicios Públicos Auxiliares S.A (a)	Deloitte	Ferrovial Servicios S.A (i)	99.99%	1	Barcelona
Cespa Jardinería S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	8	Bilbao
Cespa Gestion Residuos S.A (a)	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	86	Barcelona
Cespa Conten S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	13	Bilbao
Sitkol, S.A.(a)	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A (i)	99.00%	5	Madrid
Emp.Mixta Almendralejo, S.A.	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A	51.00%	0	Badajoz
Ingenieria Ambiental Granadina S.A (a)	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	80.00%	3	Granada
Gestión Medioambiental de Toledo, S.A.	Almagro Auditores, S.L.	Compañía Española de Servicios Públicos Auxiliares S.A	55.00%	6	Toledo
CTR Fogars	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	55.00%	0	Barcelona
Tratamiento de Residuos Medioambientales, S.L.	No tiene obligación de auditarse	Albaida Residuos SL	54.90%		Almería
Técnicas Medioambientales Avanzadas, S.L.		Albaida Residuos SL	55.00%		Almería
Albaida Residuos, S.L.	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	100.00%	2	Almería
Swissport International AG	Price Waterhouse Coopers	Ferrovial Servicios S.A	100.00%	492	Switzerland
Swissport Menzies Handling		Ferrovial Servicios S.A	40%
Swissport Handling S.A.		Swissport International AG	100%	5	Spain
Swissport Menzies Handling Alicante		Swissport International AG	11%	0	Spain
Swissport Menzies Handling		Swissport International AG	21%	0	Spain

UNITED KINGDOM
Amey UK Plc (a)	BDO	Ferrovial Servicios (iv)	99.9%	0	Oxford
ALC (FMC) Ltd	KPMG	ALC (Superholdco) Ltd	100%	0	Oxford
ALC (Holdco) Ltd	KPMG	ALC (Superholdco) Ltd	100%	0	Oxford
ALC (SPC) Ltd	KPMG	ALC (Holdco) Ltd	100%	0	Oxford
Amcroft Ltd	BDO	Amey plc	33.33%	0	Oxford
Amey 1321 Ltd	BDO	Amey plc	100%	2	Oxford
Amey Airports Ltd	BDO	Amey plc	100%	0	Oxford
Amey Belfast Schools Partnership Holdco Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Amey Belfast Schools Partnership PFI Co Ltd	BDO	Amey Belfast Schools Partnership Holdco Ltd	100%	0	Oxford
Amey Building Ltd	BDO	Amey plc	100%	26	Oxford
Amey Community Ltd	BDO	Amey plc	100%	61	Oxford
Amey Construction Ltd	BDO	Amey plc	100%	68	Oxford
Amey Datel Group Ltd	BDO	Amey plc	100%	0	Oxford
Amey Datel Ltd	BDO	Amey Ow Ltd	100%	0	Oxford
Amey Datel Security And Communications Ltd	BDO	Amey Datel Group Ltd	100%	0	Oxford
Amey Datel Technology Ltd	BDO	Amey Datel Group Ltd	100%	0	Oxford
Amey Facilities Partners Ltd	BDO	Comax Holdings Ltd	100%	0	Oxford
Amey Fleet Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey FMP Belfast Strategic Partnership SP Co Ltd	BDO	Amey FMP Belfast Strategic Partnership Holdco Ltd	100%	0	Oxford
Amey Group Information Services Ltd	BDO	Amey plc	100%	15	Oxford
Amey Group Services Ltd	BDO	Amey plc	100%	36	Oxford
Amey Highways Lighting (Manchester) Ltd	Grant Thornton	AHL Holdings (Manchester) Ltd	100%	0	London
Amey Highways Lighting (Wakefield) Ltd	Grant Thornton	AHL Holdings (Wakefield) Ltd	100%	0	London
Amey Highways Ltd	BDO	Amey plc	100%	0	Oxford
Amey Information Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey Insurance Company PCC Ltd	BDO Guernsey	Amey plc	100%	0	Guernsey
Amey IT Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey Lagan Roads Financial plc	BDO	Amey Lagan Roads Holdings Ltd	100%	0	Belfast
Amey Lagan Roads Ltd	BDO	Amey Lagan Roads Holdings Ltd	100%	0	Belfast
Amey LG Ltd	BDO	Amey plc	100%	0	Oxford
Amey Lighting (Norfolk) Ltd	BDO	Amey Lighting (Norfolk) Holdings Ltd	100%	0	Oxford
Amey Lighting (Norfolk) Holdings Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Amey LUL 2 Ltd	BDO	Amey Tube Ltd	100%	0	Oxford
Amey LUL Ltd	N/A Dormant	Amey plc	100%	0	Oxford
Amey Mechanical & Electrical Services Ltd	BDO	Amey Property Ltd	100%	0	Oxford
Amey OW Group Ltd	BDO	Amey UK plc	100%	0	Oxford
Amey OW Ltd	BDO	Amey OW Group Ltd	100%	0	Oxford
Amey OWR Ltd	BDO	Amey Ow Ltd	100%	0	Oxford
Amey plc (c.3)	BDO	Amey UK plc	100%	0	Oxford
Amey Procurement Solutions Ltd	BDO	Amey plc	100%	4	Oxford
Amey Programme Management Ltd	BDO	Amey plc	100%	39	Oxford
Amey Properties Ltd	BDO	Amey plc	100%	8	Oxford
Amey Property Ltd	BDO	Amey plc	100%	0	Oxford
Amey Rail Ltd	BDO	Amey plc	100%	0	Oxford
Amey Railtech Ltd	N/A Dormant	Amey OW Ltd	100%	0	Oxford
Amey Railways Holding Ltd	BDO	Amey plc	100%	14	Oxford
Amey Roads (North Lanarkshire) Ltd	BDO	Amey LG Ltd	66.67%	0	Oxford
Amey Services Ltd	BDO	Amey plc	100%	6	Oxford
Amey Technology Services Ltd	BDO	Amey plc	100%	7	Oxford
Amey Tramlink Ltd	BDO	Treasurepark Ltd	100%	0	Oxford
Amey Tube Ltd	BDO	JNP Ventures Ltd	100%	0	Oxford
Amey Ventures Investments Ltd	BDO	Amey plc	100%	0	Oxford
Amey Ventures Ltd	BDO	Amey plc	100%	6	Oxford
Amey Wye Valley Ltd	BDO	Amey LG Ltd	80%	0	Oxford
BCN Data Systems Ltd (IP)	Price Waterhouse Coopers	Amey Information Services Ltd	50%	0	London
BCN Data Systems LLC	None required	BCN Holdings Inc	100%	0	USA
BCN Holdings Inc	None required	BCN Data Systems Ltd (IP)	100%	0	USA
Bushclose Ltd	BDO	Treasurepark Ltd	100%	0	Oxford
Comax Holdings Ltd	BDO	Amey plc	100%	117	Oxford
Comax Secure Business Services Ltd	N/A Dormant	Comax Holdings Ltd	100%	0	Oxford
E4D & G Project Co Ltd	BDO	E4D & G Holdco Ltd	100%	0	Oxford
EduAction (Waltham Forest) Ltd (IP)	PKF (UK)	Amey plc	50%	0	London
Integrated Bradford Hold Co One Ltd	KPMG	Integrated Bradford LEP Ltd	10%	0	Oxford
Integrated Bradford LEP Fin Co One Ltd	KPMG	Integrated Bradford LEP Ltd	100%	0	Oxford
Integrated Bradford LEP Ltd	KPMG	Integrated Bradford PSP Ltd	80%	0	Oxford
Integrated Bradford SPV One Ltd	KPMG	Integrated Bradford Hold Co One Ltd	100%	0	Oxford
JNP Ventures 2 Ltd	BDO	Amey Tube Ltd	100%	0	Oxford
JNP Ventures Ltd	BDO	Amey Ventures Ltd	100%	0	Oxford
Jubilee Rail Ltd	Grant Thornton	Amey LUL Ltd	50%	0	York
R T James & Partners Ltd	N/A Dormant	Amey OW Group Ltd	100%	0	Oxford
Services Support (Avon & Somerset) Ltd	Deloitte and Touche	Services Support (Avon & Somerset) Holdings Ltd	100%	0	London
Sherard Secretariat Services Ltd	BDO	Amey plc	100%	0	Oxford
The Renfrewshire Schools Partnership Ltd	KPMG	RSP (Holdings) Ltd	100%	0	Glasgow
Treasurepark Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Tube Lines (Finance) plc	Deloitte and Touche	Tube Lines (Holdings) Ltd	100%	0	London
Tube Lines Ltd	Deloitte and Touche	Tube Lines (Holdings) Ltd	100%	0	London
Tube Lines Pension Scheme Trustees Ltd	Deloitte and Touche	Tube Lines Ltd	100%	0	London
Unity City Academy Trust	None required	Company Limited by guarantee		0	Middlesbrough
Williams Trustees Ltd	N/A Dormant	Amey OW Group Ltd	100%	0	Oxford
Wimco Ltd	BDO	Amey Railways Holding Ltd	100%	0	Oxford
Yarls Wood Immigration Ltd	Price Waterhouse Coopers	Amey Programme Management Ltd	50%	0	Broadway
Swissport Cargo Services Center (UK) Ltd.	Price Waterhouse Coopers	Swissport International AG	100%	498	United Kingdom
Swissport Ltd.	Price Waterhouse Coopers	Swissport International AG	100%	34	United Kingdom
Swissport Stansted Ltd.		Swissport International AG	100%	incl.in Swissport Ltd.	United Kingdom
Swissport Fueling UK		Swissport International AG	100%	incl.in Swissport Ltd.	United Kingdom

Groupo Ferrovial, S.A.
24 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Net cost of shareholding
Company	Auditor	Parent	%	(thousand)	Address

PORTUGAL
Novipav Investimentos SGES S.A	Navalho, Martins&Associados	Grupisa Infraestructuras, S.A	100		Portugal
Sopovico Soc. Port. Vias de com S.A	Navalho, Martins&Associados	Novipav Investimentos SGES, S.A	100		Portugal
Ferrovial Construcoes Gestao e Manutencao, S.A	BDO	Ferrovial Servicios S.A (iv)	97.5%	0	Portugal
Cespa Portugal S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100	12	Oport
Citrup Lda	Deloitte	Cespa Portugal S.A	70	1	Oport

MOROCCO
Cespa Nadafa	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A (iii)	98.76%	0	Tangier s
Cespa Nadafa	Deloitte	Cespa Gestion Residuos S.A	0.74%	0	Tangier s
Landmille Ltd		Ferrovial Servicios, S.A.	100	0	United

SWITZERLAND
Swissport Baggage Sorting AG	Price Waterhouse Coopers	Swissport International AG	100	0	Switzerland
Checkport Schweiz AG	Price Waterhouse Coopers	Swissport International AG	85	3	Switzerland
PrivatPort SA	Price Waterhouse Coopers	Swissport International AG	51	0	Switzerland
Careport Schweiz AG		Swissport International AG	49	0	Switzerland
Swissport Group Services GmbH	t.b.d	Swissport International AG	100	0	Switzerland
Swissport North America Inc.	Price Waterhouse Coopers	Swissport International AG	100	107	US
Swissport Cargo Holdings	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Cargo Services LP Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Fueling of Nevada Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Holdings	Swissport International AG	100	incl. In SP North America Inc.	USA
Dapsco Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport USA Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport CFE Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Cargo Services Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Fueling	Swissport International AG	100	incl. In SP North America Inc.	USA
Hallmark Aviation Services Inc.	Swissport International AG	51	incl. In SP North America Inc.	USA
New Age Aviation Security US, Inc.		Swissport International AG	51	0	USA

GERMANY
Swissport Cargo Services Deutschland GmbH	Price Waterhouse Coopers	Swissport International AG	100	2	Germany
Swissport Deutschland GmbH		Swissport International AG	100	6	Germany
Swissport Ground Handling	Price Waterhouse Coopers	Swissport International AG	100	0	Germany
Swissport Services GmbH		Swissport International AG	100	0	Germany
Swissport Travel Center GmbH		Swissport International AG	100	0	Germany
Swissport München GmbH		Swissport Deutschland GmbH	100	0	Germany

DUTCH ANTILLES
Aerocargo N.V.		Swissport International AG	100	1	Dutch Antilles
Cargo Services Center International N.V.	Price Waterhouse Coopers	Swissport International AG	100	0	Dutch Antilles
Swissport Curacao		Swissport International AG	100	0	Dutch Antilles
Swissport France	Price Waterhouse Coopers	Swissport International AG	100	0	France
Swissport Services CDG	Price Waterhouse Coopers	Swissport International AG	100	0	France
Swissport Cargo Services France	Price Waterhouse Coopers	Swissport International AG	100	5	France
Swissport Nice SAS		Swissport International AG	100	0	France
Airside Ltd. (Swissport Kenya)	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya
Swissport Cargo Services Center East Africa B.V.	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya

TANZANIA
Swissport Tanzania Ltd.	Price Waterhouse Coopers	Swissport International AG	51	3	Tanzania

CAMEROON
Camport S.A.		Swissport International AG	47	0	Cameroon

DOMINICAN REPUBLIC
Carribbean Jets		Swissport International AG	34	incl. In SP Dominicana	Dominican
Swissport Dominicana		Swissport International AG	34	0	Dominican Republic

NIGERIA
Checkport Security Nigeria Ltd			51	0	Nigeria
Airside Ltd. (Swissport Kenya)	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya
Swissport Cargo Services Center East Africa B.V.	Price Waterhouse Coopers	Swissport International AG	100	20	Kenya

SOUTH AFRICA
Checkport South Africa Ltd.		Swissport International AG	43	0	South Africa
Swissport South Africa (PTY) Ltd.	Price Waterhouse Coopers	Swissport International AG	51	0	South Africa

LUXEMBOURG
Swissport Cargo Services Lux Sarl	Price Waterhouse Coopers	Swissport International AG	75	0	Luxembourg

ARGENTINA
Swissport Argentina S.A.	Price Waterhouse Coopers	Swissport International AG	100	0	Argentina
Swissport Austria GmbH		Swissport International AG	100	0	Austria
Swissport Cargo Services GmbH		Swissport International AG	100

MEXICO
Swissport Aviation Services de Mexico S.A. de C.V.	Price Waterhouse Coopers	Swissport International AG	70	11	Mexico
Swissport Cargo Services de Mexico S.A. de C.V.		Swissport International AG	100	5	Mexico
Swissport Brasil Ltda.	Price Waterhouse Coopers	Swissport International AG	99	38	Brazil
Swissport Cargo Services Brazil Logistica Ltda.	Price Waterhouse Coopers	Swissport International AG	51	0	Brazil

CANADA
Swissport Canada Handling Inc.		Swissport International AG	100	0	Canada

NETHERLANDS
Swissport Cargo Service Holding B.V.		Swissport International AG	100	35	Netherland
Swissport Nederland B.V.		Swissport International AG	100	5	Netherland
Swissport Cargo Services The Netherlands B.V.		Swissport International AG	100	2	Netherland
Swissport Cargo Services Belgium N.V.		Swissport International AG	100	0	Belgium
Swissport Cargo Services Israel Ltd.		Swissport International AG	51	0	Israel
Swissport Cargo Services Italy S.R.L.		Swissport International AG	100	2	Italy
Swissport Italy S.R.L.		Swissport International AG	100	0	Italy

HUNGARY
Swissport Cargo Services Magyarorszag Kft.		Swissport International AG	100	0	Hungary

Groupo Ferrovial, S.A.
25 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

				Net cost of shareholding
Company	Auditor	Parent	%	(thousand)	Address

Swissport Cargo Services St. Petersburg		Swissport International AG	51	0	Hungary

VENEZUELA
Swissport Cargo Services Venezuela S.A.		Swissport International AG	88	0	Venezuela
Tramitaven C.A,		Swissport International AG	60	0	Venezuela

CYPRUS
Swissport G.A.P. Vassilopoulos		Swissport International AG	51	0	Cyprus
Swissport Cyprus Ltd.		Swissport International AG	74.9%	0	Cyprus
S&L Airport Services Ltd		Swissport Cyprus Ltd.	50.0%	0	Cyprus
Swissport Hellas Cargo S.A.		Swissport International AG	41	1	Greece
Swissport Hellas S.A.		Swissport International AG	51	4	Greece
Swissport Korea Ltd.		Swissport International AG	51	6	Korea
Swissport Poland Ltd.		Swissport International AG	100	0	Poland

SINGAPORE
Swissport Singapore Pte Ltd.	Price Waterhouse Coopers	Swissport International AG	100	9	Singapore
Peruvian Investments 2008 PTE. Ltd.		Swissport International AG	100	6,05	Singapore

UKRAINE
Swissport Ukraine		Swissport International AG	70.6%	1	Ukraine

BULGARIA
Swissport Bulgaria		Swissport International AG	66	0	Bulgaria
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remainder owned by Can-am, S.A.
(PC) proportionate		(ii) 40% through Cespa Conten, S.A.
		(iii) 0.74% through Cespa GR, S.A.
		(iv) Remainder owned by Grupo Ferrovial, S.A.

REAL ESTATE

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(millon)	Address

Budimex Nieruchomosci Sp. z o.o. (B.N.)	Deloitte Audyt Sp. z o.o.	Grimaldi Investment (i)	50	4	Warsaw
Grimaldi Investment BV		Grupo Ferrovial, S.A. (ii)	99.5	1	Amsterdam
Ferrovial FISA, S.L. (a)		Grupo Ferrovial, S.A. (ii)	99	0	Madrid
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remaining 50% through Budimex Inwestycje
		(ii) Remainder through Can-am, S.A. S.U.

REST

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address
Ferrovial Telecomunicaciones, S.A.(a)	N/A	Grupo Ferrovial, S.A.(i)	99	0	Madrid

(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remainder through Can-am, S.A.

Groupo Ferrovial, S.A.
26 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT I

Grupo Ferrovial S.A. and subsidiaries

(*) BAA GROUP COMPANIES

Empresa	Auditor	% Participación	Address
BAA (NDH1) Limited	Price Waterhouse Coopers	100%	United Kingdom
Aberdeen Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Glasgow Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Edinburgh Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Southampton International	Price Waterhouse Coopers	100%	United Kingdom
BAA Lynton Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA USA (Holdings)	Price Waterhouse Coopers	100%	USA
BAA Harrisburg		100%	USA
BAA Air Terminals Inc		100%	USA
BAA Maryland		100%	USA
BAA Pittsburgh		100%	USA
BAA Boston Inc		100%	USA
BAA USA Inc		100%	USA
BAA Indianopolis		99%	USA
BAA Italia	Price Waterhouse Coopers	98%	Italy
Software Design SpA		49%	Italy
Societe Gestione Servizi Aeroporti SPA		65%	Italy
GESAC Engineering SRC		100%	Italy
BAA (DSH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (SH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (SP) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (AH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA Funding Limited	Price Waterhouse Coopers	100%	Jersey
Gatwick Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Stansted Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Airport Community Board Insulation Limited	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Express Operating Company Limited		100%	United Kingdom
BAA Enterprises Limited	Price Waterhouse Coopers	100%	United Kingdom
Airportsmart Limited		42%	United Kingdom
Best of the Best plc		14%	United Kingdom
BMG (Ashford) General Partner Ltd	Price Waterhouse Coopers	100%	United Kingdom
The Outlet Company Ltd		100%	Jersey
Global Airport Services Ltd		50%	Jersey
BMG Europe Ltd	Price Waterhouse Coopers	50%	Jersey
UK Outlet Center 1 Ltd	Price Waterhouse Coopers	99%	United Kingdom
BMG (Swindon) Ltd		79%	United Kingdom
BMG (Ashford) Ltd		100%	United Kingdom
BMG (Cheshire Oaks) Ltd		100%	United Kingdom
The BMG (Co Phase IV) Ltd		99%	United Kingdom
BMG (Ashford) Partnership Trustco Ltd	Price Waterhouse Coopers	100%	United Kingdom
BMG (Bridgend) Ltd		75%	United Kingdom
BMG (Co 2) Ltd		100%	United Kingdom
BMG (Swindon) (Phases II&III) General Partner Ltd		100%	United Kingdom
The BMG (Ashford) Limited Partnership		99%	United Kingdom
BMG Bridgend (Phases II and III) General Partner Limited	Price Waterhouse Coopers	100%	United Kingdom
BMG Bridgend (Phases II and III) LTd Partnership	Price Waterhouse Coopers	2%	United Kingdom
BMG Swindon (Phase III) Trustco Ltd		100%	United Kingdom
The BMG (Swindon) (Phases II&III) Limited Partnership	Price Waterhouse Coopers	73%	United Kingdom
BAA Airports Limited		100%	United Kingdom
Airport Property GP (No.2) Ltd		50%	United Kingdom
Devon Nominees (No.3) Ltd		100%	United Kingdom
Devon Nominees (No.1) Ltd		100%	United Kingdom
Devon Nominees (No.2) Ltd		100%	United Kingdom
BAA Partnership Ltd		100%	United Kingdom
BAA International Ltd	Price Waterhouse Coopers	100%	United Kingdom
Airport Industrial Ltd Partnership		50%	United Kingdom
Airport Property Partnership (*)		50%	United Kingdom
The Swindon Ltd Partnership		66%	United Kingdom
Devon Nominees Ltd		67%	United Kingdom
BAA (Hong Kong) Ltd		100%	United Kingdom
Airport Hotels General Partner Ltd		100%	United Kingdom
Stansted Site No. 6 Ltd		100%	United Kingdom
London Airports Ltd	Price Waterhouse Coopers	100%	United Kingdom
London Airports 1993 Ltd	Price Waterhouse Coopers	100%	United Kingdom
London Airpots 1992 Ltd	Price Waterhouse Coopers	100%	United Kingdom
Scottish Airports Ltd	Price Waterhouse Coopers	100%	United Kingdom
British Airports Services Ltd		100%	United Kingdom
Airports Uk Ltd		100%	United Kingdom
Airports Ltd		100%	United Kingdom
Southampton Handling Ltd		100%	United Kingdom
BAA General Partner Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Properties Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Trust Company Ltd		100%	United Kingdom
BAA Building Control Services Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Business Suport Centre Ltd		100%	United Kingdom
BAA Lynton Management Ltd		100%	United Kingdom
Lynton Holdings Ltd		100%	United Kingdom
Lynton Investments Ltd		100%	United Kingdom
Lynton Netherlands		100%	Netherlands
Central Land Investment Holdings Ltd		75%	United Kingdom
Lynton MHA Ltd		100%	United Kingdom
Southampton Airport Ltd		100%	United Kingdom
Airport Hotels Trust Manager Ltd (Jersey)		100%	Jersey
Newlynton Limited		100%	United Kingdom
Lynton Unlimited		100%	United Kingdom
BAA Insuarance Services Ltd		100%	United Kingdom
BAA Pension Trust Co Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Quest Trustee Ltd		100%	United Kingdom
Airport Express Rail Ltd		100%	United Kingdom
Midhust Investments Ltd		100%	United Kingdom
BAA Lynton Holdings Ltd		100%	United Kingdom
Lynton Properties Ltd		100%	United Kingdom
BAA Hotels Ltd		100%	United Kingdom
Airport Property GP (No.1) Ltd		100%	United Kingdom
9G Rail Ltd		100%	United Kingdom
BAA Lynton Developments Ltd		100%	United Kingdom
Lynton Estates Ltd		100%	United Kingdom
BAA General Partner Ltd		100%	United Kingdom
BAA (IP Holdco) Limited	Price Waterhouse Coopers	100%	United Kingdom
Summerbridge Properties Ltd	Price Waterhouse Coopers	100%	United Kingdom
World Duty Free Limited	Price Waterhouse Coopers	100%	United Kingdom
Precis (2204) Ltd		100%	United Kingdom
Eastleigh Airport Ltd		100%	United Kingdom
Precis (2207) Orbital Park Ltd		100%	United Kingdom
Airports International Ltd		100%	United Kingdom
Precis (2206) Ltd		100%	United Kingdom
Sanfield Lynton Ltd		50%	United Kingdom
Martyn Ventures Ltd		50%	United Kingdom
World Duty Free Inflight (Europe) Ltd		100%	United Kingdom
(*) joint control company

Groupo Ferrovial, S.A.
27 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT (continued)
Grupo Ferrovial S.A. and subsidiaries

ASSOCIATES AND JOINTLY-CONTROLLED ENTITIES

CONSTRUCTION

								Million euros
Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets	(*)	Liabilities (*)	Incomes (*)	Profit	(*)

SPAIN
Urbs ludex et Causidicus, S.A.	Deloitte &Touche	Ferrovial Agromán, S.A.	22%	8	Cataluña		309	346	10		-2
Cleam Cenit A.I.E	N/A	Ferrovial Agromán, S.A.	13.39%	0	Madrid		2	2	0		0
Tecnológica Lena, S.L.	Attest Consulting	Ferrovial Agromán, S.A.	50.00%	0	Asturias		2	2	0		0
Socieade Concesionaria Baio, S.A.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	50.00%	9	Galicia		5	1	0		0
Boremer, S.A.	Price Waterhouse Coopers	Cadagua, S.A.	50.00%	2	Madrid		21	19	5		-1

POLAND
Elektromontaż Poznań S.A.	Deloitte &Touche	Budimex, S.A.	30.78%	4	Poznań		27	16	34		1
PPHU PROMOS Sp. z o.o.	N/A	Budimex Dromex, S.A.(i)	25.53%	0	Cracovia		2	1	3		0

MOTORWAYS AND PARKING FACILITIES

Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets	(*)	Liabilities (*)	Incomes (*)	Profit	(*)
SPAIN
Sociedad Municipal de Aparcamientos y Servicios, S.A.	CYE Auditores Asociados S.A.	Cintra Aparcamientos S.A	24.50%	4	Málaga		126	102	14		2
Estacionamientos y Servicios Extremeños, S.A		Cintra Aparcamientos S.A	25.00%	0	Badajoz		2	1	0		0
Infoser Estacionamientos A.I.E.		Dornier, S.A	16.66%	0	Madrid		4	4	1		0
Estacionamientos Urbanos de León, S.A	CIA Valdeon Auditores, S.L.	Dornier, S.A	43.00%	0	León		4	1	3		1
Autopista Trados M-45, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	50%	13	Madrid		209	145	7		3
UNITED STATES
Statewide Mobility Partners LLC	Price Waterhouse Coopers	Cintra ITR LLC	50%	266	Estados Unidos		532	0	0		0
ITR Concession Company Holdings	Price Waterhouse Coopers	Statewide Mobility Partners LLC	100%	532	Estados Unidos		532	0	0		0
ITR Concession Company	Price Waterhouse Coopers	ITR Concession Company Holdings	100%	532	Estados Unidos		3,165	4,084	34		2
GREECE
Nea Odos, S.A.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	19	Grecia	218	106	19	0
Central Greece Motorway (E65)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	13	Grecia	265	152	0	0
REAL ESTATE
				Net cost of
				shareholding (million
Company	Audito	Parent	% shareholding	euro	Addres	Assets	Liabilities (*)	Revenue	Result

SPAIN
Promociones Hábitat (a)		Ferrovial FISA	20.00%	0	Barcelona	-	-	-	-

(a) No information from the receivers

(*) Unaudited

Groupo Ferrovial, S.A.
28 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

SERVICES

						Million euros
Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets (*)	Liabilities (*)	Incomes (*)	Profit	(*)

SPAIN
Madrid Calle-30, S.A.	KPMG	Empresa Mantenimiento y Explotación M-30, S.A	20%		Madrid	3,226,239	2,623,969	293,215		26,064
Asoc.Estudio Tecnologias Equipamientos de Carreteras, S.A	It has no obligation to be audited	Grupisa S.A	9.23%	1	Madrid	666	61	0		0
Empresa Mantenimiento y Explotación M-30 S.A.	Deloitte	Ferrovial Servicios S.A	50%	0	Madrid	305,289	301,273	9,327		405
Necrópolis de Valladolid	BDO Audiberia	Sitkol S.A	49.00%	2	Valladolid	14,139	7,090	1,158		181
Valdedominguez 2000, S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	20.00%	1	Madrid	8,840	4,812	1,953		-55
Ingenieria Urbana S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	35.00%	4	Alicante	60,538	44,896	12,002		414
Recollida de Residuos D´Osona S.L	It has no obligation to be audited	Compañía Española de Servicios Públicos Auxiliares S.A	45.00%	0	Barcelona	2,914	1,954	1,392		29
Reciclados y Compostaje Piedra Negra, S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	48.99%	2	Alicante	17,650	6,742	2,590		320
Companya Especial de Recuperacions i Recondicionaments. S.L	It has no obligation to be audited	Cespa Gestion Residuos S.A (a)	42.11%	1	Barcelona	1,401	2,632	0		-41
Ecocat S.L	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	50.00%	31	Barcelona	40,922	24,925	12,619		-684
Sogarisa S.A	Deloitte	Ecocat S.L	50.00%	2	La Coruña	21,219	15,061	8,526		190
Ecocem S.A	It has no obligation to be audited	Ecocat S.L	51.00%	0	Barcelona	1,446	736	677		123
Gestó de Residuos Especials de Catalunya S.A	Deloitte	Ecocat S.L	33.33%	2	Barcelona	30,080	26,602	8,337		-108
Novalis Medioambiente S.A.	It has no obligation to be audited	Cespa Gestion Residuos S.A.	50.00%	0	Alicante	7,253	7,200	0		-6
MOVITEC	It has no obligation to be audited	Ecocat S.L	50.00%	0	Martorell	53	60	51		-18
Ecoparc del Mediterrani, S.A	Deloitte	Cespa Gestion Residuos S.A (a)	48.00%	3	Barcelona	16,235	12,846	99		-989
RCD'S ALBACETE	It has no obligation to be audited	Cespa Gestion Residuos S.A.	49.99%		Albacete	0	0	0		0

PORTUGAL
Valorhospital S.A	It has no obligation to be audited	Cespa Portugal, S.A.	35.13%	0	Oporto	452	106	0		0
Ecoberiao		Cespa Portugal, S.A.	20%	0	Oporto	10,403	10,262	0		0
Valor-Rib Industrial Residuos		Compañía Española de Servicios Públicos Auxiliares S.A	45%	1		6,345	5,247	160		-121
Cespa Portugal - Ecoambiente ACE		Cespa Portugal S.A	50.00%		Matorinhos			7,992		136

ANDORRA
Centre de Tractament de Residus d´Andorra	GM Consultors	Cespa Gestion Residuos S.A (a)	29%	2	Andorra la Vella	145,651	139,020	0		0

UNITED KINGDOM
AHL Holdings (Manchester) Ltd	Grant Thornton	Amey Ventures Investments Ltd	50.00%	0	London	22,405	-21,691	852		66
AHL Holdings (Wakefield) Ltd	Grant Thornton	Amey Ventures Investments Ltd	50.00%	0	London	14,357	-13,761	838		28
ALC (Superholdco) Ltd	KPMG	Amey Ventures Investments Ltd	50.00%	0	Oxford	92,559	-84,969	7,686		1,911
Amey FMP Belfast Startegic Partnership Holdco Ltd	BDO	Amey Ventures Investments Ltd	70.00%	0	Oxford	407	-389	265		13
Amey Lagan Roads Holdings Ltd	BDO	Amey Ventures Investments Ltd	50.00%	0	Belfast	149,409	-149,391	13,568		343
E4D & G Holdco Ltd	BDO	Amey Ventures Investments Ltd	85.00%	0	Oxford	84,049	-84,133	19,383		69
Integrated Bradford Hold Co One Ltd	KPMG	Amey Ventures Investments Ltd	25.17%	0	Oxford	34,115	-34,208	874		39
Integrated Bradford PSP Ltd	KPMG	Amey Ventures Investments Ltd	50.00%	0	Oxford	2,352	-2,338	223		-20
RSP (Holdings) Ltd	KPMG	Amey Ventures Investments Ltd	35.00%	0	Glasgow	48,270	-47,898	792		17
Services Support (Avon & Somerset) Holdings Ltd	Deloitte and Touche	Amey Ventures Investments Ltd	20.00%	0	London	14,917	-14,914	199		-1
Tube Lines (Holdings) Ltd	Deloitte and Touche	JNP Ventures 2 Ltd	66.67%	0	London	1,803,361	-1,665,473	181,465		8,908

GREECE						811	262	502		-34
WSW Hellas Services S.A.,		Swissport International AG	21.25%	173	Greece

FRANCE
Swissport Executive	Price Waterhouse Coopers	Swissport International AG	50.01%	1,788	France	3,646	1,270	1,659		-25

SWITZERLAND
Fuelport Schweiz AG		Swissport International AG	49.00%	49	Switzerland	67	0	0		0

ISRAEL
Quality Airport Services Israel Ltd.		Swissport International AG	50.00%	1,429	Israel	4,326	2,428	4,244		188

JAPAN
Swissport Japan Ltd.		Swissport International AG	51.00%	0	Japan	4,861	6,423	6,066		-65

CHINA
Swissport HNA Ground Handling Co., Ltd.		Swissport International AG	49.00%	4,639	China	6,608	320	0		-208

PERU
Swissport GBH Peru S.A.		Swissport International AG	41%	9713	Peru	12,146	4,679	3,888		10
(*) Not audited figures

Grupo Ferrovial, S.A.

 29 - 29

GRUPO FERROVIAL, S.A.

Report of the Auditors on the Merger Balance Sheet
at 30 April 2009

PricewaterhouseCoopers Auditores, S.L. Paseo de la Castellana, 43 28046 Madrid España Tel.: +34 915 684 400 +34 902 021 111 Fax: +34 913 083 566 www.pwc.com/es

Free translation of the auditor’s report on the balance sheet as at 30 April 2009 issued in Spanish. In the event of a discrepancy, the Spanish language version prevails.

REPORT OF THE AUDITORS ON THE MERGER BALANCE SHEET

To the Shareholders of Grupo Ferrovial, S.A.

We have audited the merger balance sheet of Grupo Ferrovial, S.A. at 30 April 2009 and the related notes, the preparation of which is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the merger balance sheet taken as a whole, based on the work carried out in accordance with auditing standards generally accepted in Spain, which require the examination, on a test basis, of evidence supporting the merger balance sheet and an evaluation of its presentation, the accounting principles applied and the estimates made.

As indicated in Note 2.2, the attached merger balance sheet at 30 April 2009 has been prepared for the sole purposes of meeting the requirements for corporated mergers established by Article 36 of the Law on structural changes to trading companies, and in relation to the proposed mergers with Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan S.L. and Lermanara, S.L., and the subsequent merger into Cintra Concesiones de Infraestructuras de Transporte, S.A., which are presented to the General Shareholders’ Meeting by the Board directors.

In our opinion, the accompanying merger balance sheet and notes present fairly, in all material respects, the equity and financial position of Grupo Ferrovial, S.A. at 30 April 2009, and contain all the information necessary for its interpretation and comprehension in accordance with accounting principles and standards generally accepted in Spain, applied on a basis consistent with the previous year.

PricewaterhouseCoopers Auditores, S.L.

Gonzalo Sanjurjo Pose
Partner - Auditor

28 July 2009

FERROVIAL, S.A. / OPINION ON MERGER BALANCE SHEET 30-4-09

GRUPO FERROVIAL, S.A.

REPORT OF THE AUDITORS ON THE MERGER BALANCE SHEET
AT 30 APRIL 2009

DISTRIBUTION

GRUPO FERROVIAL, S.A.	X

PwC	2

X

ANNEX 6

BYLAWS OF CINTRA CURRENTLY IN FORCE

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

CHAPTER I

NAME, OBJECT, DURATION, DOMICILE

Article 1.-  Name

The Company is called "CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A." and is governed by these bylaws, by the Company’s Act and by other applicable regulations.

Article 2.-  Corporate Purpose

1.	The purpose of the Company is to carry out the following activities, both domestically and abroad:

1º
Design, construction, execution, operation, management, administration and conservation of infrastructures and public and private works, either directly or by holding a stake in companies, groups, consortiums, or any other similar legal entity which is legally permitted in the pertinent country.

2º	Operation and provision of all kinds of services related to urban and intercity transport infrastructure, be it by land, sea or air.

3º	Operation and management of all kinds of construction work and complementary services that may be provided in the sphere of influence of public and private infrastructures and works.

4º
Holding the title to all kinds of concessions, sub-concessions, authorizations and administrative licenses for construction work, services and mixed jobs from the State, Autonomous Regions, Provinces, Municipalities, Autonomous Agencies, Autonomous Entities, and, in general, from any foreign State or Public Administration, international agencies and institutions.

5º
Management, administration, acquisition, promotion, sale, development, renovation and operation of all kinds of sites, land, residential developments, housing estates or property developments, and in general, all kinds of property assets.

6º	Manufacture, purchase, supply, import, export, lease, installation, maintenance, distribution and operation of

1

machinery,tools, vehicles, facilities, materials, equipment and furniture of all kinds, including urban furniture and equipment.

7º	Acquisition, operation, sale, and assignment of industrial and intellectual property rights.

8º	Provision of services related to the conservation, repair,maintenance, and sewage of all kinds of works, facilities and services, for both private and public entities.

9º	Provision of engineering services, such as preparing projects, studies and reports.

10º
Drawing up projects and studies, construction, maintenance, operation and sale of all kinds of facilities and services for the supply, transformation and treatment of all kinds of waters and wastematerials. research and development in those same fields.

11º	Provision of services related to the environment, such as the control of smoke and noise, and comprehensive solid waste management, involving collection, purification, treatment and transformation.

12º
Construction, management, operation, and maintenance of facilities that produce or transport all kinds of energy. All activities regulated by legislation that is incompatible with this paragraph of the bylaws are excepted.

13º	Research, design, development, manufacture, operation and transfer of programs and, in general, computer, electronic and telecommunications products.

14º
Research, operation and exploitation of mineral deposits, as well as the purchase and use of permits, concessions, licenses, authorizations and other mining rights, and the industrialization, distribution and sale of mineral products. Activities involving minerals of strategic interest are excluded.

15º
Providing management and administration services, as well as consultancy and advice in the fields of accounting, and legal, technical, financial, tax, labor, and human resources support to all kinds of companies and corporations.

16º
In all matters that do not involve a collision with activities legally set aside by special legislation, and specifically, by legislation governing Collective Investment Institutions and the Stock Market, agree upon and carry out on its own behalf all kinds of operations involving securities in all kinds of markets, be it domestic or international, purchase, sell or otherwise acquire, transfer, replace, sell, pledge and subscribe all kinds of shares, securities that are convertible into shares, or that provide the right to acquire or subscribe them, obligations, rights, bonds, warrants, public securities or financial assets, and holdings in other companies.

2

2.
The activities listed above may be performed by the Company, totally or partially, in an indirect manner, by taking a stake in other Companies with similar corporate purposes, domiciled in Spain or in any other country.

Article 3.-  Duration

The Company is incorporated for an indefinite time period, and began operations on the day the deed of incorporation was granted.

Article 4.-  Corporate Domicile

1.	The Company's corporate domicile will be in Madrid, Plaza Manuel Gomez Moreno, 2, Edificio Alfredo Mahou.

2.
The corporate domicile may be transferred to another location within the same municipality by approval of the corporate governing body. A transfer to a different municipality will require the approval of the General Shareholders' Meeting.

3.
The Company's corporate governing body may approve the creation, elimination or transfer of such branches, representatives, agencies, regional offices, local offices and other facilities, in Spain or abroad, as it shall deem fit.

CHAPTER II

SHARE CAPITAL

Section 1. Share capital and shares

Article 5.-  Share Capital

The share capital is ONE HUNDRED AND THIRTEEN MILLION SEVEN HUNDRED AND FIVE THOUSAND SIX HUNDRED AND SIXTY ONE EUROS (113.705.661) and is fully subscribed and paid in.

The share capital consists of FIVE HUNDRED AND SIXTY EIGHT MILLION FIVE HUNDRED AND TWENTY EIGHT THOUSAND THREE HUNDRED AND FIVE (568.528.305) ordinary shares with a nominal value of 0.20 Euros each, all of them of the same class and the same series. All shares are fully paid in

Article 6.-  Share Representation

1.	Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. They will be governed by

3

the Stock Market Act and other additional legislation.

2.
The legitimation to exercise shareholder's rights, including if appropriate the right to transfer, is obtained as a result of the recording in the book entry, which accredits legitimate ownership and entitles to the recorded titleholder the right to demand that the Company recognize him as a shareholder. Said legitimation may be accredited by exhibiting the pertinent certificates, which will be issued by the entity in charge of the book entries.

3.
If the Company provides any type of benefit to the presumed legitimate owner, it is deemed to have discharged the corresponding obligation, even if the latter is not the real owner of the share, provided that it has acted in good faith and without gross fault.

4.
If the person or company that appears to be legitimated in the book entry records holds said legitimacy as a fiduciary or similar status, the Company may require him to reveal the identity of the real owners of the shares, as well as all pertinent transfer and encumbrances of the same.

Article 7.-  Shareholder Rights

1.
Legitimate share owners automatically become shareholders and are granted the individual minority rights which are legally and statutorily established, and, in particular, the right to take part in the distribution of profits and of such assets as may be left over upon dissolution; a preferred subscription right when new shares or convertible bonds are issued; the right to be present at and vote in General Shareholders' Meetings; the right to challenge corporate agreements; and the right to information and study. The scope of all the shareholder's rights is established by law and by these bylaws.

2.	The shareholder will exercise his rights vis a vis the Company loyally and in good faith.

Article 8.-  Ownership of shares

1.	Share co-owners must designate a single person who will exercise shareholder rights.

2.
In case of usufruct, pledge and other limited rights to the shares, the exercise of the shareholder's voting rights will belong to, respectively, the bare owner, the pledge holder and the titleholder of the direct domain.

3.	The rules mentioned in the previous paragraphs are only valid vis a vis the Company. Internal relations will be governed by agreements between the parties.

4

Article 9.-  Share Transfers

1.	The shares and their derived financial rights, including the right to pre-emptive subscription rights, are freely transferable by all legally accepted means.

2.	The transfers of new shares cannot be completed before the share capital increase has been recorded in the Mercantile Register.

Article 10.-  Capital calls

1.	When there are partially paid-in shares, the shareholder must pay the part that has not been paid in, in cash or in kind, in such form and time as may be determined by the corporate governing body.

2.	Shareholders who are past-due in the payment of capital calls cannot exercise voting rights.

Section 2. Share Capital Increase and Decrease

Article 11.-  Share Capital Increase

1.
Share capital increases may be achieved by issuing new shares or by raising the nominal value of existing shares; in either case, the compensation may consist in cash contributions, including credit compensations, in kind contributions, or by applying available profits or reserves. The share capital increase can be achieved partly with new contributions and partly against available reserves.

2.	If the share capital increase has not been totally subscribed by the established deadline, the capital will be increased by the amount actually paid in, unless otherwise agreed previously.

Article 12.-  Authorized Share Capital

1.
The General Shareholders' Meeting may delegate to the corporate governing body the power to approve in one or more times a share capital increase, to a specific maximum figure, at such times and in such amounts as it may decide, within the legally established limitations. This delegation may include the power to cancel pre-emptive subscription rights.

2.
The General Shareholders' Meeting may likewise delegate in the corporate governing body the power to determine the date on which the already approved agreement to increase the share capital must actually be implemented, and to determine any conditions that have not been determined by the Meeting.

Article 13.-  Cancellation of Pre-emptive Subscription Rights

1.	The General Shareholders' Meeting or, should it be the case, the Board of

5

Directors approving a share capital increase may approve the total or partial cancellation of pre-emptive subscription rights, due to corporate interests.

2.
Specifically, corporate interest may justify the cancellation of pre-emptive subscription rights when necessary to enable the Company (i) to buy assets (including shares or participations in companies) that are suitable to further the corporate purpose; (ii) to place the new shares in foreign markets that allow access to financing sources; (iii) to obtain resources by using demand forecast placement techniques which can maximize the new share issue price; (iv) to obtain an industrial or technological partner; and (v) in general, to perform any operations that are suitable for the Company.

3.
Existing shareholders and convertible bond holders will not be entitled to pre-emptive subscription rights when the share capital increase is due to the conversion of bonds into shares, to the takeover of another company, as part of spin off of assets from another company, or when the Company has made a public share offering with payment consisting, entirely or in part, in new shares to be issued by the Company.

Article 14.-  Share Capital Decrease

1.
A share capital decrease can be performed by reducing the nominal value of the shares, by redeeming outstanding shares, or by grouping them for exchange, and, in such cases, the object may be to return contributions, condone capital calls, establish or increase reserves, or re-establish a balance between corporate capital and assets.

2.	When share capital is decreased by returning contributions, payment to shareholders may be made totally or partially in kind, as long as the contents of paragraph 5, Article 48 are complied with.

Article 15.-  Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Corporations Act, a share capital decrease to redeem a specific group of shares, as long as such a group is defined according to substantive, homogeneous, and non-discriminatory criteria. In that case, the measure must be approved by the General Shareholders' Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Automated Quotation System of the Spanish Stock Exchanges during the month prior to the date on which the share capital decrease is approved.

6

Section 3. Bond Issues and Other Securities

Article 16.-  Bond Issues

1.	The Company may issue bonds in compliance within all legally established terms and limits.

2.
The General Shareholders' Meeting may delegate to the corporate governing body the power to issue simple, convertible and/or exchangeable bonds. Likewise, it may authorize it to determine when the approved issue should take place, and to establish any other conditions not foreseen in the Shareholders Meeting resolution.

Article 17.-  Convertible and Exchangeable Bonds

1.	Convertible and/or exchangeable bonds may be issued at a fixed exchange rate (determined or to be determined) or with a variable exchange rate.

2.
The pre-emptive subscription rights for convertible bonds may be cancelled according to the legal and statutory regulations that apply to the cancellation of pre-emptive subscription rights for shares.

Article 18.-  Other securities

1.	The Company may issue notes, warrants or other negotiable securities, apart from those detailed in previous articles.

2.
The General Shareholders' Meeting may delegate in the Board of Directors the power to issue such securities. The Board of Directors may use such a delegation in one or more times for a period of up to five years.

3.
The General Shareholders' Meeting may also authorize the Board of Directors to establish the date on which the approved issuance should take place, as well as to establish any other conditions that are not detailed in the General Shareholders' Meeting resolution, as legally provided.

4.	The Company may also guarantee any security issues made by its subsidiaries.

7

CHAPTER III

CORPORATE GOVERNANCE

Section 1. Company bodies

Article 19.-  Division of responsibilities

1.	The Company's governing bodies are the General Shareholders' Meeting, the Board of Directors and any delegated bodies that may be created within the company.

2.	The General Shareholders' Meeting is responsible for decisions on all matters legally or statutorily determined.

3.	Any responsibilities that are not legally or statutorily determined for the General Shareholders' Meeting will belong to the Board of Directors.

Section  2. General  Shareholders'

Meeting

Article 20.-  General Shareholders' Meeting

1.
The General Shareholders' Meeting is governed by the provisions of Law, the Company’s Bylaws and the General Shareholders' Meeting Regulation which complete and develop legal and statutory regulations as regards calling, preparing, and holding the Meeting, as well as the exercise of the right of shareholders to information, attendance, representation, and voting. The General Shareholders' Meeting Regulation must be approved by the Meeting, at the proposal of the Board.

2.	The shareholders, convened in the General Shareholders' Meeting have the power to decide by majority vote on the matters attributed by Law to the Meeting.

3.
The General Shareholders' Meeting is the Company's sovereign body. All shareholders, including any dissidenters and absentees shall be bound by the agreements reached at the General Shareholders' Meeting, without prejudice to the rights and actions to which they are entitled by law.

Article 21.-  Types of Meetings

1.	General Shareholders' Meetings may be ordinary or extraordinary.

2.
A General Ordinary Meeting shall necessarily be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results, notwithstanding its competence to handle and decide on any other matter included in the agenda. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.	All Meetings not covered by the previous section shall be considered Extraordinary General Meetings.

4.
Nevertheless, a General Shareholders' Meeting, even if called as an ordinary meeting, may also discuss and decide on any issue within its competence, provided that applicable regulations are fulfilled.

8

Article 22.-  Calling the General Shareholders' Meeting

1.	General Shareholders' Meetings must be called by the Board of Directors.

2.
The Board of Directors may call a General Shareholders' Meeting whenever it considers such a meeting to be in the corporate interest, and must do in the circumstances foreseen in paragraph two of the previous Article, and whenever it is requested by shareholders who represent, at least five percent of the share capital.

Article 23.-  Announcement of the calling of a General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, as the case may be, are to be included in the announcement pursuant to the provisions established in the Shareholders Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting.

3.
Shareholders who represent at least five per cent of the share capital may request the publication of a complementary document to the calling of a General Shareholders' Meeting, including one or more points in the agenda. For this purpose, each shareholder shall indicate the number of shares it owns or represents. This right shall be exercised by certifiable means received at the registered address within five days following the publication of the calling.

The complementary document to the calling shall be published at least fifteen days prior to the date scheduled for the Meeting.

Non-publication of the complementary document to the calling within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall not be effective whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions must be fulfilled.

Article 24.-  Right of attendance and representation

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend a General Shareholders Meeting.

2.	In order to attend a General Shareholders Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book

9

entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by distance communication means, pursuant to the provisions established in the Shareholders Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means , and shall assess , when the calling of each shareholders meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues ,that shareholder's identity ,status are duly guaranteed, as well as the adequate exercise of its rights, the suitability of the telematic means and adequate progress of the meeting, pursuant to the provisions established in the Shareholders Meeting Regulations. In such case, if deemed appropriate, the calling shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the calling may indicate that any interventions and proposed resolutions to be made by those who will attend by telematic means be sent to the Company prior to the Meeting is convened.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly convened.

5.
The Chairman of the Shareholders Meeting may authorise Managing Directors and Technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

6.
Notwithstanding attendance of legal entity that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders Meeting through another person, even if not a shareholder.

7.
Proxies shall be conferred specifically for each Meeting, in writing or by other of long-distance communication means that duly guarantee the identity of the represented party and representative, which the management body may determine, as the case may be, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

8.
The Chairman or Secretary of the Shareholders Meeting, or those persons appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and whether the requirements for Meeting attendance are met.

9.	The ability to grant proxies shall be without prejudice to the provisions of the Law with regard family representation and the execution of general powers of attorney."

Article 25.-  Time and Place of Meeting

1.	The General Shareholders' Meeting will be held at the location shown on the notice within the municipality in which the Company is domiciled.

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2.
Attendance at the General Shareholders' Meeting will take place by going to the location at which the meeting will be held, or, if the Board has so decided and so stated in the notice, to other locations which are connected to the meeting location by a video conference system (or similar) which permit the recognition and identification of those attending, interaction between attendants in real time regardless of their location, and taking part and voting also in real time.

The main meeting location must be in the same municipality as the Company's domicile, but this requirement does not affect the additional locations. Persons attending any of he locations will be considered, for all purposes related to the General Shareholders' Meeting, as attendants at the one and only meeting. The meeting will be understood to be held at the main location.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the Company's registered domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the administrators or of a number of shareholders representing, at least one quarter of the share capital who are present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will considered to be a single meeting, and only one set of Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the cases and manner established in its own Regulations.

Article 26.-  Quorum. Special Cases

1.
The General Shareholders' Meeting shall be validly convened in the first call when the shareholders present or by proxy own at least twenty five percent of the subscribed share capital with voting rights. At the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Shareholders' Meeting, be it ordinary or extraordinary, to validly approve a bond issue, the increase or decrease of share capital, the transformation, merger or spin-off, dissolution or windup of the Company and, in general, any amendment of the Bylaws, will require, at the first call, shareholders present or by proxy owning at least fifty percent of the subscribed share capital with voting rights. At the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders who are present represent less than fifty percent of the subscribed share capital with voting rights, the agreements to which this paragraph refers can only be adopted with the favorable vote of two thirds of the share capital present or by proxy at the Meeting.

3.	Any absences that arise after the General Shareholders' Meeting has

11

been convened shall not affect the meetings validity.

Article 27.-  Universal Shareholders' Meeting

A Universal Shareholders' Meeting shall be understood to have been called and validly convened to discuss any and all matters whenever the entire share capital is present or by proxy and the attendees unanimously accept to hold a Meeting. At such a Universal Shareholders' Meeting, the minimum number of shares needed to attend a General Shareholders' Meeting to which Article 24.1 above refers, will not apply.

Article 28.-  Chairmanship of the General Shareholders' Meeting

1.
General Shareholders' Meetings shall be presided by the Chairman of the Board of Directors, and in his absence, by the Vice President (and if there are several, in their numerical order). In the absence of both, by the Board Member designated by the General Shareholders' Meeting.

2.	The Chairman will be assisted by a Secretary, by a Vice Secretary or both, of the Board of Directors and, otherwise, by the person designated by the Meeting.

Article 29.-  List of Attendants

1.
Before starting with the Agenda, the Secretary of the General Shareholders' Meeting shall draw up a list of attendants, expressing each one's character or proxy and the number of shares, their own or otherwise, with which they attend.

2.	At the end of the list, the number of shareholders present or by proxy shall be established, as will the share capital they own, specifying which shareholders have voting rights.

3.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it must be enclosed as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendants may also be created in a file or using a computerized method; in such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 30.-   Deliberation and Adoption of Agreements

1.
Once the list of attendants is drawn up, the Chairman, should it be the case, will declare t the General Shareholders' Meeting validly convened and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

12

2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. For that purpose, he will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	The shareholders may ask for information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in the deliberation of the items on the Agenda, although the Chairman, making use of his powers, is authorized to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.
Once the matter has been debated sufficiently, the Chairman will call for a vote. Shareholders with voting rights may exercise them by mail, e-mail or any other distance communication means which, duly guaranteeing the identity of the shareholder who is exercising his right to vote, may be determined by the Board at the time each Meeting is called, pursuant to the Company's General Shareholders' Meeting Regulations.

6.
The majority needed for approval of an agreement will require the favorable votes of half of all the shares plus one share with voting rights who are present or by proxy at- 13-the General Shareholders' Meeting. Without prejudice to those cases in which the Act or these Bylaws stipulate a greater majority. Each share has one vote.

7.
The result of votes for or against agreements will be performed as established in the General Shareholders' Meeting Regulations. The Chairman will decide the voting system which he considers the most appropriate and for managing the resulting process.

Article 31.-  Right to Information

Shareholders shall have the right to information as foreseen by law. The administrators are obliged to provide, in the manner and within the deadlines established by Law such information as, pursuant to the Law, shareholders shall request, except in those cases in which it is legally inappropriate and, specifically, when, in the Chairman's judgment, making such information public would be against the corporate interest. The latter exception will not be applicable if the request is supported by shareholders representing at least one quarter of the share capital. The General Shareholders' Meeting Regulations will detail the system that governs the right to information. The Company shall include on its website the explanations that permit the shareholder to exercise his right to information.

Article 32.-  General Shareholders' Meeting Minutes and Certifications

1.	The resolutions of the General Shareholders' Meeting shall be reflected in the Minutes which will be written into the pertinent Minutes Book. The

13

Minutes may be approved by the General Shareholders' Meeting itself, or failing that, within fifteen days by the Chairman and two Auditors, one on behalf of the majority, and the other one on behalf of the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.	The notarial Minutes need not be approved.

3.	Certifications of the agreements will be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
Granting a public deed that contains the agreements is the responsibility of those persons who are authorized to certify them. This can also be done by any member of the Board of Directors whose appointment is in force and has been recorded in the Mercantile Register, without the need for a specific delegation Any other person who grants a public deed of the Minutes will require the pertinent powers of attorney, which could be a general power of attorney for all types of resolutions.

Section 3. Corporate Administration Body

Article 33.-  Regulation of the Board of Directors

1.	The Company will be administered by a Board of Directors.

2.
The Board of Directors will be governed by all applicable legal rules and by these bylaws. The Board will develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 34.-  Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Shareholders' Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Shareholders' Meeting shall determine the number of Board members. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members, up to the maximum limit established in the previous paragraph.

3.	Members of the Board can renounce their position; the appointment can be revoked, and members can be reelected.

4.	It is not necessary to be a shareholder to be appointed as an administrator; both individuals and companies may be appointed.

5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to

14

positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

Article 35.-  Types of Board Members and Board Equilibrium

1.
The Board of Directors, using its power to propose to the General Shareholders' Meeting and co-option in order to fill vacancies, shall endeavor to ensure that external or non-executive directors form the majority.

2.	For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

3.
The Board shall also endeavor to ensure that within the majority group of external directors, there shall be the owners or proxies of the owners of significant stable shareholders of the Company's share capital and those, or the parties representing them, which have been appointed for being shareholders, although their stake in the capital is not significant (nominee directors) and persons who, appointed in view of their personal and professional conditions, can exercise their functions without being conditioned by relations with the Company, its significant shareholders or their executives (independent directors). In all cases, independent directors will constitute at least one third of the total number of directors.

4.
The provision of the preceding paragraphs do not affect on the sovereignty of the General Shareholders' Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when there are share groupings as foreseen in Article 137 of the Corporations Act.

Article 36.-  Board of Directors Remuneration

1.
The Directors in their capacity as members of the Board of Directors, shall be remunerated by the Company a set annual amount. The amount that the Company shall pay for this concept to the Board of Directors shall be set by the General Shareholders Meeting. The power to set the exact amount to be paid out within the said figure, the terms and conditions to be met and the way it is to be shared out among the different Directors shall be agreed by the Board of Directors.

2.
Furthermore, any board members performing executive functions in the Company shall be remunerated as follows: (a) a fixed amount in relation to the services being rendered and responsibilities assumed taken on; (b) a variable amount related to some kind of performance

15

indicator for the company or the director in question; (c) social assistance; and (d) compensation in case of dismissal for reasons not imputable to the Director.

Setting the amount of the fixed remuneration, the calculation criteria or indicators of the variable remuneration, the cost of social assistance and the reference parameters to quantify compensation for dismissal shall be the responsibility of the General Shareholders' Meeting.

The Board of Directors may individualize each Directors remuneration and define any other conditions that may be required to obtain said remuneration within the limits agreed by the General Shareholders' Meeting. Any executive Director affected shall abstain from attending and taking part in the Board's deliberations. The Board shall ensure that the remuneration are in accordance with market conditions and take into account the responsibility and level of commitment each Director is asked to perform.

3.
In addition, Directors may be remunerated with shares in the Company or in any other listed companies belonging to the group of which it forms part, as well as with stock options on said shares or with financial instruments linked to market price. When referred to the Company’s shares, such remuneration shall be agreed by the General Shareholders Meeting. In such an event, the resolution shall set forth the number of shares to be granted, the exercise option price, the share value to be taken as a reference and the duration of this kind of remuneration.

4.	The Company is authorized to arrange a civil liability insurance policy for its Directors.

5.
The remuneration of the external Directors and executive Directors, for the latter the remuneration as Directors not including their executive functions, shall be set forth on an individual basis in the Annual Report. The remuneration for executive Directors corresponding to their executive functions shall be grouped together broken down by the different concepts and items.

Article 37.-  Duration

Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated once the next General Shareholders' Meeting has been held, or when the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

Article 38.-   Board Meetings

1.	The Board of Directors will meet on the days it has itself agreed

16

upon, and whenever its Chairman decides or at the request of at least two of its members, in which case the Chairman must call the meeting within fifteen days of the request. The call may be made by any written means sent personally to each Director, at least two days prior to the date of the meeting; unless the Chairman determines that there are extraordinary circumstances, in which case it may be called without said prior notice.

2.
The Board Meeting may also be held simultaneously in various places, as long as interactivity and intercommunication between the locations is provided in real time by audiovisual means or by telephone and, therefore, the meeting takes place as a single event. In that case, the call notices for the meeting shall include the connection system to be used and, if appropriate, the locations where the technical means are available in order to attend and participate at the meeting in the meeting. The agreements shall be considered to be adopted in the location where the Chairman presides.

3.
The Board shall meet at the corporate domicile or at the location or locations designated by the Chairman. Exceptionally, if none of the Directors objects, the Board may hold a session without meeting and in writing.

Article 39.-  Board Meeting Procedures

1.	The Board of Directors shall be validly convened when more than half of its members are either present or by proxy.

2.
Notwithstanding the above, the Board will also be validly convened without prior notice, when all of its members are either present or by proxy. The proxy for the Board Meeting must necessarily be granted to another Director, must be granted in writing, and specifically for each Board meeting.

3.
Unless the Act or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors present. In case of a tie, the Chairman's vote will be decisive. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

4.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

5.
Specifically, the modification of the Board of Directors Regulations shall require the favorable vote of at least two thirds of the Directors present or by proxy at the meeting at which said modification is discussed.

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Article 40.-  Board Positions

1.	The Board will appoint a Chairman among its members.

2.
The Board will also appoint a Vice Chairman who will replace the Chairman in case of impossibility or absence. The Board may also name additional Vice Chairmen, in which case the described functions will be performed by the First Vice Chairman, who will, in turn, be replaced if needed by the Second Vice Chairman, and so on.

3.
The Board shall also appoint the person who will act as Secretary and, if appropriate, a Vice Secretary, neither of them need to be a Director. The Secretary will attend Board meetings with the right to speak but not vote, unless he or she is also a Director.

The Vice Secretary will replace the Secretary in cases of vacancy, absence or illness, and may also attend Board meetings with the Secretary with the approval of the Chairman.

4.
The Board will accept the resignation of the Directors and will proceed, if appropriate, and if there are any vacancies during the period for which they were appointed as directors, to designate from among the shareholders the persons who shall occupy the vacancies until the following General Shareholders' Meeting.

5.	The Chairman will moderate debates, allow directors to speak in the same order as requested, and will supervise votes.

Article 41.-  Board Meeting Minutes and Certifications

1.
The discussions and resolutions of the Board Meeting shall be extended in the Minutes, which shall be written or transcribed into the Minutes Book, and will be signed by the Chairman or by the Vice Chairman as appropriate, and by the Secretary or Vice Secretary. Certifications of the Minutes will be issued by the Secretary of the Board of Directors or by the Vice Secretary, with the approval of the Chairman or the Vice Chairman, as appropriate.

2.	A public deed with the Minutes may be granted by any member of the Board as well as by the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Article 42.-  Company Representation

The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority , as established in these Bylaws, with wide-ranging powers to contract, perform all kinds of acts and transactions, be they obligational or dispositive, of ordinary or

18

extraordinary administration and of rigorous domain, regarding all types of assets, moveable or immovable, cash, securities and commercial paper, with no other exceptions than those matters which fall within the scope of the General Shareholders' Meeting, or those which are not included in the corporate purpose.

Article 43.-  Delegation

1.
The Board of Directors may appoint from among its members an Executive Committee and one or more Managing Directors, specifying the persons who will hold those positions and the manner they must act; the Board may delegate in them, totally or partially, temporarily or permanently, all the delegable powers, as established by law. Likewise, the Board of Directors may establish other Committees with consultative functions or giving advice, not excluding the possibility that, exceptionally, they may be assigned some powers of decision.

2.	If the Board of Directors creates the Executive Committee or any of the above- mentioned Committees, it will also establish its membership and its operating rules.

3.	The Board of Directors may also delegate permanently its representative powers to one or several Directors; in the latter cas it shall, determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or authorized signatories.

Article 44.-  Audit and Control Committee

1.
The Board of Directors shall establish an Audit and Control Committee that will consist of a minimum of three and a maximum of five members. All of its members shall be external or non-executive directors.

2.	The Audit and Control Committee shall have the faculties to inform, supervise, advice and propose matters within its competence.

3.
The members of the Audit and Control Committee shall appoint a Chairman among themselves, who must an independent Director. The appointment of the Chairman will be for a period of 3 years; and, he may be re-appointed after one year after cessation The Secretary of the Committee shall be the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

4.
The Audit and Control Committee shall meet whenever it is called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever it will be suitable for the proper exercise of its functions. Likewise, the Chairman shall call the Audit and Control Committee for a meeting when

19

requested by at least two of its members, within fifteen days of the request.

5.
Any member of the management team or other Company personnel who is requested to do so shall attend the meetings of the Audit and Control Committee meeting, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

6.
The Audit and Control Committee shall be validly convened when more than half of its members are either present or by proxy, and shall adopt its resolutions by majority vote of the attendees. In case of a tie, the Chairman's vote will be decisive. The Chairman of the Audit and Control Committee will chair the meetings and will manage the deliberations on the matters to be discussed.

The rules established by the Bylaws for the Board of Directors meeting shall apply here, as regards calling, quorum and adoption of resolutions, except when they are incompatible with the nature and purpose of the Audit and Control Committee. Likewise, the Board of Directors and, by delegation of the Board, the Audit and Control Committee itself, may establish additional operating rules. Unless otherwise established, the Audit and Control Committee has a consultative function and makes proposals to the Board.

7.
Without prejudice to other tasks that may be assigned to it by the Board of Directors or included in the Board of Directors Regulations, the Audit and Control Committee will be responsible for the following:

a)	Informing the General Shareholders' Meeting, through its Chairman or Secretary, on the matters brought up by the shareholders at the meeting which fall within its competence.

b)
Raise a proposal to the Board of Directors, for submission to the General Shareholders' Meeting, regarding the appointment of external auditors, including the engagement conditions, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervising internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. In particular liaise the external auditors in order to receive information regarding matters which might affect the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or by technical audit rules.

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f)	Supervising compliance with internal corporate government Regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receiving information and, if appropriate, issuing reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervising information that must be approved by the Board of Directors and included in the Company's annual public information.

i)
Supporting the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

8.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

CHAPTER IV

ANNUAL ACCOUNTS

Article 45.-  Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 46.-  Preparation of the Annual Accounts

1.
The corporate governing body, within the legal deadlines, will prepare the annual accounts, the management report and the proposal for profit distribution, as well as, if pertinent, the consolidated accounts and management report.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit discrepancies. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of its discrepancies.

Article 47.-   Verification of the Annual Accounts

The Company's annual accounts and management report, as well as the consolidated annual accounts and management report, must be reviewed by the Auditor in the terms provided by Law.

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Article 48.-  Approval of the Annual Accounts and Distribution of Profits

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Shareholders' Meeting will decide on the financial year's profit distribution.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen in the Act and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits must be allocated to cover the losses.

4.
If the General Shareholders' Meeting agrees to pay out dividends, it shall determine the payment date and method. The determination of these details may be delegated to the Board of Directors, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, as long as:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market -at the time the agreement is taken- or the pertinent mechanisms have been put in place to make them liquid within no more than one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The Board of Directors may approve the distribution of interim dividends, with the limitations and fulfilling all the requirements established by Law.

Article 49.-  Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register that corresponds to the Company's domicile, a certification of the agreements of the General Shareholders' Meeting that approved the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 50.-  Dissolution

1.	The Company may be dissolved by a General Shareholders' Meeting resolution adopted at any time, in accordance with the Law and

22

for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Shareholders' Meeting, the corporate governing body must call such a meeting within two months from the time said cause arises, so that it may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, the dissolution must proceed pursuant to Law. If the Company has to be dissolved because its net worth falls below half the share capital, the dissolution may be avoided by a resolution to increase or decrease the share capital or by restoring the net worth appropriately. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 51.-  Liquidation

1.
If the General Shareholders' Meeting, resolves the dissolution of the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the legally established powers and any others which have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the power of representation will be jointly and severally in the hands of the receivers.

Article 52.-  Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers must assign to the ex- shareholders the corresponding additional amounts, once the assets have been converted into cash if necessary.

Once six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if they have not assigned the additional amounts to the ex-shareholders, or if there are no receivers, any interested party may ask the Lower Court Judge pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfill his functions.

2.
The ex-shareholders will be liable jointly and severally for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

3.
To comply with formal requirements regarding legal transactions prior to the cancellation of the Company's books, or whenever they may be necessary, the ex-receivers may formalize legal transactions on behalf of the dissolved Company after the company's registration is cancelled. If there are no receivers, any interested party may request the Lower Court Judge pertaining to the Company's last corporate domicile to formalize them.

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ANNEX 7

BYLAWS OF FERROVIAL CURRENTLY IN FORCE

BYLAWS

OF

GRUPO FERROVIAL, S.A.

23 FEBRUARY 1999
(Last amendment 30.04.2009)

BYLAWS

CHAPTER I

NAME, PURPOSE, DURATION AND DOMICILE

Article 1.- Name

The Company is called “GRUPO FERROVIAL, S.A.” and shall be governed by these bylaws, the provisions of the legal regime of limited companies and other applicable legal regulations.

Article 2.- Corporate purpose

The Company’s corporate purpose is to perform the following activities:

1.	Commission, manage, design, build and execute all types of public and private works.

2.
Manage, administer, acquire, develop, dispose of, renovate and operate all types of sites, land, residential blocks, housing estates and property developments and, generally, all types of property assets.

3.
Manufacture, acquire, supply, import, export, lease, install, maintain, distribute and operate machinery, tools, vehicles, installations, materials, equipment and furniture of all types, including street furniture and equipment.

4.	Acquire, operate, sell and assign industrial and intellectual property rights.

5.	Provide services relating to conservation, repair, maintenance, sewage and cleaning for all types of works, installations and services to public and private entities.

6.	Provide engineering services, such as projects, studies and reports.

7.
Draft projects and studies, build, maintain, operate and market all types of installations and services relating to the supply, purification, transformation and treatment of all types of water and waste. Perform research and development in those fields.

8.	Provide environmental-related services, such as the control of humus and noise, and comprehensive waste management, i.e. collection, purification, transformation and treatment.

9.	Research, design, develop, manufacture, operate and assign IT, electronic and telecommunications programs and products in general.

10.	Build, execute, operate and provide all types of public and community services related to city and intercity transport infrastructure, whether by land, sea or air.

11.
Research, operate and exploit mineral deposits, acquire, use and enjoy permits, concessions, licenses, authorizations and other rights relating to minerals; industrialize,  distribute and market mineral products.

12.
Own all types of administrative concessions, subconcessions, authorizations and licenses for works, services and mixed works/services from the state, autonomous regions, provinces, municipalities, autonomous bodies, autonomous entities and, generally, any foreign state and international institutions.

13.
Build, operate and manage all types of establishments relating to the hotel and restaurant industry, sports activities, fairgrounds and, generally, any other activity related to leisure, sports and recreation.

14.	Provide management, administration, consultancy and advisory services relating to accounting and legal, technical, financial, tax, human resources and employment assistance to any type of company.

The aforementioned activities can be performed fully or partially, indirectly by the Company, through stakes in other companies with a similar purpose.

Article 3.- Duration

The Company has been incorporated as a going concern and commenced operations on the date that the incorporation deed was granted.

Article 4.- Corporate domicile

The Company’s domicile is in calle Príncipe de Vergara, número 135, Madrid.

The corporate domicile can be transferred elsewhere in the same municipality by a resolution of the governing body. To transfer it to another municipality, a resolution of the Shareholders’ Meeting is required.

The Company’s governing body can resolve to create, close and transfer such branches, representative offices, agencies, delegations, offices and other premises as it deems fit, in Spain or abroad.

CHAPTER II

CAPITAL AND SHARES

Article 5.- Capital

The capital amounts to one hundred and forty million two hundred and sixty-four thousand seven hundred and forty-three (140,264,743) euros and is fully subscribed and paid-up. It comprises one hundred and forty million two hundred and sixty-four thousand seven hundred and forty-three (140,264,743) ordinary shares of a single class with a par value of one (1) euro each.

Article 6.- Share representation

Shares shall be represented in the form of book entries and are constituted as such by virtue of their inscription in the corresponding accounting register, which shall include the comments  stated in the issue deed and shall state whether or not they are fully paid-up.

The legitimation for shareholders to exercise or transfer their rights is obtained through the inscription in the accounting register, which accredits legitimate ownership and entitles the owners of record to demand that the Company recognize them as shareholders. That legitimation can be accredited by presenting the corresponding certificates issued by the entity in charge of the accounting registers.

If the Company provides any type of benefit to the presumed legitimate owner, it is deemed to have discharged the corresponding obligation, even if the latter is not the real owner of the share, provided that it has acted in good faith and without malice. If the person or company that is stated legitimately in the accounting register holds that legitimation by virtue of a fiduciary or similar status, the Company can require him/her to reveal the identity of the real owners of the shares and the transfers and encumbrances of same.

Article 7.- Co-ownership of shares

The shares are indivisible. The co-owners of a share must appoint one of them to exercise the appurtenant rights.

Article 8.- Shareholders’ rights in capital increases

When new ordinary or preferred shares are issued in capital increases, owners of the pre-existing shares and convertible bonds can exercise, in the period established for that purpose, which shall not be less than the legal minimum, the right to subscribe, in the new issue, a number of shares proportional to the nominal value that they own or to which the owners of the convertible bonds would be entitled if they exercised the conversion right at that time, without prejudice to the legal provisions on suppressing pre-emptive subscription rights.

Article 9.- Usufruct and pledging of shares

If the bare title and usufruct rights of the Company’s shares are separated, the rights inherent to same shall be distributed as legally established. If the Company’s shares are pledged, the owner of the shares shall hold the rights inherent to his/her condition as the owner and the pledgee is obliged to enable the owner to exercise such rights.

Article 10. Capital calls
If shares are partially paid-up, the shareholder shall pay the part that has not been paid, in cash or kind, in such form and time as may be determined by the governing body. Shareholders who are past-due in paying capital calls cannot exercise voting rights.

CHAPTER III

COMPANY BODIES

SECTION ONE
SHAREHOLDERS’ MEETING

Article 11.- Shareholders’ Meeting

The Shareholders' Meeting is governed by the provisions of the Law, the Company Bylaws and the Shareholders' Meeting Regulation, which completes and elaborates upon the content of the Law and Bylaws in matters relating to the notice of the meeting, preparations, and convening and holding the Meeting, as well as the exercise of shareholders' right to be informed, to attend, to grant a proxy and to vote. The Shareholders' Meeting Regulation must be proposed by the Board and approved by the Shareholders' Meeting

The shareholders, convened in the Shareholders’ Meeting, have the power to decide, by majority vote, on the matters attributed by law to the Shareholders’ Meeting.

All the shareholders, including dissenters and absentees, shall be bound by the Shareholders’ Meeting resolutions, without prejudice to their rights and actions as recognized by law.

Article 12.- Types of Shareholders’ Meeting

Shareholders’ Meetings can be annual or special.

The annual meeting must be held in the first six months of each year in order to review the conduct of business and approve the previous year’s financial statements, if appropriate, and decide as to the distribution of results.

The Ordinary Shareholders' Meeting shall be valid even if it is convened or held outside that time-scale.

Meetings other than that described in the preceding paragraph are considered to be special Shareholders’ Meetings.

Nevertheless, even if the Shareholders’ Meeting has been convened as the annual meeting, it can also deliberate and decide about any other matter in its power, subject to compliance with the applicable regulations.

Article 13.- Convening Shareholders’ Meetings

Shareholders’ Meetings must be convened by the governing body.

The governing body may convene a special Shareholders’ Meeting whenever it deems it to be in the corporate interests or when requested to do so by a number of shareholders who own at least 5% of capital, stating the meeting’s agenda in the request.

Article 14.- Announcement of Shareholders’ Meetings

Ordinary and extraordinary Shareholders’ Meetings shall be convened via an announcement published in the Official Gazette of the Mercantile Register, and in one of the daily newspapers with the largest circulation in the province, at least one month before the Meeting's date.

The announcement shall state the date, time and place of the Meeting to be held at first call, all the items on the Agenda and any other matters that may be included in accordance with the Shareholders' Meeting Regulation. It may also include the date of the second call, if any.

Shareholders who represent at least 5% of capital may request publication of a supplement to the notice of the Shareholders' Meeting with one or more items to be added to the agenda. The shareholders who wish to exercise that right must send that supplement via certifiable means and it must be received at the company's registered offices within five days from publication of the notice of meeting.

The supplement to the notice shall be published at least fifteen days prior to the date established for the Meeting.

If the supplement to the notice is not published within the legal deadline, the Meeting shall be null and void.

The provisions of this article shall be null and void if a legal provision imposes other requirements for Shareholders’ Meeting that deal with specific matters, in which case the specific provisions must be observed.

The notice shall mention the shareholder's right to examine at the corporate domicile or on the Company's web site and to obtain immediately and free of charge the proposed resolutions to be submitted to the Shareholders' Meeting, any necessary or mandatory documents or reports and any other documentation which, although not mandatory, is determined by the Board of Directors in each case.

Article 15.- Right to attendance and representation

All the shareholders, including those without voting rights, who own at least one hundred (100) shares, individually or in combination with other shareholders, can attend the Shareholders’ Meeting.

In order to attend the Shareholders’ Meeting, shareholders must have registered the ownership of their shares in the book-entry accounting register five days prior to the meeting date and have the corresponding attendance card.

Shareholders with the right to attend may attend the Shareholders' Meeting by distance communication means in accordance with the Shareholders' Meeting Regulation and the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means and, on the occasion of each Shareholders' Meeting, it shall assess the possibility of organising attendance through telematic means.

For that purpose, the governing body shall ensure that shareholders' identity, status and rights, the suitability of the telematic means, and the appropriate transaction of the Meeting's business are duly guaranteed, in accordance with the Shareholders' Meeting Regulation. If appropriate, the notice shall indicate the specific telematic means that the shareholders can use as well as instructions on how to use them. If the governing body so determines, the notice may also state that the speeches and proposals planned by parties planning to attend by telematic means may be sent to the company before the meeting is convened.

Members of the governing body must attend the Shareholders’ Meeting; however, the absence of any of them for any reason does not prevent the Shareholders’ Meeting from being validly convened.

The Chairperson of the Shareholders’ Meeting may authorize executives, technicians and other people interested in corporate matters to attend the Meeting and may  also  invite any persons he/she deems appropriate.

Without prejudice to legal entities that are shareholders attending by proxy, all shareholders entitled to attend can be represented at the Shareholders’ Meeting by a proxy, even if the latter is not a shareholder.

Proxies must be conferred specifically for each Shareholders’ Meeting, either in writing or via the distance media which the Board determines, as appropriate, in each notice of Meeting, in accordance with the provisions of the Shareholders' Meeting Regulation, provided that they duly guarantee the identity of the principal and the proxy.

The Chairperson, the Secretary of the Shareholders’ Meeting and any persons designated by them are understood to be empowered to determine the validity of proxies and compliance with the requirements for attending the Meeting.

The ability to grant proxy shall be without prejudice to the provisions of the law with regard to representation by family members or general powers of attorney.

Article 16.- Quorum. Special cases.

Shareholders’ Meetings shall be validly convened, at first call, when the shareholders present or represented by proxy own at least 25% of the subscribed capital with voting rights and, at second call, regardless of the percentage of capital in attendance.

In order for the ordinary or extraordinary Shareholders’ Meeting to validly resolve on bond issues, capital increases or decreases, company transformations, mergers, spin-offs, dissolution and liquidation and, generally, any amendments to the Bylaws, the shareholders present or represented at first call must own at least 50% of the subscribed voting capital or, at second call, at least 25%, although if the shareholders in attendance represent less than 50% of the subscribed voting capital, the resolutions referred to in this paragraph may only be validly adopted with the favourable vote of two-thirds of the capital present or represented at the Meeting.

Any absences that arise once the Shareholders’ Meeting has been convened shall not affect the meeting’s validity.

Article 17.- Universal Meeting

The Shareholders’ Meeting is understood to be validly convened in order to deal with any matters if all the share capital is present or represented and the attendees unanimously agree to hold a meeting. The minimum number of shares for attending the Shareholders’ Meeting referred to in article 15 is not applicable to universal meetings.

Article 18.- Meeting Chair

Shareholders’ Meetings shall be chaired by the Chairperson of the Board of Directors or, in his/her absence, by the Vice-Chairperson, or, failing the latter, by the Director designated by the Meeting itself.

The Chairperson shall be assisted by the Secretary, Vice-Secretary, or both, of the Board of Directors or, failing them, by the person designated by the Meeting.

Article 19.- Attendance list

Before starting on the agenda, the Secretary of the Shareholders’ Meeting shall draft an attendance list and include the status or proxy of each attendee and the number of own or proxy shares attending.

At the end of the list, the number of shareholders present and represented and the amount of capital they own shall be determined, specifying those relating to the shareholders with voting rights.

If the attendance list is not included at the start of the minutes of the Shareholders’ Meeting, it shall be attached as an annex and signed by the Secretary and countersigned by the Chair.

The attendance list can also be created as a file or on magnetic media. In those cases, the method used must be stated in the minutes and a certificate signed by the Secretary and countersigned by the Chair must be set out on the sealed envelope containing the file or computerized material.

Article 20.- Deliberation and adoption of resolutions

The Chairperson presides over debates, recognises speakers and determines the duration of each speech.

Shareholders who hold voting rights may exercise this right via postal or electronic  correspondence or via any other distance media which the Board shall determine, as  appropriate, in each notice of Meeting, in accordance with the provisions of the Shareholders'

Meeting Regulation, provided that they duly guarantee the identity of the shareholder exercising his/her right to vote.

Resolutions shall be adopted by the majority of the capital present or represented, unless the law provides otherwise, and each share has one vote.

Votes on resolutions shall be counted in the manner regulated in the Shareholders' Meeting Regulation.

The shareholder’s right to information shall be as envisaged in the law and in the Shareholders' Meeting Regulation. The Company shall post all explanations appropriate for the exercise of the shareholder's right to information on its web site.

Article 21.- Minutes of the Meeting and certificates

The resolutions of the Shareholders’ Meeting shall be entered in the minutes, which shall be written or transcribed in the minutes book kept for that purpose. The minutes may be approved by the Shareholders’ Meeting itself or, failing that, within fifteen days, by the Chairperson and two proctors, one representing the majority and the other the minority.

The minutes approved in either of those two ways shall be enforceable from their approval date.

Certificates of resolutions shall be issued by the Secretary or Vice-Secretary of the Board of Directors, countersigned by the Chairperson or Vice-Chairperson, as appropriate.

The notarial certificate does not need to be approved.

Corporate resolutions shall be public-deeded by the persons empowered to certify them or, without the need for express delegation, by any member of the Board of Directors whose appointment is current and registered at the Mercantile Registry. Public-deeding by any other person requires the granting of a power of attorney, which can be general for all types of resolutions.

SECTION TWO
GOVERNING BODY

Article 22.- Board of Directors

The Company shall be governed and administered by a Board of Directors comprising at least 5 members and at most 15 members, appointed by the Shareholders’ Meeting or by the Board of Directors itself, under the items established by law.

Directors may resign, be removed and be reappointed.

Directors need not be shareholders; both physical and legal persons may be directors.

The persons who are forbidden or incompatible in accordance with the applicable legislation cannot be directors or officers of the Company.

Directors are not required to provide guarantees to the Company.

Article 23.- Types of directors and Board equilibrium

When exercising its powers of proposal to the Shareholders' Meeting and its powers of co-option to fill vacancies, the Board of Directors shall strive to ensure that external or non-executive directors represent a majority. For those purposes, it is understood that directors who are members of the Company's senior management team or are employees of the Company or its group are executive directors.

The Board shall also endeavour to ensure that a majority on the Board is comprised of owners or representatives of owners of a stake in the Company's capital that is considered to be significant in accordance with the law and those shareholders, or their representatives, who were designated as directors because they are shareholders, even though their holding in capital is not significant (all of whom are proprietary directors), and persons who, having been appointed on the basis of their personal or professional circumstances, are able to discharge their duties without being influenced by relations with the Company, its significant shareholders or its executives (independent directors). In any case, independent directors must constitute at least one-third of the total number of directors.

The provisions of the preceding paragraphs do not affect the sovereignty of the Shareholders’ Meeting or reduce the efficacy of the proportional system, which must be complied with when shares are grouped as envisaged in article 137 of the Spanish Corporations Law.

Article 24.- Duration

Directors are appointed for three years and they can be re-appointed one or more times for terms of the same duration. Once the period has elapsed, the appointment expires once the next Shareholders’ Meeting is held or when the legal deadline for holding the Meeting to pass the resolution on the approval of the previous year’s financial statements is reached.

Article 25.- Board of Directors remuneration

1.
Members of the Board of Directors shall receive, as consideration for their duties as such, remuneration pursuant to the Bylaws, the total yearly amount of which will be determined by the General Shareholders’ Meeting and reviewed and updated accordingly in keeping with the indices or criteria established by the General Shareholders’ Meeting. Said remuneration will comprise the following items: (i) a fixed payment; (ii) allowances for effective attendance at the meetings of the Board of Directors and its delegate or advisory committees; and (iii) the lesser of the two following amounts: (a) the amount that must be added to the two aforementioned concepts to make up the total combined remuneration established by the General Shareholders’ Meeting; or (b) an amount equivalent to 0.5% of consolidated profits for the financial year earmarked for allocation to the Company.

In any case, the amount stipulated in section (iii) above may only be effectively paid following compliance with the requirements set forth in article 130 of the Spanish Corporations Law (Ley de Sociedades Anónimas).

2.
The Board of Directors shall, for each financial year, define the method and time of payment and shall likewise agree upon the exact allocation among its component members of the total remuneration prescribed by the Bylaws, as described in paragraph one above. Said allocation may be calculated individually, based on the relative involvement of each Board member in performing the duties of the Board.

3.
The compensation set forth in the preceding two sections will be compatible and without prejudice to fixed salaries; variable remuneration (based on attainment of business/corporate and/or personal performance targets); severance pay following the removal of directors for any reason other than breach of their duties; pensions; insurance policies; employee benefit schemes; deferred payment items; and remuneration formulae involving the delivery of shares, options on same or pegged to value thereof; all the foregoing for those members of the Board of Directors who perform executive functions.

4.	The Company may arrange third-party liability insurance for its Directors.

Article 26.- Notifying, convening and adopting resolutions

The Board of Directors shall meet on the dates that it decides, at the initiative of the Chairperson or at least two of its members, in which case the Chairperson shall convene the meeting within fifteen days from the request. The meeting shall be convened via any written means personally addressed to each director at least one day prior to the meeting date, except when the Chairperson considers that there are extraordinary circumstances, in which case the Board may be convened without complying with that period. Meetings shall ordinarily be held at the registered office but they can also be held at another venue determined by the Chairperson who, provided that there are valid reasons why a director cannot attend, may authorise the Board meeting to be held in various places connected via audiovisual means or by telephone, ensuring that attendees are recognised and that there is real-time interactivity and intercommunication and, therefore, the meeting takes place as a single event. The meeting will be deemed to have been held at the venue where most directors are in attendance or, where the numbers are the same, at the venue where the Chairperson is located. In any case the Board Secretary shall minute all those facts and certify that the Board meeting is quorate, detailing the number of directors in attendance; the venue where each director attended the meeting; whether directors attended in person or by proxy; and, where appropriate, the distance means that were used to attend.

The Board of Directors shall be validly convened when half of its members are present or represented at the meeting.

Notwithstanding the foregoing, the Board is also validly convened when, without prior notice, all its members are present or represented at the meeting.

Directors may be represented at the meeting by another director with a proxy granted in writing specifically for each meeting.

Except for the cases in which the law requires a reinforced majority, resolutions shall be adopted by a majority of the directors who attend. In the event of a tie, the Chairperson has a casting vote.

Votes in writing and without a meeting shall be acceptable provided that no director opposes this procedure.

Article 27.- Board positions

The Board shall appoint, from among its members, a Chairperson and, necessarily, a Vice-Chairperson who shall replace the Chairperson in the event of incapacity or absence of the latter. The Board can also appoint more Vice-Chairpersons, in which case the aforementioned functions shall fall to the First Vice-Chairperson, who shall be replaced, if need be, by the Second Vice-Chairperson, and so on.

The Board shall also freely appoint the person who shall occupy the position of Secretary and can appoint a Vice-Secretary, neither of whom need be a Director. The Secretary may speak but not vote at the Board meetings, unless he/she is a Director.

The Vice-Secretary shall replace the Secretary in the event of vacancy, absence orillness of the latter, and can also  attend the Board meetings with the Secretary if the Chairperson so decides.

The Board shall accept the resignation of the Directors and, if there are any mid-term vacancies, may appoint, persons from among the shareholders to fill the vacancy until the next Shareholders’ Meeting.

The Chairperson shall direct the discussions, give the floor in the order requested and organize the votes.

Article 28.- Board minutes and certificates

The discussions and resolutions of the Board shall be entered in the minutes, which shall be written or transcribed in the minutes book and signed by the Chairperson or Vice-Chairperson, as appropriate, and the Secretary or Vice-Secretary.

Certificates of the minutes shall be issued by the Board of Directors Secretary or Vice-Secretary and countersigned by the Chairperson or Vice-Chairperson, as appropriate. As provided by law, any Director or the Secretary or Vice-Secretary may grant the public instrument.

Article 29.- Company representation

The power to represent the Company, in and out of court, corresponds to the Board of Directors collectively and by majority, in accordance with these bylaws, and it has the powers (interpreted in the broadest sense) to contract in general, and perform all types of acts or transactions, be they obligational or dispositive, of ordinary and extraordinary administration or of rigorous domain, regarding all types of assets, personalty, realty, monies, marketable securities and commercial paper, with the sole exceptions of those matters under the competence of the Shareholders' Meeting and those which are not included in the corporate purpose.

Article 30.- Delegation

The Board of Directors may appoint an Executive Committee or one or more Managing Directors from among its members, specifying the persons who must perform those roles and the manner in which they may do so; all powers that are delegable in accordance with law may be conferred on those persons in full or in part and on a temporary or permanent basis. The Board of Directors may constitute other Committees with consultative functions.

If the Board of Directors creates an Executive Committee or any of the aforementioned Committees, it shall establish their composition and terms of reference.

The Board of Directors may also permanently delegate its representative powers to one or several Directors; in the latter case, it shall determine whether they act jointly or severally.

The Board of Directors may also appoint and revoke representatives or authorized signatories.

Article 31.- Audit and Control Committee: Composition and officers

The Board of Directors shall create an Audit and Control Committee, which shall consist of a minimum of four members and a maximum of six members, all of whom shall be external or non-executive directors.

The Audit and Control Committee shall have the power to inform, supervise, advise and propose on the matters within its competence.

The members of the Audit and Control Committee shall appoint a Chairperson from among themselves, who must be an independent director. The Chairperson shall hold office for four years, and may be reappointed one year after cessation. However, the Chairperson may be removed before the four-year period has elapsed if his/her appointment as a director expires.

The functions of Secretary of the Committees shall be performed by the Secretary of the Board of Directors, the Vice-Secretary or one of the members of the Audit and Control Committee, as established in each case.

Article 32.- Rules of conduct of the Audit and Control Committee

The Audit and Control Committee shall meet when convened by the Chairperson, which must be as and when requested by the Board of Directors or its Chairperson and, in any case, as and when advisable for due discharge of its duties.

Any member of the management team or the Company's workforce shall be obliged to attend the Audit and Control Committee's meetings if requested to do so, and to collaborate and provide access to the information at his/her disposal. The Audit and  Control Committee may also request the attendance of the external auditors.

The Chairperson of the Audit and Control Committee shall chair the meetings and direct deliberations on the business to be transacted.

The Audit and Control Committee shall be quorate when at least three members are present or represented.

The rules of conduct established by the Bylaws for the Board of Directors meetings with regard to notification, quorum and adoption of resolutions shall apply, except when they are incompatible with the nature and purpose of the Audit and Control Committee. The Board of Directors, and the Audit and Control Committee when so delegated by the Board of Directors, may establish supplementary rules of conduct.

Article 33.- Powers of the Audit and Control Committee

Without prejudice to the other tasks that may be assigned to it by the Board of Directors, the Audit and Control Committee shall have the following powers:

1.	Report at the Shareholders' Meeting on the issues which the shareholders raise on matters under its competence.

2.
Raise a proposal to the Board of Directors for submission to the Shareholders' Meeting regarding the appointment of external auditors, including the conditions of engagement, the scope of their professional mandate and, where appropriate, the revocation or non-renewal of the mandate.

3.	Supervise the internal audit units.

4.	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with the legal requirements and the correct application of generally accepted accounting principles.

5.
Liaise between the Board of Directors and the external auditors, and assess the results of each audit. In particular, liaise with the external auditors in order to receive information on any matters that may jeopardise their independence and on any other matters related to the audit process, and any other communications established in the audit legislation and the technical audit standards.

6.	Supervise compliance with the internal code of corporate governance and the code of conduct in matters relating to the securities markets, and make proposals to improve them.

7.	Receive information and, where appropriate, issue a report on disciplinary measures which affect members of the Company's senior management.

8.	Supervise the information that the Board of Directors must approve and include in the Company's annual public information.

9.
Assist the Board of Directors in its task of ensuring the accuracy and reliability of the financial information which the Company must supply periodically to markets, investors and authorities, in accordance with the applicable legislation.

CHAPTER IV

FINANCIAL STATEMENTS

Article 34.- Business year

The business year shall commence on 1 January and end on 31 December each year.

Article 35.- Preparation of financial statements

 Within the legally-prescribed period, the governing body shall draw up the financial statements, the directors’ report and the proposed distribution of results; once the auditor has reviewed them and issued a report, if any, they are presented to the Shareholders’ Meeting.

Article 36.- Approval of financial statements

The Shareholders’ Meeting shall approve the financial statements and resolve as to the distribution of results in accordance with the approved balance sheet, distributing dividends to shareholders in proportion to their share of paid-up capital, charged to results or unrestricted reserves, once the legal reserve has been covered, allocating the amounts it sees fit to as many types of voluntary reserves as it decides, in compliance with the legal provisions on the defence of share capital and respecting the privileges enjoyed by certain types of shares.

The governing body may resolve to distribute interim dividends, subject to the limitations and requirements established by law.

CHAPTER V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 37.- Dissolution

The Company may be dissolved by a Shareholders’ Meeting resolution adopted at any time, in accordance with the law and for the reasons envisaged thereby.

If the Company has to be dissolved for a legal cause that requires a Shareholders’ Meeting resolution, the governing body must convene such meeting within two months from the time on which the cause arose so that it can adopt the resolution to dissolve; if the resolution is not adopted for any reason, the Company shall be dissolved as provided by law. If the Company has to be dissolved because its net worth falls below half of share capital, dissolution can be avoided via a resolution to increase or decrease share capital or by restoring the net worth appropriately. This adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the courts.

Article 38.- Liquidation

If a resolution to dissolve the Company has been passed, the Shareholders’ Meeting shall appoint and determine the powers of the receiver(s), which shall always be an odd number, with the powers established legally and those established by the Shareholders’ Meeting when they were appointed.

CHAPTER VI

RESOLUTION OF DISPUTES

Article 39.- Resolution of disputes

Without prejudice to the right to legally challenge corporate resolutions, all disputes, controversies and claims that may arise between the Company and the shareholders or among the shareholders themselves as a result of corporate actions shall be resolved by arbitration at law, with the intervention of one or three arbitrators, in accordance with the procedure envisaged in current law on arbitration, and with the obligation to comply with the arbitrament.